Form 10-K, Exhibit 13
period 1996-12-31
UNION BANKSHARES CORP
filed 1997-03-31
CIK 883948

Union Bankshares Corporation and Subsidiaries

Selected Financial Data

                                                1996        1995           1994           1993           1992
                                             ----------   ----------    ----------    -----------    -----------
Results of Operations                                   (dollars in thousands, except per share amounts)
      Interest income                        $   40,996   $   38,083    $   31,927    $    30,397    $    31,434
      Interest expense                           19,330       17,855        13,089         13,009         15,086
                                             ----------   ----------    ----------    -----------    -----------
      Net interest income                        21,666       20,228        18,838         17,388         16,348
      Provision for loan losses                     895          977         1,102          1,571          2,054
                                             ----------   ----------    ----------    -----------    -----------
      Net interest income after
             provision for loan losses           20,771       19,251        17,736         15,817         14,294
      Other income                                3,459        2,618         2,949          2,061          2,105
      Other expenses                             14,502       13,037        12,073         10,834          9,738
                                             ----------   ----------    ----------    -----------   ------------
      Income before income taxes                  9,728        8,832         8,612          7,044          6,661
      Income tax expense                          2,272        2,079         1,899          1,529          1,565
                                             ----------   ----------    ----------    -----------    -----------
             Net income                      $    7,456   $    6,753    $    6,713    $     5,515    $     5,096
                                             ==========   ==========    ==========    ===========    ===========
Key Performance Ratios
      Return on average assets (ROA)               1.41%        1.41%         1.55%          1.35%          1.33%
      Return on average equity (ROE)              13.79%       13.56%        15.03%         13.51%         13.58%
      Efficiency ratio                            54.06%       53.56%        51.96%         52.14%         49.43%
Per Share Data
      Net income per share                   $     2.09   $     1.91    $     1.90     $     1.56    $      1.44
      Cash dividends declared                      0.64         0.56          0.51           0.45           0.40
      Book value at year-end                      16.42        15.07         13.37          12.13          11.01
Financial Condition
      Total assets                           $  540,893   $  505,374    $  462,880     $  424,582    $   395,678
      Total deposits                            439,607      415,755       390,232        367,933        344,134
      Total loans, net of unearned income       352,277      327,132       295,389        258,063        247,421
      Stockholders' equity                       58,566       53,683        47,232         42,814         38,873
Asset Quality
      Allowance for loan losses              $    4,388   $    4,060    $    4,110     $    3,822    $     3,704
      Allowance as % of total loans                1.25%        1.24%         1.39%          1.48%          1.50%
Other Data
      Market value per share at year-end (1) $    25.00   $    26.00    $    24.00     $    23.25            n/a
      Price to earnings ratio                      12.0         13.6          12.6           14.9            n/a
      Price to book value ratio                     152%         173%          180%           192%           n/a
      Dividend payout ratio                       30.62%       28.80%        26.84%         28.84%         27.77%
      Weighted shares outstanding             3,564,417    3,543,033     3,533,035      3,530,630      3,530,630


(1)   Stock was not traded on an active market until October 1993

[photo]
[caption: The new 17,000 sq. ft. Union Bankshares Operations Center opened in the summer of 1996]

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Union Bankshares Corporation and subsidiaries (the "Company" or "Union Bankshares"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements presented elsewhere in this Annual Report. Operating results include those of King George State Bank for all periods presented.

Overview

Union Bankshares Corporation's mission statement is to:
        o enhance shareholder value,
        o remain a strong independent banking organization,
        o be a leading provider of financial services,
        o provide exemplary customer service,
        o provide a rewarding work environment for its employees, and
        o provide a growing return for its shareholders.

In 1996 Union Bankshares Corporation continued to strive to achieve these objectives. The Company's focus of providing high quality financial services to its customers through enhanced products and improved delivery channels was evident in 1996. King George State Bank became a member of the Union Bankshares family in September, expanding the Company's presence to that market and enhancing its existing markets. The Company continued cost effective expansion opportunities through the addition of three in-store branches, including a Wal*Mart Superstore location.

1996 was also a year of planning and preparation. Plans were announced to convert all subsidiaries to an in-house data processing system, providing management the opportunity to improve the quality and availability of management information while sharing the associated costs among the consolidated group. Northern Neck State Bank converted its data files in November and the remaining banks will be converted by mid-year 1997. This and other consolidation efforts represent management's commitment to establishing the infrastructure necessary to continue to operate efficiently as the Company grows.

Despite the costs associated with the above efforts, 1996 was another year of record earnings for Union Bankshares Corporation. The Company reported net income of $7.5 million or $2.09 per share, up 10.4% from $6.7 million in 1995. Core profitability from primary lines of business continued to improve as net interest income increased by 7.1% and service fees by 19.1% from 1995 levels.


[photo]
[caption: King George State Bank]


Profitability as measured by the Company's return on average assets (ROA) was 1.41% in 1996, while its return on average equity (ROE) was 13.79%. These ratios were in line with 1.41% and 13.56%, respectively, reported in 1995, and remain strong relative to the Company's peer group averages. These returns have consistently exceeded 1.30% (ROA) and 13.30% (ROE) over the last five years and have been achieved despite the strong asset and capital growth which the Company has experienced over this time.

Continued increases in earning assets combined with a stable interest rate spread in 1996 to contribute significantly to the strong earnings performance in 1996. The Company's net interest margin on a taxable equivalent basis was virtually unchanged from 4.80% in 1995 to 4.79% in 1996, however changes in volume exceeded changes in rates, generating an additional $1.6 million in net interest income.

Loans, net of unearned income, totaled $352.3 million at December 31, 1996 an increase of 7.7% from December 31, 1995. Despite serving as a source of funds for loans, securities growth was stable as the Company utilized certain leveraging strategies to purchase securities funded by short-term borrowings. Though the spread on such transactions is reduced from the more typical scenario whereby loans are funded by deposits, the effect on net income and ROE was favorable.

Deposits grew from $415.8 million at December 31, 1995, to $439.6 million at December 31, 1996, an increase of 5.7%. Average deposits increased from $402.8 million in 1995 to $429.8 million in 1996, but competition for deposits among financial service providers continues to force the Company to fund a portion of its loan demand with other borrowings such as Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances.

Capital remains a double-edged sword for the Company as financial stability is weighed against ROE. Capital growth at 9.1% continued to outpace asset growth at 7.0%, but at a slower pace due to the use of wholesale leverage strategies and increased shareholder dividends. The closing price of the Company's stock at December 31, 1996 was $25.00 per share, resulting in a market to book value ratio of 152%. Management has worked with the investment community to share the performance record of the Company and improve the efficiency of the market. As a result, the spread between the bid (buy) and ask (sell) price quote has been reduced from approximately $4.00 two years ago to $.75 in February 1997.

The Company's performance in 1995 was strong with net income of $6.8 million, up slightly from 1994 which included an after-tax gain on the sale of other real estate owned (OREO) of $388,000. Excluding this gain, net income increased by 6.8%. The increased earnings were due primarily to increased levels of earning assets. Return on average equity decreased in 1995 to 13.56% from 15.03% in 1994 (14.13% in 1994 excluding the OREO gain). Return on average assets in 1995 was 1.41% compared to 1.55% in 1994 (1.46% in 1994 excluding the OREO gain).

Net Interest Income

Net interest income represents the principal source of earnings for the Company. Net interest income equals the amount by which interest income exceeds interest expense. The net interest margin is net interest income expressed as a percentage of interest-earning assets. Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income and the net interest margin.

During 1996, net interest income, on a taxable-equivalent basis, totaled $23.3 million, an increase of 7.4% from $21.7 million in 1995. The Company's net interest margin was stable at 4.79% in 1996, as compared to 4.80% in 1995 and 5.01% in 1994. The yield on earning assets was unchanged at 8.75% while the cost of interest-bearing liabilities declined slightly from 4.69% in 1995 to 4.64%. Average interest-bearing liabilities increased by $35.5 million, or 9.3% while average earning assets grew by $35.9 million, or 7.9%. As a result, the Company was able to realize an increase of $1.6 million in net interest income compared to 1996 (see Volume and Rate Analysis table).

During 1995, net interest income, on a taxable-equivalent basis, increased 7.3% to $21.7 million from $20.3 million in 1994. The Company's net interest margin declined slightly to 4.80% from 5.01% in 1994. The yield on earning assets increased to 8.75% in 1995 from 8.24% in 1994 while the cost of interest-bearing liabilities grew more rapidly to 4.69% from 3.83% in 1994. Average interest-bearing liabilities increased by $39.2 million, or 11.1% but were outpaced by average earning assets which grew by $47.3 million, or 11.7%. As a result, the Company was able to realize an increase of $1.4 million in net interest income compared to 1994 (see Volume and Rate Analysis table).

The following table depicts interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

Average Balances, Income and Expenses, Yields and Rates (Taxable Equivalent Basis)

                                                                             Years Ended December 31,
                                            --------------------------------------------------------------------------------------
                                                         1996                          1995                          1994
                                            ---------------------------  -------------------------------  ------------------------
                                                        Interest                      Interest                     Interest
                                             Average    Income/   Yield/   Average    Income/    Yield/  Average   Income/  Yield/
                                             Balance    Expense    Rate    Balance    Expense     Rate   Balance   Expense   Rate
                                            ---------  --------  ------  ----------  --------  --------- --------  -------- ------
                                                                             (dollars in thousands)
Assets:
Securities:
    Taxable ..............................  $  72,482  $  4,493   6.20%  $   74,433  $  4,755   6.39%   $  73,159  $  4,565  6.24%
    Tax-exempt(1)  .......................     64,963     5,397   8.31%      60,966     4,903   8.04%      58,221     4,728  8.12%
                                            ---------  --------  ------  ----------  --------   -----   ---------  --------
        Total securities  ................    137,445     9,890             135,399     9,658   7.13%     131,380     9,293  7.07%
Loans, net. ..............................    343,856    32,444   9.43%     310,819    29,561   9.51%     267,753    23,835  8.90%
Federal funds sold  ......................      5,941       317   5.34%       5,515       327   5.93%       5,072       209  4.12%
Interest-bearing deposits
    in other banks........................        813        44   5.41%         459        32   6.97%         689        39  5.66%
                                            ---------  ---------  ------  ----------  -------   -----   ---------  --------
        Total earning assets .............    488,055    42,695   8.75%     452,192    39,578   8.75%     404,894    33,376  8.24%
Allowance for loan losses ................     (4,305)                       (4,289)                       (3,893)
Total non-earning assets .................     43,578                        34,950                        33,064
                                            ---------                    ----------                     ---------
Total assets .............................  $ 527,328                    $  482,853                     $ 434,065
                                            =========                    ==========                     =========

Liabilities & Stockholders' Equity:
Interest-bearing deposits:
    Checking..............................  $  47,685  $  1,202   2.52%  $   43,503  $  1,187   2.73%   $  42,335  $  1,109  2.62%
    Regular savings ......................     56,108     1,945   3.47%      57,312     2,146   3.74%      68,002     2,301  3.38%
    Money market savings .................     55,048     1,802   3.27%      58,265     1,978   3.39%      65,888     2,029  3.08%
Certificates of deposit:
    $100,000 and over.....................     50,083     2,604   5.20%      42,289     2,317   5.48%      29,975     1,325  4.42%
    Under $100,000........................    170,032     9,938   5.84%     154,016     8,737   5.67%     120,331     5,641  4.69%
                                            ---------  --------             -------  --------           ---------  --------
        Total interest-bearing
            deposits .....................    378,956    17,491   4.62%     355,385    16,365   4.60%     326,531    12,405  3.80%
Other borrowings .........................     37,528     1,839   4.90%      25,598     1,490   5.82%      15,227       684  4.49%
                                            ---------  --------          ----------  --------           ---------  --------
        Total interest-bearing ...........
            liabilities ..................    416,484    19,330   4.64%     380,983    17,855   4.69%     341,758    13,089  3.83%
                                                       --------                      --------                      --------

Non-interest bearing liabilities:
    Demand deposits.......................     52,305                        47,472                        44,168
    Other liabilities.....................      4,461                         4,224                         3,496
                                            ---------                    ----------                     ---------
        Total liabilities.................    473,250                       432,679                       389,422
Stockholders' equity .....................     54,078                        50,174                        44,643
                                            ---------                    ----------                     ---------
Total liabilities and
    stockholders' equity .................  $ 527,328                    $  482,853                     $ 434,065
                                            =========                    ==========                     =========
Net interest income.......................             $ 23,365                      $ 21,723                      $ 20,287
                                                       ========                      ========                      ========

Interest rate spread .....................                        4.11%                         4.06%                        4.41%
Interest expense as a percent
    of average earning assets.............                        3.96%                         3.95%                        3.23%
Net interest margin.......................                        4.79%                         4.80%                        5.01%


(1) Income and yields are reported on a taxable equivalent basis.

The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding.

Volume and Rate Analysis*
(Taxable Equivalent Basis)

                                                                             Years ended December 31,
                                                         ------------------------------------------------------------
                                                                 1996 vs. 1995                    1995 VS. 1994
                                                              Increase (Decrease)              Increase (Decrease)
                                                               Due to Changes in:               Due to Changes in:
                                                        -------------------------------     ----------------------------
                                                          Volume     Rate      Total       Volume      Rate     Total
                                                         --------   ------    -------     --------    ------   -------
                                                                                   (in thousands)

Earning Assets:
     Securities:
         Taxable....................................      $ (123)   $(139)   $ (262)       $   80  $   110   $  190
         Tax-exempt ................................         329      165       494           221      (46)     175
     Loans, net ....................................       3,118     (235)    2,883         4,016    1,708    5,724
     Federal funds sold.............................          24      (34)      (10)           19       96      117
     Interest-bearing deposits
         in other banks.............................          20       (8)       12           (14)       7       (7)
                                                          ------    -----    ------        ------  -------   ------
              Total earning assets..................       3,368     (251)    3,117         4,322    1,877    6,199
                                                          ------    -----    ------        ------  -------   ------
Interest-Bearing Liabilities:
     Interest checking..............................         108      (93)       15            31       46       77
     Regular savings................................         (44)    (157)     (201)         (385)     229     (156)
     Money market savings...........................        (107)     (69)     (176)         (247)     196      (51)
     CDs  $100,000 and over.........................         409     (122)      287           626      364      990
     CDs < $100,000.................................         930      271     1,201         1,766    1,330    3,098
                                                          ------    -----    ------        ------  -------   ------
              Total interest-bearing
                  deposits..........................       1,296     (170)    1,126         1,793    2,165    3,958
     Other borrowings...............................         611     (262)      349           562      243      805
                                                          ------    -----    ------        ------  -------   ------
              Total interest-bearing
                  liabilities.......................       1,907     (432)    1,475         2,355    2,408    4,763
                                                          ------    -----    ------        ------  -------   ------
     Change in net interest
         income ....................................      $1,461    $ 181    $1,642        $1,967   $ (531)  $1,436
                                                          ======    =====    ======        ======  =======   ======


* The change in interest, due to both rate and volume, has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

Interest Sensitivity

An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which can be effected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge interest rate risk and to minimize the impact on net interest income in periods of rising or falling interest rates.

The Company determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management's expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors. The Company uses computer simulations to measure the effect of various interest rate scenarios on net interest income. This modeling reflects interest rate changes and the related impact on net income over specified time horizons.

At December 31, 1996, the Company had $ 81.5 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive Company's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive Company generally will be impacted favorably by increasing interest rates.

The following table presents the Company's interest sensitivity position at December 31, 1996. This one-day position, which is continually changing, is not necessarily indicative of the Company's position at any other time.

Interest Sensitivity Analysis


                                                                              December 31, 1996 (1)
                                                               -----------------------------------------------
                                                             Within      90-365       1-5        Over
                                                             90 Days      Days       Years      5 Years    Total
                                                             --------   --------   ---------   --------   --------
                                                                                (in thousands)
Earning Assets:
      Loans, net of unearned income (3)..................... $ 75,692   $ 64,885   $ 138,499   $ 72,781   $351,857
      Investment securities ................................      880      1,241       8,265      1,037     11,423
      Securities available for sale.........................    5,399      6,040      36,165     81,664    129,268
      Federal funds sold....................................    2,104        -           -          -        2,104
      Other short-term investments..........................      917        -            99        -        1,016
                                                              -------   --------   ---------   --------   --------
             Total earning assets...........................   84,992     72,166     183,028    155,482    495,668
                                                              =======   ========   =========   ========   ========
Interest-Bearing Liabilities:
      Interest checking (2) ................................    5,453        454      43,927          -     49,834
      Regular savings (2) ..................................    9,376      1,710      43,278          -     54,364
      Money market savings..................................   47,419        202       6,810          -     54,431
      Certificates of deposit:
             $100,000 and over..............................   13,322     21,918      16,572          -     51,812
             Under $100,000.................................   35,370     75,877      62,914          -    174,161
      Short-term borrowings ................................   17,994      9,409           -          -     27,403
      Long-term borrowings .................................       75         75      10,600        375     11,125
                                                              -------   --------   ---------   --------   --------
             Total interest-bearing
                liabilities ................................  129,009    109,645     184,101        375    423,130
                                                             --------   --------   ---------   --------   --------
      Period gap............................................  (44,017)   (37,479)     (1,073)   155,107
      Cumulative gap........................................ $(44,017)  $(81,496)  $ (82,569)  $ 72,538   $ 72,538
                                                             ========   ========   =========   ========   ========
      Ratio of cumulative gap to
              total earning assets..........................   (8.88)%   (16.44)%   (16.66)%     14.63%
                                                             ========   ========   =========   ========



(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2) The Company has determined that interest-bearing checking deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the "1 - 5 Years" column.

(3) Excludes non-accrual loans

Other Income

Other income increased by 32.1% from $2.6 million in 1995 to $3.5 million in 1996. This increase is largely attributable to an increase of $150,000 in securities commissions recognized by Union Investment Services, Inc., $47,000 from the sale of a pool of loans and to $262,000 in non-taxable life insurance proceeds related to one of the Company's directors deferred compensation plans. The remaining 14.8% increase is reflective of management's efforts to maximize fee-based income and steady growth in its primary source of other income, service fees.

Other income decreased by 11.2% in 1995 from 1994 when the Company recognized a pre-tax gain on the sale of other real estate totaling $588,000. Excluding this 1994 gain, other income increased by 10.9% over this period.

Other Expenses

Other expenses totaled $14.5 million in 1996, up 11.2% over $13.0 million in 1995. Increases in personnel and operating costs are largely attributable to the growth of the Company and to its investment in technology and people. Management considers a portion of such costs to be an investment in the future as we establish the infrastructure necessary to provide new products and more convenient service to our customers, and to manage a much larger organization. The Company's efficiency ratio has been consistently below 60% which has allowed the Company to make the necessary investments in technology without significantly affecting earnings.

In 1995 other expenses totaled $13.0 million, an increase of $964,000, or 8.0% over 1994 totals. Excluding the $310,000 decline in FDIC premiums, the increase was 10.6% which was consistent with the asset growth of 9.2% experienced in 1995. Personnel costs increased by $922,000 or 15.7% over 1994 levels.

Loan Portfolio

Loans, net of unearned income, totaled $352.3 million at December 31, 1996, an increase of 7.7% over $327.1 million at December 31, 1995. Though loan demand slowed in 1996 from the levels attained in 1995 and 1994, the Company continues to experience strong loan demand. Union Bankshares has achieved a rate of growth consistent with the economies of the markets within which it operates and has maintained or increased its market share in each.

Loans, net of unearned income, totaled $327.1 million at December 31, 1995, an increase of 10.6% over the 1994 total of $295.8 million. The increase was principally due to continued loan demand during 1995, particularly in the real estate portfolio which grew by 15.4%.

Loan Portfolio

                                                       1996             1995            1994           1993           1992
                                                   ------------     ----------    ------------      -----------   -------------
                                                                                 (in thousands)
Commercial   ....................................  $     37,263     $  36,920     $     40,276      $    37,472   $      40,773
Loans to finance agriculture production
      and other loans to farmers .................        3,080         2,878            3,083            3,344           1,183
Real estate:
      Real estate construction ...................        6,435         7,849            5,453            7,432           9,332
      Real estate mortgage:
             Residential (1 - 4 family)...........      117,125       102,419           92,007           86,348          92,329
             Home equity lines....................       21,964        22,561           22,503           21,905          21,752
             Multi-family.........................        1,353         1,274            1,406            1,179             924
             Commercial(1)........................       83,118        76,652           60,653           53,165          33,492
             Agricultural.........................        2,262         2,776            2,943            3,123           3,328
                                                   ------------     ---------     ------------      -----------   -------------
             Total real estate....................      232,257       213,531          184,965          173,152         161,157
 Loans to individuals:
      Consumer....................................       76,383        70,143           64,683           43,754          45,126
      Credit card.................................        2,567         2,235            1,714            1,490           1,238
                                                   ------------     ---------     ------------      -----------   -------------
             Total loans to individuals...........       78,950        72,378           66,397           45,244          46,364
      All other loans.............................        2,125         2,619            2,024              509             651
                                                   ------------     ---------     ------------      -----------   -------------
             Total loans..........................      353,675       328,326          296,745          259,721         250,128
Less unearned income..............................        1,398         1,194              976            1,246           2,174
                                                   ------------     ---------     ------------      -----------   -------------
      Total net loans............................. $    352,277     $ 327,132     $    295,769      $   258,475   $     247,954
                                                   ============     =========     ============      ===========   =============

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral

Maturity Schedule of Loans

                                               1 Year or Less          1 - 5 Years            After 5 Years
                                           ---------------------  --------------------   ----------------------
                                             Fixed      Variable    Fixed     Variable      Fixed      Variable    TOTALS
                                           ---------   ---------  ---------  ---------   ----------   ---------   ---------
                                                                            (in thousands)
December 31, 1996.....................     $  62,910   $  77,961  $ 113,912  $  26,335   $   66,857   $   5,700   $ 353,675
December 31, 1995.....................        79,003      64,475    109,998     15,962       54,055       4,833     328,326
December 31, 1994.....................        55,842      97,026     95,084      9,559       39,234           -     296,745


Loans secured by real estate comprised 65.7% of the total loan portfolio at December 31, 1996, up slightly from 65.0% in 1995. Of this total, single-family, residential loans comprised 33.1% of the total loan portfolio at December 31, 1996, up from 31.2% in 1995. Loans secured by commercial real estate comprised 23.5% of the total loan portfolio at December 31, 1996, as compared to 23.3% in 1995, and consist principally of commercial and industrial loans where real estate constitutes a secondary source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for only 1.8% of total loans outstanding at December 31, 1995. The Company's charge-off rate for all loans secured by real estate has historically been low.

The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 21.6% of total loans at December 31, 1996 up slightly from 21.4% in 1995. Commercial loans, secured by non-real estate business assets comprised 10.5% of total loans at the end of 1996, a slight decline from 11.2% at the end of 1995. Loans to the agricultural industry totaled less than 1.5% of the loan portfolio in each of the last five years.

The Company is focused on providing community-based financial services and discourages the origination of loans outside of its principal trade area. The Company maintains a policy not to originate or purchase loans to foreign entities or loans classified by regulators as highly leveraged transactions.

To slow the growth of the real estate loans in the loan portfolio, facilitate asset/liability management and generate additional fee income, the Company sells a portion of conforming first mortgage residential real estate loans to the secondary market as they are originated. Management expects this aspect of its operations to expand in 1997, with the formation of Union Mortgage Company, LLC ("Union Mortgage"). Union Mortgage will consolidate the mortgage origination process of the subsidiary banks, providing the banks' customers with enhanced mortgage products and the Company with improved efficiencies.

Asset Quality - Allowance/Provision for Loan Losses

The allowance for loan losses represents management's estimate of the amount adequate to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Company's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified nor attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.

Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 1996, the allowance for loan losses was $4.4 million, or 1.25% of total loans as compared to $4.1 million, or 1.24% in 1995. At December 31, 1996, the Company's allowance for loan losses exceeded the sum of net loan charge-offs over the last four years.

Allowance for Loan Losses



                                                                                December 31,
                                                               ----------------------------------------------
                                                                1996     1995      1994       1993      1992
                                                               ------   ------    ------     ------    ------
                                                                           (dollars in thousands)
Balance, beginning of year..................................   $4,060   $4,110    $3,822    $3,704    $3,004
Loans charged-off:
      Commercial............................................      114      645       442       841       635
      Real estate...........................................       59      185       273       242        50
      Consumer .............................................      795      422       355       585       890
                                                               ------   ------    ------    ------    ------
             Total loans charged-off........................      968    1,252     1,070     1,668     1,575
                                                               ------   ------    ------    ------    ------
Recoveries:
      Commercial............................................      275      114        18        57       123
      Real estate...........................................       10       16        92        29        11
      Consumer..............................................      116       95       146       129        87
                                                               ------   ------    ------    ------    ------
             Total recoveries...............................      401      225       256       215       221
                                                               ------   ------    ------    ------    ------
Net loans charged-off.......................................      567    1,027       814     1,453     1,354
Provision for loan losses...................................      895      977     1,102     1,571     2,054
                                                               ------   ------    ------    ------    ------
Balance, end of year........................................   $4,388   $4,060    $4,110    $3,822    $3,704
                                                               ======   ======    ======    ======    ======
Ratio of allowance for loan losses to total
      loans outstanding at end of year .....................     1.25%    1.24%     1.39%     1.48%     1.50%
Ratio of net charge-offs to average
      loans outstanding during year ........................      .16%     .33%      .30%      .66%      .64%


Provisions for loan losses are made based on management's periodic evaluation of the adequacy of the Company's allowance for loan losses. The provision for loan losses in 1996 totaled $895,000 as compared to $977,000 in 1995. This decrease is reflective of management's assessment of the risk in the loan portfolio.

The allowance for loan losses as of December 31, 1995 was $4.1 million, or 1.24% of total loans as compared to $4.1 million and 1.39%, respectively in 1994. The provision for loan losses in 1995 was $977,000 as compared to $1.1 million in 1994.

Nonperforming Assets

Nonaccrual loans and foreclosed properties, were $4.5 million at December 31, 1996, up from $4.3 million at December 31, 1995. Non-accrual loans decreased by $249,000 in 1996 while other real estate owned increased from $3.6 million to $4.1 million. Foreclosed properties includes $1.9 million representing a single property foreclosed on in 1995 and comprising over 1,800 acres in King George County. This property was sold in February 1997 at no loss to the company.

Nonperforming assets also includes approximately $2.9 million representing an investment in income-producing property and included in other assets. This property consists of 30 single family homes which are either rented or listed for sale and are located near Fredericksburg, Virginia. The Company had previously acquired a limited interest in this property through settlement of a loan and, in 1996, acquired the remaining ownership and control from the general partner. During 1996 the Company paid off approximately $2.4 million in existing third-party mortgages on the houses. The carrying value of this investment in real estate is supported by residential appraisals of the homes which are being sold in an orderly manner, and management expects no loss on this investment.

Nonperforming Assets

                                                                                                 December 31,
                                                               ----------------------------------------------------------------
                                                                  1996         1995          1994         1993          1992
                                                               ---------    ---------   --------------  ----------    ---------
                                                                                    (dollars in thousands)
Nonaccrual loans............................................   $     420    $     669    $    1,731    $    2,920    $    3,233
Foreclosed properties.......................................       4,056        3,620         1,842         1,533         1,694
Real estate investment......................................       2,970            -             -             -             -
                                                               ---------    ---------    ----------    ----------    ----------
      Total nonperforming assets............................   $   7,446    $   4,289    $    3,573    $    4,453    $    4,927
                                                               =========    =========    ==========    ==========    ==========
Loans past due 90 days and
      accruing interest.....................................   $   3,163    $   3,126    $    1,671    $    3,193    $    2,950
                                                               =========    =========    ==========    ==========    ==========
Nonperforming assets to year-end
      loans, foreclosed properties and
      real estate investment................................        2.07%        1.30%         1.20%         1.72%         1.98%
Allowance for loan losses to
      nonaccrual loans......................................     1044.76%      606.88%       237.44%       130.89%       114.57%


Most of the nonperforming assets are secured by real estate within the Company's trade area. Based on the estimated fair values of the related real estate, management considers these amounts to be recoverable, with any individual deficiency considered in the allowances for loan or real estate losses.

Nonperforming assets were $4.3 million at December 31, 1995, a net increase of $716,000 from December 31, 1994. This increase was principally due to the foreclosure on the aforementioned King George property in 1995.

Securities

During 1994, the Company adopted Statement of Financial Accounting Standards No.115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.115). As a result, the securities portfolio consists of two components, investment securities and securities available for sale. Securities are classified as investment securities based on management's intent and the Company's ability, at the time of purchase, to hold such securities to maturity. Securities which may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available for sale and are carried at estimated fair value.

In 1995, the Financial Accounting Standards Board issued a special report on the implementation of SFAS No. 115 which permitted a one-time transfer of securities between portfolios. As a result, in December 1995, the Company reclassified approximately $71.9 million of its investment securities to securities available for sale. In doing so, management believes it has positioned the Company to be better able to respond to changes in financial markets and maximize liquidity and profitability.

At December 31, 1996 $129.3 million, or over 91%, of the Company's securities were classified as available for sale, as compared to $126.4 million at December 31, 1995. Investment securities totaled $11.4 million at December 31, 1996 and consists of securities which management intends to hold to maturity.

At December 31, 1995 $126.4 million, or over 89%, of the Company's securities were classified as available for sale, as compared to $28.1 million at December 31, 1994. This change reflects the aforementioned transfer of approximately $71.9 million, as well as management's philosophy of designating the majority of its post-SFAS 115 purchases as securities available for sale. Investment securities totaled $15.1 million at December 31, 1995.

The Company seeks to diversify its portfolio to minimize risk and to maintain a large amount of securities issued by states and political subdivisions due to the tax benefits such securities provide.

Maturities of Investment Securities and Securities Available for Sale

                                                                                   December 31, 1996
                                                               -------------------------------------------------------------------
                                                                                                            Over 10
                                                                                                            Years &
                                                                 1 Year         1 - 5         5 - 10        Equity
                                                                 or Less        Years          Years      Securities       Total
                                                               ----------    ----------     ----------    ----------    ----------
                                                                                 (dollars in thousands)
U.S. agency securities:
      Amortized cost........................................   $    4,122    $   33,345     $    7,281    $    10,950    $  55,698
      Fair value............................................        4,107        32,949          7,219         10,851       55,126
      Weighted average yield(1).............................         6.55%         6.56%          7.06%          6.85%        6.68%
U.S. Treasury securities:
      Amortized cost........................................   $    1,242    $    3,120     $        -    $         -    $   4,362
      Fair value............................................        1,243         3,095              -              -        4,338
      Weighted average yield(1).............................         5.61%         5.45%             -              -         5.49%
Municipal bonds:
      Amortized cost........................................   $    5,611    $   17,953     $   29,611    $    16,981    $  70,156
      Fair value. ..........................................        5,658        18,503         30,008         17,234       71,403
      Weighted average yield(1).............................         9.08%         8.14%          7.86%          7.89%        8.04%
Other securities:
      Amortized cost........................................   $      330     $   3,909     $        -    $     5,811    $  10,050
      Fair value. ..........................................          330         3,941              -          5,819       10,090
      Weighted average yield(1).............................         5.48%         6.63%             -           7.20%        6.92%
Total securities:
      Amortized cost........................................   $   11,305    $   58,327     $   36,892    $    33,742   $  140,266
      Fair value............................................       11,338        58,488         37,227         33,904      140,957
      Weighted average yield(1).............................         7.67%         6.99%          7.71%          7.43%        7.34%


(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

Deposits

Increased competition for customer deposits continues to be a challenge for the Company, as reflected by continued increases in other borrowings in 1996 to fund growth in earning assets. In 1996 growth in the loan portfolio exceeded 7.5% and securities growth was flat while deposit growth was 5.7%. Although average demand deposits and interest-bearing checking accounts experienced moderate growth in 1996, the increasing competition for deposits and the current interest rate environment have resulted in declines in lower cost savings and money market accounts.

Total deposits grew from $415.8 million at December 31, 1995 to $439.6 million at December 31, 1996. Over this same period, average interest-bearing deposits were $379.0 million, or 6.6% over the 1995 average of $355.4 million. The majority of this increase is represented by a $23.8 million increase in certificates of deposit. Average balances for lower cost money market and regular savings decreased by a total of $4.4 million. The Company's lowest cost source of funds, non-interest-bearing and interest-bearing demand deposits both increased, by a total of $9.0 million, providing the Company with lower cost funds. The Company has no brokered deposits.

Further development of core deposits remains a primary objective, as they represent a stable, lower cost source of funds for asset growth. The Company's introduction of in-store branches in 1996 has provided opportunities to attract deposits at a much lower initial investment than traditional branches. Union Bank opened two branches in high-scale convenience stores in 1996, and Northern Neck State Bank opened a branch in a Wal*Mart Superstore in 1996.

In 1995, most deposit categories showed increases as total deposits grew from $390.2 million at December 31, 1994 to $415.8 million at December 31, 1995. Over this same period, average interest-bearing deposits were $355.4 million, or 8.8% over the 1994 average of $326.5 million.

Average Deposits and Rates Paid

                                                                                     Years Ended December 31,
                                                                 ---------------------------------------------------------------
                                                                          1996                1995                   1994
                                                                 -------------------   -------------------   -------------------
                                                                    Amount     Rate       Amount     Rate      Amount      Rate
                                                                 -------------------   -------------------   -------------------
                                                                                     (dollars in thousands)
Non-interest-bearing accounts ................................   $   52,305      -     $   47,472      -     $   44,168      -
Interest-bearing accounts:
      Interest checking.......................................       47,685    2.52%       43,503    2.73%       42,335    2.64%
      Money market............................................       55,048    3.27%       58,265    3.39%       65,888    3.08%
      Regular savings.........................................       56,108    3.47%       57,312    3.74%       68,002    3.38%
      Certificates of deposit:
            Less than $100,000................................      170,032    5.84%      154,016    5.67%      120,331    4.69%
            $100,000 and over.................................       50,083    5.20%       42,289    5.48%       29,975    4.42%
                                                                 ----------            ----------            ----------
Total interest-bearing........................................      378,956    4.62%      355,385    4.60%      326,531    3.80%
                                                                 ----------            ----------            ----------
      Total average deposits..................................   $  431,261            $  402,857            $  370,699
                                                                 ==========            ==========            ==========


Maturities of Certificates of Deposit of $100,000 and Over

                                                                                                                          Percent
                                                       Within       3 - 6        6 - 12        Over 12                    of Total
                                                      3 Months      Months       Months        Months         Total       Deposits
                                                     ---------    ---------    ---------     ----------     ----------    --------
                                                                                (dollars in thousands)
At December 31, 1996............................     $  13,444    $  11,663    $  12,346     $   14,359     $   51,812     11.79%
At December 31, 1995............................        10,513        9,514        8,172         18,307         46,506     11.19%
At December 31, 1994............................         7,351        4,561        9,125         13,880         34,917      8.95%


Capital Resources

Capital resources represents funds, earned or obtained, over which financial institutions can exercise greater or longer control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Company's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses, yet allow management to effectively leverage its capital to maximize return to shareholders.

Analysis of Capital

                                                                          December 31,
                                                           -----------------       ---------------
                                                                 1996                     1995
                                                           -----------------       ---------------
                                                                      (dollars in thousands)
Tier 1 capital:
      Common stock......................................   $          14,267       $        14,248
      Additional paid-in capital........................                 160                    66
      Retained earnings.................................              43,863                38,722
      Less: core deposit intangible.....................                (263)                 (284)
                                                            ----------------       ---------------
      Total Tier 1 capital .............................              58,027                52,752
                                                            ----------------       ---------------
Tier 2 capital:
      Allowance for loan losses ........................               4,388                 4,060
      Allowable long-term debt..........................                   -                     -
                                                            ----------------       ---------------
      Total Tier 2 capital .............................               4,388                 4,060
                                                           -----------------       ---------------
      Total risk-based capital..........................   $          62,415       $        56,812
                                                           =================       ===============
Risk-weighted assets ...................................   $         383,046       $       357,130
                                                           =================       ===============
Capital ratios:
      Tier 1 risk-based capital ratio...................              15.15%                14.77%
      Total risk-based capital ratio....................              16.29%                15.91%
      Tier 1 capital to average adjusted total assets...              10.70%                10.87%
      Equity to total assets ...........................              10.83%                10.62%


The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 16.29% and 15.91% on December 31, 1996 and 1995, respectively. The Company's ratio of risk-weighted assets to Tier 1 capital was 15.15% and 14.77% at December 31, 1996 and 1995, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 1996 and 1995.

Liquidity

Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest bearing deposits with banks, federal funds sold, investments and loans maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

At December 31, 1996, cash and cash equivalents and securities classified as available for sale were 28.1% of total assets, compared to 28.6% at December 31, 1995. Asset liquidity is also provided by managing loan and securities maturities and cash flows.

Additional resources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain Federal funds lines with several regional banks totaling in excess of $35.0 million at December 31, 1996. At year end 1996, the Banks had outstanding $11.7 million of borrowings pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $50.0 million at December 31, 1996.

Recent Accounting Pronouncements

In 1996, the Financial Accounting Standards Board issued Statement of Financial Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires recognition of financial assets and liabilities using a financial-components approach which focuses on control of the assets transferred. Management believes the adoption of this new standard in 1997 will not have a material impact on the financial conditions, or results of operations of the Company.

Forward-Looking Statements

Certain statement in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

[Logo]

The Board of Directors
Union Bankshares Corporation

            We have audited the accompanying consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of King George State Bank, Incorporated, a wholly-owned subsidiary, as of and for the years ended December 31, 1995 and 1994, which statements reflect total assets constituting 9% as of December 31, 1995 and total interest income constituting 9% and 10% in 1995 and 1994, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King George State Bank, Incorporated, is based solely on the report of other auditors.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

            In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

Richmond, Virginia
January 20, 1997

Consolidated Balance Sheets


UNION BANKSHARES CORPORATION AND SUBSIDIARIES
December 31, 1996 and 1995
(dollars in thousands)


ASSETS                                                                                         1996                     1995
                                                                                         ---------------           --------------
Cash and cash equivalents (note 11):
      Cash and due from banks                                                            $        19,333           $       15,253
      Interest-bearing deposits in other banks                                                     1,016                      124
      Federal funds sold                                                                           2,104                    2,650
                                                                                         ---------------           --------------
             Total cash and cash equivalents                                                      22,453                   18,027
                                                                                         ---------------           --------------
Securities available for sale, at fair value (note 2)                                            129,268                  126,401
Investment securities, at amortized cost (note 2)                                                 11,423                   15,132
                                                                                         ---------------           --------------
             Total securities                                                                    140,691                  141,533
                                                                                         ---------------           --------------
Loans, net of unearned income (notes 3 and 10)                                                   352,277                  327,132
      Less allowance for loan  losses (note 4)                                                     4,388                    4,060
                                                                                         ---------------           --------------
             Net loans                                                                           347,889                  323,072
                                                                                         ---------------           --------------
Bank premises and equipment, net (note 5)                                                         14,221                   10,203
Other real estate owned                                                                            4,056                    3,620
Other assets (note 7)                                                                             11,583                    8,919
                                                                                         ---------------           --------------
             Total assets                                                                $       540,893           $      505,374
                                                                                         ===============           ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Non-interest-bearing demand deposits                                                     $        55,005           $       49,905
Interest-bearing deposits:
      Savings accounts                                                                            54,364                   55,889
      NOW accounts                                                                                49,834                   43,046
      Money market accounts                                                                       54,431                   56,147
      Time deposits of $100,000 and over                                                          51,812                   46,506
      Other time deposits                                                                        174,161                  164,262
                                                                                         ---------------           --------------
             Total interest-bearing deposis                                                      384,602                  365,850
                                                                                         ---------------           --------------
             Total deposits                                                                      439,607                  415,755
                                                                                         ---------------           --------------
Short-term borrowings (note 6)                                                                    27,403                   31,108
Long-term borrowings (note 6)                                                                     11,125                    1,275
Other liabilities (note 8)                                                                         4,192                    3,553
                                                                                         ---------------           --------------
             Total liabilities                                                                   482,327                  451,691
                                                                                         ---------------           --------------
Stockholders' equity (notes 8 and 11):
      Common stock, $4 par value.  Authorized 12,000,000 shares;
      issued and outstanding, 3,566,915 shares in 1996 and 3,561,970 in 1995                      14,267                   14,248
      Surplus                                                                                        160                       66
      Retained earnings                                                                           43,863                   38,722
      Unrealized gains on securities available for sale, net of taxes                                276                      647
                                                                                         ---------------           --------------
             Total stockholders' equity                                                           58,566                   53,683
                                                                                         ---------------           --------------
Commitments and contingencies (notes 5 and 9)
             Total liabilities and stockholders' equity                                  $       540,893           $      505,374
                                                                                         ===============           ==============




See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1996, 1995 and 1994
(dollars in thousands, except per share amounts)



                                                                    1996           1995         1994
                                                                    ----           ----         ----

Interest income:
      Interest and fees on loans (note 3)                          $32,444       $29,561      $23,835
      Interest on securities:
             U.S. government and agency securities                   4,079         4,306        4,159
             Obligations of states and political subdivisions        3,757         3,194        2,962
             Other securities                                          355           663          723
      Interest on Federal funds sold                                   317           327          209
      Interest on interest-bearing deposits in  other banks             44            32           39
                                                                   -------       -------      -------
                   Total interest income                            40,996        38,083       31,927
                                                                   -------       -------      -------
Interest expense:
      Interest on deposits                                          17,491        16,365       12,405
      Interest on other borrowings                                   1,839         1,490          684
                                                                   -------       -------      -------
                   Total interest expense                           19,330        17,855       13,089
                                                                   -------       -------      -------
                   Net interest income                              21,666        20,228       18,838

Provision for loan losses (note 4)                                     895           977        1,102
                   Net interest income after provision
                       for loan losses                              20,771        19,251       17,736
                                                                   -------       -------      -------
Other income:
      Service fees                                                   2,553         2,143        1,897
      Losses on securities transactions, net (note 2)                  (33)          (16)         (14)
      Gains on sales of loans                                           47            -            -
      Gains (losses) on sales of other real estate owned
             and bank premises, net                                    (11)          (11)         558
      Other operating income                                           903           502          508
                                                                   -------       -------      -------
                   Total other income                                3,459         2,618        2,949
                                                                   -------       -------      -------
Other expenses:
      Salaries and benefits                                          7,587         6,794        5,872
      Occupancy expenses                                               917           739          686
      Furniture and equipment expenses                               1,184         1,030          867
      FDIC assessments                                                  13           467          837
      Other operating expenses                                       4,801         4,007        3,811
                                                                   -------       -------      -------
                   Total other expenses                             14,502        13,037       12,073
                                                                   -------       -------      -------
Income before income taxes                                           9,728         8,832        8,612
Income tax expense (note 7)                                          2,272         2,079        1,899
                                                                   -------       -------      -------
                   Net income                                       $7,456       $ 6,753      $ 6,713
                                                                   =======       =======      =======
Net income per share of common stock                                 $2.09          1.91      $  1.90
                                                                   =======       =======      =======
Cash dividends per share of common stock                             $0.64          0.55      $  0.51
                                                                   =======       =======      =======


See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1996, 1995 and 1994
(dollars in thousands)

                                                                                             Unrealized
                                                  Common stock                              gains (losses)
                                                ---------------                             on securities
                                                                               Retained      available
                                               Shares     Amount    Surplus    Earnings      for sale       Total
                                              --------   --------  ---------  ----------    -------------   --------
Balance - December 31, 1993,
   as previously reported                     3,255,630   $ 13,023   $   181    $ 25,942             -    $ 39,146

Pooling of interests with King George(note 13)  275,000      1,100      (500)      3,068             -       3,668

Cumulative effect of change in accounting
   for securities available for sale,
   net of taxes of $25                                -          -         -           -           (48)        (48)

Cash dividends declared                               -          -         -      (1,806)            -      (1,806)

Issuance of common stock under
   Dividend Reinvestment Plan                     8,488         34       166           -             -         200

Change in net unrealized losses
   on securities available for sale,
   net of taxed of $330                               -          -         -           -          (640)       (640)

Net income - 1994                                     -          -         -       6,713             -       6,713
                                             -----------   --------   --------  ---------     --------  -----------
Balance - December 31, 1994                   3,539,118     14,157      (153)     33,917          (688)     47,233

Cash dividends declared                               -          -         -      (1,948)            -      (1,948)

Issuance of common stock under
   Dividend Reinvestment Plan                     9,412         37        193          -             -         230

Issuance of common stock under
   incentive stock option plan                   13,440         54         26          -             -          80

Change in net unrealized losses
   on securities available for sale,
   net of taxes of $688                               -          -          -          -         1,335       1,335

Net income - 1995                                     -          -          -      6,753             -       6,753
                                            -----------    --------  --------  ---------     ----------  -----------
Balance - December 31, 1995                   3,561,970     14,248         66     38,722           647      53,683

Cash dividends declared                                                           (2,315)                   (2,315)

Issuance of common stock under
   Dividend Reinvestment Plan                    11,145         45        227                                  272

Stock purchased under Stock
   Repurchase Plan                               (6,200)        (26)     (133)                                (159)

Change in net unrealized gains on securities
   available for sale, net of taxes of $185                                                       (371)       (371)

Net income - 1996                                                                  7,456                     7,456
                                             -----------    --------  --------  ---------     --------  -----------
Balance - December 31, 1996                   3,566,915      $14,267  $   160    $43,863      $    276   $  58,566
                                             ===========    ========  ========  =========     ========  ===========


See accompanying notes to consolidated financial statements

Consolidated Statements of
Cash Flows

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1996, 1995 and 1994
(in thousands)


                                                                             1996                  1995                   1994
                                                                        -------------         --------------           ----------
Operating activities:
     Net income                                                         $       7,456         $        6,753           $    6,713
     Adjustments to reconcile net income to net cash and
         cash equivalents provided by operating activities:
              Depreciation of bank premises and equipment                       1,120                    906                  826
              Provision for loan losses                                           895                    977                1,102
              Provision for losses on other real estate owned                       -                      -                  200
              Losses on securities transactions, net                               33                     16                   14
              Gains on sale of loans                                              (47)                     -                    -
              Losses on sales of bank premises, net                                 -                      -                   72
              (Gains) losses on sales of other real estate owned, net             (11)                    11                 (830)
              Deferred income tax expense (benefit)                              (176)                    20                   62
              Decrease (increase) in accrued interest receivable                   88                   (463)                (307)
              Other, net                                                       (1,791)                   480                 (414)
                                                                        -------------         --------------           ----------
                  Net cash and cash equivalents provided
                       by operating activities                                  7,765                  8,700                7,438
                                                                        -------------         --------------           ----------
Investing activities:
     Purchases of investment securities                                          (357)                (4,731)             (30,792)
     Proceeds from maturities of investment securities                          4,072                 18,032               15,570
     Purchases of securities available for sale                               (47,286)               (31,466)              (9,579)
     Proceeds from sales of securities available for sale                      18,677                  4,892               12,675
     Proceeds from maturities of securities available for sale                 24,989                  5,621                8,884
     Net increase in loans                                                    (26,300)               (34,539)             (39,926)
     Purchases of bank premises and equipment                                  (5,143)                (2,552)              (1,877)
     Proceeds from sales of bank premises and equipment                             2                      -                    7
     Proceeds from sales of other real estate owned                               212                    355                1,665
                                                                        -------------         --------------           ----------
                  Net cash and cash equivalents used in
                       investing activities                                   (31,134)               (44,388)             (43,373)
                                                                        -------------         --------------           ----------
Financing activities:
     Net increase in non-interest-bearing deposits                              5,100                    690                6,119
     Net increase in interest-bearing deposits                                 18,752                 24,833               16,173
     Net increase (decrease) in short-term borrowings                          (3,705)                10,564                9,640
     Proceeds from long-term borrowings                                        10,000                      -                1,500
     Repayment of long-term borrowings                                           (150)                  (150)                 (75)
     Cash dividends paid                                                       (2,315)                (1,948)              (1,806)
     Issuance of common stock under plans                                         272                    310                  200
     Purchases of common stock                                                   (159)                     -                    -
                                                                        -------------         --------------           ----------
                  Net cash and cash equivalents provided
                       by financing activities                                 27,795                 34,299               31,751
                                                                        -------------         --------------           ----------
Increase (decrease) in cash and cash equivalents                                4,426                 (1,389)              (4,184)
Cash and cash equivalents at beginning of year                                 18,027                 19,416               23,600
                                                                        -------------         --------------           ----------
Cash and cash equivalents at end of year                                $      22,453         $       18,027           $   19,416
                                                                        =============         ==============           ==========
Supplemental Disclosures of Cash Flow Information
     Cash payments for:
         Interest                                                       $      19,399         $       17,535           $   12,960
         Income taxes                                                   $       1,971         $        1,903           $    2,028


See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1996, 1995 and 1994

1.       Summary of Significant Accounting Policies


         The accounting policies and practices of Union Bankshares Corporation and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practice within the banking industry. Certain major policies and practices are described below:


         (a)      Principles of Consolidation

                  The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company ("Union Bank"), Northern Neck State Bank ("Northern Neck") and King George State Bank ("King George") and its non-banking subsidiary, Union Investment Services, Inc. All significant intercompany balances and transactions have been eliminated. King George was merged with and into the Company on September 1, 1996. The merger was accounted for as a pooling-of-interests and, accordingly, the amounts in the consolidated financial statements include the accounts and results of King George for all periods presented.

                  The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 1996 presentation.


         (b)      Investment Securities and Securities Available for Sale

                  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). In accordance with SFAS 115, when securities are purchased, they are classified as investment securities when management has the intent and the Company has the ability to hold them to maturity. Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using a method that approximates the interest method.

                  Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the Company's asset/liability strategy, and that may be sold in response to changes in interest rates, liquidity needs or other similar factors. Securities available for sale are recorded at estimated fair value with net unrealized gains or losses reported as a separate component of stockholders' equity, net of taxes. Gains and losses on the sale of securities are determined using the specific identification method.


         (c)      Loans

                  Interest on loans is calculated using the simple interest method on daily balances of principal amounts outstanding. The accrual of interest is discontinued when the collection of principal and/or interest is legally barred or considered by management to be highly unlikely. After a loan is classified as nonaccrual, interest income is generally recognized only when collected.

                  Loan origination fees and direct loan origination costs for completed loans are netted and then deferred and amortized into interest income as an adjustment of yield.


         (d)      Allowance for Loan Losses

                  The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance that management considers adequate to absorb potential losses in the portfolio. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the composition of the loan portfolio, the value and adequacy of collateral, current economic conditions, historical loan loss experience, and other risk factors.

                  Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly those affecting real estate values. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                  Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS 118. SFAS No. 114 requires the measurement of impaired loans based on the present value of the expected future cash flows discounted at the loan's effective rate, or the fair value of the loan's collateral. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The effect of the adoption of SFAS No. 114 as amended was not material to the Company's financial statements.


         (e)      Bank Premises and Equipment

                  Bank premises and equipment is stated at cost less accumulated depreciation. Depreciation is computed using either the straight-line or accelerated depreciation method based on the type of asset involved. It is the policy of the Company to capitalize additions and improvements and to depreciate the cost thereof over their estimated useful lives. Maintenance, repairs and renewals are expensed as they are incurred.


         (f)      Income Taxes

                  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.


         (g)      Other Real Estate Owned

                  Foreclosed assets are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost at the time of foreclosure. Such determination is made on an individual asset basis. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases and is more than its carrying amount, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income. Recovery of the carrying value of such real estate is dependent to a great extent on economic, operating, and other conditions that may be beyond the Company's control.


         (h)      Consolidated Statements of Cash Flows

                  For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interest-bearing deposits in other banks and Federal funds sold. Other real estate owned increased in the amount of $635,000, $2,375,000 and $1,139,000 during the years ended December 31, 1996, 1995 and 1994, respectively, as a result of loan foreclosures. The Company also transferred $71,872,000 in investment securities to securities available for sale during 1995. Other assets increased by $471,304 during the year ended December 31, 1994, also as a result of loan foreclosures. These represent non-cash investing activities for purposes of the consolidated statements of cash flows.

                  (i)   Pension Plan

                  The Company computes the net periodic pension cost of its pension plan in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Costs of the plan are determined by independent actuaries.


         (j)      Per Share Data

                  Per share data has been computed on the basis of the weighted average number of shares outstanding. Weighted average shares used for the computation were 3,564,417 in 1996, 3,543,033 in 1995, 3,533,035 in 1994.


         (k)      Use of Estimates

                  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions of certain amounts in the financial statements. Actual results could differ from these estimates.

2.       Investment Securities and Securities Available for Sale


         The amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities at December 31, 1996 and 1995 are summarized as follows (in thousands):


                                                                                     1996
                                                   ---------------------------------------------------------------------

                                                                          Gross             Gross           Estimated
                                                      Amortized        Unrealized        Unrealized           Fair
                                                        Cost              Gains            Losses             Value
                                                   ---------------   ---------------   ---------------   ---------------
         U.S. government and agency securities     $           849   $             -   $            10   $           839
         Obligations of states and
               political subdivisions                        8,606               276                17             8,865
         Corporate and other bonds                           1,968                23                 6             1,985
                                                   ---------------   ---------------   ---------------   ---------------
                                                   $        11,423   $           299   $            33   $        11,689
                                                   ===============   ===============   ===============   ===============


                                                                                     1995
                                                   ---------------------------------------------------------------------
                                                                          Gross             Gross           Estimated
                                                      Amortized        Unrealized        Unrealized           Fair
                                                        Cost              Gains            Losses             Value
                                                   ---------------   ---------------   ---------------   ---------------
         U.S. government and agency securities     $         2,000   $            14   $            30   $         1,984
          Obligations of states and
               political subdivisions                       10,471               407                12            10,866
         Corporate and other bonds                           2,653                59                 4             2,708
         Mortgage-backed securities                              8                 -                 -                 8
                                                   ---------------   ---------------   ---------------   ---------------
                                                   $        15,132   $           480   $            46   $        15,566
                                                   ===============   ===============   ===============   ===============


         The amortized cost, estimated fair values, and gross unrealized gains and losses of securities available for sale at December 31, 1996 and 1995 are summarized as follows (in thousands):


                                                                                        1996
                                                      ---------------------------------------------------------------------------
                                                                              Gross               Gross             Estimated
                                                         Amortized          Unrealized          Unrealized             Fair
                                                           Cost                Gains              Losses               Value
                                                      ---------------     ---------------     ---------------     ---------------
         U.S. government and agency securities        $        18,405     $            45     $           109     $        18,340
         Obligations of states and
               political subdivisions                          61,553               1,233                 247              62,539
         Corporate and other bonds                              1,498                  21                   7               1,512
         Mortgage-backed securities                            44,347                 171                 741              43,777
         Federal Reserve Bank stock                               361                   -                   -                 361
         Federal Home Loan Bank stock                           2,402                   -                   -               2,402
         Other securities                                         277                  68                   9                 336
                                                      ---------------     ---------------     ---------------     ---------------
                                                      $       128,843     $         1,538     $         1,113     $       129,268
                                                      ===============     ===============     ===============     ===============

                                                                                        1995
                                                      ---------------------------------------------------------------------------

                                                                               Gross               Gross             Estimated
                                                         Amortized          Unrealized          Unrealized             Fair
                                                           Cost                Gains              Losses               Value
                                                      ---------------     ---------------     ---------------     ---------------
         U.S. government and agency securities        $        21,988     $           182     $            83     $        22,088
         Obligations of states and
               political subdivisions                          54,017               1,640                 161              55,495
         Corporate and other bonds                              2,454                   8                   9               2,453
         Mortgage-backed securities                            44,552                 237                 844              43,945
         Federal Reserve Bank stock                               361                   -                   -                 361
         Federal Home Loan Bank stock                           1,845                   -                   -               1,845
         Other securities                                         204                  10                   -                 214
                                                      ---------------     ---------------     ---------------     ---------------
                                                      $       125,421     $         2,077     $         1,097     $       126,401
                                                      ===============     ===============     ===============     ===============



         The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             Investment Securities               Securities Available for Sale
                                                      -----------------------------------     -----------------------------------
                                                        Amortized            Estimated          Amortized            Estimated
                                                          Cost               Fair value            Cost              Fair value
                                                      ---------------     ---------------     ---------------     ---------------
         Due in one year or less                      $         2,120     $         2,135     $         9,185     $         9,203
         Due after one year through five years                  8,240               8,484              50,087              50,004
         Due after five years through ten years                   734                 743              36,158              36,484
         Due after ten years                                      329                 327              30,373              30,478
                                                      ---------------     ---------------      --------------     ---------------
                                                               11,423              11,689             125,803             126,169
         Federal Reserve Bank stock                                 -                   -                 361                 361
         Federal Home Loan Bank stock                               -                   -               2,402               2,402
         Other securities                                           -                   -                 277                 336
                                                      ---------------     ---------------     ---------------     ---------------
                                                      $        11,423     $        11,689     $       128,843     $       129,268
                                                      ===============     ===============     ===============     ===============


         Investment securities with an amortized cost of approximately $48,123,000 at December 31, 1996 and $42,612,000 at December 31, 1995
         were pledged to secure public deposits, repurchase agreements and for other purposes.

         Sales of securities available for sale produced the following results for the years ended December 31, 1996, 1995 and 1994 (in thousands):

<Captin>

                                                                1996                   1995                     1994
                                                          ---------------         ---------------         ---------------
               Proceeds                                   $        18,677         $         4,892         $        12,675
                                                          ===============         ===============         ===============
               Gross gains                                $           126         $            37         $            54
               Gross losses                                          (159)                    (53)                    (68)
                                                           ---------------         ---------------         ---------------
               Net losses                                 $           (33)        $           (16)        $           (14)
                                                           ===============         ===============         ===============

3.  Loans


         Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 1996 and 1995 (in thousands):


                                                                          1996                        1995
                                                                    ---------------             ---------------
               Real estate loans                                    $       232,257             $       213,531
               Commercial loans                                              37,263                      36,920
               Loans to individuals for household,
                   family and other personal expenditures                    78,950                      72,378
               All other loans                                                5,205                       5,497
                                                                     ---------------             ---------------
                                                                            353,675                     328,326
               Less unearned income on loans                                  1,398                       1,194
                                                                     ---------------             ---------------
                                                                     $      352,277             $       327,132
                                                                     ===============             ===============

         On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS 118. This pronouncement requires that impaired loans within the scope of the statements be presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral. A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. SFAS 114 does not apply to larger groups of homogenous loans such as real estate mortgage, installment, home equity and bank card loans, which are collectively evaluated for impairment. The initial adoption of SFAS 114 did not require an increase to the Company's allowance for loan losses. At December 31, 1996 and 1995, the recorded investment in loans which have been identified as impaired loans, in accordance with SFAS 114, totaled $420,000 and $669,000, respectively.

         Nonaccrual loans totaled approximately $420,000 at December 31, 1996 and approximately $669,000 at December 31, 1995. The gross interest income that would have been recorded during 1996, 1995 and 1994 had the Company's nonaccrual loans been current with their original terms, was approximately $58,000, $60,000 and $160,000, respectively. The amount of interest income recorded by the Company during 1996, 1995 and 1994 on nonaccrual loans was $44,000, $8,014 and $0, respectively.


4.       Allowance for Loan Losses


         Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 are summarized below (in thousands):

                                                                    1996                   1995                     1994
                                                               ---------------         ---------------         ---------------
         Balance, beginning of year                            $         4,060         $         4,110         $         3,822
         Provision charged to operations                                   895                     977                   1,102
         Recoveries credited to allowance                                  401                     225                     256
                                                                ---------------         ---------------         ---------------
               Total                                                     5,356                   5,312                   5,180
         Loans charged off                                                 968                   1,252                   1,070
                                                                ---------------         ---------------         ---------------
         Balance, end of year                                   $        4,388         $         4,060         $         4,110
                                                                ===============         ===============         ===============


                                       26

5.   Bank Premises and Equipment


         Bank premises and equipment as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                                             1996                        1995
                                                                                       ---------------             ---------------
         Land                                                                          $         3,371             $         3,107
         Land improvements and buildings                                                         9,827                       7,183
         Furniture and equipment                                                                 7,968                       6,036
         Leasehold improvements                                                                    273                           -
         Construction in progress                                                                   54                         190
                                                                                       ---------------             ---------------
                                                                                                21,493                      16,516
               Less accumulated depreciation                                                     7,272                       6,313
                                                                                       ---------------             ---------------
         Bank premises and equipment, net                                              $        14,221             $        10,203
                                                                                       ===============             ===============

         Depreciation and amortization expense for 1996, 1995 and 1994 was $1,120,000, $906,000 and $826,000, respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1996 are approximately $151,000 for 1997, $113,000 for 1998, and
         $71,000 for 1999.


6.       Other Borrowings


         Short-term borrowings consist of the following at December 31, 1996, 1995 and 1994 (dollars in thousands):


                                                                                1996                1995                1994
                                                                         ---------------      ---------------      ----------------
         Federal funds purchased                                          $         6,295      $         6,590      $         1,175
         Securities sold under agreements to repurchase                            11,698               10,368               12,342
         Other short-term borrowings                                                9,410               14,150                7,027
                                                                         ----------------      ---------------      ---------------
                 Total                                                    $        27,403      $        31,108      $        20,544
                                                                          ===============      ===============      ===============
                 Weighted interest rate                                             5.27%                5.43%                5.86%
         Average for the year ended December 31:
                 Outstanding                                              $        26,344      $        23,832      $        13,863
                 Interest rate                                                      4.58%                5.85%                4.37%
         Maximum month-end outstanding                                    $        31,023      $        31,108      $        22,095

         Federal funds purchased and securities sold under agreements to repurchase are due within one year. The subsidiary banks maintain Federal funds lines with several regional banks totaling in excess of $35 million at December 31, 1996.

         Long-term borrowings at December 31, 1996 represent Federal Home Loan Bank Advances totalling $11,125,000. Interest on advances totaling $1,125,000 is payable monthly at 6.17%, with semiannual principal payments of $75,000 and the final payment due in 2004. Interest on the remaining advances of $10,000,000 is payable quarterly at 5.60% and matures on June 1, 2001, with a one year call provision at June 1, 1997. Outstanding long-term borrowings at December 31, 1995 totaled $1,275,000.


7.       Income Taxes


         The components of the 1996, 1995 and 1994 income tax expense (benefit) are as follows in thousands:

                                         1996                    1995                    1994
                                    ---------------         ---------------         ---------------
Current taxes - Federal             $         2,448         $         2,059         $         1,837
Deferred taxes - Federal                       (176)                     20                      62
                                    ---------------         ---------------         ---------------
Income tax expense                  $         2,272         $         2,079         $         1,899
                                    ===============         ===============         ===============

         The reasons for the difference between actual income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes are shown below.

                                                                  1996                    1995                    1994
                                                            ---------------         ---------------         ---------------
         Computed "expected" tax expense                    $         3,308         $         3,003         $         2,928
         Increase (reduction) in taxes resulting from:
               Tax-exempt interest                                   (1,128)                   (976)                   (999)
               Other, net                                                92                      52                     (30)
                                                            ---------------         ---------------         ---------------
               Income tax expense                           $         2,272         $         2,079         $         1,899
                                                            ===============         ===============         ===============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at December 31, 1996 and 1995 are as follows (in thousands):


                                                                                         1996                     1995
                                                                                    ---------------          ---------------
         Deferred tax assets:
               Loans, principally due to the allowance for loan losses              $            999         $           864
               Benefit plans                                                                     633                     596
               Deferred loan fees and costs                                                       43                      70
               Other                                                                              88                      77
                                                                                     ---------------         ---------------
                      Total deferred tax assets                                                1,763                   1,607
                                                                                     ---------------         ---------------
         Deferred tax liabilities:
               Unrealized gains on securities available for sale                                 148                     333
               Bank premises and equipment, principally due to depreciation                      309                     336
               Condemnation gains                                                                 52                      52
               Other real estate owned, principally due to sales treatment                       158                     157
               Other                                                                              43                      37
                                                                                     ---------------         ---------------
                      Total deferred tax liabilities                                             710                     915
                                                                                     ---------------         ---------------
                           Net deferred tax asset (included in other assets)         $         1,053         $           692
                                                                                     ===============         ===============

         In assessing the realizability of deferred tax assets, management considers the scheduled reversal of temporary differences, projected future taxable income, and tax planning strategies. Management believes it is more likely than not the Company will realize its deferred tax assets and, accordingly, no valuation has been established.


8.       Employee Benefits


         The Company has a noncontributory, defined benefit pension plan covering all full-time employees. Contributions to the plan totaled $196,166 and $107,201 for 1996 and 1995, respectively.

         Significant assumptions used in determining net periodic pension cost and projected benefit obligation for 1996 and 1995 were:

               Expected long-term rate of return on assets             9%
               Discount rate                                         7.5%
               Salary increase rate                                    6%
               Average remaining service                         21 years

         The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995 (in thousands):




                                                                        1996               1995
                                                                  ---------------    ---------------
         Vested benefit obligation                                $        (1,385)   $        (1,409)
         Nonvested accumulated plan benefits                                  (72)               (16)
                                                                  ---------------    ---------------
         Accumulated benefit obligation                           $        (1,457)   $        (1,425)
                                                                  ===============    ===============
         Projected benefit obligation                             $        (2,960)   $        (2,751)
         Plan assets at fair value                                          2,483              2,277
                                                                  ---------------    ---------------
         Excess of projected benefit obligation over plan assets             (477)              (474)
         Unrecognized net obligation                                            6                  7
         Unrecognized prior service cost                                      285                303
         Unrecognized net gain                                               (655)              (659)
                                                                  ---------------    ---------------
         Accrued pension (included in other liabilities)          $          (841)   $          (823)
                                                                  ===============    ===============

         Net periodic pension cost for 1996, 1995 and 1994 included the following components (in thousands):


                                                                      1996                    1995                    1994
                                                                 ---------------         ---------------         ---------------
         Service cost $                                                      265         $           212           $         203
         Interest cost                                                       205                     178                     163
         Actual return on assets                                            (275)                   (339)                    (57)
         Net amortization and deferral                                        71                     165                    (132)
                                                                 ---------------         ---------------         ---------------
         Net periodic pension cost                               $           266         $           216         $           177
                                                                 ===============         ===============         ===============

         The Company also contributes to an employees' profit-sharing plan which covers all full-time employees. Contributions are made annually at the discretion of the subsidiaries banks' Board of Directors. The payments to the plan for the years 1996, 1995 and 1994 were approximately $521,000, $580,000 and $422,000, respectively, which represents approximately 15% of the compensation of participants in each year.

         The Company has an obligation to certain members of the subsidiary banks' Boards of Directors under deferred compensation plans in the amount of $1,034,000 and $979,000 at December 31, 1996 and 1995,
         respectively. A portion of the benefits will be funded by life insurance.

         In 1993, the Company adopted an incentive stock plan which reserves up to 200,000 shares of common stock for issuance to certain employees. Approximately 45,000 shares had been granted under this plan as of December 31, 1996 at prevailing market prices including 6,500 and 10,000 shares granted in 1996 and 1995, respectively. Exercise prices range from $7.46 to $25.00 per share. No stock options were exercised during 1996. Stock options representing 13,440 shares were exercised in 1995.

         The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the Company's stock options. Had compensation cost been determined based on the fair value at the grant dates consistent with the alternative method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share as reported in the accompanying Consolidated Statements of Income would not have been impacted by a material amount.


9.       Financial Instruments with Off-Balance Sheet Risk


         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1996 and 1995, the Company had outstanding loan commitments approximating $36,592,000 and $20,361,000, respectively.

         Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $6,772,000 and $3,206,000 at December 31, 1996 and 1995, respectively.

         A geographic concentration exists within the Company's loan portfolio as most of the Bank's business activity is with customers located in areas from Fredericksburg to Hanover County, Virginia and in the Northern Neck area of Virginia.


10.      Related Party Transactions


         The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $6,677,000 and $6,611,000 as of December 31, 1996 and 1995, respectively. During 1996 new advances to such related parties amounted to $5,295,000 and repayments amounted to $5,229,000.


11.      Regulatory Matters


         The bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

         The most recent notification from the Federal Reserve Bank as of September 30, 1996, categorized the Company as well capitalized under the regulatory framework for prompt corrective action (PCA). To be categorized as adequately capitalized the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

         The Company's actual capital amounts and ratios are also presented in the table.

                                                                        Required for capital         Required in order to be
                                                   Actual                 adequacy purposes        well capitalized under PCA
                                            --------------------        --------------------       --------------------------
                                              Amount      Ratio           Amount     Ratio             Amount        Ratio
                                           ----------  ----------       ---------  ---------       ------------  ------------
         As of December 31, 1996
                Total capital to
                    risk weighted assets    $  62,415     16.29%        $   30,644     8.00%       $     38,305        10.00%
                Tier 1capital to
                    risk weighted assets       58,027     15.15%            15,322     4.00%             22,983         6.00%
                Tier 1capital to
                    average assets             58,027     10.70%            21,692     4.00%             27,115         5.00%

         As of December 31, 1995
                Total capital to
                    risk weighted assets    $  56,812     15.91%        $   28,570     8.00%       $     35,713        10.00%
         Tier 1capital to
                    risk weighted assets       52,752     14.77%            14,285     4.00%             21,428         6.00%
         Tier 1capital to
                    average assets             52,752     10.87%            19,412     4.00%             24,265         5.00%


12.      Disclosure about Fair Value of Financial Instruments


         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents

                  For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Investment Securities and Securities Available for Sale

                  For investment securities and securities available for sale, fair value is determined by quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans

                  The fair value of performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.

         Deposits

                  The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Borrowings

                  The carrying value of short-term borrowings are reasonable estimates of fair value. The fair value of long-term borrowings is estimated based on interest rates currently available for debt with similar terms and remaining maturities.

         Commitments to extend credit and standby letters of credit

                  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1996 and 1995, the carrying amount and fair value of loan commitments and standby letters of credit were immaterial.

                  The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                                    1996                                       1995
                                                      ---------------------------------         --------------------------------

                                                         Carrying            Fair                 Carrying             Fair
                                                          Amount             Value                 Amount              Value
                                                      -------------      --------------         -------------     --------------
         Financial assets:
               Cash and cash equivalents              $      22,453      $       22,453         $      18,027     $       18,027
               Investment securities                         11,423              11,689                15,132             15,566
               Securities available for sale                129,268             129,268               126,401            126,401
               Net loans                                    352,277             350,717               327,132            319,150
         Financial liabilities:
               Deposits                                     439,607             436,605               415,755            411,020
               Borrowings                                    38,528              38,528                32,383             32,383

13.      Merger


         On September 1, 1996 King George State Bank, Inc. merged with and into Union Bankshares in a transaction accounted for as a pooling-of-interests. Pursuant to the merger, each share of common stock of King George was exchanged for 5.5 shares of common stock of the Company. A total of 275,000 shares of the Company's common stock was issued in connection with the merger. Previously reported information for the periods presented below for Union Bankshares and King George was as follows (in thousands):


                                              Six Months Ended                    Year Ended                       Year Ended
                                               June 30, 1996                  December 31, 1995               December 31, 1994
                                     ------------------------------   ------------------------------   -----------------------------
                                          Union            King            Union            King             Union          King
                                       Bankshares         George        Bankshares         George         Bankshares       George
                                     --------------  --------------   --------------   -------------   --------------   ------------
         Net interest income         $        9,435  $        1,036   $       18,188   $       2,040   $       16,903   $      1,935
         Provision for loan losses              231              90              574             403              597            505
         Other income                         1,425             348            2,442             176            2,774            176
         Other expenses                       6,170             584           11,899           1,138           11,031          1,042
         Income tax expense                     984             132            1,910             169            1,774            126
                                     --------------  --------------   --------------   -------------   --------------   ------------
         Net income                  $        3,475  $          578   $        6,247   $         506   $        6,275   $        438
                                     ==============  ==============   ==============   =============   ==============   ============
         Net income per share        $         1.06  $        11.56   $         1.91   $       10.11   $         1.93   $       8.76
                                     ==============  ==============   ==============   =============   ==============   ============
         Cash dividends per share    $          .30  $         2.35   $          .56   $        2.30   $          .52    $      2.25
                                     ==============  ==============   ==============   =============   ==============   ============


14.      Parent Company Financial Information


         The primary source of funds for the dividends paid by Union Bankshares Corporation (the "Parent Company") is dividends received from its subsidiary banks. The payment of such dividends by the subsidiary banks and the ability of the banks to loan or advance funds to the Parent Company are subject to certain statutory limitations which contemplate that the current year earnings and earnings retained for the two preceding years may be paid to the Parent Company without regulatory approval. Financial information for the Parent Company follows:

         UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
         Balance Sheets
         December 31, 1996 and 1995
         (dollars in thousands)

                                                                            1996                    1995
                                                                      ---------------         ---------------
         Assets
               Cash   $                                               $            84         $           207
               Certificates of deposit                                            472                     450
               Securities available for sale                                      211                   1,108
               Premises and equipment                                           1,058                       -
               Other assets                                                       313                     323
               Due from subsidiaries                                               51                      73
               Investment in subsidiaries                                      56,581                  51,525
                                                                      ---------------         ---------------
                      Total assets                                    $        58,770         $        53,686
                                                                      ===============         ===============
         Liabilities and Stockholders' equity:
               Other liabilities                                      $           204         $             3
               Common stock                                                    14,267                  14,248
               Surplus                                                            160                      66
               Retained earnings                                               43,863                  38,722
               Unrealized losses on securities available for sale                 276                     647
                                                                      ---------------         ---------------
                      Total liabilities and stockholders' equity      $        58,770         $        53,686
                                                                      ===============         ===============

         Condensed Statements of Income
         Years Ended December 31, 1996, 1995 and 1994


                                                                            1996                   1995                   1994
                                                                     ---------------         ---------------         --------------
         Income:
                Interest income                                      $            67         $            93         $           27
                Dividends received from subsidiaries                           2,315                   1,948                  3,524
                Equity in undistributed net income of subsidiaries             5,453                   4,886                  3,209
                                                                     ---------------         ---------------         --------------
                     Total income                                              7,835                   6,927                  6,760
          Operating expenses                                                     379                     174                     47
                                                                     ---------------         ---------------         --------------
                     Net income                                      $         7,456         $         6,753         $        6,713
                                                                     ===============         ===============         ==============

         Condensed Statements of Cash Flows
         Years Ended December 31, 1996, 1995 and 1994

                                                                                  1996              1995               1994
                                                                           ---------------    ---------------     --------------
          Operating activities:
                Net income                                                 $         7,456    $         6,753     $        6,713
                Adjustments to reconcile net income to net cash
                     provided by operating activities:
                     Equity in undistributed net income of subsidiaries             (5,453)            (4,886)            (3,209)
                     Decrease (increase) in other assets                                34               (260)              (136)
                     Other (net)                                                       197                 (1)                45
                                                                           ---------------    ---------------     --------------
                          Net cash provided by operating activities                  2,234              1,606              3,413
                                                                           ---------------    ---------------     --------------
          Investing activities:
                Purchase of securities                                                 (63)              (100)            (1,496)
                Proceeds from maturity of securities                                 1,006                498                  -
                Purchase of equipment                                               (1,076)                 -                  -
                Capital contributions to subsidiaries                                    -                (50)                 -
                                                                           ---------------    ---------------     --------------
                Net cash provided (used) by investing activities                      (133)               348             (1,496)
                                                                           ---------------    ---------------     --------------
          Financing activities:
                Cash dividends paid                                                 (2,315)            (1,948)            (1,806)
                Issuance of common stock under plans                                   272                310                200
                Repurchase of common stock                                            (159)                 -                  -
                                                                           ---------------    ---------------     --------------
                Net cash used in financing activities                               (2,202)            (1,638)            (1,606)
                                                                           ---------------    ---------------     --------------
          Increase (decrease) in cash and cash equivalents                            (101)               316                311
          Cash and cash equivalents at beginning of year                               657                341                 30
                                                                           ---------------    ---------------     --------------
          Cash and cash equivalents at end of year                         $           556    $           657      $         341
                                                                           ===============    ===============     ==============