Form 10-K, Exhibit 13
period 1997-12-31
UNION BANKSHARES CORP
filed 1998-03-31
CIK 883948

UNION BANKSHARES CORPORATION
                                                     A union of Community Banks





[PHOTO]


                          [PHOTO]


[PHOTO]


                          [PHOTO]



ANNUAL
REPORT
1997

UNION BANK & TRUST COMPANY

ASHLAND                             HANOVER COMMONS
U.S. Route 1 & Ashcake Road         9534 Chamberlayne Road
Ashland, Virginia 23005             Mechanicsville, Virginia 23111
(804) 798-4488                      (804) 730-1700
                                    KENMORE AVENUE
ATLEE                               700 Kenmore Avenue
10469 Atlee Station Road            Fredericksburg, Virginia 22401
Ashland, Virginia 23005             (540) 371-0108
(804) 550-2300                      LADYSMITH
                                    U.S. Route 1
BOWLING GREEN                       Ladysmith, Virginia 22501
211 North Main Street               (804) 448-3100
Bowling Green, Virginia 22427       LEAVELLS
(804) 633-5031                      10415 Courthouse Road
                                    Spotsylvania, Virginia 22553
BROCK ROAD                          (540) 898-2700
Brock Road and Route 3              PORT ROYAL
Fredericksburg, Virginia 22553      U.S. Route 301
(540) 972-2958                      Port Royal, Virginia 22535
                                    (804) 742-5546
CHANCELLOR                          MANQUIN
4210 Plank Road                     U.S. Route 360
Fredericksburg, Virginia 22407      Manquin, Virginia 23106
(540)786-2265                       (804) 769-3031
                                    MASSAPONAX
FALMOUTH                            Massaponax Church Road &
Cambridge & Layhill Road               U.S. Route 1
Falmouth, Virginia 22405            Spotsylvania, Virginia 22407
(540) 374-1300                      (540) 891-0300

FOUR MILE FORK
4540 Lafayette Boulevard
Fredericksburg, Virginia 22408
(540) 898-5100

NORTHERN NECKS STATE BANK

BURGESS*                            WAL*MART IN TAPPAHANNOCK
15043 Northumberland Highway        1660 Tappahannock Blvd.
Burgess, VA 22432                   Tappahannock, VA 22560
(804) 453-4181                      (804) 443-9433

KILMARNOCK*                         WARSAW - MAIN OFFICE
284 North Main Street               5839 Richmond Road
Kilmarnock, VA 22842                Warsaw, VA 22572
(804) 435-2681                      (804) 333-4066

MONTROSS                            WARSAW - TIME SQUARE
Rt. 3, Kings Hwy.                   4256 Richmond Road
Montross, VA 22520                  Warsaw, VA 22572
(804) 493-9301                      (804) 333-3019

REEDVILLE*                          WHITE STONE*
876 Main Street                     485 Chesapeake Drive
Reedville, VA 22539                 White Stone, VA 22578
(804) 453-4151                      (804) 435-1626

TAPPAHANNOCK
U.S. Rt. 17 & Earl Street
Tappahannock, VA 22560
(804) 443-4361

KING GEORGE                         UNION INVESTMENT
STATE BANK                          SERVICES, INC.

COLONIAL BEACH*                     111 Davis Court
840 McKinney Blvd.                  Bowling Green, VA 22427
Colonial Beach,VA 22443             (804) 633-5031
(804) 224-0101

KING GEORGE                         UNION
10045 Kings Highway                 MORTGAGE COMPANY
King George, VA 22485               211 N. Main Street
(540) 775-9300                      Bowling Green, VA 22427
                                    (804) 633-5031



*Effective 2/14/98
-------------------------------------------------------------------------------
[UNION BANK & TRUST COMPANY LOGO]    [NORTHERN NECK STATE BANK LOGO]

                                                 [UNION MORTGAGE COMPANY LOGO]

 [UNION INVESTMENT SERVICES, INC. LOGO]     [KING GEORGE STATE BANK LOGO]




QUARTERLY EARNING SUMMARY

                                                     1997                                          1996
                                                            (in thousands, except per share data)
                                  FOURTH    THIRD   SECOND   FIRST    TOTAL      FOURTH    THIRD   SECOND   FIRST    TOTAL
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
    Interest income             $ 11,348  $ 11,427 $ 10,578 $ 10,410 $ 43,763    $10,550  $10,456  $10,018 $  9,972  $40,996
    Interest expense               5,425     5,297    5,084    4,934   20,740      4,833    4,978    4,791    4,728   19,330
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
    Net interest income            5,923     6,130    5,494    5,476   23,023      5,717    5,478    5,227    5,244   21,666
    Provision for loan losses        452       310      220      200    1,182        332      242      190      131      895
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
    Net interest income after
       provision for loan losses   5,471     5,820    5,274    5,276   21,841      5,385    5,236    5,037    5,113   20,771
    Other income                   1,228       959    1,186    1,005    4,378        935      751    1,170      603    3,459
    Other expenses                 4,131     4,221    4,014    3,774   16,140      4,053    3,696    3,414    3,339   14,502
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
    Income before income taxes     2,568     2,558    2,446    2,507   10,079      2,267    2,291    2,793    2,377    9,728
    Income tax expense               567       615      444      570    2,196        609      547      586      530    2,272
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
    Net income                  $  2,001  $  1,943 $  2,002 $  1,937 $  7,883   $  1,658 $  1,744 $  2,207  $ 1,847 $  7,456
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
                                 -------   -------  ------- -------  -------    --------  -------  -------  -------  -------
       Net income per share -   $   0.56  $   0.55 $   0.56 $   0.54 $   2.21   $   0.46 $   0.49 $   0.62  $  0.52 $   2.09
          basic                  -------   -------  ------- -------  --------    -------  -------  -------  -------  -------
                                 -------   -------  ------- -------  --------    -------  -------  -------  -------  -------

[PHOTO] UNION BANKSHARES CORPORATION

BUSINESS PROFILE

Union Bankshares Corporation is a multi-bank holding company committed to the delivery of financial services through affiliated independent community banks and other financial services companies. The Company serves the Central and Northern Neck regions of Virginia through its three banking subsidiaries, Union Bank & Trust Company, Northern Neck State Bank and King George State Bank and its non-bank companies, Union Investment Services, Inc. and Union Mortgage Company, LLC. The banking subsidiaries are state-chartered, Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering commercial and consumer deposit accounts and loans, credit cards, automated teller machines and many other services to its customers.

Through its 14 locations, Union Bank & Trust Company serves customers in a primary service area which stretches from its headquarters in Bowling Green along the I-95 corridor from Fredericksburg to central Hanover County and east to King William County. Northern Neck State Bank serves the Northern Neck and Middle Peninsula regions through five locations in Warsaw, Montross and Tappahannock. King George State Bank located in King George County enhances the Company's market presence in both Fredericksburg and Northern Neck service areas. In addition, Union Bankshares Corporation acquired five additional branches from Signet Bank in February 1998 with four joining the Northern Neck State Bank subsidiary (Kilmarnock, White Stone, Burgess and Reedville) and one at Colonial Beach joining King George State Bank. Each of these banks has a strong tradition of financial performance and customer service to their communities.

Union Investment Services is a full-service brokerage firm providing a wide variety of investment choices to investors throughout the Company's service area. Union Mortgage Company offers a full array of mortgage products to residents of our markets. As of December 31, 1997, Union Bankshares Corporation and subsidiaries had 250 employees, 1,976 shareholders of record, and assets totaling $595 million.



MISSION STATEMENT



[PHOTO]            "The primary mission of Union Bankshares Corporation and its
[CAPTION]          subsidiaries is to enhance shareholder value by remaining a strong, independent financial services organization,
G. WILLIAM BEALE   providing exemplary customer service, a rewarding work
                   environment for its employees and a growing return for its shareholders."

[PHOTO] UNION BANKSHARES CORPORATION



UNION BANKSHARES CORPORATION AND SUBSIDIARIES




SELECTED FINANCIAL DATA
                                                  1997           1996            1995             1994           1993
                                              -----------     -----------     -----------     -----------     -----------
RESULTS OF OPERATIONS                                       (dollars in thousands, except per share amounts)
     Interest income                          $     43,763    $    40,996     $    38,083     $    31,927     $    30,397
     Interest expense                               20,740         19,330          17,855          13,089          13,009
                                              ------------    -----------     -----------    ------------     -----------
     Net interest income                            23,023         21,666          20,228          18,838          17,388
     Provision for loan losses                       1,182            895             977           1,102           1,571
                                              ------------    -----------     -----------    ------------     -----------
     Net interest income after
         provision for loan losses                  21,841         20,771          19,251          17,736          15,817
     Other income                                    4,378          3,459           2,618           2,949           2,061
     Other expenses                                 16,140         14,502          13,037          12,073          10,834
                                              ------------    -----------     -----------    ------------     -----------
     Income before income taxes                     10,079          9,728           8,832           8,612           7,044
     Income tax expense                              2,196          2,272           2,079           1,899           1,529
                                              ------------    -----------     -----------    ------------     -----------
         Net income                           $      7,883    $     7,456     $     6,753     $     6,713     $     5,515
                                              ============    ===========     ===========    ============     ===========
KEY PERFORMANCE RATIOS
     Return on average assets (ROA)                   1.40%          1.41%           1.41%           1.55%           1.35%
     Return on average equity (ROE)                  12.74%         13.79%          13.56%          15.03%          13.51%
     Efficiency ratio                                56.24%         54.07%          53.50%          53.20%          51.95%
PER SHARE DATA
     Net income per share - Basic             $       2.21     $     2.09     $      1.91     $      1.90      $     1.56
     Net income per share - Diluted                   2.20           2.08            1.90            1.89            1.55
     Cash dividends declared                          0.74           0.64            0.56            0.51            0.45
     Book value at year-end                          18.32          16.42           15.07           13.37           12.13
FINANCIAL CONDITION
     Total assets                             $    595,481    $   540,893     $   505,374     $   462,880     $   424,582
     Total deposits                                472,143        439,607         415,755         390,232         367,933
     Total loans, net of unearned income           395,338        352,277         327,132         295,389         258,063
     Stockholders' equity                           65,508         58,566          53,683          47,232          42,814
ASSET QUALITY
     Allowance for loan losses                $      4,565    $     4,388     $     4,060     $     4,110     $     3,822
     Allowance as % of total loans                   1.15%           1.25%           1.24%           1.39%           1.48%
OTHER DATA
     Market value per share at year-end       $     43.88     $     25.00     $     26.00     $    24.00      $     23.25
     Price to earnings ratio                         19.9            12.0            13.6            12.6            14.9
     Price to book value ratio                        240%            152%            173%            180%            192%
     Dividend payout ratio                          33.48%          30.62%          28.80%          26.84%          28.84%
     Weighted average shares outstanding        3,569,476       3,564,417       3,543,033       3,533,035       3,530,630


Letter from Management
----------------------

DEAR SHAREHOLDER,



What an interesting year in Virginia banking! Three of the top five Virginia-based banks were acquired by banks from North Carolina. A number of the larger, Virginia-based thrifts were acquired by banks from West Virginia and North Carolina. Enormous amounts of newsprint have been devoted to the changing landscape of Virginia banking and what it means to the future of Virginia.

While change in Virginia's banking industry is upon us, Virginia-based banks are not a dying breed. We say that community banking in the Commonwealth of Virginia is alive, is strong, and is prepared to step into the void that has been created by the sale of the large Virginia-based banks. Virginia's consumers and business community need only to look to community banks to meet their needs. There is no doubt that community banks in Virginia, whether independent or affiliated, (such as the community banks within the Union Bankshares family), can meet the financial needs of the citizens of Virginia. We would anticipate that in 1998 community banks will likely benefit from opportunities created by the merger activities of the larger, regional banks.

The community banks of Virginia, like Union Bank & Trust, Northern Neck State Bank and King George State Bank, have a long history of providing financial support to the communities they serve. Clearly, we as community bankers are deeply committed to the businesses and individuals within our communities - as they are our life blood. There will be no drop in the financial services options available to meet the needs of individuals and the small and medium-sized businesses, or to provide leadership and funding to the many civic and charitable organizations throughout our market.

Within the pages of this letter, you will see pictures and quotes from individuals and business owners who are not only stockholders of Union Bankshares Corporation, but customers of our member banks. These individuals take pride in being an owner of "their" community bank. They enjoy the friendly, service-oriented atmosphere of their community bank while understanding the investment can build their personal nest egg and support economic growth in their community.

[PHOTO]
[PHOTO CAPTION]
JOHN C. NEAL AND HOMER L. HITE (SEATED).  D. ANTHONY PEAY,
G. WILLIAM BEALE AND E. PEYTON MOTLEY (STANDING).

[PHOTO]
[PHOTO CAPTION]
  "COMMUNITY BANKS PLAY AN IMPORTANT ROLE IN OUR
  COMMUNITY.
  I APPRECIATE
  NORTHERN NECK
  STATE BANK'S LEVEL OF COMMITMENT"

   Richard W. Gouldin, Jr.
   Vice President
   Potomac Supply Corporation

We are fortunate to count a large number of our nearly 3,000 total shareholders as customers of our member banks. We are privileged to have the individuals featured in these pages serve as representatives of that large number of shareholder customers. Though an unlikely occurrence, it would be ideal for Union Bankshares Corporation if every customer were a shareholder and every shareholder were a customer.

The most significant event of 1997 was our successful negotiation for the purchase of five Signet Bank branches located in the Northern Neck region of Virginia. In mid-February 1998, four of these branches merged into Northern Neck State Bank. The fifth branch, located in Colonial Beach, is now a part of King George State Bank. The acquisition has added approximately $60 million in deposits and $5 million in loans to the organization's balance sheet. This acquisition dramatically increases the presence of Northern Neck State Bank, giving it the largest branch network in the area. Adding this key location to King George State Bank makes it more convenient for customers and increases awareness and market share in the growing community it serves.

While the announced Signet branch acquisition was significant, it was not the only major activity in which your company was involved. In the summer of 1997 Union Bankshares Corporation completed its computer conversion, bringing our data processing in-house. Although the conversion process resulted in greater than expected short-term costs, the long-term benefit will be significant. Our fourth quarter 1997 earnings seem to indicate that the corner has been turned and the effects of the conversion are behind us. In spite of the costs and distractions associated with the conversion, 1997 saw a respectable 6% increase in net income.

Management is continuing to look for synergy in our operations. Consultants have been engaged to help us reduce item processing costs through enhanced technology, elimination of duplicative work and reduced postage expense. In this same vein, our three subsidiary banks will undergo an extensive review of our procedures and processes in 1998. The goal of this review is to discover new and cost-effective ways in which to do business.

[PHOTO]
[PHOTO CAPTION]

  "DEALING WITH PEOPLE I KNOW GIVES ME A COMFORTABLE FEELING ABOUT MY BANKING
   AND MY INVESTMENT."

   David Storke
   President
   Storke Funeral Home

[CHART]
in thousands

                           1993    1994      1995      1996      1997
                         -------  -------   -------  -------   ------
ASSETS                  $424,582 $462,880  $505,374 $540,893  $595,481
DEPOSITS                 367,933  390,232   415,755  439,607   472,143
LOANS                    258,063  295,389   327,132  352,277   395,338


Technology continues to be a major focus of our industry as we seek to increase productivity and control costs. However, for the next 18 months Year 2000 issues will be at the forefront of our technology issues. Our Year 2000 task force is addressing these issues throughout our organization to determine areas which may be vulnerable. Testing of the various systems, which is crucial, but the most time-consuming and the most expensive part of the process, will be completed by mid-year 1999.

Union Investment Services continued to grow and produce profits for your organization during 1997. It has become obvious that individuals who enjoy the personal touch of community banking also enjoy investment services with a personal touch. The accessibility and the community banking nature of Union Investment Services is attracting a large number of new clients each year. With increased referrals from the branch networks of the three banks, we expect the positive trend to continue.

After considering the option of acquiring a mortgage brokerage operation, in January 1997, the decision was made to establish Union Mortgage Company. We are pleased to report that Union Mortgage Company turned a profit in its first year of operation, and are excited about the prospects for the future. We are optimistic that the anticipated low interest rate environment for 1998, coupled with an increased awareness, will result in an excellent year for Union Mortgage Company.

1997 also saw a number of the prognostications that had been made in prior years come true. First was the availability of the Signet branches which we had pursued for several years. The second was our stock price. In prior years, we believed that our stock was under-valued and an excellent investment. 1997 saw two market makers agree, and initiate analytical coverage of Union Bankshares Corporation. The result was a 76% increase in the market value of your stock during the course of 1997.

[CHART ]

                            1993     1994     1995     1996     1997

NET INCOME PER SHARE      $ 1.55   $ 1.89   $ 1.90   $ 2.08   $ 2.20
DIVIDENDS PER SHARE         0.45     0.51     0.56     0.64     0.74


[PHOTO]
[PHOTO CAPTION]

  "IN THESE CHANGING TIMES, IT'S GOOD TO KNOW THE FINANCIAL SERVICES AT MY BANK KEEP GETTING BETTER. IT IS WISE TO INVEST LOCALLY."

   Thelma & Lloyd Boxley
   Retired School Teachers
   Caroline County

[PHOTO]    UNION BANKSHARES CORPORTION


As we look forward to 1998, we continue to believe that additional branches of larger banks will become available. We also believe there will be increased opportunities to attract other community banks to the Union Bankshares family. With banking consolidations likely to continue, we believe that Union Bankshares will be a very attractive option to those community banks who wish to retain their independence and autonomy, and who wish to continue to provide a high level of banking services to their community. By joining a holding company such as Union Bankshares, community banks can meet their goals while taking advantage of the economies of scale and cost savings that can come from an affiliation with an organization such as ours. We will continue to pursue those opportunities which are economically feasible and consistent with our corporate philosophy.

As always, we appreciate your continued patronage and support and welcome your ideas and suggestions so we can move forward in these exciting times.

[CHART]


                                               1993     1994     1995     1996     1997
YIELD ON EARNING ASSETS                       8.27%      8.24%   8.75%    8.75%     8.70%
COST OF INTEREST BEARING LIABILITIES          3.92       3.83    4.69     4.64      4.69


/s/ William Beale
G. William Beale

/s/ Peyton Motley
E. Peyton Motley

/s/ Homer L. Hite
Homer L. Hite

[PHOTO]
[PHOTO CAPTION]


  "I APPRECIATE THE UNION BANKSHARES APPROACH TO DOING BUSINESS. IT STRENGTHENS MY INVESTMENT, MY BANKING RELATIONSHIPS, AND MY COMMUNITY."

   Sue Williams
   Attorney-At-Law
   King George County




RETAIL LOCATIONS

[MAP]


[PHOTO]
[PHOTO CAPTION]

  "NORTHERN NECK STATE BANK IS PLEASED TO HAVE THE OPPORTUNITIES THAT FOUR NEW BRANCHES WILL BRING."

   Peyton Motley
   President
   Northern Neck State Bank


                                                            *Effective 2/14/98

[PHOTO]                UNION BANKSHARES CORPORTION


DIRECTORS OF UNION BANKSHARES CORPORATION

[PHOTO]
[PHOTO CAPTION]

(STANDING, L TO R): W. TAYLOE MURPHY, JR., RONALD L. HICKS, G. WILLIAM BEALE, E. PEYTON MOTLEY, AND HOMER L. HITE. (SEATED, L TO R): M. RAYMOND PILAND III, CHARLES H. RYLAND, A.D. WHITTAKER, AND WALTON MAHON.


DIRECTORS                          OFFICERS

WALTON MAHON                   G. WILLIAM BEALE
Chairman                          President and Chief Executive Officer

CHARLES H. RYLAND              E. PEYTON MOTLEY
Vice Chairman                     Executive Vice President and
                                      Chief Operating Officer

G. WILLIAM BEALE               HOMER L. HITE
                                  Senior Vice President
RONALD L. HICKS
                               D. ANTHONY PEAY
HOMER L. HITE                     Vice President, Chief Financial Officer and
                                  Corporate Secretary
E. PEYTON MOTLEY
                               JOHN A. LANE
W. TAYLOE MURPHY, JR.             Vice President

M. RAYMOND PILAND, III         MYLES L. GAYTHWAITE
                                  Vice President
A.D. WHITTAKER

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

OVERVIEW

Union Bankshares Corporation's financial performance in 1997 was highlighted by two typically competing themes: change and consistency - change through consolidation of existing operations and pursuit of expansion opportunities; consistency in customer service and profitability. The Company continued to take advantage of opportunities to consolidate functions to achieve cost savings while maintaining or improving customer service. This was particularly true in the technology area as each of the Company's subsidiaries was converted to a shared in-house data processing system between November 1996 and the end of 1997. This system provides management with the ability to grow at a lower incremental data processing cost than with a service bureau and provides improved access to management information.

Change was also evident in the consolidation of many Virginia banks in 1997, providing expansion opportunities for Union Bankshares in its existing and adjacent markets. This was most clearly demonstrated by the Company's announced acquisition of five Signet Bank branches, which closed in February 1998. Though the financial impact of this transaction will not be felt until future periods it represents a significant opportunity for the Company to leverage its capital, expand its existing markets and provide community banking services to the people in those communities.

Despite the changes noted above and the associated cost of those efforts, 1997 was another year of record earnings for Union Bankshares Corporation. The Company reported net income of $7.9 million or $2.21 per share, up 5.7% from $7.5 million in 1996. Core profitability continued to improve as net interest income increased by 6.3% and service fees by 27.6% from 1996 levels.

Profitability as measured by the Company's return on average assets (ROA) was 1.40% in 1997, with a return on average equity (ROE) of 12.74% as compared to 1.41% and 13.79%, respectively, in 1996. These returns remain strong relative to the Company's peer group averages and have been achieved despite the continued asset and capital growth which the Company has experienced. It is anticipated that the acquisition of the Signet branches in the Northern Neck will enhance ROE in the future through more effective leverage of the Company's capital.

Continued increases in earning assets, combined with a stable interest rate spread in 1997 contributed significantly to the strong earnings performance for the year. The Company's net interest margin on a taxable equivalent basis was down slightly from 4.79% in 1996 to 4.73% in 1997; however changes in volume exceeded changes in rates, generating an additional $1.4 million in net interest income.

Loans, net of unearned income, totaled $395.3 million at December 31, 1997, an increase of 12.2% from December 31, 1996. Despite serving as a source of funds for loans, securities growth was stable as the Company utilized certain leveraging strategies to purchase securities funded by short-term borrowings. Though the spread on such transactions is reduced from the more typical scenario with loans funded by deposits, the effect on net income and ROE is favorable.

Deposits grew from $439.6 million at December 31, 1996, to $472.1 million at December 31, 1997, an increase of 7.4% while average deposits increased from $431.3 million to $455.7 million over the same period. Competition for retail deposits among financial service providers continues to increase as consumers direct their investments to products offered by non-banks such as money market and mutual funds. Consequently, banks are increasingly funding loan demand with other borrowings such as Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances, in addition to deposits.

UNION BANKSHARES CORPORATION

Capital growth at 11.8% again outpaced asset growth at 10.1% despite the use of wholesale leverage strategies and increased shareholder dividends. Capital remains a double-edged sword for the Company as financial strength is weighed against ROE. The closing price of the Company's stock at December 31, 1997, was $43.88 per share, resulting in a market to book value ratio of 240%. Management has worked with the investment community to share the performance record of the Company and improve the efficiency of the market with positive results in 1997.

The Company's performance in 1996 was strong with net income of $7.5 million or $2.09 per share, up 10.4% from $6.7 million in 1995. Increased earnings were due principally to increased levels of earning assets. Return on average equity increased from 13.56% to 13.79% while return on average assets was constant at 1.41%. Core profitability continued to improve as net interest income increased by 7.1% and service fees by 19.1% from 1995 levels.

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

During 1997, net interest income, on a taxable-equivalent basis, totaled $24.7 million, an increase of 5.6% from $23.4 million in 1996. The Company's net interest margin declined slightly to 4.73% in 1997, as compared to 4.79% in 1996 and 4.80% in 1995. The yield on earning assets declined to 8.70% while the cost of interest-bearing liabilities rose slightly from 4.64% in 1996 to 4.69% in 1997. Average interest-bearing liabilities increased by $25.9 million, or 6.2% while average earning assets grew by $34.3 million, or 7.0%. As a result, the Company was able to realize an increase of $1.4 million in net interest income compared to 1996 (see Volume and Rate Analysis table).

The following table depicts interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

UNION BANKSHARES CORPORATION


AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS
AND RATES (TAXABLE EQUIVALENT BASIS)

                                                                   YEARS ENDED DECEMBER 31,

                                              1997                           1996                          1995
                                 ------------------------------  ----------------------------
                                              INTEREST                      INTEREST                       INTEREST
                                 AVERAGE       INCOME/   YIELD/  AVERAGE     INCOME/    YIELD/ AVERAGE      INCOME/  YIELD/
                                 BALANCE      EXPENSE    RATE     BALANCE   EXPENSE     RATE    BALANCE    EXPENSE   RATE
                                 ----------- --------- --------  ---------  --------  -------  ---------  ---------
                                                                    (dollars in thousands)
ASSETS:
Securities:
   Taxable ....................  $    79,895 $   5,190    6.50%  $  72,482  $  4,493    6.20%  $  74,433  $   4,755   6.39%
   Tax-exempt(1)  .............       66,328     5,433    8.19%     64,963     5,397    8.31%     60,966      4,903   8.04%
                                 ----------- --------- --------  ---------  --------  -------  ---------  ---------   -----
      Total securities  .......      146,223    10,623    7.27%    137,445     9,890    7.20%    135,399      9,658   7.13%
Loans, net.....................      371,761    34,602    9.31%    343,856    32,444    9.43%    310,819     29,561   9.51%
Federal funds sold  ...........        3,753       199    5.30%      5,941       317    5.34%      5,515        327   5.93%
Interest-bearing deposits
   in other banks..............          693        46    6.63%        813        44    5.41%        459         32   6.97%
                                 ----------- --------- --------  ---------  --------  -------  ---------  ---------   -----
      Total earning assets ....      522,430    45,470    8.70%    488,055    42,695    8.75%    452,192     39,578   8.75%
Allowance for loan losses .....       (4,466)                       (4,305)                       (4,289)
Total non-earning assets ......       46,903                        43,578                        34,950
                                 -----------                     ---------                     ---------
Total assets ..................  $   564,867                     $ 527,328                     $ 482,853
                                 ===========                     =========                     =========

Liabilities & Stockholders' Equity:
Interest-bearing deposits:
   Checking....................  $    56,495 $   1,452    2.57%  $  47,685  $  1,202    2.52%  $  43,503  $   1,187   2.73%
   Regular savings ............       46,452     1,436    3.09%     56,108     1,945    3.47%     57,312      2,146   3.74%
   Money market savings .......       51,119     1,723    3.37%     55,048     1,802    3.27%     58,265      1,978   3.39%
Certificates of deposit:
   $100,000 and over...........       54,545     2,903    5.32%     50,083     2,604    5.20%     42,289      2,317   5.48%
   Under $100,000..............      191,304    10,898    5.70%    170,032     9,938    5.84%    154,016      8,737   5.67%
                                 ----------- ---------           ---------  --------           ---------  ---------
      Total interest-bearing
         deposits .............      399,915    18,412    4.60%    378,956    17,491    4.62%    355,385     16,365   4.60%
Other borrowings ..............       42,449     2,328    5.48%     37,528     1,839    4.90%     25,598      1,490   5.82%
                                 ----------- ---------           ---------  --------           ---------  ---------
      Total interest-bearing ..
         liabilities ..........      442,364    20,740    4.69%    416,484    19,330    4.64%    380,983     17,855   4.69%
                                             ---------                      --------                      ---------

Non-interest bearing liabilities:
   Demand deposits.............       55,773                        52,305                        47,472
   Other liabilities...........        4,859                         4,461                         4,224
                                 -----------                     ---------                     ---------
      Total liabilities........      502,996                       473,250                       432,679
Stockholders' equity ..........       61,871                        54,078                        50,174
                                 -----------                     ---------                     ---------
Total liabilities and
   stockholders' equity .......  $   564,867                     $ 527,328                     $ 482,853
                                 ===========                     =========                     =========
Net interest income............              $  24,730                      $ 23,365                      $  21,723
                                             =========                      ========                      =========

Interest rate spread ..........                           4.01%                         4.11%                         4.06%
Interest expense as a percent
   of average earning assets...                           3.97%                         3.96%                         3.95%
Net interest margin............                           4.73%                         4.79%                         4.80%


(1) Income and yields are reported on a taxable equivalent basis.

UNION BANKSHARES CORPORATION


The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding.

VOLUME AND RATE ANALYSIS*
(TAXABLE EQUIVALENT BASIS)

                                                                      YEARS ENDED DECEMBER 31,
                                          -------------------------------------------------------------------------------
                                                      1997 VS. 1996                              1996 VS. 1995
                                                   INCREASE (DECREASE)                        INCREASE (DECREASE)
                                                   DUE TO CHANGES IN:                         DUE TO CHANGES IN:
                                          -------------------------------------     -------------------------------------
                                            VOLUME        RATE         TOTAL           VOLUME        RATE         TOTAL
                                          ---------     --------     --------        ---------     ---------    ---------
                                                                          (in thousands)
EARNING ASSETS:
    Securities:
       Taxable........................    $     475     $    222     $    697        $    (123)    $    (139)    $   (262)
       Tax-exempt ....................          112          (76)          36              329           165          494
    Loans, net........................        2,583         (425)       2,158            3,118          (235)       2,883
    Federal funds sold................          (10)        (108)        (118)              24           (34)         (10)
    Interest-bearing deposits
       in other banks.................           (7)           9            2               20            (8)          12
                                          ---------     --------     --------        ---------     ---------    ---------
          Total earning assets........        3,153         (378)       2,775            3,368          (251)       3,117
                                          ---------     --------     --------        ---------     ---------    ---------
INTEREST-BEARING LIABILITIES:
    Interest checking.................          226           24          250              108           (93)          15
    Regular savings...................         (313)        (196)        (509)             (44)         (157)        (201)
    Money market savings..............         (131)          52          (79)            (107)          (69)        (176)
    CDs  $100,000 and over............          237           62          299              409          (122)         287
    CDs < $100,000....................        1,217         (257)         960              930           271        1,201
                                          ---------     --------     --------        ---------     ---------    ---------
          Total interest-bearing
              deposits................        1,236         (315)         921            1,296          (170)       1,126
    Other borrowings..................          357          132          489              611          (262)         349
                                          ---------     --------     --------        ---------     ---------    ---------
          Total interest-bearing
              liabilities.............        1,593         (183)       1,410            1,907          (432)       1,475
                                          ---------     --------     --------        ---------     ---------    ---------
    Change in net interest
       income ........................    $   1,560     $   (195)    $  1,365        $   1,461     $     181    $   1,642
                                          =========     ========     ========        =========     =========    =========


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

UNION BANKSHARES CORPORATION


At December 31, 1997, the Company had $150.2 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive Company's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive Company generally will be impacted favorably by increasing interest rates.

INTEREST SENSITIVITY ANALYSIS

                                                                         DECEMBER 31, 1997 (1)
                                              ---------------------------------------------------------------------------
                                                 WITHIN         90-365           1-5              OVER
                                                90 DAYS          DAYS           YEARS           5 YEARS         TOTAL
                                              -----------     -----------     -----------     -----------     -----------
                                                                            (in thousands)
EARNING ASSETS:
     Loans, net of unearned income (3)......  $     87,480    $    48,468     $   141,747     $   115,503     $   393,198
     Investment securities .................           276          1,514           6,799           1,852          10,441
     Securities available for sale..........         1,683          6,659          57,111          76,655         142,108
     Federal funds sold.....................           612            -               -               -               612
     Other short-term investments...........           596            -                99             -               695
                                              ------------    -----------     -----------     -----------     -----------
         Total earning assets...............        90,647         56,641         205,756         194,010         547,054
                                              ============    ===========     ===========     ===========     ===========
INTEREST-BEARING LIABILITIES:
     Interest checking (2) .................        17,242            553          42,215               -          60,010
     Regular savings (2) ...................        18,514          1,714          26,465               -          46,693
     Money market savings...................        49,481            181             725               -          50,387
     Certificates of deposit:
         $100,000 and over..................        13,703         30,262          14,456               -          58,421
         Under $100,000.....................        44,709         93,919          57,042               -         195,670
     Short-term borrowings .................        22,645          4,600               -               -          27,245
     Long-term borrowings ..................            -              -           21,975           1,740          23,715
                                              ------------    -----------     -----------     -----------     -----------
         Total interest-bearing
            liabilities ....................       166,294        131,229         162,878           1,740         462,141
                                              ------------    -----------     -----------     -----------     -----------
     Period gap.............................       (75,647)       (74,588)         42,878         192,270
     Cumulative gap.........................  $    (75,647)   $  (150,235)    $  (107,357)    $    84,913     $    84,913
                                              ============    ===========     ===========     ===========     ===========
     Ratio of cumulative gap to
          total earning assets..............      (13.83)%       (27.46)%        (19.62)%          15.52%
                                              ===========     ===========     ===========     ===========

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2) The Company has determined that interest-bearing checking deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the "1 - 5 Years"column.

(3) Excludes non-accrual loans

OTHER INCOME

Other income increased by 26.6% from $3.5 million in 1996 to $4.4 million in 1997. This increase is largely attributable to a gain on the sale of other real estate totaling $446,000 in 1997. In addition, Union Mortgage Company, which began operations in January 1997, provided an increase in mortgage origination income of $359,000. Union Investment Services also showed an increase of $89,000 in income from commissions as it continued to expand its operations to meet the needs of the communities the Company serves. The remaining increase in non-interest income is reflective of management's efforts to maximize fee-based income and from steady growth in its principal source of non-interest income, service fees.

Other income increased by 32.1% from $2.6 million in 1995 to $3.5 million in 1996. This increase was largely attributable to an increase of $150,000 in commissions earned by Union Investment Services; $47,000 from the sale of a pool of loans; and $262,000 in non-taxable life insurance proceeds related to a directors deferred compensation plan.

UNION BANKSHARES CORPORATION


OTHER EXPENSES

Other expenses totaled $16.1 million in 1997, up 11.3% over $14.5 million in 1996. Increases in personnel and operating costs are largely attributable to the growth of the Company and to its continuing investment in technology and people. Management considers a portion of such costs to be an investment in the future as we establish the infrastructure necessary to provide new products and more convenient service to our customers, and to manage a much larger organization. With the completion of the data processing conversions in 1997, management feels it is beginning to see the returns on this investment. The Company's efficiency ratio has been consistently below 60% which has allowed the Company to make the necessary investments in technology without significantly affecting earnings.

Other expenses totaled $14.5 million in 1996, up 11.2% over $13.0 million in 1995 and, like 1997, was reflective of the overall growth of the Company and emphasis on putting the right systems and the right people in place to achieve our corporate goals.

LOAN PORTFOLIO

Loans, net of unearned income, totaled $395.3 million at December 31, 1997, an increase of 12.2% over $352.3 million at December 31, 1996.

Loans, net of unearned income, totaled $352.3 million at December 31, 1996, an increase of 7.7% over $327.1 million at December 31, 1995. Though loan demand slowed in 1996 from the levels attained in 1995 and 1994, the Company continued to experience strong loan demand.

Union Bankshares has achieved a rate of growth consistent with the economies of the markets within which it operates and has maintained or increased its market share in each.

LOAN PORTFOLIO

                                                                             DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                                  1997           1996            1995             1994           1993
                                              -----------     -----------     -----------     -----------     -----------
                                                                            (in thousands)
Commercial..................................  $     45,478    $    37,263     $    36,920     $    40,276     $    37,472
Loans to finance agriculture production
     and other loans to farmers ............         1,590          3,080           2,878           3,083           3,344
Real estate:
     Real estate construction ..............         7,270          6,435           7,849           5,453           7,432
     Real estate mortgage:
         Residential (1 - 4 family).........       134,638        117,125         102,419          92,007          86,348
         Home equity lines..................        21,061         21,964          22,561          22,503          21,905
         Multi-family.......................         1,777          1,353           1,274           1,406           1,179
         Commercial(1)......................       101,629         83,118          76,652          60,653          53,165
         Agricultural.......................         2,292          2,262           2,776           2,943           3,123
                                              ------------    -----------     -----------     -----------     -----------
         Total real estate..................       268,667        232,257         213,531         184,965         173,152
 Loans to individuals:
     Consumer...............................        77,125         76,383          70,143          64,683          43,754
     Credit card............................         2,682          2,567           2,235           1,714           1,490
                                              ------------    -----------     -----------     -----------     -----------
         Total loans to individuals.........        79,807         78,950          72,378          66,397          45,244
All other loans.............................           879          2,125           2,619           2,024             509
                                              ------------    -----------     -----------     -----------     -----------
         Total loans........................       396,421        353,675         328,326         296,745         259,721
Less unearned income........................         1,083          1,398           1,194             976           1,246
                                              ------------    -----------     -----------     -----------     -----------
     Total net loans........................  $    395,338    $   352,277     $   327,132     $   295,769     $   258,475
                                              ============    ===========     ===========     ===========     ===========

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral.

MATURITY SCHEDULE OF LOANS

                                     1 YEAR OR LESS           1 - 5 YEARS            AFTER 5 YEARS               TOTAL
                                  -------------------      ------------------     ------------------       ---------------
                                                                       (in thousands)
December 31, 1997................      $  135,941             $  143,191              $  117,289             $  396,421
December 31, 1996................         140,871                140,247                  72,557                353,675
December 31, 1995................         143,478                125,960                  58,888                328,326

Loans secured by real estate comprised 68.0% of the total loan portfolio at December 31, 1997, up from 65.9% in 1996. Of this total, single-family, residential loans comprised 34.1% of the total loan portfolio at December 31, 1997, up slightly from 33.2% in 1996 and reflective of the efforts of the Company's new subsidiary, Union Mortgage Company. Loans secured by commercial real estate comprised 25.7% of the total loan portfolio at December 31, 1997, as compared to 23.6% in 1996, and consist principally of commercial and industrial loans where real estate constitutes a secondary source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for only 1.8% of total loans outstanding at December 31, 1997. The Company's charge-off rate for all loans secured by real estate has historically been low.

The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 19.5% of total loans at December 31, 1997, down from 21.7% in 1996. Commercial loans, secured by non-real estate business assets comprised 11.5% of total loans at the end of 1997, an increase from 10.6% at the end of 1996. Loans to the agricultural industry totaled less than 1.5% of the loan portfolio in each of the last five years.

The Company is focused on providing community-based financial services and discourages the origination of loans outside of its principal trade area. The Company maintains a policy not to originate or purchase loans to foreign entities or loans classified by regulators as highly leveraged transactions.

To slow the growth of the real estate loans in the loan portfolio, facilitate asset/liability management and generate additional fee income, the Company sells a portion of conforming first mortgage residential real estate loans to the secondary market as they are originated. The Company expanded this activity in 1997, with the formation of Union Mortgage Company, LLC ("Union Mortgage"). Union Mortgage serves as a mortgage brokerage operation, selling the majority of its loan production in the secondary market while retaining loans meeting the banks' current asset/liability management needs. This venture has provided the banks' customers with enhanced mortgage products and the Company with improved efficiencies through the consolidation of this function.

ASSET QUALITY - ALLOWANCE/PROVISION FOR LOAN LOSSES

The allowance for loan losses represents management's estimate of the amount adequate to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Company's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified nor attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and size of the allowance in comparison to peer companies identified by regulatory agencies.

Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 1997, the allowance for loan losses was $4.6 million, or 1.15% of total loans as compared to $4.4 million, or 1.25% in 1996. At December 31, 1997, the Company's allowance for loan losses exceeded the sum of net loan charge-offs over the last four years.

UNION BANKSHARES CORPORATION


ALLOWANCE FOR LOAN LOSSES

                                                                                     DECEMBER 31,
                                                        -----------------------------------------------------------------
                                                            1997         1996         1995         1994           1993
                                                       ------------   ----------   ----------  -----------    -----------
                      (dollars in thousands)
Balance, beginning of year..........................    $      4,388  $    4,060   $     4,110  $     3,822  $      3,704
Loans charged-off:
     Commercial.....................................             247         114           645          442           841
     Real estate....................................               4          59           185          273           242
     Consumer ......................................             957         795           422          355           585
                                                       -------------  ----------   ----------- ------------   -----------
         Total loans charged-off....................           1,208         968         1,252        1,070         1,668
                                                       -------------  ----------   ----------- ------------   -----------
Recoveries:
     Commercial.....................................               8         275           114           18            57
     Real estate....................................              49          10            16           92            29
     Consumer.......................................             146         116            95          146           129
                                                       -------------  ----------   ----------- ------------   -----------
         Total recoveries...........................             203         401           225          256           215
                                                       -------------  ----------   ----------  ------------   -----------
Net loans charged-off...............................           1,005         567         1,027          814         1,453
Provision for loan losses...........................           1,182         895           977        1,102         1,571
                                                       -------------  ----------   ----------- ------------   -----------
Balance, end of year................................    $      4,565  $    4,388   $     4,060  $     4,110  $      3,822
                                                       =============  ==========   =========== ============   ===========
Ratio of allowance for loan losses to total
     loans outstanding at end of year ..............            1.15%       1.25%         1.24%        1.39%         1.48%
Ratio of net charge-offs to average
     loans outstanding during year .................            0.27%       0.16%         0.33%        0.30%         0.66%

The allowance for loan losses as of December 31, 1996 was $4.4 million, or 1.25% of total loans as compared to $4.1 million, or 1.24% in 1995. The provision for loan losses in 1996 totaled $895,000 as compared to $977,000 in 1995.

NON-PERFORMING ASSETS

Non-performing assets were $4.9 million at December 31, 1997, down from $7.4 million at December 31, 1996. Non-accrual loans increased from $420,000 in 1996 to $2.1 million in 1997, due principally to loans made in connection with the sale of the Company's real estate investment. Foreclosed properties decreased from $4.1 million to $1.7 million as several properties were sold, including $1.9 million for a single property comprising over 1,800 acres in King George county. This property was sold in February 1997 at a gain of $120,000. Other sales of foreclosed property resulted in additional gains totaling $326,000 in 1997.

NONPERFORMING ASSETS

                                                                             DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                                  1997           1996            1995             1994           1993
                                              -----------     -----------     -----------     -----------     -----------
                                                                         (dollars in thousands)
Nonaccrual loans............................  $      2,140    $       420      $      669     $     1,731     $     2,920
Foreclosed properties.......................         1,746          4,056           3,620           1,842           1,533
Real estate investment......................         1,050          2,970               -               -               -
                                              ------------    -----------     -----------     -----------     -----------
     Total nonperforming assets.............  $      4,936    $     7,446     $     4,289     $     3,573     $     4,453
                                              ============    ===========     ===========     ===========     ===========
Loans past due 90 days and
     accruing interest......................  $      2,675    $     3,163     $     3,126     $     1,671     $     3,193
                                              ============    ===========     ===========     ===========     ===========
Nonperforming assets to year-end
     loans, foreclosed properties and
     real estate investment.................          1.24%          2.07%           1.30%           1.20%           1.72%
Allowance for loan losses to
     nonaccrual loans.......................        213.32%      1,044.76%         606.88%         237.44%         130.89%

As of December 31, 1997, nonperforming assets includes approximately $1.1 million representing an investment in income-producing property and included in other assets. This property consists of 13 single family homes which are either rented or listed for sale and are located near Fredericksburg, Virginia. The Company had previously acquired a limited interest in this property through settlement of a loan and, in 1996, acquired the remaining ownership and control from the general partner. The carrying value of this investment in real estate is supported by residential appraisals of the homes which are being sold in an orderly manner, and management expects no loss on this investment. Because the initial downpayment on many of these houses was insufficient to qualify for full accrual sale treatment, they are being carried as nonaccrual loans until such time as the borrowers' investment in the property exceeds the required threshold.

Most of the nonperforming assets are secured by real estate within the Company's trade area. Based on the estimated fair values of the related real estate, management considers these amounts to be recoverable, with any individual deficiency considered in the allowances for loan or real estate losses.

Nonaccrual loans and foreclosed properties were $4.5 million at December 31, 1996, up from $4.3 million at December 31, 1995. Non-accrual loans decreased by $249,000 in 1996 while other real estate owned increased from $3.6 million to $4.1 million.

SECURITIES

At December 31, 1997, $142.1 million, or over 93%, of the Company's securities were classified as available for sale, as compared to $129.3 million at December 31, 1996. Investment securities totaled $10.4 million at December 31, 1997 and consists of securities which management intends to hold to maturity.

At December 31, 1996, $129.3 million, or over 91%, of the Company's securities were classified as available for sale, as compared to $126.4 million at December 31, 1995. Investment securities totaled $11.4 million at December 31, 1996 and consists of securities which management intends to hold to maturity.

The Company seeks to diversify its portfolio to minimize risk and to maintain a large amount of securities issued by states and political subdivisions due to the tax benefits such securities provide.

UNION BANKSHARES CORPORATION








MATURITIES OF INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

                                                                           DECEMBER 31, 1997
                                              ---------------------------------------------------------------------------
                                                                                                 OVER 10
                                                                                                 YEARS &
                                                 1 YEAR          1 - 5          5 - 10           EQUITY
                                                 OR LESS         YEARS           YEARS         SECURITIES        TOTAL
                                              -----------     -----------     -----------     -----------     -----------
                                                                         (dollars in thousands)
U.S. government and agency securities:
     Amortized cost.........................  $      3,060    $     9,373     $     8,948     $        -      $    21,381
     Fair value.............................         3,058          9,405           8,965              -           21,428
     Weighted average yield(1)..............          5.59%          6.34%           7.06%             -             6.53%
Mortgage backed securities:
     Amortized cost.........................  $      2,002    $    35,542      $   12,516     $         -     $    50,060
     Fair value.............................         2,003         35,704          12,520               -          50,227
     Weighted average yield(1)..............          6.36%          6.67%           7.13%              -            6.77%
Municipal bonds:
     Amortized cost.........................  $      4,817    $    15,440     $    36,273     $    15,093     $    71,623
     Fair value. ...........................         4,869         15,896          37,825          15,524          74,114
     Weighted average yield(1)..............          8.89%          8.47%           7.96%           7.79%           8.09%
Other securities:
     Amortized cost.........................  $       225     $     3,023     $       223     $     3,426     $     6,897
     Fair value. ...........................          225           3,081             231           3,484           7,021
     Weighted average yield(1)..............         6.20%           6.97%           7.20%           7.54%           7.23%
Total securities:
     Amortized cost.........................  $     10,104    $    63,378     $    57,960     $    18,519     $   149,961
     Fair value.............................        10,155         64,086          59,541          19,008         152,790
     Weighted average yield(1)..............          7.33%          7.07%           7.64%           7.74%           7.39%


(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

DEPOSITS

Increased competition for customer deposits continues to be a challenge for the Company, as reflected by continued rise in other borrowings in 1997 to fund growth in earning assets. In 1997 growth in the loan portfolio exceeded 12.3% and securities growth was 8.4% while deposit growth was only 7.4%. Although average demand deposits and interest-bearing checking accounts experienced moderate growth in 1997, the increasing competition for deposits and the current interest rate environment have resulted in declines in lower cost savings and money market accounts.

Total deposits grew from $439.6 million at December 31, 1996 to $472.1 million at December 31, 1997. Over this same period, average interest-bearing deposits were $399.9 million, or 5.5% over the 1996 average of $379.0 million. The majority of this increase is represented by a $25.7 million increase in certificates of deposit. Average balances for lower cost money market and regular savings decreased by a total of $13.6 million. The Company's lowest cost source of funds, non-interest-bearing and interest-bearing demand deposits both increased, by a total of $12.3 million. The Company has no brokered deposits.

AVERAGE DEPOSITS AND RATES PAID


                                                                          YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------------
                                                           1997                     1996                     1995
                                                 -----------------------   ----------------------    ---------------------
                                                   AMOUNT        RATE        AMOUNT       RATE        AMOUNT       RATE
                                                 -----------------------   ----------------------    ---------------------
                                                                          (dollars in thousands)
Non-interest-bearing accounts .................  $     55,773      -      $     52,305       -       $   47,472        -
Interest-bearing accounts:
     Interest checking.........................        56,495    2.57%          47,685     2.52%         43,503      2.73%
     Money market..............................        51,119    3.37%          55,048     3.27%         58,265      3.39%
     Regular savings...........................        46,452    3.09%          56,108     3.47%         57,312      3.74%
     Certificates of deposit:
         Less than $100,000....................       191,304    5.69%         170,032     5.84%        154,016      5.67%
         $100,000 and over.....................        54,545    5.32%          50,083     5.20%         42,289      5.48%
                                                 ------------              -----------               ----------
Total interest-bearing.........................       399,915    4.60%         378,956     4.62%        355,385      4.60%
                                                 ------------              -----------               ----------
     Total average deposits....................  $    455,688             $    431,261               $  402,857
                                                 ============              ===========               ==========


MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

                                                                                                                 PERCENT
                                         WITHIN          3 - 6        6 - 12         OVER 12                    OF TOTAL
                                        3 MONTHS        MONTHS        MONTHS         MONTHS         TOTAL       DEPOSITS
                                        ----------    ----------    ----------    -----------    ----------    ---------
                                                                      (dollars in thousands)
At December 31, 1997.................   $   11,716    $   29,308    $   13,924    $     3,473    $   58,421       12.37%
At December 31, 1996.................       13,444        11,663        12,346         14,359        51,812       11.79%
At December 31, 1995.................       10,513         9,514         8,172         18,307        46,506       11.19%

Further development of core deposits remains a primary objective, as they represent a stable, lower cost source of funds for asset growth. The Company's introduction of in-store branches in 1996 has provided opportunities to attract deposits at a much lower initial investment than traditional branches. Union Bank opened two branches in high-scale convenience stores in 1996 and has two additional branches planned for 1998. Northern Neck State Bank opened a branch in a Wal*Mart Superstore in 1996. The addition of the Northern Neck branches of Signet is also expected to provide a strong core deposit customer base.

Total deposits grew from $415.8 million at December 31, 1995 to $439.6 million at December 31, 1996. Over this same period, average interest-bearing deposits were $379 million, or 6.6% over the 1995 average of $355.4 million.

CAPITAL RESOURCES

Capital resources represents funds, earned or obtained, over which financial institutions can exercise greater or longer control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to size, composition, and quality of the Company's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses, yet allow management to effectively leverage its capital to maximize return to shareholders.

The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighed categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 16.68% and 16.29% on December 31, 1997 and 1996, respectively. The Company's ratio of risk-weighted assets to Tier 1 capital was 15.56% and 15.15% at December 31, 1997 and 1996, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 1997 and 1996.

UNION BANKSHARES CORPORATION


The Company's strategic plan includes targeted capital levels between 8% and 9%. The addition of the five Signet branches will bring the Company's capital levels down into this range bringing with it an expected increase in return on average equity.

ANALYSIS OF CAPITAL

                                                                      DECEMBER 31,
                                                              -----------       ----------
                                                                 1997              1996
                                                              -----------       ----------
                                                                 (dollars in thousands)
Tier 1 capital:
     Common stock..........................................   $     14,304      $   14,267
     Surplus  .............................................            388             160
     Retained earnings.....................................         49,105          43,863
     Less: core deposit intangibles........................           (237)           (263)
                                                              ------------      ----------
     Total Tier 1 capital .................................         63,560          58,027
                                                              ------------      ----------
Tier 2 capital:
     Allowance for loan losses ............................          4,565           4,388
     Allowable long-term debt..............................              -               -
                                                              ------------      ----------
     Total Tier 2 capital .................................          4,565           4,388
                                                              ------------      ----------
     Total risk-based capital..............................   $     68,125      $   62,415
                                                              ============      ==========
Risk-weighted assets ......................................   $    408,367      $  383,046
                                                              ============      ==========
Capital ratios:
     Tier 1 risk-based capital ratio.......................          15.56%          15.15%
     Total risk-based capital ratio........................          16.68%          16.29%
     Tier 1 capital to average adjusted total assets.......          11.27%          10.70%
     Equity to total assets ...............................          10.68%          10.83%

LIQUIDITY

Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest bearing deposits with banks, federal funds sold, investments and loans maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet it customers' credit needs.

At December 31, 1997, cash and cash equivalents and securities classified as available for sale were 27.5% of total assets, compared to 28.1% at December 31, 1996. Asset liquidity is also provided by managing loan and securities maturities and cash flows.

Additional sources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain Federal funds lines with several regional banks totaling in excess of $40.0 million at December 31, 1997. At year end 1997, the Banks had outstanding $11.7 million of borrowings pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $64 million at December 31, 1997.

YEAR 2000

Management has initiated a program to prepare the Company's computer systems and applications for the year 2000. The Company expects to incur internal staff costs as well as consulting and other expenses related to the infrastructure and facilities enhancements necessary to prepare its systems for the year 2000. Testing and conversion of system applications is expected to cost approximately $250,000, with all systems expected to be compliant by June 1999. A significant portion of these costs are not likely to be incremental costs, but rather a redeployment of existing information technology resources.

RECENT ACCOUNTING PRONOUNCEMENTS

In 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires recognition of financial assets and liabilities using a financial-components approach which focuses on control of the assets transferred. After issuance of SFAS No.125, FASB issued SFAS No. 127 which deferred the effective date for SFAS No. 125 until fiscal years beginning after December 31, 1997. Management believes the adoption of this new standard will not have a material impact on the financial condition or results of operations of the Company.

Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," established standards for the reporting and presentation of comprehensive income, which is divided into net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. SFAS 130 requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for fiscal years beginning after December 15, 1997. Accordingly, the Company intends to comply with SFAS 130 beginning with its 1998 fiscal year. Management has not yet determined the impact, if any, of this statement on the Company.

Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments, including related product information, both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and performance results. Information such as segment net earnings, appropriate revenue and expense items and certain balance sheet items are required to be presented, and such amounts are required to be reconciled to the Company's combined financial information. This standard is effective for financial statements issued for periods ending after December 31, 1997, including interim periods. The Company will assess the methodologies and reporting for compliance with SFAS 131.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

UNION BANKSHARES CORPORATION


CONSOLIDATED BALANCE SHEETS


UNION BANKSHARES CORPORATION AND SUBSIDIARIES
DECEMBER 31, 1997 AND 1996
(dollars in thousands)


ASSETS                                                                                    1997                 1996
                                                                                      -----------           -----------
Cash and cash equivalents:
     Cash and due from banks                                                          $    20,147           $    19,333
     Interest-bearing deposits in other banks                                                 695                 1,016
     Federal funds sold                                                                       612                 2,104
                                                                                      -----------           -----------
         Total cash and cash equivalents                                                   21,454                22,453
                                                                                      -----------           -----------
Securities available for sale, at fair value (note 2)                                     142,108               129,268
Investment securities, at amortized cost (note 2)                                          10,441                11,423
                                                                                      -----------           -----------
         Total securities                                                                 152,549               140,691
                                                                                      -----------           -----------
Loans, net of unearned income (notes 3 and 10)                                            395,338               352,277
     Less allowance for loan  losses (note 4)                                               4,565                 4,388
                                                                                      -----------           -----------
         Net loans                                                                        390,773               347,889
                                                                                      -----------           -----------
Bank premises and equipment, net (note 5)                                                  16,934                14,281
Other real estate owned                                                                     1,746                 4,056
Other assets (note 7)                                                                      12,025                11,523
                                                                                      -----------           -----------
         Total assets                                                                 $   595,481           $   540,893
                                                                                      ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest-bearing demand deposits                                                  $    60,962           $    55,005
Interest-bearing deposits:
     Savings accounts                                                                      46,693                54,364
     NOW accounts                                                                          60,010                49,834
     Money market accounts                                                                 50,387                54,431
     Time deposits of $100,000 and over                                                    58,421                51,812
     Other time deposits                                                                  195,670               174,161
                                                                                      -----------           -----------
         Total interest-bearing deposits                                                  411,181               384,602
                                                                                      -----------           -----------
         Total deposits                                                                   472,143               439,607
                                                                                      -----------           -----------
Short-term borrowings (note 6)                                                             27,245                27,403
Long-term borrowings (note 6)                                                              23,715                11,125
Other liabilities (note 8)                                                                  6,870                 4,192
                                                                                      -----------           -----------
         Total liabilities                                                                529,973               482,327
                                                                                      -----------           -----------
Stockholders' equity (notes 8 and 12):
     Common stock, $4 par value.  Authorized 12,000,000 shares;
     issued and outstanding, 3,575,937 shares in 1997 and 3,566,915 shares in 1996         14,304                14,267
     Surplus                                                                                  388                   160
     Retained earnings                                                                     49,105                43,863
     Unrealized net gain on securities available for sale, net of taxes                     1,711                   276
                                                                                      -----------           -----------
         Total stockholders' equity                                                        65,508                58,566
                                                                                      -----------           -----------
Commitments and contingencies (notes 5 and 9)
         Total liabilities and stockholders' equity                                   $   595,481           $   540,893
                                                                                      ===========           ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

UNION BANKSHARES CORPORATION AND SUBSIDIARIES YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 (dollars in thousands, except per share amounts)


                                                                     1997                 1996                  1995
                                                                -----------           -----------           -----------
Interest income:
     Interest and fees on loans (note 3)                        $    34,602           $    32,444            $   29,561
     Interest on securities:
         U.S. government and agency securities                        3,138                 4,079                 4,306
         Obligations of states and political subdivisions             3,864                 3,757                 3,194
         Other securities                                             1,914                   355                   663
     Interest on Federal funds sold                                     199                   317                   327
     Interest on interest-bearing deposits in  other banks               46                    44                    32
                                                                -----------           -----------           -----------
              Total interest income                                  43,763                40,996                38,083
                                                                -----------           -----------           -----------
Interest expense:
     Interest on deposits                                            18,412                17,491                16,365
     Interest on other borrowings                                     2,328                 1,839                 1,490
                                                                -----------           -----------           -----------
              Total interest expense                                 20,740                19,330                17,855
                                                                -----------           -----------           -----------
              Net interest income                                    23,023                21,666                20,228

Provision for loan losses (note 4)                                    1,182                   895                   977
                                                                -----------           -----------           -----------
              Net interest income after provision
                  for loan losses                                    21,841                20,771                19,251
Other income:
     Service charges on deposit accounts                              2,065                 1,914                 1,785
     Other service charges and fees                                   1,360                   770                   425
     Losses on securities transactions, net                             (29)                  (33)                  (16)
     Gains on sales of loans                                              -                    47                     -
     Gains (losses) on sales of other real estate owned
         and bank premises, net                                         446                   (11)                  (11)
     Other operating income                                             536                   772                   435
                                                                -----------           -----------           -----------
              Total other income                                      4,378                 3,459                 2,618
                                                                -----------           -----------           -----------
Other expenses:
     Salaries and benefits                                            8,702                 7,587                 6,794
     Occupancy expenses                                                 966                   917                   739
     Furniture and equipment expenses                                 1,346                 1,184                 1,030
     FDIC assessments                                                    67                    13                   467
     Other operating expenses                                         5,059                 4,801                 4,007
                                                                -----------           -----------           -----------
              Total other expenses                                   16,140                14,502                13,037
                                                                -----------           -----------           -----------
Income before income taxes                                           10,079                 9,728                 8,832
Income tax expense (note 7)                                           2,196                 2,272                 2,079
                                                                -----------           -----------           -----------
              Net income                                        $     7,883           $     7,456            $    6,753
                                                                ===========           ===========           ===========
Basic net income per share (note 11)                            $      2.21           $      2.09            $     1.91

                                                                -----------           -----------           -----------
Diluted net income per share (note 11)                          $      2.20           $      2.08            $     1.90

                                                                -----------           -----------           -----------
Cash dividends per share of common stock                        $      0.74           $      0.64            $     0.56
                                                                ===========           ===========           ===========


See accompanying notes to consolidated financial statements.

UNION BANKSHARES CORPORATION


CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(dollars in thousands)

                                                                                                    UNREALIZED
                                                                                                  GAINS (LOSSES)
                                                      COMMON STOCK                                 ON SECURITIES
                                                 _______________________                RETAINED    AVAILABLE
                                                   SHARES       AMOUNT       SURPLUS    EARNINGS   FOR SALE, NET  TOTAL
                                                 ----------   ----------   ---------    --------- -------------  ---------
Balance - December 31, 1994                       3,539,118   $   14,157   $    (153)   $  33,917    $   (688)   $  47,233

Cash dividends declared                                -              -            -       (1,948)          -       (1,948)

Issuance of common stock under
     Dividend Reinvestment Plan                       9,412           37         193           -            -          230

Issuance of common stock under
     incentive stock option plan                     13,440           54          26           -            -           80

Change in net unrealized losses
     on securities available for sale,
     net of taxes of $688                              -               -           -           -         1,335       1,335

Net income - 1995                                      -               -           -        6,753           -        6,753
                                                 ----------   ----------   ---------    --------- -------------  ---------

Balance - December 31, 1995                       3,561,970       14,248          66       38,722          647      53,683

Cash dividends declared                                -              -           -        (2,315)          -       (2,315)

Issuance of common stock under
     Dividend Reinvestment Plan                      11,145           45         227           -            -          272

Stock repurchased under Stock
     Repurchase Plan                                 (6,200)         (26)       (133)          -            -         (159)

Change in net unrealized losses on
     securities available for sale,
     net of taxes $185                                 -              -           -            -         (371)       (371)

Net income - 1996                                      -              -           -         7,456           -       7,456
                                                 ----------   ----------   ---------    --------- -------------  ---------

Balance - December 31, 1996                       3,566,915       14,267         160       43,863         276      58,566

Cash dividends declared                                   -            -           -       (2,641)          -      (2,641)

Issuance of common stock under
     Dividend Reinvestment Plan                      10,522           43         261            -           -         304

Stock purchased under Stock
     Repurchase Plan                                 (1,500)          (6)        (33)           -           -         (39)

Change in net unrealized gains on
     securities available for sale,
     net of taxes $728                                    -            -           -            -       1,435       1,435

Net income -1997                                          -            -           -        7,883           -       7,883
                                                 ----------   ----------   ---------    --------- -------------  ---------

Balance - December 31, 1997                       3,575,937   $   14,304   $     388    $  49,105    $  1,711    $ 65,508
                                                 ==========   ==========   =========    ========= =============  =========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(dollars in thousands)


                                                                     1997                 1996                 1995
                                                                -----------           -----------           -----------
Operating activities:
    Net income                                                  $     7,883           $     7,456           $     6,753
    Adjustments to reconcile net income to net cash and
       cash equivalents provided by operating activities:
          Depreciation and amortization of
              bank premises and equipment                             1,350                 1,120                   906
          Provision for loan losses                                   1,182                   895                   977
          Losses on securities transactions, net                         29                    33                    16
          Gains on sale of loans                                          -                   (47)                    -
          (Gains) losses on sales of other real estate owned, net      (446)                  (11)                   11
          Deferred income tax expense (benefit)                        (169)                 (176)                   20
          Decrease (increase) in accrued interest receivable           (292)                   88                  (463)
          Other, net                                                  2,109                (1,593)                  480
                                                                -----------           -----------           -----------
              Net cash and cash equivalents provided
                 by operating activities                             11,646                 7,765                 8,700
                                                                -----------           -----------           -----------
Investing activities:
    Purchases of investment securities                               (1,164)                 (357)               (4,731)
    Proceeds from maturities of investment securities                 2,136                 4,072                18,032
    Purchases of securities available for sale                      (37,265)              (47,286)              (31,466)
    Proceeds from sales of securities available for sale              2,857                18,677                 4,892
    Proceeds from maturities of securities available for sale        23,512                24,989                 5,621
    Net increase in loans                                           (44,920)              (26,300)              (34,539)
    Purchases of bank premises and equipment                         (4,003)               (5,143)               (2,552)
    Proceeds from sales of bank premises and equipment                    -                     2                     -
    Proceeds from sales of other real estate owned                    3,611                   212                   355
                                                                -----------           -----------           -----------
              Net cash and cash equivalents used in
                 investing activities                               (55,236)              (31,134)              (44,388)
                                                                -----------           -----------           -----------
Financing activities:
    Net increase in non-interest-bearing deposits                     5,956                 5,100                   690
    Net increase in interest-bearing deposits                        26,579                18,752                24,833
    Net increase (decrease) in short-term borrowings                   (158)               (3,705)               10,564
    Proceeds from long-term borrowings                               12,800                10,000                     -
    Repayment of long-term borrowings                                  (210)                 (150)                 (150)
    Cash dividends paid                                              (2,641)               (2,315)               (1,948)
    Issuance of common stock                                            304                   272                   310
    Purchases of common stock                                           (39)                 (159)                   -
                                                                -----------           -----------           -----------
              Net cash and cash equivalents provided
                 by financing activities                             42,591                27,795                34,299
                                                                -----------           -----------           -----------
Increase (decrease) in cash and cash equivalents                       (999)                4,426                (1,389)
Cash and cash equivalents at beginning of year                       22,453                18,027                19,416
                                                                -----------           -----------           -----------
Cash and cash equivalents at end of year                        $    21,454           $    22,453           $    18,027
                                                                ===========           ===========           ===========
Supplemental Disclosures of Cash Flow Information
    Cash payments for:
       Interest                                                 $    20,738           $    19,399           $    17,535
       Income taxes                                             $     2,443           $     1,971           $     1,903

See accompanying notes to consolidated financial statements.

UNION BANKSHARES CORPORATION


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting policies and practices of Union Bankshares Corporation and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practice within the banking industry. Major policies and practices are described below:


       (A)    PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company ("Union Bank"), Northern Neck State Bank ("Northern Neck") and King George State Bank ("King George") and its non-banking subsidiaries, Union Investment Services, Inc. and Union Mortgage Company, LLC. All significant intercompany balances and transactions have been eliminated. King George was merged with and into the Company on September 1, 1996. The merger was accounted for as a pooling-of-interests and, accordingly, the amounts in the consolidated financial statements include the accounts and results of King George for all periods presented.

              The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 1997 presentation.


       (B)    INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

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

              The Company measures the value of impaired loans based on the present value of the expected future cash flows discounted at the loan's effective rate, or the fair value of the loan's collateral and establishes an allowance for loan losses based on this measurement period. The Company includes, as a component of its allowance for loan losses, amounts it deems adequate to cover estimated losses related to impaired loans.
              Interest income on impaired loans is recognized on a cash basis.


       (E)    BANK PREMISES AND EQUIPMENT

              Bank premises and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using either the straight-line or accelerated method based on the type of asset involved. It is the policy of the Company to capitalize additions and improvements and to depreciate the cost thereof over their estimated useful lives. Maintenance, repairs and renewals are expensed as they are incurred.


       (F)    INCOME TAXES

              Deferred income tax assets and liabilities are recorded for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.


       (G)    OTHER REAL ESTATE OWNED

              Foreclosed assets are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost at the time of foreclosure. Such determination is made on an individual asset basis. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases and is more than its carrying amount, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income. Recovery of the carrying value of such real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.


       (H)    CONSOLIDATED STATEMENTS OF CASH FLOWS

              For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interest-bearing deposits in other banks and Federal funds sold. Other real estate owned increased in the amount of $880,000, $635,000 and $2,375,000 during the years ended December 31, 1997, 1996 and 1995, respectively, as a result of loan foreclosures. The Company also transferred $71,872,000 in investment securities to securities available for sale during 1995. These represent non-cash investing activities for purposes of the consolidated statements of cash flows.

UNION BANKSHARES CORPORATION



       (I)    PENSION PLAN

              The Company computes the net periodic pension cost of its pension plan in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Costs of the plan are determined by independent actuaries.


       (J)    EARNINGS PER SHARE

              The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," for the year ended December 31, 1997 and restated all previous years. SFAS 128 establishes new standards for computing and presenting earnings per share (EPS). The statement replaces the presentation of primary EPS with basic EPS and presentation of fully diluted EPS with diluted EPS. Basic EPS is computed by dividing net income, less required dividends on redeemable preferred stock, by the weighted average number of common shares outstanding during the year. Diluted EPS is computed using the weighted average number of common shares outstanding during the year, including the dilutive effect of stock options.


       (K)    USE OF ESTIMATES

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions of certain amounts in the financial statements. Actual results could differ from these estimates.


 2     INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE


       The amortized cost, gross unrealized gains and losses of investment securities and estimated fair values at December 31, 1997 and 1996 are summarized as follows (in thousands):


                                                                                          1997
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS            LOSSES            VALUE
                                                        -----------       -----------      ------------      -----------
       U.S. government and agency securities            $        349      $         -      $          -      $       349
        Obligations of states and
           political subdivisions                              8,236              218                 4            8,450
       Corporate and other bonds                               1,856               29                 2            1,883
                                                        ------------      -----------      ------------      -----------
                                                        $     10,441      $       247      $          6      $    10,682
                                                        ============      ===========      ============      ===========


                                                                                          1996
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS            LOSSES            VALUE
                                                        -----------       -----------      ------------      -----------
       U.S. government and agency securities            $        849      $         -      $         10      $       839
       Obligations of states and
           political subdivisions                              8,606              276                17            8,865
       Corporate and other bonds                               1,968               23                 6            1,985
                                                        ------------      -----------      ------------      -----------
                                                        $     11,423      $       299      $         33      $    11,689
                                                        ============      ===========      ============      ===========

       The amortized cost, estimated fair value and gross unrealized gains and losses of securities available for sale at December 31, 1997 and 1996 are summarized as follows (in thousands):


                                                                                          1997
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS            LOSSES            VALUE
                                                        -----------       -----------      ------------      -----------
       U.S. government and agency securities            $     21,032      $        77      $         30      $    21,079
       Obligations of states and
           political subdivisions                             63,387            2,282                 5           65,664
       Corporate and other bonds                               1,498               27                 -            1,525
       Mortgage-backed securities                             50,060              411               244           50,227
       Federal Reserve Bank stock                                415                -                 -              415
       Federal Home Loan Bank stock                            2,806               16                 -            2,822
       Other securities                                          322               54                 -              376
                                                        ------------      -----------      ------------      -----------
                                                        $    139,520      $     2,867      $        279      $   142,108
                                                        ============      ===========      ============      ===========





                                                                                         1996
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS            LOSSES            VALUE
                                                        ------------      -----------      ------------      -----------
       U.S. government and agency securities            $     18,405      $        45      $        109      $    18,341
       Obligations of states and
           political subdivisions                             61,553            1,233               247           62,539
       Corporate and other bonds                               1,498               21                 7            1,512
       Mortgage-backed securities                             44,347              171               741           43,777
       Federal Reserve Bank stock                                361                -                 -              361
       Federal Home Loan Bank stock                            2,402                -                 -            2,402
       Other securities                                          277               68                 9              336
                                                        ------------      -----------      ------------      -----------
                                                        $    128,843      $     1,538      $      1,113      $   129,268
                                                        ============      ===========      ============      ===========

       The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             INVESTMENT SECURITIES          SECURITIES AVAILABLE FOR SALE
                                                        -----------------------------      -----------------------------
                                                          AMORTIZED         ESTIMATED        AMORTIZED         ESTIMATED
                                                            COST           FAIR VALUE          COST           FAIR VALUE
                                                        -----------       -----------      ------------      -----------
       Due in one year or less                          $      1,791      $     1,812      $      8,313      $     8,343
       Due after one year through five years                   6,799            6,976            56,579           57,110
       Due after five years through ten years                  1,190            1,223            56,770           58,318
       Due after ten years                                       661              671            14,314           14,724
                                                        ------------      -----------      ------------      -----------
                                                              10,441           10,682           135,976          138,495
       Federal Reserve Bank stock                                  -                -               361              361
       Federal Home Loan Bank stock                                -                -             2,806            2,806
       Other securities                                            -                -               377              446
                                                        ------------      -----------      ------------      -----------
                                                        $     10,441      $    10,682      $    139,520      $   142,108
                                                        ============      ===========      ============      ===========

       Investment securities with an amortized cost of approximately $52,383,000 at December 31, 1997 were pledged to secure public deposits, repurchase agreements and for other purposes.

UNION BANKSHARES CORPORATION


       Sales of securities available for sale produced the following results for the years ended December 31, 1997, 1996 and 1995 (in thousands):



                                   1997              1996             1995
                               -----------       -----------      ------------
           Proceeds            $      2,857      $    18,677      $      4,892
                               ============      ===========      ============
           Gross gains         $         58      $       126      $         37
           Gross losses                 (87)            (159)              (53)
                               ------------      -----------      ------------
           Net losses          $        (29)     $       (33)     $        (16)
                               ============      ===========      ============


 3     LOANS


       Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 1997 and 1996 (in thousands):

                                                                    1997                1996
                                                                -----------         -----------
           Real estate loans                                    $   268,667         $   232,257
           Commercial loans                                          45,478              37,263
           Loans to individuals for household,
                family and other personal expenditures               79,807              78,950
           All other loans                                            2,469               5,205
                                                                -----------         -----------
                                                                    396,421             353,675
           Less unearned income on loans                              1,083               1,398
                                                                -----------         -----------
                                                                $   395,338         $   352,277
                                                                ===========         ===========

       On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS 118. This pronouncement requires that impaired loans within the scope of the statements be presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral. A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. SFAS 114 does not apply to larger groups of homogenous loans such as real estate mortgage, installment, home equity and bank card loans, which are collectively evaluated for impairment. The initial adoption of SFAS 114 did not require an increase to the Company's allowance for loan losses. At December 31, 1997 and 1996, the recorded investment in loans which have been identified as impaired loans, in accordance with SFAS 114, totaled $2,140,000 and $420,000, respectively.

       Nonaccrual loans totaled approximately $2,140,000 at December 31, 1997. The gross interest income that would have been recorded during 1997, 1996 and 1995 had the Company's nonaccrual loans been current with their original terms, was approximately $95,000, $58,000 and $60,000, respectively. The amount of interest income recorded by the Company during 1997, 1996 and 1995 on nonaccrual loans was $101,000, $44,000 and $8,014, respectively.


 4     ALLOWANCE FOR LOAN LOSSES


       Changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 are summarized below (in thousands):

                                                            1997              1996             1995
                                                        -----------       -----------      ------------
       Balance, beginning of year                       $      4,388      $     4,060      $      4,110
       Provision charged to operations                         1,182              895               977
       Recoveries credited to allowance                          203              401               225
                                                        ------------      -----------      ------------
           Total                                               5,773            5,356             5,312
       Loans charged off                                       1,208              968             1,252
                                                        ------------      -----------      ------------
       Balance, end of year                             $      4,565      $     4,388      $      4,060
                                                        ============      ===========      ============

 5     BANK PREMISES AND EQUIPMENT


       Bank premises and equipment as of December 31, 1997 and 1996 are as follows (in thousands):



                                                                    1997                1996
                                                                -----------         -----------
       Land                                                     $     4,877        $      3,371
       Land improvements and buildings                               10,462               9,827
       Furniture and equipment                                        9,681               8,110
       Leasehold improvements                                           382                 273
       Construction in progress                                         177                  54
                                                                -----------         -----------
                                                                     25,579              21,635
           Less accumulated depreciation and amortization             8,645               7,354
                                                                -----------         -----------
       Bank premises and equipment, net                         $    16,934         $    14,281
                                                                ===========         ===========

       Depreciation and amortization expense for 1997, 1996 and 1995 was $1,350,000, $1,120,000 and $906,000, respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1997 are approximately $137,000 for 1998, $114,000 for 1999 and $116,000 for 2000.


 6     OTHER BORROWINGS


       Short-term borrowings consist of the following at December 31, 1997, 1996 and 1995 (dollars in thousands):




                                                                1997              1996             1995
                                                             -----------      -----------       -----------
       Federal funds purchased                               $     9,000      $     6,295       $     6,590
       Securities sold under agreements to repurchase             11,645           11,698            10,368
       Other short-term borrowings                                 6,600            9,410            14,150
                                                             -----------      -----------       -----------
           Total                                             $    27,245      $    27,403       $    31,108
                                                             ===========      ===========       ===========
           Weighted interest rate                                   5.94%            5.27%             5.43%
       Average for the year ended December 31:
           Outstanding                                       $    20,716      $    26,344       $    23,832
           Interest rate                                           4.99%            4.58%             5.85%
       Maximum month-end outstanding                         $    28,422      $    31,023       $    31,108

       Federal funds purchased and securities sold under agreements to repurchase are due within one year. The subsidiary banks maintain Federal funds lines with several regional banks totaling approximately $40 million at December 31, 1997. The Company had a line of credit with the Federal Home Loan Bank of Atlanta for $64 million at December 31, 1997.

       Long-term debt consisted of the following at December 31, 1997 and 1996 (dollars in thousands):



                                                                1997              1996
                                                             -----------      -----------
       Federal Home Loan Bank borrowings:
           Floating rate, due April 24, 2000                 $     5,000      $         -
           5.60%, due June 6, 2001                                10,000           10,000
           5.97%, due July 10, 2002                                6,000                -
           5.81%, due January 10, 2004                               325              375
           6.08%, due February 15, 2004                              325              375
           6.61%, due March 17, 2004                                 325              375
       Floating Rate Note Payable
           to commercial bank, due July 1, 2004                    1,740                -
                                                             -----------      -----------
                Total long-term debt                         $    23,715      $    11,125
                                                             ===========      ===========

UNION BANKSHARES CORPORATION



 7     INCOME TAXES


       The components of the 1997, 1996 and 1995 income tax expense (benefit) are as follows:

                                                                1997              1996             1995
                                                             -----------      -----------       -----------
       Current taxes - Federal                               $     2,365      $     2,448       $     2,059
       Deferred taxes - Federal                                     (169)            (176)               20
                                                             -----------      -----------       -----------
       Income tax expense                                    $     2,196      $     2,272       $     2,079
                                                             ===========      ===========       ===========

       The reasons for the difference between actual income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes are shown below.


                                                          1997              1996            1995
                                                        -----------      -----------       -----------
       Computed "expected" tax expense                  $     3,427      $     3,308       $    3,003
       Increase (reduction) in taxes resulting from:
              Tax-exempt interest                            (1,152)          (1,128)            (976)
              Other, net                                        (79)              92               52
                                                         -----------      -----------       ---------
              Income tax expense                        $     2,196       $    2,272       $    2,079
                                                         ===========      ===========       =========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows (in thousands):


                                                                                     1997             1996
                                                                                 -----------       -----------
       Deferred tax assets:
           Loans, principally due to the allowance for loan losses            $     1,156       $       999
           Benefit plans                                                              407               633
           Deferred loan fees and costs                                                28                43
           Other                                                                      231                88
                                                                              -----------       -----------
                Total deferred tax assets                                           1,822             1,763
                                                                              -----------       -----------
       Deferred tax liabilities:
           Unrealized gains on securities available for sale                          877               148
           Bank premises and equipment, principally due to depreciation               291               309
           Condemnation gains                                                          52                52
           Other real estate owned, principally due to sales treatment                  -               158
           Other                                                                      109                43
                                                                              -----------       -----------
                Total deferred tax liabilities                                      1,329               710
                                                                              -----------       -----------
                     Net deferred tax asset (included in other assets)        $       493       $     1,053
                                                                              ===========       ===========

       In assessing the realizability of deferred tax assets, management considers the scheduled reversal of temporary differences, projected future taxable income, and tax planning strategies. Management believes it is more likely than not the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been established.

 8     EMPLOYEE BENEFITS


       The Company has a noncontributory, defined benefit pension plan covering all full-time employees. Contributions to the plan totaled $156,944 and $196,166 for 1997 and 1996, respectively.

       Significant assumptions used in determining net periodic pension cost and projected benefit obligation for 1997 and 1996 were:


                                                                                  1997             1996
                                                                              -----------       -----------

           Expected long-term rate of return on assets                            9.0%              9.0%
           Discount rate                                                          7.5%              7.5%
           Salary increase rate                                                   5.0%              6.0%
           Average remaining service                                             22 years       21 years

       The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996 (in thousands):

                                                                                  1997             1996
                                                                              -----------       -----------
       Vested benefit obligation                                              $    (1,649)      $    (1,385)
       Nonvested accumulated plan benefits                                           (100)              (72)
                                                                              -----------       -----------
       Accumulated benefit obligation                                         $    (1,749)      $    (1,457)
                                                                              ===========       ===========
       Projected benefit obligation                                           $    (3,585)      $    (2,960)
       Plan assets at fair value                                                    3,046             2,483
                                                                              -----------       -----------
       Excess of projected benefit obligation over plan assets                       (539)             (477)
       Unrecognized net obligation                                                      5                 6
       Unrecognized prior service cost                                                267               285
       Unrecognized net gain                                                         (714)             (655)
                                                                              -----------       -----------
       Accrued pension liability (included in other liabilities)              $      (981)      $      (841)
                                                                              ===========       ===========

       Net periodic pension cost for 1997, 1996 and 1995 included the following components (in thousands):



                                                                1997              1996             1995
                                                             -----------      -----------       -----------
       Service cost                                          $       297      $       265       $       212
       Interest cost                                                 221              205               178
       Actual return on assets                                      (223)            (275)             (339)
       Net amortization and deferral                                   2               71               165
                                                             -----------      -----------       -----------
       Net periodic pension cost                             $       297      $       266       $       216
                                                             ===========      ===========       ===========


       The Company also contributes to an employees' profit-sharing plan which covers all full-time employees. Contributions are made annually at the discretion of the subsidiary banks' Board of Directors. The payments to the plan for the years 1997, 1996 and 1995 were approximately $621,000, $521,000 and $580,000, respectively, which represents approximately 15% of the compensation of participants in each year.

       The Company has an obligation to certain members of the subsidiary banks' Boards of Directors under deferred compensation plans in the amount of $1,014,000 and $1,034,000 at December 31, 1997 and 1996, respectively.
       A portion of the benefits will be funded by life insurance.

UNION BANKSHARES CORPORATION



       The Company has a stock option plan (the "Plan") adopted in 1993 that authorizes the reservation of up to 200,000 shares of common stock and provides for the granting of incentive options to certain employees. Under the Plan, the option price cannot be less than the fair market value of the stock on the date granted. An option's maximum term is ten years from the date of grant. Options granted under the Plan may be subject to a graded vesting schedule. A summary of changes for the Plan for the years 1997, 1996 and 1995 and other information for December 31, 1997 are as follows:



                                                           WEIGHTED                   WEIGHTED                   WEIGHTED
                                                            AVERAGE                    AVERAGE                    AVERAGE
                                                           EXERCISE                   EXERCISE                   EXERCISE
                                                SHARES       PRICE         SHARES       PRICE          SHARES      PRICE
                                             ----------   ---------     ----------   -----------    ----------   ---------
       Year ended December 31,                         1997                       1996                         1995
                                              ---------------------     ------------------------     ----------------------

       Options outstanding, January 1           31,620     $ 16.11        25,120       $ 13.81         28,560     $  8.12
       Granted                                   5,000       25.00         6,500         25.00         10,000       22.00
       Exercised                                    -           -              -         -             13,440        7.81
                                              ---------------------     ------------------------     ----------------------
       Options outstanding,
           December 31                         36,620      $ 17.32        31,620        $16.11         25,120     $ 13.81
                                              =====================     ========================     ======================




                                              OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                               -------------------------------------------     --------------------------------------------
                                                   WEIGHTED      WEIGHTED                        WEIGHTED         WEIGHTED
                                                    AVERAGE       AVERAGE                         AVERAGE          AVERAGE
       RANGE OF                   NUMBER           REMAINING     EXERCISE         NUMBER         REMAINING        EXERCISE
       EXERCISE PRICE           OUTSTANDING    CONTRACTUAL LIFE    PRICE        EXERCISABLE  CONTRACTUAL LIFE       PRICE
      -----------------        ------------   ----------------   ---------     ------------  ----------------    ---------
       $        -  7.46           12,600              .83 yrs.   $    7.46         12,600            .83 yrs.    $    7.46
                - 13.05            2,520             2.25            13.05          2,520           2.25             13.05
          22.00 - 25.00           21,500             7.85            23.60          5,300           7.33             22.74
                               ------------                                    ------------
       $   7.46 - 25.00           36,620             5.05        $   17.32         20,420           2.69         $   12.11
      =================        ============   ================   =========     ============  ================    =========


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


 9     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


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

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1997 and 1996, the Company had outstanding loan commitments approximating $46,492,000 and $36,592,000, respectively.

       Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $6,198,000 and $6,772,000 at December 31, 1997 and 1996, respectively.

       A geographic concentration exists within the Company's loan portfolio as most of the Bank's business activity is with customers located in areas from Fredericksburg to Hanover County, Virginia and in the Northern Neck area of Virginia.

 10    RELATED PARTY TRANSACTIONS


       The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $7,646,000 and $7,847,000 as of December 31, 1997 and 1996, respectively. During 1997 new advances to such related parties amounted to $5,280,000 and repayments amounted to $5,481,000.


 11    EARNINGS PER SHARE


       In February 1997, the Finanacial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The statement establishes new standards for computing and presenting earnings per share ("EPS"). The following is a reconciliation of the denominators of the basic and diluted EPS computations for December 31, 1997, 1996, and 1995:

                                                                            WEIGHTED AVERAGE
                                                               INCOME            SHARES          PER-SHARE
                                                             (NUMERATOR)      (DENOMINATOR)       AMOUNT
                                                             -----------      -----------       -----------
                                                                  (dollars and shares information in thousands)
       For the Year Ended December 31, 1997
           Basic EPS                                         $     7,883            3,565       $      2.21
           Effect of dilutive stock options                                            16
                                                             -----------      -----------       -----------
           Diluted EPS                                       $     7,883            3,581       $      2.20
                                                             -----------      -----------       -----------
       For the Year Ended December 31, 1996
           Basic EPS                                         $     7,456            3,564       $      2.09
           Effect of dilutive stock options                                            12
                                                             -----------      -----------       -----------
           Diluted EPS                                       $     7,456            3,576       $      2.08
                                                             -----------      -----------       -----------
       For the Year Ended December 31, 1997
           Basic EPS                                         $     6,753            3,543       $      1.91
           Effect of dilutive stock options                                            19
                                                             -----------      -----------       -----------
           Diluted EPS                                       $     6,753            3,562       $      1.90
                                                             -----------      -----------       -----------



 12    REGULATORY MATTERS


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

       Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table on page 36) of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

UNION BANKSHARES CORPORATION


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

       The Company's actual capital amounts and ratios are also presented in the table.



                                                                          REQUIRED FOR CAPITAL      REQUIRED IN ORDER TO BE
                                                    ACTUAL                  ADEQUACY PURPOSES     WELL CAPITALIZED UNDER PCA
                                           ------------------------    -----------------------     -----------------------
                                              AMOUNT        RATIO        AMOUNT        RATIO         AMOUNT         RATIO
                                           ----------    ----------    ----------   ----------    -----------   ----------
  As of December 31, 1997
     Total capital to risk weighted assets
                Consolidated                $  68,125      16.68%       $  32,669      8.00%       $   40,837      10.00%
                Union Bank & Trust             40,980      10.35%          31,686      8.00%           39,608      10.00%
                Northern Neck State Bank       20,220      13.28%          12,180      8.00%           15,225      10.00%
                King George State Bank          5,753      11.15%           4,126      8.00%            5,158      10.00%
      Tier 1capital to risk weighted assets
                Consolidated                   63,560      15.56%          16,335      4.00%           24,502       6.00%
                Union Bank & Trust             38,310       9.67%          15,843      4.00%           23,765       6.00%
                Northern Neck State Bank       18,706      12.29%           6,090      4.00%            9,135       6.00%
                King George State Bank          5,372      10.42%           2,063      4.00%            3,095       6.00%
      Tier 1capital to average assets
                Consolidated                   63,560      11.27%          22,554      4.00%           28,192       5.00%
                Union Bank & Trust             38,310      10.60%          14,450      4.00%           18,063       5.00%
                Northern Neck State Bank       18,706      12.92%           5,790      4.00%            7,238       5.00%
                King George State Bank          5,372      10.00%           2,148      4.00%            2,685       5.00%

  As of December 31, 1996
      Total capital to risk weighted assets
                Consolidated                $  62,415      16.29%       $  30,652      8.00%       $   38,315      10.00%
                Union Bank & Trust             36,451       9.82%          29,683      8.00%           37,104      10.00%
                Northern Neck State Bank       18,844      13.66%          11,035      8.00%           13,794      10.00%
                King George State Bank          5,337      10.96%           3,895      8.00%            4,869      10.00%
      Tier 1capital to risk weighted assets
                Consolidated                   58,027      15.15%          15,321      4.00%           22,981       6.00%
                Union Bank & Trust             33,846       9.12%          14,842      4.00%           22,262       6.00%
                Northern Neck State Bank       17,424      12.63%           5,517      4.00%            8,276       6.00%
                King George State Bank          4,974      10.22%           1,948      4.00%            2,921       6.00%
      Tier 1capital to average assets
                Consolidated                   58,027      10.70%          21,692      4.00%           27,115       5.00%
                Union Bank & Trust             33,846       9.46%          14,318      4.00%           17,898       5.00%
                Northern Neck State Bank       17,424      13.08%           5,329      4.00%            6,662       5.00%
                King George State Bank          4,974      10.15%           1,960      4.00%            2,450       5.00%




 13    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


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

       COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

              The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1997 and 1996, the carrying amount and fair value of loan commitments and standby letters of credit were immaterial.

              The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:


                                                                     1997                               1996
                                                        -----------------------------      -----------------------------
                                                          CARRYING           FAIR            CARRYING           FAIR
                                                           AMOUNT            VALUE            AMOUNT            VALUE
                                                        -----------       -----------      ------------      -----------
       Financial assets:
           Cash and cash equivalents                    $     21,454      $    21,454      $     22,453      $    22,453
           Investment securities                              10,441           10,682            11,423           11,689
           Securities available for sale                     142,108          142,108           129,268          129,268
           Net loans                                         395,338          396,084           352,277          350,717
       Financial liabilities:
           Deposits                                          472,143          474,663           439,607          436,605
           Borrowings                                         50,960           50,923            38,528           38,528


UNION BANKSHARE CORPORATION



 14    PARENT COMPANY FINANCIAL INFORMATION


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

       UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
       BALANCE SHEETS
       DECEMBER 31, 1997 AND 1996
       (dollars in thousands)

                                                                                  1997              1996
                                                                              -----------       -----------
       Assets
           Cash                                                               $        73        $       84
           Certificates of deposit                                                    125               472
           Securities available for sale                                              283               211
           Premises and equipment, net                                              3,353             1,058
           Other assets                                                               331               313
           Due from subsidiaries                                                      177                51
           Investment in subsidiaries                                              62,782            56,581
                                                                              -----------       -----------
                Total assets                                                  $    67,124       $    58,770
                                                                              ===========       ===========
       Liabilities and Stockholders' equity:
           Other liabilities                                                  $     1,616       $       204
           Common stock                                                            14,304            14,267
           Surplus                                                                    388               160
           Retained earnings                                                       49,105            43,863
           Unrealized gains on securities available for sale                        1,711               276
                                                                              -----------       -----------
                Total liabilities and stockholders' equity                    $    67,124       $    58,770
                                                                              ===========       ===========

       CONDENSED STATEMENTS OF INCOME
       YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

<CAPTION

                                                                      1997                 1996                1995
                                                                  -----------          -----------          -----------
         Income:
            Interest income                                       $        11          $        67          $        93
            Dividends received from subsidiaries                        3,434                2,315                1,948
            Equity in undistributed net income of subsidiaries          4,769                5,453                4,886
            Other income                                                   62                    2                    -
                                                                  -----------          -----------          -----------
                Total income                                            8,276                7,837                6,927
            Interest expense                                               64                    -                    -
            Operating expenses                                            329                  381                  174
                                                                  -----------          -----------          -----------
                Total expense                                             393                  381                  174
                                                                  -----------          -----------          -----------
                Net income                                        $     7,883          $     7,456          $     6,753
                                                                  ===========          ===========          ===========

       CONDENSED STATEMENTS OF CASH FLOWS
       YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                      1997                 1996                1995
                                                                  -----------          -----------          -----------
       Operating activities:
            Net income                                            $     7,883          $     7,456          $     6,753
            Adjustments to reconcile net income to net cash
                provided by operating activities:
                Equity in undistributed net income of subsidiaries     (4,769)              (5,453)              (4,886)
                Decrease (increase) in other assets                      (144)                  34                 (260)
                Other (net)                                              (162)                 197                   (1)
                                                                  -----------          -----------          -----------
                 Net cash provided by operating activities              2,808                2,234                1,606
                                                                  -----------          -----------          -----------
       Investing activities:
            Purchase of securities                                          -                  (63)                (100)
            Proceeds from maturity of securities                           55                1,006                  498
            Purchase of equipment                                      (2,585)              (1,076)                   -
            Capital contributions to subsidiaries                           -                    -                  (50)
                                                                  -----------          -----------          -----------
                 Net cash provided (used) by investing activities      (2,530)               (133)                  348
                                                                  -----------          -----------          -----------
       Financing activities:
            Net increase in borrowings                                  1,740                    -                    -
            Cash dividends paid                                        (2,641)              (2,315)              (1,948)
            Issuance of common stock under plans                          304                  272                  310
            Repurchase of common stock under plans                        (39)                (159)                   -
                                                                  -----------          -----------          -----------
                Net cash used in financing activities                    (636)              (2,202)              (1,638)
                                                                  -----------          -----------          -----------
       Increase (decrease) in cash and cash equivalents                  (358)                (101)                 316
       Cash and cash equivalents at beginning of year                     556                  657                  341
                                                                  -----------          -----------          -----------
       Cash and cash equivalents at end of year                   $       198          $       556          $       657
                                                                  ===========          ===========          ===========




INDEPENDENT AUDITORS' REPORT                                           [LOGO]

The Board of Directors
Union Bankshares Corporation

         We have audited the accompanying consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of King George State Bank, Incorporated, a wholly-owned subsidiary, for the year ended December 31, 1995, which statements reflect total interest income constituting 9% in 1995 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King George State Bank, Incorporated, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the auditors provide a reasonable basis for our opinion.

          In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


Richmond, Virginia                                 KPMG PEAT MARWICK LLP
February 4, 1998

UNION BANKSHARES CORPORTION


DIRECTORY OF UNION BANKSHARES CORPORATION



NORTHERN NECK STATE BANK



UNION BANK & TRUST COMPANY

OFFICERS
E. Peyton Motley, President
N. Byrd Newton, Senior Vice President & Secretary
Russell G. Brown, Vice President
William E. Harrison, Vice President & Cashier
Marion B. Rowe, Vice President
Gail S. Smith, Vice President
William M. Wright, Vice President

DIRECTORS
William E. Bowen                  E. Peyton Motley
S. Bryan Chandler                 W. Tayloe Murphy, Jr.
Richard A. Farmar, Jr.            Louis G. Packett
W. D. Gray                        Charles H. Ryland
Edward L. Hammond                 William M. Wright
William H. Hughes

HONORARY DIRECTORS
Robert D. Delano
James V. Garland, Jr.
Thomas S. Herbert
R. Carter Wellford

KING GEORGE STATE BANK

OFFICERS                          DIRECTORS
Homer L. Hite                     John S. Cheadle
   President                      Frederick G. Davies
David F. Clare                    William B. Gallahan
   Vice President                 Homer L. Hite
Scott Q. Nininger                 E.R. Morris, Jr.
   Vice President                 Frank B. Taylor
Priscilla O. Morgan               Newell C. Thompson
   Cashier                        E.P. Woodworth


UNION MORTGAGE COMPANY, LLC

OFFICERS                          DIRECTORS
 John C. Neal                     G. William Beale
     President                       Chairman
  Edward G. Hilldrup              Homer L. Hite
     Vice President               E. Peyton Motley
                                  John C. Neal


UNION BANK & TRUST COMPANY

G. William Beale, President & Chief Executive Officer
John C. Neal, Executive Vice President &
   Chief Operating Officer
Robert K. Bailey, III, Senior Vice President
William H. Hutton, Senior Vice President
David K. Bohmke, Vice President
Thomas J. Boyd, III, Vice President
Jeannette B. Burke, Vice President
F. Kent Cox, Vice President
Sherry C. Gravatt, Vice President
Almeda H. Pitts, Vice President & Cashier
John M. Randolph, Vice President
R. Tyler Ware, Vice President
Raymond C. Ratcliffe, Jr., Vice President
George Washington, Jr., Vice President

DIRECTORS
Ronald L. Hicks, Chairman         Michael N. Manns
Walton Mahon, Vice Chairman       James E. Small, III
G. William Beale                  M. Raymond Piland, III
Daniel I. Hansen                  A.D. Whittaker
Estelle H. Kay


HONORARY DIRECTORS
H. Ashton Taylor
R.F. Upshaw, Jr.
Guy C. Lewis, Jr.


UNION INVESTMENT SERVICES, INC.

OFFICERS                          DIRECTORS
G. William Beale                  G. William Beale,
   President                         Chairman
Bernard W. Mahon, Jr.             David F. Clare
   Vice President                 Ronald L. Hicks
Randall W. Vaughan                Estelle H. Kay
   Financial Advisor              Michael N. Manns
Elaine M. Arnold                  William M. Wright
   Financial Advisor
Rhonda Carr
   Office Manager

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS
Union Bankshares Corporation
P.O. Box 446
211 North Main Street
Bowling Green, Virginia 22427-0446
(804) 633-5031

ANNUAL MEETING
      The Annual Meeting of Stockholders will be held at 7:00 p.m. on Tuesday, April 21, 1998, at the Caroline County High School, Bowling Green, Virginia. All shareholders are cordially invited to attend.

COMMON STOCK
      Union Bankshares' Common Stock is traded on the National Over-The-Counter Market and is quoted on the National Market System of NASDAQ (National Association of Securities Dealers Automated Quotations) where our symbol is
UBSH.   (CUSIP # 905399101)

      Union Bankshares is also listed in some newspapers under the NASDAQ National Market heading "UnBkCp" or "UnionBS".

COMMON STOCK PRICES AND DIVIDENDS

      Union Bankshares Corporation began trading its stock via NASDAQ in October 1993. Dividends are typically paid on June 1st and December 1st of each year.

      There were 3,575,937 shares of stock outstanding on December 31, 1997, held by 1,976 shareholders of record. The most recent trades at February 27, 1998 were $42.50 per share which compares to a year earlier trading price of $26.25.

      The following schedule summarizes the high and low sales prices and dividends declared for the two years ended December 31, 1997.



                                             DIVIDENDS
                     MARKET VALUES            DECLARED
               --------------------------------------------
                    1997            1996
               --------------------------------------------
                  HIGH   LOW   HIGH    LOW   1997   1996
                 ----- ------ ------ ------ -----  -----
First Quarter  $26.25 $ 25.00 $26.25 $24.50 $   -  $   -
Second Quarter  31.00   24.25  27.75  23.50   .36    .30
Third Quarter   33.75   28.75  27.00  24.50     -      -
Fourth Quarter  44.75   32.75  26.25  25.00   .38    .34
                                          -------  -------
                                            $ .74  $ .64
                                          =======  =======




DIVIDEND REINVESTMENT PLAN
      Union Bankshares' dividend reinvestment plan provides each registered shareholder with an economical and convenient method of investing cash dividends in additional shares of the Company's common stock without fees and at a 5% discount from the prevailing market price. For a prospectus on the Dividend Reinvestment Plan, contact our Transfer Agent at the address indicated below.

INVESTOR RELATIONS
      Union Bankshares' Annual Report, Form 10-K, and other corporate publications are available to shareholders on request, without charge, by writing:

       D. Anthony Peay
       Vice President and Chief Financial Officer
       Union Bankshares Corporation
       P.O. Box 446
       Bowling Green, Virginia  22427-0446
       (804) 632-2112

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
1021 East Cary Street, Suite 1900
Richmond, VA 23219

TRANSFER AGENT
      Shareholders requiring information on stock transfer requirements, lost certificates, dividends and other shareholder matters should contact our transfer agent:

       Registrar and Transfer Company
       10 Commerce Drive
       Cranford, NJ 07016-3572
       1-800-368-5948



Union Bankshares is fortunate to serve some wonderfully historic and picturesque areas of Virginia. Featured on the cover and in the pages of the annual report are representative photos of our communities. The waterman in Cockrell Creek, Reedville, Stratford Hall, and the Montross produce stand are provided courtesy of the Northern Neck Tourism Council. Thanks goes to the Fredericksburg Office of Economic Development and Tourism for the photo of the Mary Washington House. The photo of historic Hanover Tavern was graciously provided by the Hanover Tavern Foundation. Union Bankshares wishes to thank those organizations for adding so much to our annual report.

                          UNION BANKSHARES CORPORATION
                                  P.O. Box 446
                             211 North Main Street
                       Bowling Green, Virginia 22427-0446
                                 (804) 633-5031