Form 10-K, Exhibit 13
period 1998-12-31
UNION BANKSHARES CORP
filed 1999-03-31
CIK 883948

EXHIBIT 13



Business Profile

Union Bankshares Corporation is a multi-bank holding company committed to the delivery of financial services through affiliated independent community banks and other financial services companies. The Company serves the Central and Northern Neck regions of Virginia through its five banking subsidiaries, Union Bank & Trust Company, Northern Neck State Bank, King George State Bank, BANK OF WILLIAMSBURG and Rappahannock National Bank and its non-bank companies, Union Investment Services, Inc. and Mortgage Capital Investors. The banking subsidiaries are Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering commercial and consumer deposit accounts and loans, credit cards, automated teller machines and many other services to its customers. Each is also independently operated by local management and boards of directors to meet the needs of their communities.

Through its 16 locations, Union Bank & Trust Company serves customers in a primary service area which stretches from its headquarters in Bowling Green along the I-95 corridor from Fredericksburg to central Hanover County and east to King William County. Northern Neck State Bank serves the Northern Neck and Middle Peninsula regions through nine locations spanning the Northern Neck. King George State Bank has two locations, in King George County and Colonial Beach enhancing the Company's market presence in both the Fredericksburg and Northern Neck service areas. The Bank of Williamsburg was opened on February 28, 1999 at the Williamsburg Crossing Shopping Center bringing a locally based community bank back to the area. Rappahannock National serves the community surrounding Washington, Virginia.

Union Investment Services is a full-service brokerage firm and provides a wide variety of investment choices to investors throughout the Company's service area. Mortgage Capital Investors (MCI), acquired on February 11, 1999, offers a full array of mortgage products to residents of our markets and throughout its 16 origination offices. The former Union Mortgage operations is merging into MCI.

As of December 31, 1998, Union Bankshares Corporation and subsidiaries had 295 employees, 2,178 shareholders of record, and assets totaling $734 million.




Mission Statement

"The primary mission of Union Bankshares Corporation and its subsidiaries is to enhance shareholder value by remaining a strong, independent financial services organization, providing exemplary customer service, a rewarding work environment for its employees and a growing return for its shareholders."

Union Bankshares Corporation and Subsidiaries



Selected Financial Data
                                               1998        1997          1996         1995        1994
                                            ---------    ---------    ---------    ---------    ---------
Results of Operations                               (dollars in thousands, except per share amounts)
    Interest income                         $  51,062    $  44,821    $  42,068    $  39,154    $  32,903
    Interest expense                           24,463       21,057       19,650       18,155       13,417
                                            ---------    ---------    ---------    ---------    ---------
    Net interest income                        26,599       23,764       22,418       20,999       19,486
    Provision for loan losses                   3,044        1,182          895          977        1,102
                                            ---------    ---------    ---------    ---------    ---------
    Net interest income after
        provision for loan losses              23,555       22,582       21,523       20,022       18,384
    Other income                                5,567        4,495        3,572        2,763        3,081
    Other expenses                             20,622       16,628       14,982       13,551       12,629
                                            ---------    ---------    ---------    ---------    ---------
    Income before income taxes                  8,500       10,449       10,113        9,234        8,836
    Income tax expense                          1,678        2,283        2,374        2,192        1,958
                                            ---------    ---------    ---------    ---------    ---------
        Net income                          $   6,822    $   8,166    $   7,739    $   7,042    $   6,878
                                            =========    =========    =========    =========    =========
Key Performance Ratios
    Return on average assets (ROA)               1.00%        1.41%        1.38%        1.34%        1.43%
    Return on average equity (ROE)               9.58%       12.80%       12.62%       12.50%       13.84%
    Efficiency ratio                            61.24%       56.20%       54.06%       52.77%       53.05%
Per Share Data
    Net income per share                    $    0.91    $    1.10   $     1.04    $    0.95    $    0.93
    Net income per share - diluted               0.91         1.09         1.04         0.95         0.93
    Cash dividends declared                      0.38         0.37         0.32         0.28         0.26
    Book value at period-end                     9.77         9.16         8.23         7.57         6.72
Financial Condition
    Total assets                            $ 733,947    $ 615,716    $ 559,782    $ 523,613    $ 480,844
    Total deposits                            607,629      489,256      455,718      431,330      405,722
    Total loans, net of unearned income       479,822      399,351      356,038      331,452      299,605
    Stockholders' equity                       73,359       68,427       61,344       56,352       49,706
Asset Quality
    Allowance for loan losses               $   6,407    $   4,798    $   4,612    $   4,274    $   4,320
    Allowance as % of total loans                1.33%        1.20%        1.29%        1.28%        1.44%
other Data
    Market value per share at period-end    $   17.50 $      21.94    $   12.50    $   13.00   $    12.00
    Price to earnings ratio                      19.2         19.9         12.0         13.7         12.9
    Price to book value ratio                     179%         240%         152%         172%         179%
    Dividend payout ratio                       41.76%       32.73%       30.76%       29.47%       27.96%
    Weighted average shares outstanding     7,489,873    7,455,369    7,447,637    7,402,485    7,377,678

Letter from management


Dear Fellow Shareholder,

    Union Bankshares Corporation (UBSH) is more diverse and larger than any community bank or community bank holding company in Virginia, yet, the geographic and earnings diversity, and size of UBSH is much less than regional or state-wide banking groups. Like a gangly teenager we are bigger than our friends, but not as large as our older brother. Like most adolescents we experience many types of challenges related to growth and maturation.
    Regardless of our size, in most ways, we look like a community bank. Our style, local decision-making, individual bank autonomy, customer base, and the communities we serve all mirror community banking. That's one of our major strengths.
    Relatively speaking, like most community banks we are a closely held organization. The employees and directors of our affiliates hold over 13% of our outstanding shares. This percentage grows consistently, as this group is an active buyer of UBSH stock. Excluding shares held in street name, residents of the home counties of our two largest banks hold over 35% of our stock and shareholders residing in the markets we serve hold almost 60% of the company. Truly, we are a community banking organization proud to call many of our investors customers and co-workers. However, there are many ways in which we more closely resemble a much larger organization.
    Similar to a regional financial services company, UBSH began building diversity in its earnings through the formation of Union Investment Services ("UISI") and Union Mortgage Company. Our acquisition of Mortgage Capital Investors, a mortgage brokerage company with 16 offices in five states, led by Kevin Keegan, will add significant non-interest income to our company. This acquisition was completed on February 11, 1999.
    All of the above speaks to the question that I am most often asked, "What is happening to our stock?" Our company doesn't look like a regional bank. It more closely resembles a community bank. Therefore, our stock is going to respond differently than a regional bank, the Dow Jones Industrial Average or the S&P
500. Though trading volumes have increased significantly in the last four years, for now, we are a relatively closely held, thinly traded stock with little following outside of our immediate markets. At this time, supply, demand, and takeover speculation will have a greater effect on our stock price than any other factors.
    1998 was a year of mixed results, with many more positives than negatives.

[PHOTO]
From left to right: D. Anthony Peay, Vice President; E. Peyton Motley, Executive Vice President; John C. Neal, Executive Vice President - Union Bank and Trust; David S. Wilson, Executive Vice President; G. William Beale, President and CEO; Myles Gaythwaite, Vice President.

    We proceeded through our assessment, validation and testing steps for the Y2K issue. This process required some changes in software and hardware, all of which were completed in 1998. UBSH does not operate any legacy systems, nor do we write any of our own software. Our company uses only standard, widely used software products. By June 30, 1999 UBSH expects to have completed testing of all identified systems, implementing any changes that need to be put in place. As a result of our efforts we expect that January 1, 2000 will be uneventful from a systems standpoint.
    On the acquisition front, we were successful in closing two transactions. Five branches were purchased from Signet/First Union in February 1998. Unlike most branch acquisitions where the buyer experiences deposit runoff, each of these branches has grown since the purchase. This is a credit to the fine staff that came to us from Signet. This purchase made our affiliate, Northern Neck State Bank, the dominant bank in the Northern Neck of Virginia with a more than 10% market share in the entire Northern Neck, good growth potential and a stronger branch network than any other organization.
    Rappahannock National Bank of Washington, VA was acquired in July, 1998. Under the leadership of Michael Leake we expect to offer a progressive approach to financial services in this market.
    The "North Carolina effect" impacted Union Bank & Trust Company in a very positive way. As you know, three large Virginia banks were acquired by North Carolina-based banks in March of 1998. As a result, Union Bank saw a more than 14% growth in loans and deposits in 1998. This growth helped solidify Union Bank's number one market position in Fredericksburg -- one of the fastest growing communities in the state. Union Bank also saw its Hanover market share increase to more than 10%, and with the addition of our latest FasMart branch in Mechanicsville, we are positioned to take advantage of the strong growth Hanover County is experiencing.
    Our company now serves five of the 16 fastest growing counties in Virginia. We hold strong market share in our markets, with our deposit growth outpacing the deposit growth of the communities we serve.

                                    [CHART]

          LOANS     DEPOSITS      ASSETS

1994     299,605     408,722     480,844
1995     331,452     431,550     523,613
1996     356,038     455,718     559,782
1997     399,351     469,256     615,716
1998     479,822     607,629     733,847

[PHOTO]
Pictured with an artist's rendering of the Bank's office to be completed in the third quarter of 1999: J. Michael Johnson, President, Bank of Williamsburg; Tina Lester, Branch Manager; and Johnella Carter, Teller (seated).

[PHOTO]
Mortgage Capital Investors is led by Kevin Keegan, pictured here (front row center, gray suit) with some of his associates.

    Bank of Williamsburg, which opened in February 1999 in James City County, the 10th fastest growing market in Virginia, has been well received by the community. We expect the bank to grow quickly and to reach profitability ahead of schedule. It is also likely that our new mortgage company will open an office in Williamsburg to take advantage of the residential growth in this dynamic market.
    Our non-bank subsidiaries performed well in 1998. Union Mortgage Company which has been merged into Mortgage Capital, reflected increased profits in its second year of operation. Union Investment Services, Inc., our investment brokerage company improved performance as well. 1998 saw UISI expand its brokerage staff and reach the small business market with management of qualified employee deferred compensation plans, such as 401(k)'s. As a reflection of his contribution and leadership, Bern Mahon has been named President of UISI. Our investment in Banker's Title Insurance Agency-Fredericksburg continued to provide steady returns, offering a competitive option for consumers.
    We are disappointed by the special loan loss provision related to a sizable loan. In the third quarter, a charge to earnings was made to increase the allocation for losses in anticipation of possible losses on this loan. Management of our organization has been working with the borrower and we feel confident that we will be able to work through this matter.
    With the exception of the special provision, earnings were at the level anticipated by management. A number of factors contributed to the flat operating earnings. The most significant factor was the narrowing interest margin. Declining interest rates and aggressive pricing by competitors in the commodity products - indirect lending, credit cards, and home equity loans, decreased our overall margin by 17 basis points, or $1.1 million based on our earning asset level. Our portfolio of residential mortgages saw a decrease of 56 basis points in its yield.
    Other factors that slowed earnings growth were merger and acquisition expenses, operational expenses related to three new branches at Union Bank & Trust Company and the narrow margin between the earning asset yield and cost of funds at the branches acquired from Signet.
    Your board and management are focused on building long term value in the organization. We are willing to make moves that might have short term earnings impact, to build a stronger franchise in the long term.
    In 1999, your management team will focus on improving efficiency, providing better customer service, enhancing our sales culture and internal growth. In 1998, a consulting company helped management draft a road map for process improvement and back office consolidation. By year end, we expect item processing, financial accounting, customer accounting, purchasing, a customer service call center, and credit administration to be consolidated in a central location. When completed, these moves will result in reduced non-interest expense and improved efficiency.

[PHOTO]
Featured are the employees of Rappahannock National Bank. From left to right:
Frank Moffett, Helen Sealocks, Georgia Gilpin, Tommy Thompson, Pat Grigsby, Sherry Shaw, and Mike Leake, Vice President.

[CHART]

           DIVIDENDS PER SHARE      NET INCOME PER SHARE

1994               0.26                     0.83
1995               0.28                     0.95
1996               0.32                     1.04
1997               0.37                     1.10
1998               0.38                     0.91

    The quality and depth of our back office team plays a major part in our ability to grow and provide service to our customers. We are pleased that David "Smokey" Wilson, a seasoned technology manager joined our team in January, 1999.
    In late 1998, we invested over $1 million to upgrade our item processing operation. This move will facilitate the consolidation of two processing centers into one. Additionally, early in the second quarter our banks will begin offering imaged statements to their customers. The result will be reduced mail expense, improved customer service and the prospect of generating some modest fee income by providing our commercial customers their monthly bank statements on CD-ROM. Hardware upgrades are scheduled for Northern Neck State Bank in 1999, and our platform and teller software will be standardized at all banks.
    Narrow interest margins will continue to impact earnings in 1999. Refinancing of mortgage loans currently in our portfolio will have the greatest impact. Start up costs associated with the Bank of Williamsburg will also affect earnings. Some of this will be offset by the addition of the Mortgage Capital earnings stream as we anticipate 1999 will be another good year for mortgage origination. Overall, we are well-positioned to meet the diverse financial service needs in our communities.
    On behalf of management and the Board, I would like to thank our shareholders for their support. We believe we are making decisions appropriate for building shareholder value over the long term.
    I received a great deal of shareholder input this year. I appreciate your active interest and questions. Thank you.

                             Sincerely,

                             /s/ G. William Beale
                             -------------------------------------
                             G. William Beale

[CHART]

          COST OF INTEREST BEARING LIABILITIES        YIELD ON EARNINGS ASSETS

1994                    3.80                                   8.14
1995                    4.63                                   8.66
1996                    4.61                                   8.68
1997                    4.66                                   8.64
1998                    4.60                                   8.46

Retail Locations

[MAP]

Directors of Union Bankshares Corporation

[PHOTO]

(Standing, l to r): W. Tayloe Murphy, Jr., Ronald L. Hicks, G. William Beale, and E. Peyton Motley. (Seated, l to r): M. Raymond Piland III, Charles H. Ryland, A.D. Whittaker, and Walton Mahon.



Directors

RONALD L. HICKS
Chairman

CHARLES H. RYLAND
Vice Chairman

G. WILLIAM BEALE

WAL

Directo
E. PEYTON MOTLEY
W. TAYLOE MURPHY, JR.

M. RAYMOND PILAND, III

A.D. WHITTAKER


Officers
G. WILLIAM BEALE
President and Chief Executive Officer

E. PEYTON MOTLEY
Executive Vice President and Chief Operating Officer

D. ANTHONY PEAY
Vice President, Chief Financial Officer and
Corporate Secretary

DAVID "SMOKEY" WILSON
Senior Vice President

MYLES W. H. GAYTHWAITE
Vice President

JOHN A. LANE
Vice President

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


OVERVIEW

Union Bankshares Corporation's net income for 1998 totaled $6.8 million or $0.91 per share on a diluted basis, down 16.5% from $8.2 million or $1.09 per share on a diluted basis for 1997. Profitability as measured by return on average assets
(ROA) for 1998 was 1.00% as compared to 1.41% a year earlier, while return on average equity (ROE) for 1998 was 9.58% as compared to 12.80% in 1997. Core profitability continued to improve as net interest income increased by 11.9% and service fees on deposit accounts by 33.2%.

Union Bankshares Corporation's financial performance in 1998 was reflective of the many changes experienced throughout the banking industry and the State of Virginia during the year. Continued consolidation in the industry provided opportunities for expansion within existing markets as demonstrated in the acquisition of five branches from Signet/First Union. In addition, three de novo branches were opened during the year. As expected, these branches created a short-term drag on earnings, but have postured our Company to better serve our customers and benefit from the growth in those communities. Since 1993, the Company has opened seven de novo branches and purchased six other branches, representing half of our existing branch network. Despite this growth, the Company has continued to generate strong profits each year.

The Company's performance was also impacted by continued compression of the net interest margin. Competitive pricing for loan products and alternative deposit options for consumers impacted all financial services companies in 1998 and will likely continue to have a negative impact in 1999. Our net interest margin, on a taxable equivalent basis, declined from 4.73% to 4.56% during 1998. This 17 basis point decline represented nearly $1.1 million in potential net interest income. Despite this net interest margin decline, the impact of increases in the volume of earning assets exceeded the impact of declining rates, resulting in a net increase of $3.0 million in net interest income on a taxable equivalent basis.

The financial services industry has increasingly focused on noninterest income as interest margins have compressed. Our investment brokerage and mortgage brokerage operations contributed $555,000 and $669,000, respectively to noninterest income in 1998, up from $361,000 and $359,000 in 1997. In addition, our focus on providing competitive products and customer service has provided additional sources of fee income.

During the third quarter of 1998, the Company recorded a special loan loss provision of $975,000 related to a single credit relationship. While this special provision negatively impacted earnings for 1998, it is not indicative of any decline in the overall quality of the Company's loan portfolio. The Company is aggressively pursuing collection on this credit, but chose to make this provision due to the uncertainties surrounding the credit.

Assets grew to $733.9 million at December 31, 1998, up 19.2% from $615.7 million a year ago. Loans grew to $479.8 million, up 20.2% over year end 1997 totals. Deposits increased from $489.3 million at December 31, 1997 to $607.6 million at December 31, 1998, a 24.2% increase. Capital growth slowed to 7.2% as management leveraged the Company's strong capital position through the acquisition of five branches. The Company's capital position remains strong with an equity to assets ratio of 10.0%.

In 1998, Union Bankshares Corporation also received the necessary regulatory approvals for the Bank of Williamsburg which opened in temporary headquarters in the Williamsburg Crossing Shopping Center on February 22, 1999. The Bank's main office is expected to be completed and opened during third quarter of 1999 on an outparcel of that shopping center. Also in 1998, Union Bankshares announced it had agreed to purchase Mortgage Capital Investors (MCI), a mortgage brokerage company with 13 locations in Virginia, Maryland, North Carolina, South Carolina and Florida. The acquisition closed on February 11, 1999.

The Company's performance in 1997 was strong with net income of $8.2 million or $1.09 per share, on a diluted basis up 5.5% from 1996. Profitability as measured by ROA was 1.41%, up from 1.38% in 1996, while ROE was 12.80%, up from 12.62% in 1996. These returns were achieved despite asset growth of 10.0% and capital growth of 11.5%.


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

During 1998, net interest income, on a taxable equivalent basis, totaled $28.5 million, an increase of 11.6% from $25.5 million in 1997. The Company's net interest margin declined slightly to 4.55% in 1998, as compared to 4.73% in 1997 and 4.79% in 1996. The yield on earning assets declined to 8.45% from 8.64% in 1997 while the cost of interest-bearing liabilities also declined slightly from 4.66% in 1997 to 4.62% in 1998. Average interest-bearing liabilities increased by $77.5 million, or 17.1% while average earning assets grew by $88.1 million, or 15.9%. As a result, the Company was able to realize an increase of $3.0 million in net interest income on a taxable equivalent basis compared to 1997 (see Volume and Rate Analysis table).

The following table depicts interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

Average Balances, Income and Expenses, Yields and Rates (Taxable Equivalent Basis)

                                                     Years Ended December 31,
                           ---------------------------------------------------------------------------
                                     1998                      1997                     1996
                           ------------------------  -----------------------  ------------------------
                                               Interest                 Interest                 Interest
                                      Average  Income/ Yield/  Average  Income/ Yield/ Average   Income/ Yield/
                                      Balance  Expense   Rate  Balance  Expense   Rate  Balance  Expense   Rate
                                     --------- --------------  -------- ------- ------  -------- -------  ------
                                                             (dollars in thousands)
Assets:
Securities:
   Taxable ..............            $  94,814 $  6,107 6.44%  $ 87,272 $ 5,622  6.44%  $ 79,601 $ 4,903  6.16%
   Tax-exempt(1)  .......               74,068    5,847 7.89%    68,361   5,569  8.15%    66,559   5,508  8.27%
                                     --------- --------------  -------- ------- ------  -------- -------
     Total securities  ..              168,882   11,954 7.08%   155,633  11,191  7.19%   146,160  10,411  7.12%
Loans, net...............              444,463   40,395 9.09%   375,328  34,939  9.31%   347,748  32,821  9.44%
Federal funds sold  .....               12,549      581 4.63%     7,148     384  5.37%     9,744     519  5.33%
Interest-bearing deposits
   in other banks........                1,058       71 6.71%       702      53  7.55%       822      46  5.72%
                                     --------- --------        -------- -------         -------- -------
     Total earning assets              626,952   53,001 8.45%   538,811  46,567  8.64%   504,474  43,797  8.68%
Allowance for loan losses               (5,339)                  (4,693)                  (4,525)
Total non-earning assets                59,942                   48,049                   44,585
                                     ---------                 --------                 --------
Total assets ............            $ 681,555                 $582,167                 $544,534
                                     =========                 ========                 ========

Liabilities & Stockholders' Equity:
Interest-bearing deposits:
   Checking..............            $  73,263 $  1,745 2.38%  $ 56,495 $ 1,452  2.57%  $ 47,685 $ 1,202  2.52%
   Regular savings ......               58,490    1,749 2.99%    53,200   1,638  3.08%    64,260   2,190  3.41%
   Money market savings .               60,674    2,065 3.40%    51,119   1,723  3.37%    55,048   1,802  3.27%
Certificates of deposit:
   $100,000 and over.....               68,703    3,789 5.52%    56,481   2,967  5.25%    50,896   2,631  5.17%
   Under $100,000........              223,362   12,559 5.62%   192,441  10,949  5.69%   171,112   9,986  5.84%
                                     --------- --------        -------- -------         -------- -------
     Total interest-bearing
       deposits .........              484,492   21,907 4.52%   409,736  18,729  4.57%   389,001  17,811  4.58%
Other borrowings ........               45,236    2,556 5.65%    42,449   2,328  5.48%    37,528   1,839  4.90%
                                     --------- --------        -------- -------         -------- -------
     Total interest-bearing
       liabilities ......              529,728   24,463 4.62%   452,185  21,057  4.66%   426,529  19,650  4.61%
                                               --------                 -------                  -------

Non-interest bearing liabilities:
   Demand deposits.......               75,278                   60,512                   56,801
   Other liabilities.....                4,937                    5,005                    4,650
                                     ---------                 --------                 --------
     Total liabilities...              609,943                  517,702                  487,980
Stockholders' equity ....               71,612                   64,465                   56,554
                                     ---------                 --------                 --------
Total liabilities and
   stockholders' equity .            $ 681,555                 $582,167                 $544,534
                                     =========                 ========                 ========
Net interest income......                      $ 28,538                 $25,510                  $24,147
                                               ========                 =======                  =======

Interest rate spread ....                               3.83%                    3.98%                    4.07%
Interest expense as a percent
   of average earning assets                            3.92%                    3.91%                    3.90%
Net interest margin......                               4.55%                    4.73%                    4.79%

(1) Income and yields are reported on a taxable equivalent basis.

The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding.


Volume and Rate Analysis*
(Taxable Equivalent Basis)

                                                       Years ended December 31,
                                   ----------------------------------------------------------------
                                           1998 vs. 1997                       1997 VS. 1996
                                        Increase (Decrease)                 Increase (Decrease)
                                        Due to Changes in:                  Due to Changes in:
                                   ------------------------------    ------------------------------
                                   Volume      Rate       Total        Volume      Rate      Total
                                   -------    -------    ------       --------   -------    -------
                                                            (in thousands)
EARNING ASSETS:
   Securities:
      Taxable..................    $   485    $     -    $  485       $    488   $   231     $  719
      Tax-exempt ..............        454       (176)      278            146       (85)        61
   Loans, net..................      6,300       (844)    5,456          2,572      (454)     2,118
   Federal funds sold..........        256        (59)      197           (139)        4       (135)
   Interest-bearing deposits
      in other banks...........         24         (6)       18             (7)       14          7
                                   -------    -------    ------       --------   -------    -------
        Total earning assets...      7,519     (1,085)    6,434          3,060      (290)     2,770
                                   -------    -------    ------       --------   -------    -------
INTEREST-BEARING LIABILITIES:
   Interest checking...........        405       (112)      293            227        23        250
   Regular savings.............        159        (48)      111           (354)     (198)      (552)
   Money market savings........        327         15       342           (131)       52        (79)
   CDs  $100,000 and over......        669        153       822            293        43        336
   CDs  (less than)$100,000....      1,742       (132)    1,610          1,217      (254)       963
                                   -------    -------    ------       --------   -------    -------
        Total interest-bearing
            deposits...........      3,302       (124)    3,178          1,252      (334)       918
   Other borrowings............        157         71       228            257       232        489
                                   -------    -------    ------       --------   -------    -------
        Total interest-bearing
            liabilities........      3,459        (53)    3,406          1,509      (102)     1,407
                                   -------    -------    ------       --------   -------    -------
   Change in net interest
      income ..................    $ 4,060    $(1,032)   $3,028       $  1,551   $  (188)   $ 1,363
                                   =======    =======    ======       ========   =======    =======

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

At December 31, 1998, the Company had $146.1 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive Company's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive Company generally will be impacted favorably by increasing interest rates.

Computer simulation shows UBSH's net interest income to increase when interest rates rise and fall when interest rates decline, although the gap report shows the Company to be liability sensitive. The explanation for this is interest rate changes affect bank products differently. For example: if the prime rate changes by 1.0% (100 bps), the change on certificates of deposit will be around 0.75% (75 bps), while other interest bearing deposit accounts may only change 0.1% (10 bps). Also, despite their fixed terms, loan products are often refinanced as rates decline.

Interest Sensitivity Analysis

                                                          DECEMBER 31, 1998 (1)
                                      -------------------------------------------------------------
                                        WITHIN      90-365         1-5          OVER
                                       90 DAYS       DAYS         YEARS       5 YEARS      TOTAL
                                      ---------    ---------    ---------    ---------    ---------
                                                             (IN THOUSANDS)
EARNING ASSETS:
    Loans, net of unearned income (3) $ 104,454    $  38,229    $ 206,801    $ 127,525    $ 477,009
    Investment securities ..........          -        2,920       10,049        3,173       16,142
    Securities available for sale...      2,176        3,097       41,393      114,562      161,228
    Other short-term investments....      1,413            -            -            -        1,413
                                      ---------    ---------    ---------    ---------    ---------
        Total earning assets........    108,043       44,246      258,243      245,260      655,792
                                      =========    =========    =========    =========    =========
INTEREST-BEARING LIABILITIES:
    Interest checking (2) ..........          -            -       81,514            -       81,514
    Regular savings (2) ............          -        8,156       53,125            -       61,281
    Money market savings............          -       64,331            -            -       64,331
    Certificates of deposit:
        $100,000 and over...........     26,974       35,019       18,833          100       80,926
        Under $100,000..............     33,810      105,454       98,848          136      238,248
    Short-term borrowings ..........     19,476            -            -            -       19,476
    Long-term borrowings ...........      5,075           75       17,275        5,900       28,325
                                      ---------    ---------    ---------    ---------    ---------
        Total interest-bearing
           liabilities .............     85,335      213,035      269,595        6,136      574,101
                                      ---------    ---------    ---------    ---------    ---------
    Period gap......................     22,708     (168,789)     (11,352)     239,124            -
    Cumulative gap..................  $  22,708    $(146,081)   $(157,433)   $  81,691    $  81,691
                                      =========    =========    =========    =========    =========
    Ratio of cumulative gap to
         total earning assets.......      3.46%      -22.28%      -24.01%       12.46%
                                      =========    =========    =========    =========

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2) The Company has determined that interest-bearing checking deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the "1 - 5 Years"column.

(3) Excludes non-accrual loans.


Other Income

Other income increased by 23.9% from $4.5 million in 1997 to $5.6 million in 1998. This increase is largely attributable to the gains in deposit service charges and other service charges of $721,000 and $613,000, respectively. The later charges were fueled by continued growth in mortgage income of $272,640 over 1997 and Union Investment's increase of $194,143 over 1997. Deposit fees grew from the larger base. The remaining increase in non-interest income is reflective of management's efforts to maximize fee-based income and from steady growth in its principal source of non-interest income, service fees.

In 1997, other income increased by 25.8% from $3.6 million in 1996 to $4.5 million. This increase was largely attributable to gains on the sales of other real estate of $446,000, an increase in mortgage origination income of $359,000 and an increase of $89,000 in commissions earned by Union Investment Services.

Other Expenses

Other expenses totaled $20.6 million in 1998, up 24.0% over $16.6 million in 1997. Increases in personnel and operating costs are largely attributable to the growth of the Company which bought five branches from Signet/First Union and opened three other de novo branches. Management considers a portion of such costs to be an investment in the future as we establish the base to provide new products and more convenient service to our customers. Not considering the de novo branches and branches purchased in 1998, other expenses were consistent with 1997, with personnel expense up 12.5% over 1997 which was up 14.7% over 1996. Though the Company's efficiency ratio increased to 61.2% due largely to this growth, we expect this measure to return to lower levels as these branches mature.

Other expenses totaled $16.6 million in 1997, up 11.0% over $15.0 million in 1996 and, like 1998, was reflective of the overall growth of the Company and emphasis on putting the right systems and the right people in place to achieve our corporate goals.


Loan Portfolio

Loans, net of unearned income, totaled $479.8 million at December 31, 1998, an increase of 20.1% over $399.4 million at December 31, 1997. Union Bankshares has achieved a rate of growth consistent with the economies of the markets within which it operates and has maintained or increased its market share in each. Loans secured by real estate comprised 68.0% of the total loan portfolio at December 31, 1998. Of this total, single-family, residential loans comprised 32.5% of the total loan portfolio at December 31, 1998, up slightly from 31.3% in 1997. Loans secured by commercial real estate comprised 22.5% of the total loan portfolio at December 31, 1998, as compared to 23.3% in 1997, and consist principally of commercial and industrial loans where real estate constitutes a secondary source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for only 7.9% of total loans outstanding at December 31, 1998. The Company's charge-off rate for all loans secured by real estate has historically been low.

Loan Portfolio

                                                               DECEMBER 31,
                                      -------------------------------------------------------------
                                         1998        1997          1996         1995        1994
                                      ---------    ---------    ---------    ---------    ---------
                                                             (IN THOUSANDS)
Commercial..........................  $  61,678    $  45,541    $  37,375    $  37,041    $  40,382
Loans to finance agriculture
    production and other loans
    to farmers .....................      2,595        1,590        3,080        2,894        3,118
Real estate:
    Real estate construction .......     38,128       28,206       13,961       17,479       11,863
    Real estate mortgage:
        Residential (1 - 4 family)..    155,843      125,205      114,945       99,821       90,220
        Home equity lines...........     18,737       21,061       21,964       22,561       22,503
        Multi-family................      3,979        1,905        1,501        1,440        1,509
        Commercial(1)...............    108,063       93,568       80,830       72,992       59,233
        Agricultural................      2,536        2,292        2,262        2,776        2,943
                                      ---------    ---------    ---------    ---------    ---------
        TOTAL REAL ESTATE...........    327,286      272,237      235,463      217,069      188,271
Loans to individuals:
    Consumer........................     79,492       77,505       76,826       70,788       65,447
    Credit card.....................      3,232        2,682        2,567        2,235        1,714
                                      ---------    ---------    ---------    ---------    ---------
        TOTAL LOANS TO INDIVIDUALS..     82,724       80,187       79,393       73,023       67,161
All other loans.....................      6,559          879        2,125        2,619        2,029
                                      ---------    ---------    ---------    ---------    ---------
        TOTAL LOANS.................    480,842      400,434      357,436      332,646      300,961
Less unearned income................      1,020        1,083        1,398        1,194          976
                                      ---------    ---------    ---------    ---------    ---------
    TOTAL NET LOANS.................  $ 479,822    $ 399,351    $ 356,038    $ 331,452    $ 299,985
                                      =========    =========    =========    =========    =========

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral.

The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 16.6% of total loans at December 31, 1998, down from 19.4% in 1997. Commercial loans, secured by non-real estate business assets comprised 12.9% of total loans at the end of 1998, an increase from 11.4% at the end of 1997. Loans to the agricultural industry totaled less than 1.0% of the loan portfolio in each of the last five years.

Maturity Schedule of Loans

                             1 Year or Less       1 - 5 Years        After 5 Years          Total
                            ----------------    ---------------    ---------------      ------------
                                                         (in thousands)
DECEMBER 31, 1998..........     $155,160           $179,068            $146,614          $ 480,842
December 31, 1997..........      138,935            144,220            117,279            400,434
December 31, 1996..........      142,608            142,271             72,557            357,436

Loans, net of unearned income, totaled $399.3 million at December 31, 1997, an increase of 12.1% over $356.1 million at December 31, 1996, fueled largely by residential mortgage growth.

The Company is focused on providing community-based financial services and discourages the origination of loans outside of its principal trade area. The Company maintains a policy not to originate or purchase loans to foreign entities or loans classified by regulators as highly leveraged transactions. To manage the growth of the real estate loans in the loan portfolio, facilitate asset/liability management and generate additional fee income, the Company sells a portion of conforming first mortgage residential real estate loans to the secondary market as they are originated. Union Mortgage serves as a mortgage brokerage operation, selling the majority of its loan production in the secondary market while retaining loans meeting the banks' current asset/liability management needs. This venture has provided the banks' customers with enhanced mortgage products and the Company with improved efficiencies through the consolidation of this function. The addition of MCI should significantly expand and enhance this function.


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

Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 1998, the allowance for loan losses was $6.4 million, or 1.33% of total loans as compared to $4.8 million, or 1.20% in 1997. The provision for loan losses increased from $1.2 million in 1997 to $3.0 million due largely to a special provision against a single credit (SEE NON-PERFORMING ASSETS).

The allowance for loan losses as of December 31, 1997 was $4.8 million, or 1.20% of total loans as compared to $4.6 million, or 1.29% in 1996. The provision for loan losses in 1997 totaled $1,182,000 as compared to $895,000 in 1996.

Allowance for Loan Losses

                                                                     DECEMBER 31,
                                              -----------------------------------------------------
                                                 1998       1997      1996       1995        1994
                                              ---------   --------  --------- ---------   ---------
                                                             (dollars in thousands)
BALANCE, BEGINNING OF YEAR................    $    4,798  $  4,612  $   4,274  $  4,320  $    4,019
Loans charged-off:
    Commercial............................           597       247        114       643         441
    Real estate...........................            34         4         59       185         273
    Consumer .............................         1,078       958        795       429         363
                                              ---------   --------  --------- ---------   ---------
        Total loans charged-off...........         1,709     1,209        968     1,257       1,077
                                              ---------   --------  --------- ---------   ---------
RECOVERIES:
    Commercial............................           126         8        275       112          29
    Real estate...........................            18        49         10        16          92
    Consumer..............................           130       156        126       106         184
                                              ---------   --------  --------- ---------   ---------
        TOTAL RECOVERIES..................           274       213        411       234         305
                                              ---------   --------  --------- ---------   ---------
NET LOANS CHARGED-OFF.....................         1,435       996        557     1,023         772
Provision for loan losses.................         3,044     1,182        895       977       1,073
                                              ---------   --------  --------- ---------   ---------
BALANCE, END OF YEAR......................    $    6,407  $  4,798  $   4,612  $  4,274  $    4,320
                                              =========   ========  ========= =========   =========
Ratio of allowance for loan losses to total
    loans outstanding at end of year .....          1.33%     1.20%      1.29%     1.28%       1.44%
Ratio of net charge-offs to average
    loans outstanding during year ........          0.32%     0.27%      0.16%     0.32%       0.28%


Nonperforming Assets

During the third quarter of 1998, the Company recorded a special provision for loan losses of $975,000 related to a single credit relationship. Management believes this special provision is not indicative of any decline in the overall quality of the Company's loan portfolio. The Company is working with the borrower to resolve this situation and is aggressively pursuing collection on this credit, but chose to make this provision due to the uncertainties surrounding the credit. The collateral supporting the credit has been appraised and should protect the Company from any further loss on the credit.

Nonperforming Assets

                                                              December 31,
                                      -------------------------------------------------------------
                                         1998        1997          1996         1995        1994
                                      ---------    ---------    ---------    ---------    ---------
                                                          (dollars in thousands)
Nonaccrual loans....................  $   2,813    $   2,244     $    523    $     669    $   1,731
Foreclosed properties...............      1,101        1,746        4,056        3,620        1,842
Real estate investment..............        730        1,050        2,970            -            -
                                      ---------    ---------    ---------    ---------    ---------
    Total nonperforming assets......  $   4,644    $   5,040    $   7,549    $   4,289    $   3,573
                                      =========    =========    =========    =========    =========
Loans past due 90 days and
    accruing interest...............  $   2,979    $   2,675    $   3,165    $   3,126    $   1,671
                                      =========    =========    =========    =========    =========
Nonperforming assets to year-end
    loans, foreclosed properties and
    real estate investment..........       0.97%        1.26%        2.10%        1.28%        1.18%
Allowance for loan losses to
    nonaccrual loans................     227.73%      213.81%      881.84%      638.86%      239.86%

As of December 31, 1998, nonperforming assets includes approximately $730,000 representing an investment in income-producing property and included in other assets. This property consists of 11 single family homes which are either rented or listed for sale and are located near Fredericksburg, Virginia. The Company had previously acquired a limited interest in this property through settlement of a loan and, in 1996, acquired the remaining ownership and control from the general partner. The carrying value of this investment in real estate is supported by residential appraisals of the homes which are being sold in an orderly manner, and management expects no loss on this investment. Because the initial downpayment on many of these houses was insufficient to qualify for full accrual sale treatment, they are being carried as nonaccrual loans until such time as the borrowers' investment in the property exceeds the required threshold.

Most of the nonperforming assets are secured by real estate within the Company's trade area. Based on the estimated fair values of the related real estate, management considers these amounts to be recoverable, with any individual deficiency considered in the allowance for loan losses.

Non-accrual loans and foreclosed properties were $4.0 million at December 31, 1997, down from $4.6 million at December 31, 1996. Non-accrual loans increased by $1,721,000 in 1997 while other real estate owned decreased from $4.1 million to $1.7 million.


Securities

At December 31, 1998, $161.2 million, or over 90%, of the Company's securities were classified as available for sale, as compared to $143.7 million at December 31, 1997. Investment securities totaled $16.1 million at December 31, 1998 and consists of securities which management intends to hold to maturity.

At December 31, 1997, $143.7 million, or over 88%, of the Company's securities were classified as available for sale, as compared to $129.9 million at December 31, 1996. Investment securities totaled $17.8 million at December 31, 1997 and consists of securities which management intends to hold to maturity.

The Company seeks to diversify its portfolio to minimize risk and to maintain a large amount of securities issued by states and political subdivisions due to the tax benefits such securities provide. It also purchases mortgage backed securities because of the reinvestment opportunities from the cashflows and the higher yield offered from these securities. The investment portfolio has a high percentage of municipals and mortgage backed securities which is the main reason for the high yield the portfolio attains compared to its peers.

Maturities of Investment Securities and Securities available for Sale

                                                           DECEMBER 31, 1998
                                      -------------------------------------------------------------
                                                                               OVER 10
                                                                               YEARS &
                                        1 YEAR       1 - 5        5 - 10       EQUITY
                                        OR LESS      YEARS         YEARS     SECURITIES      TOTAL
                                      ---------    ---------    ---------    ---------    ---------
                                                          (dollars in thousands)
U.S. government and agency securities:
    Amortized cost..................  $   1,500    $  10,100    $     796    $    998     $  13,394
    Fair value......................      1,505       10,193          802         998        13,498
    Weighted average yield(1).......       6.13%        6.11%        6.19%        6.36%        6.14%
Mortgage backed securities:
    Amortized cost..................  $   3,697    $  22,300     $ 13,462    $  29,556    $  69,015
    Fair value......................      3,724       22,474       13,563       29,635       69,396
    Weighted average yield(1).......       7.06%        6.77%        6.66%        6.45%        6.62%
Municipal bonds:
    Amortized cost..................  $   2,455    $  17,337    $  35,381    $  27,115    $  82,288
    Fair value. ....................      2,474       17,910       37,435       27,650       85,469
    Weighted average yield(1).......       7.93%        7.90%        7.88%        7.14%        7.64%
Other securities:
    Amortized cost..................  $     504    $   1,015    $       -    $   7,604    $   9,123
    Fair value. ....................        512        1,040            -        7,765        9,317
    Weighted average yield(1).......       7.62%        6.58%            -        7.57%        7.46%
Total securities:
    Amortized cost..................  $   8,156    $  50,751    $  49,640    $  65,273    $ 173,820
    Fair value......................      8,215       51,617       51,800       66,048      177,680
    Weighted average yield(1).......       7.19%        7.02%        7.52%        6.86%        7.11%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.


Deposits

In 1998, the opening and purchase of branches fueled deposit growth; however without these additions, the total deposits at existing branches still grew at a 9.2% increase over 1997 balances which was an improvement over the 7.4% growth in 1997 over 1996. Competition for deposits is aggressive and the Company continues to focus on products and services that attract deposit customers.

Total deposits grew from $489.3 million at December 31, 1997 to $607.6 million at December 31, 1998. Over this same period, average interest-bearing deposits were $484.5 million, or 18.2% over the 1997 average of $409.7 million. The majority of this increase in average deposits is represented by a $43.1 million increase in certificates of deposit and a $9.5 million increase in money market accounts. In 1998, all categories increased with the Company's lowest cost source of funds, non-interest-bearing demand deposits increasing by a total of $15.6 million. The Company has no brokered deposits.

Average Deposits and Rates Paid

                                                          YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------
                                                1998                 1997                1996
                                         ------------------   ------------------   -----------------
                                          AMOUNT     RATE     AMOUNT      RATE     AMOUNT     RATE
                                         ------------------   ------------------   -----------------
                                                           (dollars in thousands)
Non-interest-bearing accounts .........  $  75,278     -     $   60,512     -      $ 56,801      -
Interest-bearing accounts:
    Interest checking..................     73,263   2.38%       56,495   2.57%      47,685    2.52%
    Money market.......................     60,674   3.40%       51,119   3.37%      55,048    3.27%
    Regular savings....................     58,490   2.99%       53,200   3.08%      64,260    3.41%
    Certificates of deposit:
        Less than $100,000.............    223,362   5.61%      192,441   5.69%     171,112    5.84%
        $100,000 and over..............     68,703   5.52%       56,481   5.25%      50,896    5.17%
                                         ---------            ---------            --------
Total interest-bearing.................    484,492   4.51%      409,736   4.57%     389,001    4.58%
                                         ---------            ---------            --------
    Total average deposits.............  $ 559,770           $  470,248            $445,802
                                         =========            =========            ========

Maturities of Certificates of Deposit of $100,000 and Over

                                                                                            PERCENT
                                  WITHIN       3 - 6     6 - 12      OVER 12               OF TOTAL
                                 3 MONTHS     MONTHS     MONTHS      MONTHS       TOTAL    DEPOSITS
                                 --------   ---------   --------    --------    --------   -------
                                                       (dollars in thousands)
AT DECEMBER 31, 1998..........   $ 26,974   $  16,014   $ 19,005    $ 18,933    $ 80,926     13.32%
At December 31, 1997..........     14,116      29,408     13,924       3,723      61,171     12.94%
At December 31, 1996..........     15,917      11,663     12,346      14,459      54,385     12.37%

Total deposits grew from $455.7 million at December 31, 1996 to $489.3 million at December 31, 1997. Over this same period, average interest-bearing deposits were $409.7 million, or 5.3% over the 1996 average of $389.0 million.


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

The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighed categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 13.70% and 17.45% on December 31, 1998 and 1997, respectively. The Company's ratio of risk-weighted assets to Tier 1 capital was 12.47% and 16.28% at December 31, 1998 and 1997, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 1998 and 1997.

The Company's strategic plan includes targeted capital levels between 8% and 9%. The addition of the five Signet branches brings the Company's capital levels down, but still above the targeted range. Future earnings should increase the return on average equity.

Analysis of Capital

                                                         DECEMBER 31,
                                                   ---------     ---------
                                                     1998           1997
                                                   ---------     ---------
                                                    (dollars in thousands)
TIER 1 CAPITAL:
    Common stock.................................  $   15,015    $  14,937
    Surplus......................................         311           55
    Retained earnings............................      55,690       51,728
                                                   ----------    ---------
        Total equity.............................      71,016       66,720
    Less: core deposit intangibles...............      (5,846)        (237)
                                                   ----------    ---------
    Total Tier 1 capital ........................      65,170       66,483
                                                   ----------    ---------
TIER 2 CAPITAL:
    Allowance for loan losses ...................       6,407        4,798
    Allowable long-term debt.....................           -            -
                                                   ----------    ---------
    Total Tier 2 capital ........................       6,407        4,798
                                                   ----------    ---------
    Total risk-based capital.....................  $   71,577    $  71,281
                                                   ==========    =========
Risk-weighted assets ............................  $  522,533    $ 408,422
                                                   ==========    =========
CAPITAL RATIOS:
    Tier 1 risk-based capital ratio..............       12.47%       16.28%
    Total risk-based capital ratio...............       13.70%       17.45%
    Tier 1 capital to average adjusted total assets      9.06%         11.45%
    Equity to total assets ......................       10.00%       11.11%


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

At December 31, 1998, cash and cash equivalents and securities classified as available for sale were 27.6% of total assets, compared to 27.9% at December 31, 1997. Asset liquidity is also provided by managing loan and securities maturities and cash flows.

Additional sources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain federal funds lines with several regional banks totaling approximately $48 million at December 31, 1998. At year end 1998, the Banks had outstanding $14.9 million of borrowings pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $68 million at December 31, 1998.


Year 2000

Many companies have existing computer applications which use only two digits to identify a year in the date field. They were designed and developed without considering the impact of the change of the century. If not corrected these computer applications may fail or create erroneous results in the Year 2000. Because UBSH relies on information processing and communications the Year 2000 issue is of concern. To address Y2K concerns, management established a Year 2000 team in September of 1997. The project's scope includes all information technology (IT).

The awareness and assessment phases for its material IT systems
("mission-critical systems") are complete and the company is currently in the remediation and testing phases. We anticipate that we will complete the remediation and testing phases for our mission-critical IT systems by March 31, 1999.

Additionally we have been in contact with our material business partners to determine their state of readiness and the potential impact on the Company. Where we have determined that a relationship with a business partner is material to our ability to conduct normal operations, we have sent letters to the business partner requesting an update on the status of its own Year 2000 initiative. Where necessary, we are following-up to obtain further information. There can be no assurances that all material business partners will be compliant. Such noncompliance could have an effect on the Company's financial position and results of operations. We expect to complete our review of material business partners by March 31, 1999.

The Bank is preparing its contingency plans should mission critical systems not be ready to process Year 2000 transactions. Contingency plan alternatives include using a backup processing site, preparing transactions manually, and making system modifications. At this time, Management believes the most likely worst case scenario concerning Year 2000 would not have a material effect on the Bank's results of operations, liquidity, and financial condition for the year ending December 31, 2000. However, the Bank is dependent on numerous outside vendors whom we cannot control. Additionally, the Management of the Bank believes that no entity can address the virtually unlimited possible circumstances related to Year 2000 issues, including risks outside the Bank's marketplace. While unlikely, it is acknowledged that the Bank's failure to successfully implement its Year 2000 plan or to adequately assess the likelihood of events relating to the Year 2000 issue, could have a material adverse impact on operations.

We expect to incur internal staff costs as well as consulting and other expenses related to the infrastructure and facilities enhancements necessary to prepare its systems for the Year 2000. Testing and conversion of system applications is expected to cost approximately $250,000. This estimate includes some costs that will qualify as depreciable assets for accounting purposes, with the related depreciation expense recognized over the estimated lives of the related assets. The majority of the costs will be expensed as incurred. A significant portion of these costs are not likely to be incremental costs, but rather a redeployment of existing information technology resources. Approximately $65,000 of this amount was incurred as of December 31, 1998. The remainder of the estimated cost of the project is expected to be incurred in 1999. All costs of the Year 2000 project have been expensed as incurred.

Recent Accounting Pronouncements

In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 1999. The Company expects to adopt the new Statement effective January 1, 2000. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

The Accounting Standards Executive Committee (AcSEC) of the AICPA has issued Statement of Position (SOP) 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES. In the past, some entities have capitalized certain start-up costs while other entities expense start-up costs as incurred. Entities that have capitalized certain start-up costs have used diverse amortization periods for those capitalized costs. AcSEC developed SOP 98-5 to reduce these diversities in financial reporting. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of the SOP should be as of the beginning of the fiscal year in which the SOP is first adopted and should be reported as the cumulative effect of a change in accounting principle as described in APB Opinion No. 20, Accounting Changes. Management does not anticipate the impact of this pronouncement to be material to the Company's financial position of results of operations.

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

Consolidated Balance Sheets


UNION BANKSHARES CORPORATION AND SUBSIDIARIES
December 31, 1998 and 1997
(dollars in thousands)

ASSETS                                                                   1998              1997
                                                                       ---------         ---------
CASH AND CASH EQUIVALENTS:
    Cash and due from banks                                            $  39,607         $  20,959
    Interest-bearing deposits in other banks                               1,413               790
    Federal funds sold                                                         -             6,932
                                                                       ---------         ---------
        TOTAL CASH AND CASH EQUIVALENTS                                   41,020            28,681
                                                                       ---------         ---------
SECURITIES AVAILABLE FOR SALE, AT FAIR VALUE (NOTE 2)                    161,228           143,711
INVESTMENT SECURITIES, AT AMORTIZED COST (NOTE 2)
    Fair value of $16,452 and $18,057, respectively                       16,142            17,769
                                                                       ---------         ---------
        TOTAL SECURITIES                                                 177,370           161,480
                                                                       ---------         ---------
LOANS, NET OF UNEARNED INCOME (NOTES 3 AND 10)                           479,822           399,351
    Less allowance for loan  losses (note 4)                               6,407             4,798
                                                                       ---------         ---------
        NET LOANS                                                        473,415           394,553
                                                                       ---------         ---------
BANK PREMISES AND EQUIPMENT, NET (NOTE 5)                                 21,057            16,978
OTHER REAL ESTATE OWNED                                                    1,101             1,746
OTHER ASSETS (NOTE 7)                                                     19,984            12,278
                                                                       ---------         ---------
        TOTAL ASSETS                                                   $ 733,947         $ 615,716
                                                                       =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
NON-INTEREST-BEARING DEMAND DEPOSITS                                   $  81,329         $  65,706
INTEREST-BEARING DEPOSITS:
    Savings accounts                                                      61,281            55,014
    NOW accounts                                                          81,514            60,010
    Money market accounts                                                 64,331            50,387
    Time deposits of $100,000 and over                                    80,926            61,171
    Other time deposits                                                  238,248           196,968
                                                                       ---------         ---------
        TOTAL INTEREST-BEARING DEPOSITS                                  526,300           423,550
                                                                       ---------         ---------
        TOTAL DEPOSITS                                                   607,629           489,256
                                                                       ---------         ---------
SHORT-TERM BORROWINGS (NOTE 6)                                            19,476            27,245
LONG-TERM BORROWINGS (NOTE 6)                                             28,325            23,715
OTHER LIABILITIES (NOTE 8)                                                 5,158             7,073
                                                                       ---------         ---------
        TOTAL LIABILITIES                                                660,588           547,289
                                                                       ---------         ---------
STOCKHOLDERS' EQUITY (NOTES 8 AND 12):
    Common stock, $2 par value.  Authorized 24,000,000 shares;
        issued and outstanding, 7,507,394 shares in 1998 and
        7,468,292 shares in 1997                                          15,015            14,937
    Surplus                                                                  311                55
    Retained earnings                                                     55,690            51,728
    Accumulated other comprehensive income:
        Unrealized net gain on securities available for sale,
           net of taxes of $1,207 and $879, respectively                   2,343             1,707
                                                                       ---------         ---------
        TOTAL STOCKHOLDERS' EQUITY                                        73,359            68,427
                                                                       ---------         ---------
COMMITMENTS AND CONTINGENCIES (NOTES 5 AND 9)
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 733,947         $ 615,716
                                                                       =========         =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income and Comprehensive Income


UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1998, 1997 and 1996
(dollars in thousands, except per share amounts)

                                                        1998             1997               1996
                                                     ---------         ---------         ---------
Interest income:
    Interest and fees on loans (note 3)              $  40,395         $  34,939         $  32,821
    Interest on securities:
        U.S. government and agency securities            1,505             3,569             4,489
        Obligations of states and political
           subdivisions                                  4,145             3,954             3,837
        Other securities                                 4,365             1,922               356
    Interest on Federal funds sold                         581               384               519
    Interest on interest-bearing deposits in
        other banks                                         71                53                46
                                                     ---------         ---------         ---------
           Total interest income                        51,062            44,821            42,068
                                                     ---------         ---------         ---------
Interest expense:
    Interest on deposits                                21,907            18,729            17,811
    Interest on other borrowings                         2,556             2,328             1,839
                                                     ---------         ---------         ---------
           Total interest expense                       24,463            21,057            19,650
                                                     ---------         ---------         ---------
           Net interest income                          26,599            23,764            22,418

Provision for loan losses (note 4)                       3,044             1,182               895
                                                     ---------         ---------         ---------
           Net interest income after provision
               for loan losses                          23,555            22,582            21,523
Other income:
    Service charges on deposit accounts                  2,894             2,173             2,009
    Other service charges and fees                       1,973             1,360               780
    Gains (losses) on securities transactions, net          71               (29)              (33)
    Gains on sales of loans                                  -                 -                47
    Gains (losses) on sales of other real
        estate owned and bank premises, net                297               446               (11)
    Other operating income                                 332               545               780
                                                     ---------         ---------         ---------
           Total other income                            5,567             4,495             3,572
                                                     ---------         ---------         ---------
Other expenses:
    Salaries and benefits                               10,902             8,990             7,871
    Occupancy expenses                                   1,280               971               922
    Furniture and equipment expenses                     1,617             1,435             1,214
    Other operating expenses                             6,823             5,232             4,975
                                                     ---------         ---------         ---------
           Total other expenses                         20,622            16,628            14,982
                                                     ---------         ---------         ---------
Income before income taxes                               8,500            10,449            10,113
Income tax expense (note 7)                              1,678             2,283             2,374
                                                     ---------         ---------         ---------
           Net income                                $   6,822         $   8,166         $   7,739

Other comprehensive income:
    Unrealized holding gains (losses) arising
        during the period, net of taxes of
        $352, $729 and $202 for 1998, 1997
        and 1996                                           683             1,416              (393)

    Less reclassification adjustments for (gains)
        losses included in net income, net of
        taxes of $24, $10 and $11 for 1998,
        1997 and 1996                                      (47)               19               (22)
                                                     ---------         ---------         ---------
Total other comprehensive income                           636             1,435              (415)

Comprehensive income                                 $   7,458         $   9,601         $   7,324
                                                     =========         =========         =========
Basic net income per share (note 11)                 $    0.91         $    1.10         $    1.04

                                                     ---------         ---------         ---------
Diluted net income per share (note 11)               $    0.91         $    1.09         $    1.03

                                                     ---------         ---------         ---------
Cash dividends per share of common stock             $    0.38         $    0.37         $    0.32
                                                     =========         =========         =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes
in Stockholders' Equity


UNION BANKSHARES CORPORATION AND SUBSIDIARIES Years ended December 31, 1998, 1997 and 1996 (dollars in thousands)

                                                                                ACCUMULATED
                                           COMMON STOCK                             OTHER
                                        ___________________             RETAINEDCOMPREHENSIVE
                                          SHARES    AMOUNT    SURPLUS   EARNINGS   INCOME    TOTAL
                                        --------   --------   -------   -------- ---------- --------
BALANCE - DECEMBER 31, 1995,           7,123,940   $ 14,248   $    66   $ 38,722   $  647   $ 53,683
    AS PREVIOUSLY REPORTED

Pooling of interest with Rappahannock
  (Note 1)                               316,418        633      (333)     2,057       (4)     2,353

Cash dividends declared                        -          -         -     (2,315)       -     (2,315)

Issuance of common stock under
    Dividend Reinvestment Plan            22,290         45       227          -        -        272

Stock repurchased under Stock
    Repurchase Plan                      (12,400)       (26)     (133)         -        -       (159)

Change in net unrealized losses on
    securities available for sale,
    net of taxes $185                          -          -         -          -     (371)      (371)

Net income - 1996                              -          -         -      7,739        -      7,739
                                         -------   --------   -------   -------- ---------- --------

BALANCE - DECEMBER 31, 1996            7,450,248     14,900      (173)    46,203      272     61,202

Cash dividends declared                        -          -         -     (2,641)       -     (2,641)

Issuance of common stock under
    Dividend Reinvestment Plan            21,044         43       261          -        -        304

Stock purchased under Stock
    Repurchase Plan                       (3,000)        (6)      (33)         -        -        (39)

Change in net unrealized gains on
    securities available for sale,
    net of taxes $728                          -          -         -          -    1,435      1,435

Net income -1997                               -          -         -      8,166        -      8,166
                                         -------   --------   -------   -------- ---------- --------

BALANCE - DECEMBER 31, 1997            7,468,292     14,937        55     51,728    1,707     68,427

Cash dividends declared                        -          -         -     (2,860)       -     (2,860)

Issuance of common stock under
    Dividend Reinvestment Plan            17,326         35       289          -        -        324

Issuance of common stock under
    Incentive Stock Option Plan           21,776         43       (33)         -        -         10

Change in net unrealized gains on
    securities available for sale,
    net of taxes $328                          -          -         -          -      636        636

Net income -1998                               -          -         -      6,822        -      6,822
                                         -------   --------   -------   -------- ---------- --------

BALANCE - DECEMBER 31, 1998            7,507,394   $ 15,015   $   311   $ 55,690   $2,343   $ 73,359
                                         =======   ========   =======   ======== ========== ========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows


UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1998, 1997 and 1996
(dollars in thousands)

                                                        1998              1997              1996
                                                     ---------         ---------         ---------
Operating activities:
   Net income                                        $   6,822         $   8,166         $   7,739
   Adjustments to reconcile net income to net
      cash and cash equivalents provided by
      operating activities:
         Depreciation and amortization of
           bank premises and equipment                   1,482             1,359             1,131
         Provision for loan losses                       3,044             1,182               895
         (Gains) losses on securities
            transactions, net                               71                29                33
         Gains on sale of loans                              -                 -               (47)
         Gains on sales of other real estate
            owned, net                                    (297)             (446)              (11)
         Deferred income tax expense (benefit)            (567)             (173)             (173)
         Decrease (increase) in accrued interest
             receivable                                    114              (292)               88
         Other, net                                     (9,044)            2,188            (1,671)
                                                     ---------         ---------         ---------
           Net cash and cash equivalents provided
              by operating activities                    1,625            12,013             7,984
                                                     ---------         ---------         ---------
Investing activities:
   Purchases of investment securities                   (1,646)           (8,949)           (8,078)
   Proceeds from maturities of investment securities     3,269             6,695            11,022
   Purchases of securities available for sale          (82,381)          (37,565)          (48,265)
   Proceeds from sales of securities available for
      sale                                              56,472             2,857            18,677
   Proceeds from maturities of securities available
      for sale                                           8,838            26,662            27,564
   Net increase in loans                               (82,056)          (45,164)          (25,730)
   Purchases of bank premises and equipment             (5,642)           (4,003)           (5,143)
   Proceeds from sales of bank premises and equipment       80                 -                 2
   Proceeds from sales of other real estate owned        1,092             3,611               212
                                                     ---------         ---------         ---------
           Net cash and cash equivalents used in
              investing activities                    (101,974)          (55,856)          (29,739)
                                                     ---------         ---------         ---------
Financing activities:
   Net increase in non-interest-bearing deposits        15,623             6,242             5,518
   Net increase in interest-bearing deposits           102,750            27,440            18,976
   Net decrease in short-term borrowings                (7,769)             (158)           (3,705)
   Proceeds from long-term borrowings                    4,745            12,800            10,000
   Repayment of long-term borrowings                      (135)             (210)             (150)
   Cash dividends paid                                  (2,860)           (2,791)           (2,490)
   Issuance of common stock                                334               304               272
   Purchases of common stock                                 -               (39)             (159)
                                                     ---------         ---------         ---------
           Net cash and cash equivalents provided
              by financing activities                  112,688            43,588            28,262
                                                     ---------         ---------         ---------
Increase (decrease) in cash and cash equivalents        12,339              (255)            6,507
Cash and cash equivalents at beginning of year          28,681            28,936            22,429
                                                     ---------         ---------         ---------
Cash and cash equivalents at end of year             $  41,020         $  28,681         $  28,936
                                                     =========         =========         =========
Supplemental Disclosures of Cash Flow Information
   Cash payments for:
      Interest                                       $  24,267         $  21,053         $  19,719
      Income taxes                                   $   2,747         $   2,517         $   2,162

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
Years ended December 31, 1998, 1997 and 1996


 1    Summary of Significant Accounting Policies
      The accounting policies and practices of Union Bankshares Corporation and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practice within the banking industry. Major policies and practices are described below:


      (A)  Principles of Consolidation

           The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company ("Union Bank"), Northern Neck State Bank ("Northern Neck"), King George State Bank ("King George"), Rappahannock National Bank ("Rappahannock") and its non-banking subsidiaries, Union Investment Services, Inc. and Union Mortgage Company, LLC. All significant intercompany balances and transactions have been eliminated. Rappahannock was merged with and into the Company on July 1, 1998. The merger was accounted for as a pooling-of-interests and, accordingly, the amounts in the consolidated financial statements include the accounts and results of Rappahannock for all periods presented.

           The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 1998 presentation.


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

           Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the Company's asset/liability strategy, and that may be sold in response to changes in interest rates, liquidity needs or other similar factors. Securities available for sale are recorded at estimated fair value. The net unrealized gains or losses on securities available for sale, net of deferred taxes, are included in accumulated comprehensive income in stockholders' equity. Gains and losses on the sale of securities are determined using the specific identification method.


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


      (F)  Intangible assets

           Core deposit intangibles are included in other assets and are being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Core deposits, net of amortization amounted to $5,846,000 and $237,000 at December 31, 1998 and 1997, respectively.


      (G)  Income Taxes

           Deferred income tax assets and liabilities are recorded for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.


      (H)  Other Real Estate Owned

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


      (I)  Consolidated Statements of Cash Flows

           For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interest-bearing deposits in other banks and Federal funds sold. Other real estate owned increased in the amount of $150,000, $880,000 and $635,000 during the years ended December 31, 1998, 1997 and 1996, respectively, as a result of loan foreclosures. These represent non-cash investing activities for purposes of the consolidated statements of cash flows.

      (J)  Pension Plan

           The Company computes the net periodic pension cost of its pension plan in accordance with Statement of Financial Accounting Standards No. 87, "EMPLOYERS' ACCOUNTING FOR PENSIONS." Costs of the plan are determined by independent actuaries.


      (K)  Earnings per share

           Basic earings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is computed using the weighted average number of common shares outstanding during the year, including the dilutive effect of stock options.


      (L)  Segment Information

           Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments, including related product information, both in annual and interim reports issued to stockholders. This standard is effective for financial statements issued for periods beginning after December 15, 1997, including interim periods. Management has determined that for the purpose of this disclosure the Company has only one segment.


      (M)  Comprehensive Income

           Comprehensive income represents all changes in equity of an enterprise that result from recognized transactions and other economic events of the period. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income, such as unrealized gains and losses on certain investments in debt and equity securites.


      (N)  Use of Estimates

           The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions of certain amounts in the financial statements. Actual results could differ from these estimates.


 2    Investment Securities and Securities Available for Sale

      The amortized cost, gross unrealized gains and losses of investment securities and estimated fair value at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                         1998
----------------------------------------------------------------------------------------------
                                                                GROSS         GROSS       ESTIMATED
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              ---------      ---------     ---------      ---------
      U.S. government and agency securities   $   5,747      $      40     $       -      $   5,787
      Obligations of states and
         political subdivisions                   8,765            241             -          9,006
      Corporate and other bonds                   1,630             29             -          1,659
                                              ---------      ---------     ---------      ---------
                                              $  16,142      $     310     $       -      $  16,452
                                              =========      =========     =========      =========

                                                                         1997
----------------------------------------------------------------------------------------------
                                                                GROSS         GROSS       ESTIMATED
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              ---------      ---------     ---------      ---------
      U.S. government and agency securities   $   5,678      $      27     $       -      $   5,705
      Obligations of states and
         political subdivisions                   8,235            218             5          8,448
      Corporate and other bonds                   3,856             50             2          3,904
                                              ---------      ---------     ---------      ---------
                                              $  17,769      $     295     $       7      $  18,057
                                              =========      =========     =========      =========

      The amortized cost, estimated fair value and gross unrealized gains and losses of securities available for sale at December 31, 1998 and 1997 are summarized as follows (in thousands):


                                                                         1998
----------------------------------------------------------------------------------------------
                                                                GROSS         GROSS       ESTIMATED
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              ---------      ---------     ---------      ---------
      U.S. government and agency securities   $   7,647      $      64     $       -      $   7,711
      Obligations of states and
         political subdivisions                  73,523          2,979            39         76,463
      Corporate and other bonds                   4,175             98             -          4,273
      Mortgage-backed securities                 69,015            489           108         69,396
      Federal Reserve Bank stock                    484              -             -            484
      Federal Home Loan Bank stock                2,517              -             -          2,517
      Other securities                              317             67             -            384
                                              ---------      ---------     ---------      ---------
                                              $ 157,678      $   3,697     $     147      $ 161,228
                                              =========      =========     =========      =========
                                                                         1997
----------------------------------------------------------------------------------------------
                                                                GROSS         GROSS       ESTIMATED
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              ---------      ---------     ---------      ---------
      U.S. government and agency securities   $  22,631      $      78     $      36      $  22,673
      Obligations of states and
         political subdivisions                  63,387          2,282             5         65,664
      Corporate and other bonds                   1,498             27             -          1,525
      Mortgage-backed securities                 50,060            411           244         50,227
      Federal Reserve Bank stock                    424              -             -            424
      Federal Home Loan Bank stock                2,806             16             -          2,822
      Other securities                              322             54             -            376
                                              ---------      ---------     ---------      ---------
                                              $ 141,128      $   2,868     $     285      $ 143,711
                                              =========      =========     =========      =========

      The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                INVESTMENT SECURITIES    SECURITIES AVAILABLE FOR SALE
                                              ------------------------     ------------------------
                                               AMORTIZED      ESTIMATED     AMORTIZED     ESTIMATED
                                                 COST        FAIR VALUE       COST       FAIR VALUE
                                              ---------      ---------     ---------      ---------
      Due in one year or less                 $   2,920      $   2,942     $   5,236      $   5,273
      Due after one year through five years      10,049         10,221        40,702         41,393
      Due after five years through ten years      1,388          1,424        48,252         50,379
      Due after ten years                         1,785          1,865        60,170         60,798
                                              ---------      ---------     ---------      ---------
                                                 16,142         16,452       154,360        157,843
      Federal Reserve Bank stock                      -              -           484            484
      Federal Home Loan Bank stock                    -              -         2,517          2,517
      Other securities                                -              -           317            384
                                              ---------      ---------     ---------      ---------
                                              $  16,142      $  16,452     $ 157,678      $ 161,228
                                              =========      =========     =========      =========

      Investment securities with an amortized cost of approximately $43,297,000 at December 31, 1998 were pledged to secure public deposits, repurchase agreements and for other purposes.

      Sales of securities available for sale produced the following results for the years ended December 31, 1998, 1997 and 1997 (in thousands):

                                                 1998          1997           1996
                                              ---------      ---------     ---------
         Proceeds                             $  56,472      $   2,857     $  18,677
                                              =========      =========     =========
         Gross gains                          $     195      $      58     $     126
         Gross losses                              (124)           (87)         (159)
                                              ---------      ---------     ---------
         Net gains (losses)                   $      71      $     (29)    $     (33)
                                              =========      =========     =========


 3    Loans

      Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 1998 and 1997 (in thousands):

                                                       1998             1997
                                                    ----------       ---------
         Real estate loans                          $  327,286       $ 272,237
         Commercial loans                               61,678          45,541
         Loans to individuals for household,
             family and other personal expenditures     82,724          80,187
         All other loans                                 9,154           2,469
                                                    ----------       ---------
                                                       480,842         400,434
         Less unearned income on loans                   1,020           1,083
                                                    ----------       ---------
                                                    $  479,822       $ 399,351
                                                    ==========       =========

      At December 31, 1998 and 1997, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Accounting Standards No. 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN" (SFAS 114), as amended by SFAS 118, totaled $2,813,000 and $2,244,000, respectively.

      Nonaccrual loans totaled approximately $2,813,000 at December 31, 1998. The gross interest income that would have been recorded during 1998, 1997 and 1996 had the Company's nonaccrual loans been current with their original terms, was approximately $397,000, $208,000 and $96,000, respectively. The amount of interest income recorded by the Company during 1998, 1997 and 1996 on nonaccrual loans was approximately $61,000, $102,000 and $44,000, respectively.


 4    Allowance for Loan Losses

      Changes in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 are summarized below (in thousands):

                                                 1998          1997           1996
                                              ---------      ---------     ---------
      Balance, beginning of year              $   4,798      $   4,612     $   4,274
      Provision charged to operations             3,044          1,182           895
      Recoveries credited to allowance              274            213           411
                                              ---------      ---------     ---------
         Total                                    8,116          6,007         5,580
      Loans charged off                           1,709          1,209           968
                                              ---------      ---------     ---------
      Balance, end of year                    $   6,407      $   4,798     $   4,612
                                              =========      =========     =========

 5    Bank Premises and Equipment

      Bank premises and equipment as of December 31, 1998 and 1997 are as follows (in thousands):

                                                         1998             1997
                                                       ---------       ---------
      Land                                             $   5,386       $   4,902
      Land improvements and buildings                     13,328          10,551
      Leasehold improvements                                 383             382
      Furniture and equipment                             11,031           9,835
      Construction in progress                               762             177
                                                       ---------       ---------
                                                          30,890          25,847
      Less accumulated depreciation and amortization       9,833           8,869
                                                       ---------       ---------
      Bank premises and equipment, net                 $  21,057       $  16,978
                                                       =========       =========

      Depreciation and amortization expense for 1998, 1997 and 1996 was $1,482,000, $1,359,000 and $1,133,000, respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1998 are approximately $139,000 for 1999, $141,000 for 2000, $144,000 for 2001,
      $25,000 for 2002, $25,000 for 2003, and $500,000 thereafter.


 6    Other Borrowings

      Short-term borrowings consist of the following at December 31, 1998, 1997 and 1996 (dollars in thousands):

                                                    1998           1997          1996
                                                  ---------     ---------      ---------
      Federal funds purchased                     $   4,500     $   9,000      $   6,295
      Securities sold under agreements
         to repurchase                               14,856        11,645         11,698
      Other short-term borrowings                       120         6,600          9,410
                                                  ---------     ---------      ---------
         Total                                    $  19,476     $  27,245      $  27,403
                                                  =========     =========      =========
         Weighted interest rate                       3.92%         5.94%          5.27%
      Average for the year ended December 31:
         Outstanding                              $  15,150     $  20,716      $  26,344
         Interest rate                                5.26%         4.99%          4.58%
      Maximum month-end outstanding               $  41,621     $  28,422      $  31,023

      Federal funds purchased and securities sold under agreements to repurchase are due within one year. The subsidiary banks maintain Federal funds lines with several regional banks totaling approximately $48 million at December 31, 1998. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $68 million at December 31, 1998. Long-term debt consisted of the following at December 31, 1998 and 1997 (dollars in thousands):
                                                    1998           1997
                                                  ---------     ---------
      Federal Home Loan Bank borrowings:
         Floating rate, due April 24, 2000        $   5,000     $   5,000
         5.51%, due March 26, 2008                    5,000             -
         5.60%, due June 6, 2001                     10,000        10,000
         5.97%, due July 10, 2002                     6,000         6,000
         5.81%, due January 10, 2004                    275           325
         6.08%, due February 15, 2004                   275           325
         6.61%, due March 17, 2004                      275           325
      Floating Rate Note Payable
         to Crestar, due July 1, 2004                 1,500         1,740
                                                  ---------     ---------
             Total long-term debt                 $  28,325     $  23,715
                                                  =========     =========

 7    Income Taxes

      The components of the 1998, 1997 and 1996 income tax expense (benefit) are as follows (in thousands):

                                                    1998           1997          1996
                                                  ---------     ---------      ---------
      Current taxes - Federal                     $   2,245     $   2,456      $   2,547
      Deferred taxes - Federal                         (567)         (173)          (173)
                                                  ---------     ---------      ---------
      Income tax expense                          $   1,678     $   2,283      $   2,374
                                                  =========     =========      =========

      The reasons for the difference between actual income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes are shown below (in thousands):

                                                    1998           1997          1996
                                                  ---------     ---------      ---------
      Computed "expected" tax expense             $   2,890     $   3,553      $   3,439
      Increase (reduction) in taxes resulting
        from:
         Tax-exempt interest                         (1,203)       (1,181)        (1,151)
         Other, net                                      (9)          (89)            86
                                                  ---------     ---------      ---------
      Income tax expense                          $   1,678     $   2,283      $   2,374
                                                  =========     =========      =========

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are as follows (in thousands):

                                                                   1998          1997
                                                                ---------      ---------
      Deferred tax assets:
         Loans, principally due to the allowance for
            loan losses                                         $   1,799      $   1,192
         Benefit plans                                                484            430
         Other                                                        135            259
                                                                ---------      ---------
             Total deferred tax assets                              2,418          1,881
                                                                ---------      ---------
      Deferred tax liabilities:
         Unrealized gains on securities available for sale          1,207            879
         Bank premises and equipment, principally due to
            depreciation                                              326            291
         Other                                                         96            161
                                                                ---------      ---------
             Total deferred tax liabilities                         1,629          1,331
                                                                ---------      ---------
                  Net deferred tax asset (included in
                     other assets)                              $     789      $     550
                                                                =========      =========

      In assessing the realizability of deferred tax assets, management considers the scheduled reversal of temporary differences, projected future taxable income, and tax planning strategies. Management believes it is more likely than not the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been established.

 8    Employee Benefits

      The Company has a noncontributory, defined benefit pension plan covering all full-time employees. Significant assumptions used in determining net periodic pension cost and projected benefit obligation for 1998 and 1997 were:

                                                                   1998          1997
                                                                ---------      ---------
         Expected long-term rate of return on assets               9.0%           9.0%
         Discount rate                                             7.5%           7.5%
         Salary increase rate                                      5.0%           5.0%
         Average remaining service                                21 YEARS       22 years

      The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1998 and 1997 (in thousands):

                                                                   1998          1997
                                                                ---------      ---------
      CHANGE IN BENEFIT OBLIGATION
         Benefit obligation at beginning of year                $   3,756      $   3,179
         Service cost                                                 384            323
         Interest cost                                                281            237
         Actuarial (gain) loss                                       (275)            43
         Benefits paid                                                (26)           (26)
                                                                ---------      ---------
         Benefit obligation at end of year                          4,120          3,756
                                                                ---------      ---------
      CHANGE IN PLAN ASSETS
         Fair value of plan assets at beginning of year             3,271          2,723
         Actual return on plan assets                                (136)           394
         Employer contribution                                          -            180
         Benefits paid                                                (26)           (26)
                                                                ---------      ---------
         Fair value of plan assets at end of year                   3,109          3,271
                                                                ---------      ---------
         Funded status                                             (1,011)          (485)
         Unrecognized net obligation at transition                      6              8
         Unrecognized actuarial loss                                 (692)          (872)
         Unrecognized prior service cost                              279            300
                                                                ---------      ---------
         Accrued pension liability (included in other
            liabilities)                                           (1,418)        (1,049)
                                                                =========      =========

      Net periodic pension cost for 1998, 1997 and 1996 included the following components (in thousands):

                                                     1998           1997          1996
                                                  ---------     ---------      ---------
      Service cost                                $     384     $     323      $     287
      Interest cost                                     281           238            218
      Expected return on assets                        (293)         (281)          (298)
      Net amortization and deferral                      (3)           33             69
                                                  ---------     ---------      ---------
      Net periodic pension cost                   $     369     $     313      $     276
                                                  =========     =========      =========

      There were no contributions to the plan in 1998. Contributions to the plan totaled were approximately $180,000 for 1997. The Company also contributes to an employees' profit-sharing plan which covers all full-time employees with vesting at various intervals over seven years. Contributions are made annually at the discretion of the subsidiary banks' Board of Directors. The payments to the plan for the years 1998, 1997 and 1996 were approximately $567,000, $621,000 and $521,000, respectively.

      The Company has an obligation to certain members of the subsidiary banks' Boards of Directors under deferred compensation plans in the amount of $1,030,000 and $1,014,000 at December 31, 1998 and 1997, respectively. A portion of the benefits will be funded by life insurance.

      The Company has a stock option plan (the "Plan") adopted in 1993 that authorizes the reservation of up to 400,000 shares of common stock and provides for the granting of incentive options to certain employees. Under the Plan, the option price cannot be less than the fair market value of the stock on the date granted. An option's maximum term is ten years from the date of grant. Options granted under the Plan may be subject to a graded vesting schedule. A summary of changes for the Plan for the years 1998, 1997 and 1996 and other information for December 31, 1998 are as follows (shares exercised reflects 4,272 shares retired in a cashless exchange):

                                               WEIGHTED               WEIGHTED              WEIGHTED
                                                AVERAGE                AVERAGE               AVERAGE
                                               EXERCISE               EXERCISE              EXERCISE
                                       SHARES    PRICE       SHARES     PRICE       SHARES    PRICE
                                     --------   -------    ---------  --------    --------   -------
      Year ended December 31,                1998                  1997                    1996
                                      -----------------    --------------------    ------------------
      Options outstanding, January 1   73,240   $  8.66      63,240    $  8.06      50,240   $  6.91
      Granted                          98,940     20.13      10,000      12.50      13,000     12.50
      Exercised                       (26,048)     8.03           -          -           -         -
                                      -----------------    --------------------    ------------------
      Options outstanding,
         December 31                   146,132  $ 17.25      73,240    $  8.66      63,240   $  8.06
                                      =================    ====================    ==================

                                    OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                         -----------------------------------     ------------------------------------
                                         WEIGHTED    WEIGHTED                  WEIGHTED     WEIGHTED
                                          AVERAGE     AVERAGE                   AVERAGE      AVERAGE
      RANGE OF             NUMBER        REMAINING   EXERCISE      NUMBER      REMAINING    EXERCISE
      EXERCISE PRICE     OUTSTANDING CONTRACTUAL LIFE  PRICE     EXERCISABLECONTRACTUAL LIFE  PRICE
     --------------      -----------  -------------  --------    ----------  -------------   -------
      $          6.53       5,040          1.27 yrs.  $   6.53      5,040         1.27 yrs.  $  6.53
                11.00      20,000          6.05          11.00     12,000         6.05         11.00
                12.50      22,152          7.50          12.50      7,021         7.35         12.50
                20.13      98,940          9.06          20.13          -           -              -
                         -----------                             ----------
      $  6.53 - 20.13     146,132          8.14       $  17.25     24,061         5.43       $ 10.50
     ==============      ===========  =============  ========    ==========  =============   =======

      The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the Company's stock options. Had compensation cost been determined based on the fair value at the grant dates consistent with the alternative method of Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," the Company's net income and net income per share as reported in the accompanying Consolidated Statements of Income would not have been impacted by a material amount based upon the following assumptions using the Black-Scholes option pricing model: expected volatility of 23%; dividend yield of 2.4%; risk-free interest rate of 4.99% and an expected option life of 9.1 years.


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

      Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1998 and 1997, the Company had outstanding loan commitments approximating $46,978,000 and $46,601,000, respectively.

      Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $5,962,000 and $6,198,000 at December 31, 1998 and 1997, respectively.

      A geographic concentration exists within the Company's loan portfolio as most of the Bank's business activity is with customers located in areas from Rappahannock to Hanover County, Virginia and in the Northern Neck area of Virginia.


 10   Related Party Transactions

      The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $8,847,000 and $7,646,000 as of December 31, 1998 and 1997, respectively. During 1998 new advances to such related parties amounted to $12,432,000 and repayments amounted to $11,231,000.


 11   Earnings per share

      The following is a reconciliation of the denominators of the basic and diluted EPS computations for December 31, 1998, 1997 and 1996:

                                                             WEIGHTED AVERAGE
                                                    INCOME        SHARES       PER-SHARE
                                                  (NUMERATOR)  (DENOMINATOR)    AMOUNT
                                                  ---------     ---------      ---------
                                               (DOLLARS AND SHARES INFORMATION IN THOUSANDS)
      For the Year Ended December 31, 1998
         Basic EPS                                $   6,822         7,490      $     .91
         Effect of dilutive stock options                 -            26              -
                                                  ---------     ---------      ---------
         Diluted EPS                              $   6,822         7,516      $     .91
                                                  ---------     ---------      ---------
      For the Year Ended December 31, 1997
         Basic EPS                                $   8,166         7,455      $    1.10
         Effect of dilutive stock option                  -            27              -
                                                  ---------     ---------      ---------
         Diluted EPS                              $   8,166         7,482      $    1.09
                                                  ---------     ---------      ---------
      For the Year Ended December 31, 1996
         Basic EPS                                $   7,739         7,448      $    1.04
         Effect of dilutive stock options                 -            38              -
                                                  ---------     ---------      ---------
         Diluted EPS                              $   7,739         7,486      $    1.03
                                                  ---------     ---------      ---------


 12   Regulatory Matters

      The bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

      The most recent notification from the Federal Reserve Bank as of June 30, 1998, categorized the Company as well capitalized under the regulatory framework for prompt corrective action (PCA). To be categorized as adequately capitalized the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

      The Company's actual capital amounts and ratios are also presented in the table.

                                                                        REQUIRED FOR CAPITAL    REQUIRED IN ORDER TO BE
                                                        ACTUAL           ADEQUACY PURPOSES    WELL CAPITALIZED UNDER PCA
                                                 --------------------    ------------------   --------------------------
                                                   AMOUNT      RATIO      AMOUNT     RATIO        AMOUNT      RATIO
                                                 ---------   --------    --------  --------     ---------   --------
      AS OF DECEMBER 31, 1998
         Total capital to risk weighted assets
             Consolidated                        $ 71,577     13.70%     $ 41,797    8.00%      $ 52,246      10.00%
             Union Bank & Trust                    37,318     11.24%       26,558    8.00%        33,197      10.00%
             Northern Neck State Bank              17,247     13.30%       10,374    8.00%        12,967      10.00%
             King George State Bank                 7,258     14.25%        4,075    8.00%         5,094      10.00%
             Rappahannock National Bank             2,932     48.53%          483    8.00%           604      10.00%
         Tier 1capital to risk weighted assets
             Consolidated                          65,170     12.47%       20,905    4.00%        31,357       6.00%
             Union Bank & Trust                    33,919     10.22%       13,279    4.00%        19,918       6.00%
             Northern Neck State Bank              15,739     12.14%        5,187    4.00%         7,780       6.00%
             King George State Bank                 5,900     11.58%        2,037    4.00%         3,056       6.00%
             Rappahannock National Bank             2,791     46.19%          242    4.00%           363       6.00%
         Tier 1capital to average adjusted assets
             Consolidated                          65,170      9.06%       28,773    4.00%        35,966       5.00%
             Union Bank & Trust                    33,919      7.57%       17,934    4.00%        22,417       5.00%
             Northern Neck State Bank              15,739      8.31%        7,578    4.00%         9,473       5.00%
             King George State Bank                 5,900      8.10%        2,914    4.00%         3,643       5.00%
             Rappahannock National Bank             2,791     15.55%          718    4.00%           897       5.00%

      AS OF DECEMBER 31, 1997
         Total capital to risk weighted assets
             Consolidated                        $ 71,281     17.45%     $ 32,679    8.00%      $ 40,849      10.00%
             Union Bank & Trust                    40,980     15.06%       21,771    8.00%        27,214      10.00%
             Northern Neck State Bank              20,220     21.24%        7,615    8.00%         9,518      10.00%
             King George State Bank                 5,753     15.39%        2,991    8.00%         3,738      10.00%
             Rappahannock National Bank             2,894     48.96%          473    8.00%           591      10.00%
         Tier 1capital to risk weighted assets
             Consolidated                          66,483     16.28%       16,335    4.00%        24,502       6.00%
             Union Bank & Trust                    38,310     14.08%       10,886    4.00%        16,328       6.00%
             Northern Neck State Bank              18,706     19.65%        3,807    4.00%         5,711       6.00%
             King George State Bank                 5,372     14.37%        1,495    4.00%         2,243       6.00%
             Rappahannock National Bank             2,661     45.02%          236    4.00%           355       6.00%
         Tier 1capital to average adjusted assets
             Consolidated                          66,483     11.45%       23,226    4.00%        29,032       5.00%
             Union Bank & Trust                    38,310     10.60%       14,450    4.00%        18,063       5.00%
             Northern Neck State Bank              18,706     12.92%        5,790    4.00%         7,238       5.00%
             King George State Bank                 5,372     10.00%        2,148    4.00%         2,685       5.00%
             Rappahannock National Bank             2,661     15.77%          675    4.00%           843       5.00%

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

      Commitments to extend credit and standby letters of credit

           The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1998 and 1997, the carrying amount and fair value of loan commitments and standby letters of credit were immaterial.

           The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1998 and 1997 are as follows:

                                                        1998                         1997
                                              ------------------------     ------------------------
                                               CARRYING        FAIR        CARRYING         FAIR
                                                AMOUNT         VALUE        AMOUNT          VALUE
                                              ---------      ---------     ---------      ---------
      Financial assets:
         Cash and cash equivalents            $  41,020      $  41,020     $  28,681      $  28,681
         Investment securities                   16,142         16,452        17,769         18,057
         Securities available for sale          161,228        161,228       143,711        143,711
         Net loans                              479,822        483,013       399,351        404,671
      Financial liabilities:
         Deposits                               607,629        611,834       489,256        491,869
         Borrowings                              47,801         48,145        50,960         50,923

 14   Subsequent event

      On February 11, 1999, the Company announced that it had acquired Mortgage Capital Investors ("MCI"), an independent mortgage banking company headquartered in Springfield, Virginia. Mortgage Capital Investors originates, underwrites, closes and sells residential mortgage loans through a network of thirteen (13) loan application centers located in Virginia, Maryland, North Carolina, South Carolina and Florida. MCI reported total mortgage loan originations of $323 million (unaudited) in its fiscal year ended March 31, 1998 and originations for the first nine months of its fiscal year ending March 31, 1999 exceeding $400 million (unaudited). MCI will operate as a subsidiary of Union Bank and Trust Company and will consolidate the existing mortgage operations of Union Mortgage Company into its operations.


 15   Parent Company Financial Information

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


      UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
      Balance Sheets
      December 31, 1998 and 1997
      (dollars in thousands)

                                                                   1998           1997
                                                                ---------      ---------
      ASSETS:
         Cash                                                   $   1,927      $      73
         Certificates of deposit                                       29            125
         Securities available for sale                                273            283
         Premises and equipment, net                                3,809          3,353
         Other assets                                               2,239            331
         Due from subsidiaries                                        115            177
         Investment in subsidiaries                                66,765         65,701
                                                                ---------      ---------
             Total assets                                       $  75,157      $  70,043
                                                                =========      =========
      LIABILITIES AND STOCKHOLDERS' EQUITY:
         Other liabilities                                      $   1,798      $   1,616
         Common stock                                              15,015         14,937
         Surplus                                                      311             55
         Retained earnings                                         55,690         51,728
         Unrealized gains on securities available for sale          2,343          1,707
                                                                ---------      ---------
             Total liabilities and stockholders' equity         $  75,157      $  70,043
                                                                =========      =========

      Condensed Statements of Income
      Years Ended December 31, 1998, 1997 and 1996

                                                          1998            1997             1996
                                                      ---------         --------         ---------
      INCOME:
          Interest income                             $      11         $     11         $      67
          Dividends received from subsidiaries            7,250            3,434             2,315
          Equity in undistributed net income of
             subsidiaries                                   511            5,052             5,736
          Other income                                        -               62                 2
                                                      ---------         --------         ---------
             Total income                                 7,772            8,559             8,120
          Interest expense                                  115               64                 -
          Operating expenses                                835              329               381
                                                      ---------         --------         ---------
             Total expense                                  950              393               381
                                                      ---------         --------         ---------
             Net income                               $   6,822         $  8,166         $   7,739
                                                      =========         ========         =========

      Condensed Statements of CASH FLOWS
      Years Ended December 31, 1998, 1997 and 1996

                                                          1998            1997             1996
                                                      ---------         --------         ---------
      OPERATING ACTIVITIES:
          Net income                                  $   6,822         $  8,166         $   7,739
          Adjustments to reconcile net income to
            net cash provided by operating
            activities:
             Equity in undistributed net income
                of subsidiaries                            (511)          (4,902)           (5,561)
             Decrease (increase) in other assets         (1,312)            (144)               34
             Other (net)                                    299             (162)              197
                                                      ---------         --------         ---------
                 Net cash provided by operating
                    activities                            5,298            2,958             2,409
                                                      ---------         --------         ---------
      INVESTING ACTIVITIES:
          Purchase of securities                              -                -               (63)
          Proceeds from maturity of securities                -               55             1,006
          Purchase of equipment                            (894)          (2,585)           (1,076)
                                                      ---------         --------         ---------
                 Net cash used by investing
                    activities                             (894)          (2,530)             (133)
                                                      ---------         --------         ---------
      FINANCING ACTIVITIES:
          Net increase (decrease) in borrowings            (120)           1,740                 -
          Cash dividends paid                            (2,860)          (2,791)           (2,490)
          Issuance of common stock under plans              334              304               272
          Repurchase of common stock under plans              -              (39)             (159)
                                                      ---------         --------         ---------
                 Net cash used in financing
                    activities                           (2,646)            (786)           (2,377)
                                                      ---------         --------         ---------
      Increase (decrease) in cash and cash
         equivalents                                      1,758             (358)             (101)
      Cash and cash equivalents at beginning of year        198              556               657
                                                      ---------         --------         ---------
      Cash and cash equivalents at end of year        $   1,956         $    198         $     556
                                                      =========         ========         =========



Independent Auditors' Report

                                                                 [KPMG LOGO]
The Board of Directors
Union Bankshares Corporation

We have audited the accompanying consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                  /s/ KPMG LLP

Richmond, Virginia
February 9, 1999, except as to Note 14, which is as of February 11, 1999

Directory of Union Bankshares Corporation
Northern Neck
State Bank
--------------------------------------------------------------------------------

Officers
E. Peyton Motley, PRESIDENT
N. Byrd Newton, SENIOR VICE PRESIDENT &
     SECRETARY
Russell G. Brown, VICE PRESIDENT
William E. Harrison, VICE PRESIDENT & CASHIER
C. Wayne Penick, VICE PRESIDENT
Marion B. Rowe, VICE PRESIDENT
Gail S. Smith, VICE PRESIDENT
William M. Wright, VICE PRESIDENT

Directors
William E. Bowen
S. Bryan Chandler
Richard A. Farmar, Jr.
W. D. Gray
Edward L. Hammond
William H. Hughes
E. Peyton Motley
W. Tayloe Murphy, Jr.
Louis G. Packett
Dexter C. Rumsey, III
Charles H. Ryland
Charles H. Williams, III
William M. Wright

Honorary Directors
Robert B. Delano
James V. Garland, Jr.
Thomas S. Herbert

King George
State Bank
--------------------------------------------------------------------------------

Officers
Sylvia Buffkin, VICE PRESIDENT
David F. Clare, VICE PRESIDENT
Scott Q. Nininger, VICE PRESIDENT

Directors
E.R. Morris, Jr., CHAIRMAN
John S. Cheadle
Frederick G. Davies
William B. Gallahan
C. Newell Thompson
E.P. Woodworth


Mortgage
Capital Investors

Officers
Kevin P. Keegan, PRESIDENT &
     CHIEF EXECUTIVE OFFICER

Directors
G. William Beale, CHAIRMAN
Kevin P. Keegan
John C. Neal
Brian T. O'Reilly
D. Anthony Peay

Union Bank & Trust
Company
--------------------------------------------------------------------------------

Officers
G. William Beale, PRESIDENT &
     CHIEF EXECUTIVE OFFICER
John C. Neal, EXECUTIVE VICE PRESIDENT &
     CHIEF OPERATING OFFICER
Robert K. Bailey, III, SENIOR VICE PRESIDENT
William H. Hutton, SENIOR VICE PRESIDENT
John M. Randolph, SENIOR VICE PRESIDENT
R. Tyler Ware, SENIOR VICE PRESIDENT
David K. Bohmke, VICE PRESIDENT
Thomas J. Boyd, III, VICE PRESIDENT
Jeannette B. Burke, VICE PRESIDENT
F. Kent Cox, VICE PRESIDENT
Charles Gravatt, VICE PRESIDENT
Sherry C. Gravatt, VICE PRESIDENT
Raymond C. Ratcliffe, Jr., VICE PRESIDENT
George Washington, Jr., VICE PRESIDENT

Directors
Ronald L. Hicks, CHAIRMAN
Walton Mahon, VICE CHAIRMAN
G. William Beale
Daniel I. Hansen
Michael N. Manns
M. Raymond Piland, III
James E. Small, III
A.D. Whittaker

Honorary Directors
Estelle H. Kay
Guy C. Lewis, Jr.
H. Ashton Taylor
R.F. Upshaw, Jr.


Union Investment
Services, Inc.

Officers
Bernard W. Mahon, Jr., PRESIDENT
Randall W. Vaughan, VICE PRESIDENT

Directors
G. William Beale, CHAIRMAN
David F. Clare
Ronald L. Hicks
Estelle H. Kay
Bernard W. Mahon, Jr.
Michael N. Manns
William M. Wright

Bank of
Williamsburg
--------------------------------------------------------------------------------

Officers
J. Michael Johnson, PRESIDENT

Directors
Henry Aceto, Jr.
G. William Beale
A. G. W. Christopher
Randall K. Cooper
L. Mark Griggs
J. Michael Johnson
Christopher A. Mayer
Alison Morrison
D. Anthony Peay
Joseph R. Potter, Jr.

Rappahannock
National Bank
--------------------------------------------------------------------------------

Officers
Michael T. Leake, VICE PRESIDENT

Directors
Elisabeth J. Jones, CHAIRMAN
G. William Beale
Alphaeus F. Cannon
James W. Fletcher, III
Thomas B. Massie
Mary L. Payne
George E. Williams