Form 10-K, Exhibit 13
period 1999-12-31
UNION BANKSHARES CORP
filed 2000-03-30
CIK 883948

                                    [LOGO]
                         UNION BANKDAHARES CORPORATION
                          A UNION OF COMMUNITY BANKS

--------------------------------------------------------------------------------
                              1999 ANNUAL REPORT
--------------------------------------------------------------------------------

BANK OF WILLIAMSBURG . JOHNELLA P. CARTER . JOHN M. JOHNSON . TINA O. LESTER . ALISON MATTOX . MARIE STONE . MORTGAGE CAPITAL INVESTORS . TOBA ABDOLLAHZADEH . PATRICIA A. ADOLPH . KRISTA M. ALEXANDER . JOSEPH A. ANDAHAZY . FLORENCE C. ARMSTRONG . ANGELA M. ATKINSON . CRYSTAL A. AYERS . GAIL E. BAKICH . MICHAEL BARNES . LAURA R. BATCH . MEREDITH R. BATES . VALERIE BEEBE . PATRICE BENTON . BETH ANNE BITTLE . LYNN P. BLATT . JOANN W. BRAVO . BARBARA A. BREEN . CYTHIA BROCKMAN . PATRICIA L. BRODERICK . BONNIE B. BURNS . JANEEN S. CARD . GAIL J. CARR . BARBARA J. CARTER . LORRIE CHILTON . WILLIAM CHRISTOPHER . SHIELA F. CIANCIO . DARCY J. COLES . BERNARD J. CONNOLLY, JR. . DEBRA B. CURWEN . LINDA L. CUSICK . SANDRA E. DARRACOTT . TAMMY L. DAVIDSON . LAWRENCE E. DERX . THOMAS P. DI DONATO . JEANNE DI DONATO . SANDY DIXON . JOHN DORSEY, III . CHRISTINE DOWELL
 . MARCUS E. EINSTEIN . MARLENE EINSTEIN . THOMAS D. ELDER, JR. . THOMAS L. FONTAINE . CECILIA A. FRAZIER . ROBERT D. FULGHUM . DORSEY R. GALFORD, JR. . REENA S. GARRETT . IRIS M. GAUTIER . SHAWN C. GAVIN . CHRISTOPHER B. GINTER . BEVERLY GIRUC . BARBARA A. GOLDENBERG . RICHARD A. GOODMAN . DARNELL R. GRAY . KIMBERLY D. HARVEY . KIM M. HEYING . JACQUELINE A. HODGES . BOND L. HOLFORD . CONNIE IOANOU . DANIEL G. JAY . TONI H. JONES . KEVIN P. KEEGAN . ELIZABETH A. KEENAN . MARY JO KELLEY . STACEY L. KERRIGAN . ROLLAND D. KILLE . FRAN KOPLOW . FLOSSIE LANCASTER . JEAN P. LIBER . JONI Z. LOVING . BRENTON A. McCALLUM . CLAUDETTE C. McCLUNEY . JANE M. McQUILKIN . RICHARD C. MEEKINS . JOAN M. MILLER
 . GARY M. MILLS . BRENT D. MOLOVINSKY . SARA J. MONTES . DARNELLA J. MORGAN . KIMBERLEIGH MURRAY . JOHN A. O'BRIEN . BRIAN T. O'REILLY . LEONARD J. OSLAR . EDGAR PACORI . LOUIS M. PELL . EVE H. PENDLETON . REBECCA L. PETERS . PAUL J. PHELPS . JEFFERSON D. PHELPS, III . SHARON A. POWERS . BRADFORD PRATT . ELIZABETH ANN PRITCHARD . DANIEL M. PUTNEY . TERRI H. QUINN . LAURA H. RAJABI . BRENDA S. RAY-STRAIN . ADAM REPASY . LYNN REPASY . ROBERT RESH . PHAN W. ROBINSON . RAYMOND I. J. ROMANICK . EARNEST A. SAHADY . PATRICIA SCHURTZ . ROBERT F. SELDON . BRENDA SISSON . JACOB SISSON . ELIZABETH J. SMALLING . PATRICIA A. SMITH . JENNIFER L. SNYDER . EDWARD SOMA . RAY L. STEIN . JEANNE STEVENS . MICHAEL E. STOLL . ERIC D. THOMAS . DAVID M. THOMPSON . CAROL TOMASI . LESLIE A. VALENTINE . BONNIE G. VICK . JILL A. WAGNER . R. SCOTT WALLACE . DAVIN
J. WILLIFORD . GRANT WING . LISA WITKOWSKI . BETTY L. WRIGHT . NORTHERN NECK STATE BANK . ROBIN S. ABERCROMBIE . LINDA H. ASHTON . LASHAY S. BALL . NANCY E. BAUGHAN . MARY ANNETTE BOWLES . MARY L. BOWLES . ANGELA C. BRANN . SHIRLEY T. BROOKS . RUSSELL G. BROWN . BARBARA H. BRYANT . JANET L. CARPENTER . HOLLY D. CARTER . MANLEY L. CHADWICK . TERRY J. CLARK . BRENDA H. CONLEY . THELMA COURTNEY . CYNTHIA E. DAIGER . SHANNON R. DAVIS . BETTY T. DELANO . ALICE V. DIX
 . WILLIAM A. ESTELL, JR. . BROOK H. EZZELL . ELIZABETH FORREST FRANKLIN . APRIL
F. GASKINS . TERESA A. GILL . LAURA L. GORDON . KATHRYN P. GOULDTHORPE . GREGORY
A. GRUNER . DORIS C. HALL . LILLIAN S. HAMBLIN . CRISTAL F. HARPER . WILLIAM E. HARRISON . SANDRA D. HAYWOOD . LINDA L. HIXON . SUE W. JETT . WENDY R. JONES . JOSEPHINE F. KING . EDITH FAYE LANGE . BARBARA W. LAWSON . ANGELIA D. LEE . DONNA G. LEWIS . GENEVA B. LOWERY . GLENN A. MORSE . E. PEYTON MOTLEY . LINDA V. MURRAY . N. BYRD NEWTON . DARLENE F. O'BIER . SANDRA K. O'BIER . C. WAYNE PENICK
 . SUSIE B. PRESCOTT . CHERYL REAMY . MACEL F. ROBINSON . JULIE H. ROGERS . MARION B. ROWE . APRIL R. SANDERS . NANCY A. SANDERS . CAROLYN SANDERS-SMITH . PEGGY S. SANFORD . DEBRA B. SCOTT . MELESSIA F. SELF . PATRICIA P. SETTLE . GLORIA B. SMITH . AMY TAYLOR . MARION W. THOMPSON . SANDRA M. VENEY . BRIDGETT
B. WILLIAMS . RAPPAHANNOCK NATIONAL BANK . GEORGIA A. GILPIN . PATRICIA A. GRIGSBY . BETTY L. JEWELL . MICHAEL T. LEAKE . W. F. MOFFETT, III . HELEN I. SEALOCK . SHERRY JO SHAW . UNION BANK & TRUST COMPANY . HELEN M. ACORS . MARGARET ATKINS . ROBERT K. BAILEY, III . AMANDA C. BARLOW . VALERIE BENNETT

--------------------------------------------------------------------------------
 . BANK OF WILLIAMSBURG . JOHNELLA P. CARTER . JOHN M. JOHNSON . TINA O. LESTER . ALISON MATTOX . MARIE STONE . MORTGAGE CAPITAL INVESTORS . TOBA ABDOLLAHZADEH . PATRICIA A. ADOLPH . KRISTA M. ALEXANDER . JOSEPH A. ANDAHAZY . FLORENCE C. ARMSTRONG . ANGELA M. ATKINSON . CRYSTAL A.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

UNION BANK & TRUST COMPANY
--------------------------
ASHLAND
U.S. Route 1 & Ashcake Road
Ashland, Virginia 23005
(804) 798-4488

ATLEE
10469 Atlee Station Road
Ashland, Virginia 23005
(804) 550-2300

BOWLING GREEN
211 North Main Street
Bowling Green, Virginia 22427
(804) 633-5031

BROCK ROAD
Brock Road and Route 3
Spotsylvania, Virginia 22553
(540) 972-2958

CHANCELLOR
4210 Plank Road
Fredericksburg, Virginia 22407
(540) 786-2265

COLONIAL BEACH
840 McKinney Blvd.
Colonial Beach,VA 22443
(804) 224-0101

FALL HILL
2811 Fall Hill Avenue
Fredericksburg, Virginia 22401
(540) 372-7760

FALMOUTH
Cambridge & Layhill Road
Falmouth, Virginia 22405
(540) 374-1300

FOUR MILE FORK
4540 Lafayette Boulevard
Fredericksburg, Virginia 22408
(540) 898-5100

HANOVER COMMONS
9534 Chamberlayne Road
Mechanicsville, Virginia 23111
(804) 730-1700

KENMORE AVENUE
700 Kenmore Avenue
Fredericksburg, Virginia 22401
(540) 371-0108

KING GEORGE
10045 Kings Highway
King George, VA 22485
(540) 775-9300

LADYSMITH
U.S. Route 1
Ladysmith, Virginia 22501
(804) 448-3100

LEAVELLS
10415 Courthouse Road
Spotsylvania, Virginia 22553
(540) 898-2700

PORT ROYAL
U.S. Route 301
Port Royal, Virginia 22535
(804) 742-5546

MANQUIN
U.S. Route 360
Manquin, Virginia 23106
(804) 769-3031

MASSAPONAX
Massaponax Church Road &
  U.S. Route 1
Fredericksburg, Virginia 22407
(540) 891-0300

MECHANICSVILLE
610 Mechanicsville Turnpike
Mechanicsville, Virginia 23116
(804) 730-7055

NORTHERN NECK STATE BANK
------------------------
BURGESS
15043 Northumberland Highway
Burgess, VA 22432
(804) 453-4181

KILMARNOCK
284 North Main Street
Kilmarnock, VA 22842
(804) 435-2681

MONTROSS
Rt. 3, Kings Hwy.
Montross, VA 22520
(804) 493-9301

REEDVILLE
876 Main Street
Reedville, VA 22539
(804) 453-4151

TAPPAHANNOCK
U.S. Rt. 17 & Earl Street
Tappahannock, VA 22560
(804) 443-4361

WAL*MART IN TAPPAHANNOCK
1660 Tappahannock Blvd.
Tappahannock, VA 22560
(804) 443-9433

WARSAW - MAIN OFFICE
5839 Richmond Road
Warsaw, VA 22572
(804) 333-4066

WARSAW - TIME SQUARE
4256 Richmond Road
Warsaw, VA 22572
(804) 333-3019

WHITE STONE
485 Chesapeake Drive
White Stone, VA 22578
(804) 435-1626

UNION INVESTMENT SERVICES
-------------------------
ATLEE
(804) 550-7209

BOWLING GREEN
(800) 546-5031

FALL HILL
(540) 371-1000

MORTGAGE CAPITAL INVESTORS
--------------------------
ALEXANDRIA, VA
BOWIE, MD
CAMP SPRINGS, MD
FREDERICKSBURG, VA
FREDERICK, MD
GREENBELT, MD
JOHN'S ISLAND, SC
MT. LAUREL, NJ
MYRTLE BEACH, SC
NORFOLK, VA
ROCKVILLE, MD
SOUTHPORT, CT
SPRINGFIELD, VA

BANK OF WILLIAMSBURG
--------------------
5125 John Tyler Parkway
Williamsburg, Virginia 23187
(804) 229-5448

RAPPAHANNOCK NATIONAL BANK
--------------------------
257 Gay Street
Washington, Virginia 22747
(540) 675-3519







On January 29, 2000, we lost a dear                             [PHOTO]
      friend and colleague,
E. Peyton Motley, after a 6 month battle
             with cancer.
   Peyton was a leader within our
organization and in the community... he
was the community's banker. He was a
devoted husband and father, committed

--------------------------------------------------------------------------------
AYERS . GAIL E. BAKICH . MICHAEL BARNES . LAURA R. BATCH . MEREDITH R. BATES o VALERIE BEEBE . PATRICE BENTON . BETH ANNE BITTLE . LYNN P. BLATT . JOANN W. BRAVO . BARBARA A. BREEN . CYTHIA BROCKMAN . PATRICIA L. BRODERICK . BONNIE B. BURNS . JANEEN S. CARD . GAIL J. CARR . BARBARA J.
--------------------------------------------------------------------------------
                                                            1999 ANNUAL REPORT

BUSINESS PROFILE

Union Bankshares Corporation is a multi-bank holding company committed to the delivery of financial services through affiliated independent community banks and other financial services companies. The Company serves the Central and Northern Neck regions of Virginia through its four banking subsidiaries, Union Bank & Trust Company, Northern Neck State Bank, Rappahannock National Bank and Bank of Williamsburg and its non-bank companies, Union Investment Services and Mortgage Capital Investors. The banking subsidiaries are Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering commercial and consumer deposit accounts and loans, credit cards, automated teller machines and many other services to its customers. Each is also independently operated by local management and boards of directors enabling them to be responsive to the needs of their communities.

Through its 18 locations, Union Bank & Trust Company serves customers in a primary service area which extends from its headquarters in Bowling Green along the I-95 corridor from greater Fredericksburg to central Hanover County and east to King William County. Northern Neck State Bank serves the Northern Neck and Middle Peninsula regions through nine locations spanning the Northern Neck. Rappahannock National serves the community surrounding Washington, Virginia. The Bank of Williamsburg in its new location at 5125 John Tyler Parkway serves the greater Williamsburg region.

Union Investment Services is a full-service brokerage firm providing a wide variety of investment choices to customers throughout the Company's service area. Mortgage Capital Investors offers a full array of mortgage products to residents of our markets through its 13 origination offices. In addition, it offers insurance products through a joint venture, Union Insurance Group, L.L.C.

As of December 31, 1999, Union Bankshares Corporation and subsidiaries had 439 employees, 2,258 shareholders of record, and assets totaling $822 million.



MISSION STATEMENT

"The primary mission of Union Bankshares Corporation and its subsidiaries is to enhance shareholder value by remaining a strong, independent financial services organization, providing exemplary customer service, a rewarding work environment for its employees and a growing return for its shareholders."

--------------------------------------------------------------------------------
CARTER . LORRIE CHILTON . WILLIAM CHRISTOPHER . SHIELA F. CIANCIO . DARCY J. COLES . BERNARD J. CONNOLLY, JR. . DEBRA B. CURWEN . LINDA L. CUSICK . SANDRA E. DARRACOTT . TAMMY L. DAVIDSON . LAWRENCE E. DERX . THOMAS P. DI DONATO . JEANNE DI DONATO . SANDY DIXON . JOHN DORSEY, III .
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

                                                     1999            1998            1997            1996            1995
                                                  ----------      ----------       ---------      ----------      ----------
RESULTS OF OPERATIONS                                           (dollars in thousands, except per share amounts)
   Interest income                                $   55,636      $   51,062      $   44,821      $   42,068      $   39,154
   Interest expense                                   27,067          24,463          21,057          19,650          18,155
                                                  ----------      ----------       ---------      ----------      ----------
   Net interest income                                28,569          26,599          23,764          22,418          20,999
   Provision for loan losses                           2,216           3,044           1,182             895             977
                                                  ----------      ----------       ---------      ----------      ----------
   Net interest income after provision
   for loan losses                                    26,353          23,555          22,582          21,523          20,022
   Noninterest income                                 13,246           5,567           4,495           3,572           2,763
   Noninterest expenses                               32,689          20,622          16,628          14,982          13,551
                                                  ----------      ----------       ---------      ----------      ----------
   Income before income taxes                          6,910           8,500          10,449          10,113          9,234
   Income tax expense                                    636           1,678           2,283           2,374          2,192
                                                  ----------      ----------       ---------      ----------      ----------
        Net income                                $    6,274      $    6,822       $   8,166      $    7,739      $   7,042
                                                  ==========      ==========       =========      ==========      =========
KEY PERFORMANCE RATIOS
   Return on average assets (ROA)                      0.79%           1.00%           1.41%           1.38%           1.34%
   Return on average equity (ROE)                      8.74%           9.58%          12.80%          12.62%          12.50%
   Efficiency ratio                                   74.50%          61.24%          56.20%          54.06%          52.77%

PER SHARE DATA
   Net income per share - basic                   $     0.84      $     0.91       $    1.10      $     1.04      $     0.95
   Net income per share - diluted                       0.84            0.91            1.09            1.04            0.95
   Cash dividends declared                              0.40            0.38            0.37            0.32            0.28
   Book value at period-end                             9.19            9.77            9.16            8.23            7.57

FINANCIAL CONDITION
   Total assets                                   $  821,827      $  733,947       $ 615,716      $  559,782      $  523,613
   Total deposits                                    646,866         607,629         489,256         455,718         431,330
   Total loans, net of unearned income               543,367         479,822         399,351         356,038         331,452
   Stockholders' equity                               68,794          73,359          68,427          61,344          56,352

ASSET QUALITY
   Allowance for loan losses                      $    6,617      $    6,407       $   4,798      $    4,612           4,274
   Allowance as % of total loans                       1.22%           1.33%           1.20%           1.29%           1.28%

OTHER DATA
   Market value per share at period-end           $    14.75      $    17.50       $   21.94      $    12.50      $    13.00
   Price to earnings ratio                              17.6            19.2            19.9            12.0            13.7
   Price to book value ratio                            161%            179%            240%            152%            172%
   Dividend payout ratio                              42.62%          41.76%          32.73%          30.76%      $   29.47%
   Weighted average shares outstanding             7,473,869       7,489,873       7,455,369       7,447,637       7,402,485

--------------------------------------------------------------------------------
CHRISTINE DOWELL . MARCUS E. EINSTEIN . MARLENE EINSTEIN . THOMAS D. ELDER, JR.
 . THOMAS L. FONTAINE . CECILIA A. FRAZIER . ROBERT D. FULGHUM . DORSEY R. GALFORD, JR. . REENA S. GARRETT . IRIS M. GAUTIER . SHAWN C. GAVIN . CHRISTOPHER
B. GINTER . BEVERLY GIRUC . BARBARA A. GOLDENBERG
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

PRESIDENT'S LETTER

[PHOTO]


Dear Fellow Shareholders:


     Some seven years ago the vision for Union Bankshares was formed in a house overlooking the Rappahannock River: a union of community banks, which would take advantage of the synergies available by spreading its operating expenses and resources over a larger asset base. The Company would grow through affiliation, branch acquisition and de novo branches. Fee based services would be expanded to supplement the Company's income stream. The Company would operate with a long-term vision focused on increasing shareholder value over time.

     Each year since then, the Union Bankshares Board has re-affirmed these goals in its strategic plan.

     The year 1999 will be remembered as a critical time in the execution of our strategic plan and the development of Union Bankshares. 1999's results reflect the impact of seven key decisions or events that occurred in late 1997 and 1998.

     In February 1998, Union Bankshares purchased five branches from Signet/First Union. Our projections indicated that these branches would have a drag on earnings of approximately $250,000 during the first 12 months of operation. Year two would be breakeven. The Company would not begin to see a profit from these branches until year three. The deposit growth of these branches has been above our expectations. Loan growth has been below expectations. Overall the branches are on track to meet our profitability projections.

     Union Bank & Trust opened three de novo branches in 1998. New branches typically have an earnings drag of approximately $100,000 per year in their first year of operation. These new branches have prospered and helped to contribute to Union Bank's remarkable growth in deposits and loans over the last eighteen months.




                                    [PHOTO]

FINANCIAL ACCOUNTING:

Planning and Directing Corporate Finance and Reporting

Left to right: Rick Love, John Lane, Lori Newsome, Tony Peay, Ed Worrell, and Mike Harris.

--------------------------------------------------------------------------------
 . RICHARD A. GOODMAN . DARNELL R. GRAY . KIMBERLY D. HARVEY . KIM M. HEYING o JACQUELINE A. HODGES . BOND L. HOLFORD . CONNIE IOANOU . DANIEL G. JAY . TONI H. JONES . KEVIN P. KEEGAN . ELIZABETH A. KEENAN . MARY JO KELLEY . STACEY L. KERRIGAN . ROLLAND D. KILLE . FRAN KOPLOW .
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION


     Rappahannock National was acquired in late 1998. As with all of our acquisitions, it was priced to be accretive (increase earnings per share) to our shareholders. Under the leadership of a new chief executive, RNB is performing better than our projections.

     Bank of Williamsburg opened for business in February 1999. Start up costs and operating losses for this year totaled $229,000. We expect to be in our permanent facility in mid-March. Our projections show that Bank of Williamsburg will become profitable on a monthly basis during the fourth quarter of 2000.

     During 1999, Union Bankshares invested over $3.5 million in new technology. Upgrades were focused on teller and deposit platform software and enhancing our ability to consolidate back office functions. The back office consolidation took six months longer than anticipated which resulted in increased personnel costs. The delay was to ensure that our customers experienced minimal impact. The back office consolidation was a tremendous undertaking, but, through teamwork by associates from each bank the project is now complete. Cost savings resulting from the consolidation will begin to appear in the first quarter's numbers.

     In 1998 Union Bankshares entered into an agreement to acquire Mortgage Capital Investors (MCI). The transaction was closed in February 1999. Though MCI's performance in 1999 was not as projected, we continue to believe in the viability of this venture. Many factors contributed to the poor performance, including rising interest rates and declines in existing home sales. At this point, MCI has reduced non-commissioned staff by over 30%, closed two marginally producing offices, and is reviewing other offices for possible closing. Additionally, MCI has opened two new offices with high volume producers formerly with another mortgage company and has begun a construction-permanent loan program with Union Bank & Trust. We have also begun offering property and casualty insurance products to MCI's clients through a joint venture, Union Insurance Group L.L.C.

     Finally, during 1999 we completed the resolution of the problem loan reported during the third quarter of 1998. Management has been working with the borrower to restructure the loan to minimize any losses to the bank. Results for 1999 reflect an additional $350,000 in loan loss provisions and a partial charge-off of this loan against the loan loss reserve in the fourth quarter.

     It has been a difficult two years, as management and the board faced challenges on many fronts. We expect many of the long-range decisions made over this time will begin to show positive results in 2000.


[PHOTO]

OPERATIONS TECHNOLOGY:

Managing Emerging Technology

Left to right: Jim Sanford, Smokey Wilson, Tom Peregoy, and Joe Brown.

                                    [GRAPH]

(in thousands)
                      1995         1996         1997         1998         1999

ASSETS               523,613      559,782      615,716      733,947      821,827

DEPOSITS             431,330      455,718      489,256      607,629      646,866

LOANS                331,452      356,038      399,351      479,822      543,367

--------------------------------------------------------------------------------
FLOSSIE LANCASTER . JEAN P. LIBER . JONI Z. LOVING . BRENTON A. McCALLUM . CLAUDETTE C. McCLUNEY . JANE M. McQUILKIN . RICHARD C. MEEKINS . JOAN M. MILLER
 . GARY M. MILLS . BRENT D. MOLOVINSKY . SARA J. MONTES . DARNELLA J. MORGAN . KIMBERLEIGH MURRAY . JOHN A. O'BRIEN . BRIAN T. O'REILLY .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

                                    [GRAPH]

                                        1995     1996     1997     1998     1999

YIELD ON EARNING ASSETS                 8.66     8.68     8.64     8.45     8.07

COST OF INTEREST BEARING LIABILITIES    4.63     4.61     4.66     4.62     4.37





     There have been many positive things in 1999 as well. While none had the bottom line impact of the seven items listed previously, these successes are an indication of the strength of the team and its ability to accomplish tasks and grow the banks by meeting the customers' needs.

     The Company's Y2K team worked for over 18 months to assure that all systems were Y2K compliant. When we read of the large amounts spent by others, we feel fortunate that Union Bankshares Corporation's Y2K expenses were less than $250,000.

     The item processing conversion from paper to image processing was successful and well received by our customers. Item processing efficiency and productivity have been increased. The consolidation of our four subsidiary banks' back office operations into one location went extremely well. Data processing conversions for two of our banks were handled without incident. This task could not have been completed without the support and teamwork from all levels of the organizations.

     Union Bank & Trust experienced above market growth, solidifying its position as the number two bank in greater Fredericksburg and jumping from fifth to second in market share in the Hanover market. Union's indirect automobile loan department experienced strong growth.

     The financial performance of Rappahannock National has been excellent with continued growth and profitability on the horizon. Despite bureaucratic delays in the construction of our permanent site, the Bank of Williamsburg has been well received by the community. We expect strong performance in 2000 as we move from our temporary space to our banking house.

     Union Investment Services experienced a record year providing brokerage services and investment advice to its customers.

     On a sadder note, in July, Peyton Motley, president of Northern Neck State Bank, was diagnosed with pancreatic cancer. The staff at Northern Neck has done an excellent job of maintaining the pace while Peyton has been away. Peyton lost his fight with cancer on January 29, 2000. Our thoughts and prayers are with Peyton's family.

     The future holds much promise for Union Bankshares. Your corporation is positioned to increase shareholder value over the long term. Management is focused on maximizing efficiencies in the consolidated support areas. Continually increasing productivity through our investment in technology is a key to improved financial performance. We have spent the last couple of years putting the systems, people and plans in place to generate cost savings and enhance customer service. The year 2000 will be the year in which we execute those plans.



[PHOTO]

COMMUNITY BANKING:
Focusing on Customers' Financial Needs

Left to right: John Neal, Deborah Usry, and Byrd Newton.

--------------------------------------------------------------------------------
LEONARD J. OSLAR . EDGAR PACORI . LOUIS M. PELL . EVE H. PENDLETON . REBECCA L. PETERS . PAUL J. PHELPS . JEFFERSON D. PHELPS, III . SHARON A. POWERS . BRADFORD PRATT . ELIZABETH ANN PRITCHARD . DANIEL M. PUTNEY. TERRI H. QUINN . LAURA H. RAJABI . BRENDA S. RAY-STRAIN . ADAM REPASY . LYNN
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

     Our concerns for the year 2000 center on the policy of rising interest rates and tightening of liquidity that have been implemented by the Federal Reserve Bank. This policy could impact the corporation's already narrowing margins. Additionally, internally generated growth in deposits and earning assets, a key component for increased profitability, could be impacted. A series of rate increases will negatively impact Mortgage Capital's return to profitability.

                                    [GRAPH]

                             [PLOT POINTS TO COME]

     We will continue to look at affiliations with other community banks as a way to grow, provide geographic diversity, share the high cost of technology and provide management depth. As the largest of Virginia's community bank holding companies, Union Bankshares has a unique opportunity to grow significantly as community banking in Virginia consolidates. While the corporation does own sites for future branch expansion, we do not foresee opening any new branches in 2000.

     Our stock price has been a concern to many of you. Like many banks our stock price had reached irrational levels in mid 1998, when compared to the historic price levels of bank stocks. A chart on this page shows our stock price performance over the last two years relative to several other market indices, including the NASDAQ Bank Index. You can see that Union Bankshares Corporation's stock price, while down 18% in 1999 and over 35% over the two year period, is in line with the market decline.

     When one considers the markets we serve, the investment that we have already made in infrastructure and our prospects for future growth and profitability, Union Bankshares remains a good long-term investment.

     Many of our shareholders are loyal customers of our banks and brokerage firm. We appreciate their continued support. Should you have any questions, I encourage you to contact me either by phone or e-mail at gwbeale@ubsh.com.



/s/ William Beale

G. William Beale




[PHOTO]

CUSTOMER ACCOUNTING:
Serving Retail and Commercial Customers

Left to right: Karen Dewitt, Jeannette Burke, and Carolyn Wiley.

--------------------------------------------------------------------------------
REPASY . ROBERT RESH . PHAN W. ROBINSON . RAYMOND I. J. ROMANICK . EARNEST A. SAHADY . PATRICIA SCHURTZ . ROBERT F. SELDON . BRENDA SISSON . JACOB SISSON . ELIZABETH J. SMALLING . PATRICIA A. SMITH . JENNIFER L. SNYDER . EDWARD SOMA . RAY L. STEIN . JEANNE STEVENS . MICHAEL E. STOLL . ERIC
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

DIRECTORS OF UNION BANKSHARES CORPORATION

Ronald L. Hicks
  Chairman

Charles H. Ryland
  Vice Chairman

G. William Beale

Walton Mahon

E. Peyton Motley
  (deceased)

W. Tayloe Murphy, Jr.

M. Raymond Piland, III

A.D. Whittaker

                                    [PHOTO]


(Standing, l to r): W. Tayloe Murphy, Jr., Ronald L. Hicks, G. William Beale, and E. Peyton Motley. (Seated, l to r): M. Raymond Piland III, Charles H. Ryland, A.D. Whittaker, and Walton Mahon.



QUARTERLY EARNINGS SUMMARY

                                                     1999                                        1998
                                                          (in thousands, except per share data)
                                  FOURTH   THIRD    SECOND   FIRST    TOTAL    FOURTH   THIRD    SECOND   FIRST    TOTAL
                                 -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Interest income                  $14,760  $14,327  $13,409  $13,140  $55,636  $13,199  $12,917  $12,741  $12,205  $51,062
Interest expense                   7,048    7,153    6,583    6,283   27,067    6,335    6,238    6,069    5,821   24,463
                                 -------  -------  -------  -------  -------  -------  -------  -------  -------  -------

Net interest income                7,712    7,174    6,826    6,857   28,569    6,864    6,679    6,672    6,384   26,599
Provision for loan losses            190      513      751      762    2,216      650    1,479      480      435    3,044
                                 -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Noninterest income after
    provision for loan losses      7,522    6,661    6,075    6,095   26,353    6,214    5,200    6,192    5,949   23,555
Noninterest income                 2,488    3,298    3,922    3,538   13,246    1,784    1,350    1,329    1,104    5,567
Noninterest expense                8,399    8,458    8,470    7,362   32,689    5,593    5,347    5,173    4,509   20,622
                                 -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Income before income taxes         1,611    1,501    1,527    2,271    6,910    2,405    1,203    2,348    2,544    8,500
Income tax expense                  (189)     119      195      511      636      637      104      438      499    1,678
                                 -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Net income                       $ 1,800  $ 1,382  $ 1,332  $ 1,760  $ 6,274  $ 1,768  $ 1,099  $ 1,910  $ 2,045  $ 6,822
                                 =======  =======  =======  =======  =======  =======  =======  =======  =======  =======
Net income per share
    Basic                        $  0.24  $  0.18  $  0.18  $  0.24  $  0.84  $  0.24  $  0.15  $  0.25  $  0.27  $  0.91
                                 =======  =======  =======  =======  =======  =======  =======  =======  =======  =======
    Diluted                      $  0.23  $  0.18  $  0.18  $  0.24  $  0.84  $  0.24  $  0.15  $  0.25  $  0.27  $  0.91
                                 =======  =======  =======  =======  =======  =======  =======  =======  =======  =======

--------------------------------------------------------------------------------
D. THOMAS . DAVID M. THOMPSON . CAROL TOMASI . LESLIE A. VALENTINE . BONNIE G. VICK . JILL A. WAGNER . R. SCOTT WALLACE . DAVIN J. WILLIFORD . GRANT WING . LISA WITKOWSKI . BETTY L. WRIGHT . NORTHERN NECK STATE BANK . ROBIN S. ABERCROMBIE . LINDA H. ASHTON . LASHAY S. BALL . NANCY E.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

RETAIL LOCATIONS

[MAP]

--------------------------------------------------------------------------------
BAUGHAN . MARY ANNETTE BOWLES . MARY L. BOWLES . ANGELA C. BRANN . SHIRLEY T. BROOKS . RUSSELL G. BROWN . BARBARA H. BRYANT . JANET L. CARPENTER . HOLLY D. CARTER . MANLEY L. CHADWICK . TERRY J. CLARK . BRENDA H. CONLEY . THELMA COURTNEY . CYNTHIA E. DAIGER . SHANNON R. DAVIS . BETTY T.
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

DIRECTORY OF UNION BANKSHARES CORPORATION*

BANK OF WILLIAMSBURG
--------------------
OFFICERS
J. Michael Johnson, President

DIRECTORS
Henry Aceto, Jr.
G. William Beale
A. G. W. Christopher
Randall K. Cooper
L. Mark Griggs
J. Michael Johnson
Christopher A. Mayer
Alison Morrison
D. Anthony Peay
Joseph R. Potter, Jr.


MORTGAGE CAPITAL INVESTORS
--------------------------
OFFICERS
Kevin P. Keegan, President & Chief Executive Officer

DIRECTORS
G. William Beale, Chairman
Kevin P. Keegan
John C. Neal
Brian T. O'Reilly
D. Anthony Peay


RAPPAHANNOCK NATIONAL BANK
--------------------------
OFFICERS
Michael T. Leake, Executive Vice President and Chief Executive Officer

DIRECTORS
Elisabeth J. Jones, Chairman
G. William Beale
Alphaeus F. Cannon
Thomas B. Massie
Mary L. Payne
Thomas G. Taylor
George E. Williams


UNION INVESTMENT SERVICES
-------------------------
OFFICERS
Bernard W. Mahon, Jr., President
Darryl Barnes, Vice President
Randall W. Vaughan, Vice President

DIRECTORS
G. William Beale, Chairman
Russell G. Brown
Ronald L. Hicks
Bernard W. Mahon, Jr.
Michael N. Manns
J.E. Small, III

UNION BANK & TRUST COMPANY
--------------------------
OFFICERS
G. William Beale, President & Chief Executive Officer
John C. Neal, Executive Vice President & Chief Operating Officer
Robert K. Bailey, III, Senior Vice President
William H. Hutton, Senior Vice President
John M. Randolph, Senior Vice President
R. Tyler Ware, Senior Vice President
David K. Bohmke, Vice President
Sylvia Buffkin, Vice President
Travis Bullock, Vice President
David Clare, Vice President
F. Kent Cox, Vice President
Maria Franklin, Vice President
Charles Gravatt, Vice President
Sherry C. Gravatt, Vice President
Tom Parcell, Vice President
Doug Ransone, Vice President
Raymond C. Ratcliffe, Jr., Vice President
Michael Torosian, Vice President

DIRECTORS
Ronald L. Hicks, Chairman
Walton Mahon, Vice Chairman
G. William Beale
John S. Cheadle
William B. Gallahan
Daniel I. Hansen
Michael N. Manns
John C. Neal
M. Raymond Piland, III
J.E. Small, III
A.D. Whittaker

HONORARY DIRECTORS
Estelle H. Kay
Guy C. Lewis, Jr.
H. Ashton Taylor
R.F. Upshaw, Jr.

KING GEORGE ADVISORY BOARD
Michael C. Mayo
E.R. Morris, Jr.
William Storke
A.B. Walker, Jr.
E.P. Woodworth

NORTHERN NECK STATE BANK
------------------------
OFFICERS
N. Byrd Newton, President
Russell G. Brown, Vice President
William E. Harrison, Vice President & Cashier
C. Wayne Penick, Vice President
Marion B. Rowe, Vice President
William M. Wright, Vice President

DIRECTORS
William E. Bowen
S. Bryan Chandler
Richard A. Farmar, Jr.
W.D. Gray
Edward L. Hammond
William H. Hughes
W. Tayloe Murphy, Jr.
N. Byrd Newton
Dexter C. Rumsey, III
Charles H. Ryland
Charles H. Williams, III
William M. Wright

HONORARY DIRECTORS
Robert B. Delano
James V. Garland, Jr.
Thomas S. Herbert
Louis G. Packett

LANCASTER/NORTHUMBERLAND
ADVISORY BOARD
Nancy T. Cockrell
Robert E. Crowther, III
William B. Graham
Lloyd B. Hubbard
David Jones
Burton D. Reed, Jr.
H. Chilton Treakle, Sr.
Herbert E. Vaughan


UNION BANKSHARES CORPORATION
----------------------------
OFFICERS
G. William Beale, President & Chief Executive Officer
D. Anthony Peay, Vice President, Chief Financial Officer & Corporate Secretary David "Smokey" Wilson, Senior Vice President
Thomas Boyd III, Vice President
Jeannette Burke, Vice President
Myles W. H. Gaythwaite, Vice President
John A. Lane, Vice President
Scott Nininger, Vice President
George Washington, Vice President

DIRECTORS
Ronald L. Hicks, Chairman
Charles H. Ryland, Vice Chairman
G. William Beale
Walton Mahon
W. Tayloe Murphy, Jr.
M. Raymond Piland, III
A.D. Whittaker



* As of February 29, 2000

--------------------------------------------------------------------------------
DELANO . ALICE V. DIX . WILLIAM A. ESTELL, JR. . BROOK H. EZZELL . ELIZABETH FORREST FRANKLIN . APRIL F. GASKINS . TERESA A. GILL. LAURA L. GORDON . KATHRYN
P. GOULDTHORPE . GREGORY A. GRUNER
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

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

OVERVIEW

Union Bankshares Corporation's net income for 1999 totaled $6.3 million or $0.84 per share on a diluted basis, down 7.4% from $6.8 million or $0.91 per share on a diluted basis for 1998. Profitability as measured by return on average assets
(ROA) for 1999 was 0.79% as compared to 1.00% a year earlier, while return on average equity (ROE) for 1999 was 8.74% as compared to 9.58% in 1998. Core profitability continued to improve as net interest income increased by 7.4% and service fees on deposit accounts by 6.4%.

Union Bankshares Corporation's financial performance in 1999 was impacted by the changing interest rate environment and its effect on the net interest margin and mortgage origination business. Increased volumes helped interest income rise over the previous year in the core banking business. Rising mortgage rates lowered mortgage loan production by 39% and adversely affected profitability of the mortgage origination business. The Company's performance in 1999 was also impacted by the Company's expansion over the last two years, including five acquired branches and three de novo branches. In addition, the opening of the Bank of Williamsburg created an earnings drag which will continue into the fall of 2000 when it should reach monthly profitability. The Company also completed consolidation of its accounting and operations functions and continued its commitment to invest in improved technology. With these initiatives, the Company's profit was only slightly below the previous year.

The Company's performance was also impacted by continued compression of the net interest margin. Competitive pricing for loan products and alternative deposit options for consumers impacted all financial services companies in 1999 and will likely continue to have a negative impact in 2000. Our net interest margin, on a taxable equivalent basis, declined from 4.55% in 1998 to 4.30% during 1999.

The financial services industry has increasingly focused on noninterest income as interest margins have compressed. Our investment brokerage operations contributed $679,000 in noninterest income in 1999, up from $555,000 in 1998. The mortgage brokerage business, with the addition of Mortgage Capital Investors, had nonin-terest income of $7,495,000 in 1999. In addition, our focus on providing competitive products and customer service has provided additional sources of fee income.

Assets grew to $821.8 million at December 31, 1999, up 12.0% from $733.9 million a year ago. Loans grew to $543.4 million, up 13.3% over year end 1998 totals. Deposits increased from $607.6 million at December 31, 1998 to $646.9 million at December 31, 1999, a 6.5% increase. The Company's capital position remains strong with an equity to assets ratio of 8.4%.

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

During 1999, net interest income, on a taxable equivalent basis, totaled $31.0 million, an increase of 8.8% from $28.5 million in 1998. The Company's net interest margin declined to 4.30% in 1999, as compared to 4.55% in 1998 and 4.73% in 1997. This 25 basis point decline, when applied to average earning assets, represented nearly $1.7 million in potential net interest income. Despite this net interest margin decline, the impact of increases in the volume of earning assets exceeded the impact of declining rates, resulting in a net increase of $5.0 million in interest income on a taxable equivalent basis. The yield on earning assets declined to 8.07% from 8.45% in 1998 while the cost of interest-bearing liabilities also declined from 4.62% in 1998 to 4.37% in 1999. Average interest-bearing liabilities increased by $89.8 million, or 16.9% while average earning assets grew by $92.0 million, or 14.7%. As a result, the Company was able to realize an increase of $2.5 million in net interest income on a taxable equivalent basis compared to 1998 (see Volume and Rate Analysis table).

--------------------------------------------------------------------------------
 . DORIS C. HALL . LILLIAN S. HAMBLIN . CRISTAL F. HARPER . WILLIAM E. HARRISON . SANDRA D. HAYWOOD . LINDA L. HIXON . SUE W. JETT . WENDY R. JONES . JOSEPHINE F. KING . EDITH FAYE LANGE . BARBARA W.
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

The following table depicts interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT
BASIS)

                                                                         YEARS ENDED DECEMBER 31,
                                        -----------------------------------------------------------------------------------------
                                                     1999                           1998                          1997
                                        ---------------------------    ----------------------------  ----------------------------
                                                   INTEREST                       INTEREST                      INTEREST
                                        AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/    YIELD/  AVERAGE    INCOME/    YIELD/
                                        BALANCE    EXPENSE    RATE     BALANCE    EXPENSE     RATE   BALANCE    EXPENSE     RATE
                                        -------    -------   ------    -------    -------    ------  -------    -------    ------
ASSETS:                                                                   (dollars in thousands)
Securities:
   Taxable...........................  $ 117,938   $  7,567   6.42%   $  94,814   $  6,107    6.44% $  87,272   $  5,622    6.44%
   Tax-exempt(1).....................     89,211      6,941   7.78%      74,068      5,847    7.89%    68,361      5,569    8.15%
                                       ---------   --------   ----    ---------   --------    ----  ---------   --------    ----
      Total securities...............    207,149     14,508   7.00%     168,882     11,954    7.08%   155,633     11,191    7.19%
Loans, net...........................    507,658     43,220   8.51%     444,463     40,395    9.09%   375,328     34,939    9.31%
Federal funds sold...................      3,004        209   6.96%      12,549        581    4.63%     7,148        384    5.37%
Interest-bearing deposits
   in other banks....................      1,165         56   4.81%       1,058         71    6.71%       702         53    7.55%
                                       ---------   --------           ---------   --------          ---------   --------
      Total earning assets...........    718,976     57,993   8.07%     626,952     53,001    8.45%   538,811     46,567    8.64%
Allowance for loan losses............     (7,270)                        (5,339)                       (4,693)
Total non-earning assets.............     79,829                         59,942                        48,049
                                       ---------                      ---------                     ---------
Total assets.........................  $ 791,535                      $ 681,555                     $ 582,167
                                      ==========                      =========                     =========


LIABILITIES & STOCKHOLDERS' EQUITY:
Interest-bearing deposits:
   Checking..........................  $  88,806      1,845   2.08%   $  73,263   $  1,745    2.38% $  56,495   $  1,452    2.57%
   Regular savings...................     59,897      1,576   2.63%      58,490      1,749    2.99%    53,200      1,638    3.08%
   Money market savings..............     63,452      2,070   3.26%      60,674      2,065    3.40%    51,119      1,723    3.37%
Certificates of deposit:
   $100,000 and over.................     92,123      4,669   5.07%      68,703      3,789    5.52%    56,481      2,967    5.25%
   Under $100,000....................    237,734     12,609   5.30%     223,362     12,559    5.62%   192,441     10,949    5.69%
                                       ---------   --------           ---------   --------          ---------   --------
      Total interest-bearing
          deposits...................    542,012     22,769   4.20%     484,492     21,907    4.52%   409,736     18,729    4.57%
Other borrowings.....................     77,497      4,298   5.55%      45,236      2,556    5.65%    42,449      2,328    5.48%
                                       ---------   --------           ---------   --------          ---------   --------
      Total interest-bearing
          liabilities................    619,509     27,067   4.37%     529,728     24,463    4.62%   452,185     21,057    4.66%
                                                   --------                       --------                      --------
Non-interest bearing liabilities:
   Demand deposits...................     85,017                         75,278                        60,512
   Other liabilities.................     15,242                          4,937                         5,005
                                       ---------                      ---------                     ---------
      Total liabilities..............    719,768                        609,943                       517,702
Stockholders' equity.................     71,767                         71,612                        64,465
                                       ---------                      ---------                     ---------
Total liabilities and
   stockholders' equity..............  $ 791,535                      $ 681,555                     $ 582,167
                                       =========                      =========                     =========

Net interest income..................              $ 30,926                       $ 28,538                      $ 25,510
                                                   ========                       ========                      ========


Interest rate spread.................                         3.70%                           3.83%                         3.98%
Interest expense as a percent
   of average earning assets.........                         3.76%                           3.92%                         3.91%
Net interest margin..................                         4.30%                           4.55%                         4.73%

(1) Income and yields are reported on a taxable equivalent basis.

--------------------------------------------------------------------------------
LAWSON . ANGELIA D. LEE . DONNA G. LEWIS . GENEVA B. LOWERY . GLENN A. MORSE .
E. PEYTON MOTLEY . LINDA V. MURRAY . N. BYRD NEWTON . DARLENE F. O'BIER . SANDRA
K. O'BIER . C. WAYNE PENICK . SUSIE
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding.

VOLUME AND RATE ANALYSIS*
(TAXABLE EQUIVALENT BASIS)

                                                                   YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------
                                                       1999 VS. 1998                        1998 VS. 1997
                                                    INCREASE (DECREASE)                  INCREASE (DECREASE)
                                                    DUE TO CHANGES IN:                   DUE TO CHANGES IN:
                                            --------------------------------       -------------------------------
                                             VOLUME        RATE        TOTAL        VOLUME       RATE        TOTAL
                                            --------      ------      -------      --------     ------      ------
                                                                         (in thousands)
EARNING ASSETS:
   Securities:
      Taxable ........................      $ 1,479      $   (19)     $ 1,460      $   485     $    --      $   485
      Tax-exempt .....................        1,176          (82)       1,094          454        (176)         278
   Loans, net ........................        5,420       (2,595)       2,825        6,300        (844)       5,456
   Federal funds sold ................         (575)         203         (372)         256         (59)         197
   Interest-bearing deposits
    in other banks ...................            6          (21)         (15)          24          (6)          18
                                            --------     -------       ------       -------     ------       ------
     Total earning assets ............        7,506       (2,514)       4,992        7,519      (1,085)       6,434
                                            --------     -------       ------       -------     ------       ------
INTEREST-BEARING LIABILITIES:
   Interest checking .................          337         (237)         100          405        (112)         293
   Regular savings ...................           41         (214)        (173)         159         (48)         111
   Money market savings ..............           91          (86)           5          327          15          342
   CDs $100,000 and over .............        1,209         (329)         880          669         153          822
   CDs less than $100,000 ............          786         (736)          50        1,742        (132)       1,610
                                            --------     -------       ------       -------     ------       ------
      Total interest-bearing
          deposits ...................        2,464       (1,602)         862        3,302        (124)       3,178
   Other borrowings ..................        1,788          (46)       1,742          157          71          228
                                            --------     -------       ------       -------     ------       ------
      Total interest-bearing
          liabilities ................        4,252       (1,648)       2,604        3,459         (53)       3,406
                                            --------     -------       ------       -------     ------       ------
   Change in net interest
    income ...........................      $ 3,254      $  (866)     $ 2,388      $ 4,060     $(1,032)     $ 3,028
                                            ========     =======       ======       =======     ======       ======


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

--------------------------------------------------------------------------------
B. PRESCOTT . CHERYL REAMY . MACEL F. ROBINSON . JULIE H. ROGERS . MARION B. ROWE . APRIL R. SANDERS . NANCY A. SANDERS . CAROLYN SANDERS-SMITH . PEGGY S. SANFORD . DEBRA B. SCOTT .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

At December 31, 1999, the Company had $223.0 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive company's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive Company generally will be impacted favorably by increasing interest rates.

Although the gap report shows the Company to be liability sensitive, computer simulation shows the Company's net interest income tends to increase when interest rates rise and fall when interest rates decline. The explanation for this is interest rate changes affect bank products differently. For example: if the prime rate changes by 1.0% (100 basis points or bps), the change on certificates of deposit may only be around 0.75% (75 bps), while other interest bearing deposit accounts may only change 0.1% (10 bps). Also, despite their fixed terms, loan products are often refinanced as rates decline. Recently, increased deposit competition and the inverted yield curve have resulted in more rapid deposit rate movement than for loans.

INTEREST SENSITIVITY ANALYSIS

                                                                 DECEMBER 31, 1999(1)
                                         ---------------------------------------------------------------------
                                          WITHIN         90-365           1-5           OVER
                                          90 DAYS         DAYS           YEARS         5 YEARS         TOTAL
                                         ---------      ---------      ---------      ---------      ---------
                                                                    (in thousands)
EARNING ASSETS:
   Loans, net of unearned income (3)     $  98,937      $  33,904      $ 246,399      $ 162,640      $ 541,880
   Investment securities ...........           615          3,844          3,452          1,667          9,578
   Securities available for sale ...           911          8,340         69,885        122,585        201,721
   Federal funds sold ..............           248             --             --             --            248
   Other short-term investments ....           867             --             --             --            867
                                         ---------      ---------      ---------      ---------      ---------
      Total earning assets .........       101,578         46,088        319,736        286,892        754,294
                                         =========      =========      =========      =========      =========
INTEREST-BEARING LIABILITIES:
   Interest checking (2) ...........            --             --         95,882             --         95,882
   Regular savings (2) .............            --             --         58,209             --         58,209
   Money market savings ............            --         63,249             --             --         63,249
   Certificates of deposit:
      $100,000 and over ............        29,335         61,680         16,639             --        107,654
      Under $100,000 ...............        48,924        122,876         70,795            229        242,824
   Short-term borrowings ...........        39,159             --             --             --         39,159
   Long-term borrowings ............         5,320             75         34,025         15,000         54,420
                                           --------        -------       --------        -------       --------
      Total interest-bearing
          liabilities ..............       122,738        247,880        275,550         15,229        661,397
                                          --------       ---------      --------         -------      --------
   Period gap ......................       (21,160)      (201,792)        44,186        271,663             --
   Cumulative gap ..................     $ (21,160)     $(222,952)     $(178,766)     $  92,897      $  92,897
                                         =========      =========      =========      ==========     =========
   Ratio of cumulative gap to
      total earning assets .........         -2.81%        -29.56%        -23.70%         12.32%
                                         =========      =========       ========       ========

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(2) The Company has determined that interest-bearing checking deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the "1 - 5 Years" column.

(3)  Excludes non-accrual loans.


NONINTEREST INCOME

Non interest income increased by 136.4 % from $5.6 million in 1998 to $13.2 in 1999. This increase is largely due to the addition of Mortgage Capital Investors which contributed $7.5 million in gains on sales of mortgage loans. Excluding such gains noninterest income was up slightly to $5.7 million. Deposit service charges were up $184,000 over 1998. Other service charges were up $412,000, including an increase of $124,000 in brokerage fees from Union Investment Services.

In 1998, noninterest income increased by 23.9% from $4.5 million in 1997 to $5.6 million. This increase was largely attributable to the gains in deposit service charges and other service charges of $721,000 and $613,000, respectively. The latter charges were fueled by continued growth in mortgage income of $272,640 over 1997 and Union Investment's increase of $194,143 over 1997.

--------------------------------------------------------------------------------
MELESSIA F. SELF . PATRICIA P. SETTLE . GLORIA B. SMITH . AMY TAYLOR . MARION W. THOMPSON . SANDRA M. VENEY . BRIDGETT B. WILLIAMS . RAPPAHANNOCK NATIONAL BANK . GEORGIA A. GILPIN . PATRICIA A.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

NONINTEREST EXPENSES

Noninterest expenses totaled $32.7 million in 1999, up $12.1 million or 58.7% over $20.6 million in 1998. Mortgage Capital Investors accounted for $8.9 million of this increase, including $6.9 million in salaries and loan commissions, $900,000 in occupancy and equipment and $1.1 million in other operating expenses. The new Bank of Williamsburg also added $550,000 in noninterest expense in 1999. The remaining increase came from the core business with a $1.4 million increase in personnel and a $1.0 million increase in other operating expenses. In 1999, the Company incurred the full expense impact of the branches purchased and opened in 1998. It also implemented major technology enhancements, including teller/platform automation and check imaging, and consolidated remaining back office functions. All these activities added costs to the normal inflationary rise and, as expected, created a short term drag on earnings.

Noninterest expenses totaled $20.6 million in 1998, up 24.0% over 16.6 million in 1997. Most of this increase was the result of purchasing 5 branches from Signet/ First Union bank and opening 3 de novo branches.


LOAN PORTFOLIO

Loans, net of unearned income, totaled $543.4 million at December 31, 1999, an increase of 13.3% over $479.8 million at December 31, 1998. Union Bankshares has achieved a rate of growth consistent with the economies of the markets within which it operates and has maintained or increased its market share in each. Loans secured by real estate comprised 66.3% of the total loan portfolio at December 31, 1999. Of this total, single-family, residential loans, not including home equity lines, comprised 33.0% of the total loan portfolio at December 31, 1999, up slightly from 32.5% in 1998. Loans secured by commercial real estate comprised 22.1% of the total loan portfolio at December 31, 1999, as compared to 22.5% in 1998, and consist principally of commercial and industrial loans where real estate constitutes a secondary source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for 6.1% of total loans outstanding at December 31, 1999. The Company's charge-off rate for all loans secured by real estate has historically been low.

LOAN PORTFOLIO

                                                                    DECEMBER 31,
                                            ------------------------------------------------------------
                                              1999         1998         1997         1996         1995
                                            --------     --------     --------     --------     --------
                                                                   (in thousands)
Commercial ............................     $ 67,649     $ 61,678     $ 45,541     $ 37,375     $ 37,041
Loans to finance agriculture production
   and other loans to farmers .........        3,015        2,595        1,590        3,080        2,894
Real estate:
   Real estate construction ...........       33,218       38,128       28,206       13,961       17,479
   Real estate mortgage:
      Residential (1 - 4 family) ......      179,246      155,843      125,205      114,945       99,821
      Home equity lines ...............       20,987       18,737       21,061       21,964       22,561
      Multi-family ....................        4,592        3,979        1,905        1,501        1,440
      Commercial(1) ...................      120,490      108,063       93,568       80,830       72,992
      Agricultural ....................        2,373        2,536        2,292        2,262        2,776
                                            --------     --------     --------     --------     --------
      Total real estate ...............      360,906      327,286      272,237      235,463      217,069
Loans to individuals:
   Consumer ...........................      102,713       79,492       77,505       76,826       70,788
   Credit card ........................        4,346        3,232        2,682        2,567        2,235
                                            --------     --------     --------     --------     --------

      Total loans to individuals ......      107,059       82,724       80,187       79,393       73,023
All other loans .......................        5,855        6,559          879        2,125        2,619
                                            --------     --------     --------     --------     --------
      Total loans .....................      544,484      480,842      400,434      357,436      332,646
Less unearned income ..................        1,117        1,020        1,083        1,398        1,194
                                            --------     --------     --------     --------     --------
   Total net loans ....................     $543,367     $479,822     $399,351     $356,038     $331,452
                                            ========     ========     ========     ========     ========

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral.

--------------------------------------------------------------------------------
GRIGSBY . BETTY L. JEWELL . MICHAEL T. LEAKE . W. F. MOFFETT, III . HELEN I. SEALOCK . SHERRY JO SHAW . UNION BANK & TRUST COMPANY . HELEN M. ACORS . MARGARET ATKINS . ROBERT K. BAILEY, III .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT


The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 18.9% of total loans at December 31, 1999, up from 16.5% in 1998. Commercial loans, secured by non-real estate business assets comprised 12.4% of total loans at the end of 1999, a slight decrease from 12.9% at the end of 1998. Loans to the agricultural industry totaled less than 1.0% of the loan portfolio in each of the last five years.

MATURITY SCHEDULE OF LOANS

                           1 YEAR OR LESS   1 - 5 YEARS   AFTER 5 YEARS    TOTAL
                           --------------   -----------   -------------    -----
                                                (in thousands)
December 31, 1999 ......      $148,951        $241,795      $153,738      $544,484
December 31, 1998 ......       155,160         179,068       146,614       480,842
December 31, 1997 ......       138,935         144,220       117,279       400,434

Loans, net of unearned income, totaled $479.8 million at December 31, 1998, an increase of 20.1% over $399.3 million at December 31, 1997, fueled largely by residential mortgage growth.

The Company is focused on providing community-based financial services and discourages the origination of portfolio loans outside of its principal trade area. The Company maintains a policy not to originate or purchase loans to foreign entities or loans classified by regulators as highly leveraged transactions. To manage the growth of the real estate loans in the loan portfolio, facilitate asset/liability management and generate additional fee income, the Company sells a portion of conforming first mortgage residential real estate loans to the secondary market as they are originated. Mortgage Capital Investors serves as a mortgage brokerage operation, selling the majority of its loan production in the secondary market while retaining loans meeting the banks' current asset/liability management needs. This venture has provided the banks' customers with enhanced mortgage products and the Company with improved efficiencies through the consolidation of this function.


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

Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 1999, the allowance for loan losses was $6.6 million, or 1.22% of total loans as compared to $6.4 million, or 1.33% in 1998. The provision for loan losses decreased from $3.0 million in 1998 to $2.2 million due largely to a special provision against a single credit in 1998 (see Non-Performing Assets).

The allowance for loan losses as of December 31, 1998 was $6.4 million, or 1.33% of total loans as compared to $4.8 million, or 1.20% in 1997. The provision for loan losses in 1998 totaled $3,044,000 as compared to $1,182,000 in 1997.

------------------------------------------------------------------------------------------------------------
AMANDA C. BARLOW . VALERIE BENNETT . DEBBIE A. BLAZEK . MARGARET V. BLAZEK . NICOLE S. BOCLAIR .
DAVID K. BOHMKE . BETTY L. BOLTON . ALEXIS C. BOYD . MELINDA B. BRADMAN . DONNA L. BREHM .
------------------------------------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

ALLOWANCE FOR LOAN LOSSES
                                                                     DECEMBER 31,
                                               ------------------------------------------------------
                                                 1999        1998        1997        1996        1995
                                               -------     -------     -------     -------     -------
                                                                  (dollars in thousands)
Balance, beginning of year ................    $ 6,407     $ 4,798     $ 4,612     $ 4,274     $ 4,320
Loans charged-off:
   Commercial .............................      1,544         597         247         114         643
   Real estate ............................         62          34           4          59         185
   Consumer ...............................        746       1,078         958         795         429
                                               -------     -------     -------     -------     -------
      Total loans charged-off .............      2,352       1,709       1,209         968       1,257
                                               -------     -------     -------     -------     -------
Recoveries:
   Commercial .............................         12         126           8         275         112
   Real estate ............................          8          18          49          10          16
   Consumer ...............................        326         130         156         126         106
                                               -------     -------     -------     -------     -------
      Total recoveries ....................        346         274         213         411         234
                                               -------     -------     -------     -------     -------
Net loans charged-off .....................      2,006       1,435         996         557       1,023
Provision for loan losses .................      2,216       3,044       1,182         895         977
                                               -------     -------     -------     -------     -------
Balance, end of year ......................    $ 6,617     $ 6,407     $ 4,798     $ 4,612     $ 4,274
                                               =======     =======     =======     =======     =======

Ratio of allowance for loan losses to total
   loans outstanding at end of year .......       1.22%       1.33%       1.20%       1.29%       1.28%
Ratio of net charge-offs to average
  loans outstanding during year ...........       0.40%       0.32%       0.27%       0.16%       0.32%


NONPERFORMING ASSETS

Nonperforming assets were $3.5 million at December 31, 1999, down from $4.6 million at December 31, 1998. Non-accrual loans decreased from $2.8 million in 1998 to $1.5 million in 1999. Contributing to the decline in these figures was the charge-off of a portion of a problem loan reported during the third quarter of 1998. The Company recorded provisions for loan losses related to this loan of $975,000 in 1998 and $350,000 in 1999 and charged off 1.1 million in 1999. The Company is still working with the borrower to resolve this situation and is aggressively pursuing collection on this credit. The collateral supporting the credit has been appraised and should protect the Company from any further loss.

NONPERFORMING ASSETS

                                                               DECEMBER 31,
                                          ------------------------------------------------------
                                            1999        1998        1997        1996        1995
                                          -------     -------     -------     -------     -------
                                                          (dollars in thousands)
Nonaccrual loans .....................    $ 1,487     $ 2,813     $ 2,244     $   523     $   669
Foreclosed properties ................      1,113       1,101       1,746       4,056       3,620
Real estate investment ...............        903         730       1,050       2,970          --
                                          -------     -------     -------     -------     -------
      Total nonperforming assets .....    $ 3,503     $ 4,644     $ 5,040     $ 7,549     $ 4,289
                                          =======     =======     =======     =======     =======
Loans past due 90 days and
      accruing interest ..............    $   980     $ 2,979     $ 2,675     $ 3,165     $ 3,126
                                          =======     =======     =======     =======     =======
Nonperforming assets to year-end
      loans, foreclosed properties and
      real estate investment .........       0.64%       0.97%       1.26%       2.10%       1.28%
Allowance for loan losses to
      nonaccrual loans ...............     444.99%     227.73%     213.81%     881.84%     638.86%

As of December 31, 1999, nonperforming assets includes approximately $903,000 representing an investment in income-producing property and included in other assets. This property consists of 11 single family homes which are either rented or listed for sale and are located near Fredericksburg, Virginia. The Company had previously acquired a limited interest in this property through settlement of a loan and, in 1996, acquired the

--------------------------------------------------------------------------------
TABITHA BROWN . TINA R. BRUGGEMAN . SYLVIA C. BUFFKIN . CHARLES T. BULLOCK . LYDIA E. BYRD . DEBORAH L. BYRUM . GRACE CABANISS . BARBARA CANNON . MELINDA H. CASTLE . SHEILA CHEWNING .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

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

At December 31, 1998, nonaccrual loans and foreclosed properties totaled $3.9 million, down from $4.0 million at December 31, 1997. Nonaccrual loans increased by $569,000 in 1998 while other real estate owned decreased from $1.7 million to $1.1 million.


SECURITIES

At December 31, 1999, $201.7 million, or over 95%, of the Company's securities were classified as available for sale, as compared to $161.2 million at December 31, 1998. Investment securities totaled $9.6 million at December 31, 1999 and consists of securities which management intends to hold to maturity.

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


MATURITIES OF INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

                                                                  DECEMBER 31, 1999
                                           -----------------------------------------------------------------
                                                                                      OVER 10
                                                                                      YEARS &
                                            1 YEAR         1 - 5         5 - 10       EQUITY
                                            OR LESS        YEARS         YEARS      SECURITIES       TOTAL
                                           --------      --------      ---------    ----------     ---------
                                                                 (dollars in thousands)
U.S. government and agency securities:
   Amortized cost ....................     $  1,595      $  3,701      $     --      $ 17,998      $ 23,294
   Fair value ........................        1,585         3,650            --        16,649        21,884
   Weighted average yield(1) .........         5.34%         5.88%           --          6.97%         6.69%
Mortgage backed securities:
   Amortized cost ....................     $  1,699      $ 28,378      $ 35,365      $  4,605      $ 70,047
   Fair value ........................        1,698        27,595        33,831         4,389        67,513
   Weighted average yield(1) .........         5.15%         6.59%         6.48%         6.10%         6.43%
Municipal bonds:
   Amortized cost ....................     $  4,280      $ 18,736      $ 33,327      $ 46,528      $102,871
   Fair value ........................        4,300        18,828        33,624        43,257       100,009
   Weighted average yield(1) .........         7.95%         7.71%         7.84%         7.16%         7.51%
Other securities:
   Amortized cost ....................     $    795      $  3,209      $    199      $ 18,381      $ 22,584
   Fair value ........................          794         3,123           189        17,727        21,833
   Weighted average yield(1) .........         6.46%         6,12%         6.28%         8.30%         6.01%
Total securities:
   Amortized cost ....................     $  8,369      $ 54,024      $ 68,891      $ 87,512      $218,796
   Fair value ........................        8,377        53,196        67,644        82,022       211,239
   Weighted average yield(1) .........         6.74%         6.49%         7.14%         7.04%         6.92%


(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

--------------------------------------------------------------------------------
ROOSEVELT CHILDS . DAVID F. CLARE . DONNA M. CLARK . JENNIFER COATES . LYNDA CONKLYN . DIANA L. CONLEY . F. KENT COX, JR. . RENEE M. COX . RICHARD E. CROSSLIN . TIFFANY CUMBERWORTH . MONICA
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

DEPOSITS

Total deposits grew $39 million or 6.5% in 1999 with deposits in existing branches accounting for 5.8% of that growth, compared to 9.2% existing branch deposit growth in 1998. Increased competition for customer deposits continues to be a challenge for the Company, as reflected by the continual rise in other borrowings in 1999. The Company continues to focus on customer relationships and delivery of products and services that attract deposit customers.

Total deposits increased from $607.6 million at December 31, 1998 to $646.9 million at December 31, 1999. Over this same period, average interest-bearing deposits were $542 million, or 11.8% over the 1998 average of $484.5 million. The majority of the increase in average deposits is represented by a $37.8 million increase in certificates of deposit and a $4.2 million increase in savings accounts. In 1999, the Company's lowest cost source of funds, non-interest-bearing demand deposits increased by a total of $9.7 million. The Company has no brokered deposits.

AVERAGE DEPOSITS AND RATES PAID

                                                        YEARS ENDED DECEMBER 31,
                                  -----------------------------------------------------------------
                                         1999                    1998                  1997
                                  -----------------       ------------------    -------------------
                                   AMOUNT    RATE         AMOUNT       RATE      AMOUNT       RATE
                                  -----------------       ------------------    -------------------
                                                       (dollars in thousands)
Non-interest-bearing accounts     $ 85,017     --         $ 75,278     --       $ 60,512      --
Interest-bearing accounts:
      Interest checking .....       88,806   2.08%          73,263   2.38%        56,495    2.57%
      Money market ..........       63,452   3.26%          60,674   3.40%        51,119    3.37%
      Regular savings .......       59,897   2.63%          58,490   2.99%        53,200    3.08%
Certificates of deposit:
          Less than $100,000       237,734   5.30%         223,362   5.62%       192,441    5.69%
          $100,000 and over .       92,123   5.07%          68,703   5.52%        56,481    5.25%
                                  --------                --------              --------
Total interest-bearing ......      542,012   4.20%         484,492   4.51%       409,736    4.57%
                                  --------                --------              --------
      Total average deposits.     $627,029                $559,770              $470,248
                                  ========                ========              ========


MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

                                                                                                  PERCENT
                                  WITHIN       3 - 6        6 - 12       OVER 12                  OF TOTAL
                                 3 MONTHS      MONTHS       MONTHS       MONTHS       TOTAL       DEPOSITS
                                 --------      ------       ------       -------      -----       --------
                                                           (dollars in thousands)
At December 31, 1999......       $ 29,141     $ 21,405     $ 39,851     $ 17,257     $107,654      16.64%
At December 31, 1998......         26,974       16,014       19,005       18,933       80,926      13.32%
At December 31, 1997......         14,116       29,408       13,924        3,723       61,171      12.94%

Total deposits grew from $489.3 million at December 31, 1997 to $607.6 million at December 31, 1998. Over this same period, average interest-bearing deposits were $484.5 million, or 18% over the 1997 average of $409.7 million.

--------------------------------------------------------------------------------
CUNDIFF . CRYSTAL DAVIS . ANNA MARIA DAY . GRACE L. DEEM . MARY E. DEYO . PHILLIP S. DICKINSON . TAMMY P. EDWARDS . RACHELLE B. ELLER . FAYE W. ELMORE . ROSA EUBANK . ELIZABETH FAIDLEY .
--------------------------------------------------------------------------------
                                                         1999 ANNUAL REPORT

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

The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighed categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 12.21% and 13.70% on December 31, 1999 and 1998, respectively. The Company's ratio of risk-weighted assets to Tier 1 capital was 11.11% and 12.47% at December 31, 1999 and 1998, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 1999 and 1998.

The Company's strategic plan includes targeted capital levels between 8% and 9%.

ANALYSIS OF CAPITAL
                                                              DECEMBER 31,
                                                        ---------     ---------
                                                           1999          1998
                                                        ---------     ---------
                                                         (dollars in thousands)
Tier 1 capital:
      Common stock ..................................   $  14,976     $  15,015
      Surplus .......................................         163           311
      Retained earnings .............................      58,603        55,690
                                                        ---------     ---------
          Total equity ..............................      73,742        71,016
      Less: core deposit intangibles/goodwill .......      (6,569)       (5,846)
                                                        ---------     ---------
      Total Tier 1 capital ..........................      67,173        65,170
                                                        ---------     ---------
Tier 2 capital:
      Allowance for loan losses .....................       6,617         6,407
      Allowable long-term debt ......................          --            --
                                                        ---------     ---------
      Total Tier 2 capital ..........................       6,617         6,407
                                                        ---------     ---------
      Total risk-based capital ......................   $  73,790     $  71,577
                                                        =========     =========
Risk-weighted assets ................................   $ 604,525     $ 522,533
                                                        =========     =========
Capital ratios:
      Tier 1 risk-based capital ratio ...............       11.11%        12.47%
      Total risk-based capital ratio ................       12.21%        13.70%
      Tier 1 capital to average adjusted total assets        8.35%         9.06%
      Equity to total assets ........................        8.37%        10.00%


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

At December 31, 1999, cash and cash equivalents and securities classified as available for sale were 26.9% of total assets, compared to 27.6% at December 31, 1998. Asset liquidity is also provided by managing loan and

--------------------------------------------------------------------------------
FRANCES M. FARMER . KELLY FASZEWSKI . TINA L. FIELDS . CHRISTOPHER FINES . HOLLY
M. FLIPPEN . CAROLYN J. FORD . MARIA S. FRANKLIN . MELISSA FULLER . REBEKAH R. GART . SHARON DARLENE GILBERT
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

securities maturities and cash flows.

Additional sources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain federal funds lines with several regional banks totaling approximately $52 million at December 31, 1999. At year end 1999, the Banks had outstanding $16.8 million of borrowings pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $100 million at December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted no later than January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

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

--------------------------------------------------------------------------------
DEBORAH S. GILES . KARINA K. GIVENS . KAY LYNN GOULDIN . TAMMY B. GOULDMAN
 . CHARLES H. GRAVATT . SHERRY C. GRAVATT . CAROLYN R. GRAVES . JANON R. GRAY
 . CORINNA L. GREEN . CASEY A. GREGORY
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

INDEPENDENT AUDITOR'S REPORT

[LOGO OF YOUNT, HYDE & BARBOUR, P.C.]

YOUNT, HYDE & BARBOUR, P.C.
Certified Public Accountants        INDEPENDENT AUDITOR'S REPORT
      and Consultants



To the Stockholders and Directors
Union Bankshares Corporation
Bowling Green, Virginia



We have audited the accompanying consolidated balance sheet of Union Bankshares Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Mortgage Capital Investors, a consolidated subsidiary, which statements reflect total assets and revenue constituting 1% and 11%, respectively, in 1999, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mortgage Capital Investors, is based solely on the report of the other auditors. The financial statements of Union Bankshares Corporation for the years ended December 31, 1998 and 1997 were audited by other auditors whose report, dated February 9, 1999, except as to Note 14, which is as of February 11, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 28, 2000

--------------------------------------------------------------------------------
CAROLYN R. GULLETT . JAMMIE HAIRFIELD . VALERIE HALEY . MARIE T. HARRISON . SUSAN N. HARTSOOK . NANCY B. HAUN . JULI A. HAWKINS . JENNIFER HAYDEN . CATHY J. HOLMAN . KRISTI L. HURD . WILLIAM H.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
DECEMBER 31, 1999 AND 1998
(dollars in thousands)

ASSETS                                                                                    1999                 1998
                                                                                      -----------           -----------
Cash and cash equivalents:
     Cash and due from banks                                                          $    18,804           $    39,607
     Interest-bearing deposits in other banks                                                 867                 1,413
     Federal funds sold                                                                       248                     -
                                                                                      -----------           -----------
         Total cash and cash equivalents                                                   19,919                41,020
                                                                                      -----------           -----------
Securities available for sale, at fair value                                              201,721               161,228
Investment securities, at amortized cost
     Fair value of $9,518 and $16,452, respectively                                         9,578                16,142
                                                                                      -----------           -----------
         Total securities                                                                 211,299               177,370
                                                                                      -----------           -----------
Loans held for sale                                                                         6,680                     -
                                                                                      -----------           -----------
Loans, net of unearned income                                                             543,367               479,822
     Less allowance for loan losses                                                         6,617                 6,407
                                                                                      -----------           -----------
         Net loans                                                                        536,750               473,415
                                                                                      -----------           -----------
Bank premises and equipment, net                                                           21,458                21,057
Other real estate owned                                                                     2,016                 1,101
Other assets                                                                               23,705                19,984
                                                                                      -----------           -----------
         Total assets                                                                 $   821,827           $   733,947
                                                                                      ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Non-interest-bearing demand deposits                                                  $    79,048           $    81,329
Interest-bearing deposits:
     Savings accounts                                                                      58,209                61,281
     NOW accounts                                                                          95,882                81,514
     Money market accounts                                                                 63,249                64,331
     Time deposits of $100,000 and over                                                   107,654                80,926
     Other time deposits                                                                  242,824               238,248
                                                                                      -----------           -----------
         Total interest-bearing deposits                                                  567,818               526,300
                                                                                      -----------           -----------
         Total deposits                                                                   646,866               607,629
                                                                                      -----------           -----------
Short-term borrowings                                                                      39,159                19,476
Long-term borrowings                                                                       54,420                28,325
Other liabilities                                                                          12,588                 5,158
                                                                                      -----------           -----------
         Total liabilities                                                                753,033               660,588
                                                                                      -----------           -----------
Commitments and contingencies
Stockholders' equity:
     Common stock, $2 par value.  Authorized 24,000,000 shares; issued and
         outstanding, 7,487,829 shares in 1999 and 7,507,394 shares in 1998                14,976                15,015
     Surplus                                                                                  163                   311
     Retained earnings                                                                     58,603                55,690
     Accumulated other comprehensive income (loss)                                         (4,948)                2,343
                                                                                      -----------           -----------
         Total stockholders' equity                                                        68,794                73,359
                                                                                      -----------           -----------
         Total liabilities and stockholders' equity                                   $   821,827           $   733,947
                                                                                      ===========           ===========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
HUTTON . LOIS E. HYNSON . ROSEMARIE A. ISAACS-WHITE . ADAM J. JACOBS . LUCILLE
S. JOHNSON . MARCIA P. JONES . JACLYN KEEL . KELLEY R. KIRBY . CHONG P. KOLIN . ELIZABETH LANEY . KIM D. LAY . LYNNE P.
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT
CONSOLIDATED STATEMENTS OF INCOME

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(dollars in thousands, except per share amounts)

                                                                     1999                 1998                  1997
                                                                -----------           -----------           -----------
Interest and dividend income:
     Interest and fees on loans                                 $    43,220           $    40,395           $    34,939
     Interest and dividends on securities:
         U.S. government and agency securities                        1,584                 1,505                 3,569
         Obligations of states and political subdivisions             4,917                 4,145                 3,954
         Other securities                                             5,650                 4,365                 1,922
     Interest on Federal funds sold                                     209                   581                   384
     Interest on interest-bearing deposits in other banks                56                    71                    53
                                                                -----------           -----------           -----------
              Total interest income                                  55,636                51,062                44,821
                                                                -----------           -----------           -----------
Interest expense:
     Interest on deposits                                            22,769                21,907                18,729
     Interest on other borrowings                                     4,298                 2,556                 2,328
                                                                -----------           -----------           -----------
              Total interest expense                                 27,067                24,463                21,057
                                                                -----------           -----------           -----------
              Net interest income                                    28,569                26,599                23,764

Provision for loan losses                                             2,216                 3,044                 1,182
                                                                -----------           -----------           -----------
              Net interest income after provision
                  for loan losses                                    26,353                23,555                22,582
                                                                -----------           -----------           -----------
Noninterest income:
     Service charges on deposit accounts                              3,078                 2,894                 2,173
     Other service charges and fees                                   1,716                 1,304                 1,001
     Gains (losses) on securities transactions, net                      16                    71                   (29)
     Gains on sales of loans                                          7,581                     -                     -
     Gains (losses) on sales of other real estate owned
         and bank premises, net                                         312                   297                   446
     Other operating income                                             543                 1,001                   904
                                                                -----------           -----------           -----------
              Total noninterest income                               13,246                 5,567                 4,495
                                                                -----------           -----------           -----------
Noninterest expenses:
     Salaries and benefits                                           18,844                10,902                 8,990
     Occupancy expenses                                               2,149                 1,280                   971
     Furniture and equipment expenses                                 2,411                 1,617                 1,435
     Other operating expenses                                         9,285                 6,823                 5,232
                                                                -----------           -----------           -----------
              Total noninterest expenses                             32,689                20,622                16,628
                                                                -----------           -----------           -----------
Income before income taxes                                            6,910                 8,500                10,449
Income tax expense                                                      636                 1,678                 2,283
                                                                -----------           -----------           -----------
              Net income                                        $     6,274           $     6,822           $     8,166
                                                                ===========           ===========           ===========

Basic net income per share                                      $      0.84           $      0.91           $      1.10

Diluted net income per share                                    $      0.84           $      0.91           $      1.09

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
LECARPENTIER . KATHRYN S. LEE . BARBARA B. LEWIS . SHEILA Y. LONG . DEBBIE C. LOVING . HELEN K. MANOS . BARBARA MARCH . S. RENEE MARKS . TERRI MASSIE . CHRISTOPHER MAYDEN . DONNA R.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1999, 1998 and 1997

(dollars in thousands)

                                                                                             ACCUMULATED
                                                                                                OTHER
                                                                                  RETAINED   COMPREHENSIVE  COMPREHENSIVE
                                                      COMMON STOCK    SURPLUS     EARNINGS   INCOME (LOSS)  INCOME (LOSS)   TOTAL
                                                      ------------  -----------  ----------  -------------  ------------- ---------
Balance - December 31, 1996                           $     14,900  $      (173) $   46,203  $         272                $  61,202
Comprehensive income:
     Net income - 1997                                                                8,166                 $       8,166     8,166
     Unrealized holding gains arising
         during the period (net of tax, $738)                                                                       1,416
     Reclassification adjustment for losses included
         in net income (net of tax, $10)                                                                               19
                                                                                                            -------------
     Other comprehensive income (net of tax, $728)                                                   1,435          1,435     1,435
                                                                                                            -------------
Total comprehensive income                                                                                  $       9,601
                                                                                                            =============
Cash dividends - 1997 ($.37 per share)                                               (2,641)                                 (2,641)
Issuance of common stock under
     Dividend Reinvestment Plan (21,044 shares)                 43          261                                                 304
Stock repurchased under
     Stock Repurchase Plan (3,000 shares)                       (6)         (33)                                                (39)
                                                      ----------------------------------------------------                ---------
Balance - December 31, 1997                           $     14,937  $        55  $   51,728  $       1,707                $  68,427
Comprehensive income:
     Net income - 1998                                                                6,822                 $       6,822     6,822
     Unrealized holding gains arising
         during the period (net of tax, $352)                                                                         683
     Reclassification adjustment for gains included
         in net income (net of tax, $24)                                                                              (47)
                                                                                                            -------------
     Other comprehensive income (net of tax, $328)                                                     636            636       636
                                                                                                            -------------
Total comprehensive income                                                                                  $       7,458
                                                                                                            =============
Cash dividends - 1998 ($.38 per share)                                               (2,860)                                 (2,860)
Issuance of common stock under
     Dividend Reinvestment Plan (17,326 shares)                 35          289                                                 324
Issuance of common stock under
     Incentive Stock Option Plan (21,776 shares)                43          (33)                                                 10
                                                      ----------------------------------------------------                ---------
Balance - December 31, 1998                           $     15,015  $       311  $   55,690  $       2,343                $  73,359
Comprehensive income:
     Net income - 1999                                                                6,274                 $       6,274     6,274
     Unrealized holding losses arising
         during the period (net of tax, $3,764)                                                                    (7,280)
     Reclassification adjustment for gains included
         in net income (net of tax, $5)                                                                               (11)
                                                                                                            -------------
     Other comprehensive income (net of tax, $3,756)                                                (7,291)        (7,291)   (7,291)
                                                                                                            -------------
Total comprehensive (loss)                                                                                  $      (1,017)
                                                                                                            =============
Cash dividends - 1999 ($.40 per share)                                               (2,994)                                 (2,994)
Issuance of common stock under
     Dividend Reinvestment Plan (22,257 shares)                 45          291                                                 336
Stock repurchased under
     Stock Repurchase Plan (104,912 shares)                   (210)      (1,705)          -                                  (1,915)
Discretionary transfer of retained earnings to surplus                      367        (367)                                      -
Issuance of common stock under
     Incentive Stock Option Plan (400 shares)                    1            4           -                                       5
Issuance of common stock for services rendered
  (1,200 shares)                                                 2           18                                                  20
Issuance of common stock in exchange
     for net assets in acquisition (61,490 shares)             123          877                                               1,000
                                                      ----------------------------------------------------                ---------
Balance - December 31, 1999                           $     14,976  $       163  $   58,603  $      (4,948)               $  68,794
                                                      ====================================================                =========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
MCCLELLAN . JENNIFER L. MCFADDEN . MELISSA MCFALL . KRISTINA MEAD-CARBEE . JENNIFER MERIDETH . CAMILLE A. MINTON . MAGGIE PERRY . PRISCILLA O. MORGAN . JOHN C. NEAL . DARHLEEN M. NELSON
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

(dollars in thousands)

                                                                               1999                  1998                  1997
                                                                            -----------           -----------           -----------
Operating activities:
    Net income                                                              $     6,274           $     6,822           $     8,166
    Adjustments to reconcile net income to net cash and
       cash equivalents provided by operating activities:
          Depreciation of bank premises and equipment                             1,683                 1,472                 1,359
          Amortization                                                            1,082                    10                     -
          Provision for loan losses                                               2,216                 3,044                 1,182
          (Gains) losses on securities transactions, net                            (16)                  (71)                   29
          Origination of loans held for sale                                    (65,076)                    -                     -
          Proceeds from sales of loans held for sale                             58,396                     -                     -
          Gains (losses) on sales of other real estate owned
          and fixed assets, net                                                    (312)                 (297)                 (446)
          Deferred income tax (benefit)                                            (397)                 (567)                 (173)
          Decrease (increase) in accrued interest receivable                       (812)                  114                  (292)
          Other, net                                                              9,048                (8,902)                2,188
                                                                            -----------           -----------           -----------
              Net cash and cash equivalents provided by operating activities     12,086                 1,625                12,013
                                                                            -----------           -----------           -----------
Investing activities:
    Purchases of investment securities                                             (199)               (1,646)               (8,949)
    Proceeds from maturities of investment securities                             3,697                 3,269                 6,695
    Purchases of securities available for sale                                  (77,484)              (82,381)              (37,565)
    Proceeds from sales of securities available for sale                         14,259                56,472                 2,857
    Proceeds from maturities of securities available for sale                    13,387                 8,838                26,662
    Net increase in loans                                                       (65,862)              (82,056)              (45,164)
    Purchases of bank premises and equipment                                     (1,732)               (5,642)               (4,003)
    Proceeds from sales of other real estate owned                                  300                 1,092                 3,611
                                                                            -----------           -----------           -----------
              Net cash and cash equivalents used in investing activities       (113,634)             (101,974)              (55,856)
                                                                            -----------           -----------           -----------
Financing activities:
    Net increase (decrease) in noninterest-bearing deposits                      (2,281)               15,623                 6,242
    Net increase in interest-bearing deposits                                    41,518               102,750                27,440
    Net increase (decrease) in short-term borrowings                             19,683                (7,769)                 (158)
    Proceeds from long-term borrowings                                           26,500                 4,745                12,800
    Repayment of long-term borrowings                                              (405)                 (135)                 (210)
    Cash dividends paid                                                          (2,994)               (2,860)               (2,791)
    Issuance of common stock                                                        341                   334                   304
    Purchases of common stock                                                    (1,915)                    -                   (39)
                                                                            -----------           -----------           -----------
              Net cash and cash equivalents provided by financing activities     80,447               112,688                43,588
                                                                            -----------           -----------           -----------
Increase (decrease) in cash and cash equivalents                                (21,101)               12,339                  (255)
Cash and cash equivalents at beginning of year                                   41,020                28,681                28,936
                                                                            -----------           -----------           -----------
Cash and cash equivalents at end of year                                    $    19,919           $    41,020           $    28,681
                                                                            ===========           ===========           ===========
Supplemental Disclosures of Cash Flow Information
    Cash payments for:
       Interest                                                             $    27,566           $    24,267           $    21,053
       Income taxes                                                         $     1,840           $     2,747           $     2,517

Supplemental schedule of noncash investing and financing activities:
    Loan balances transferred to foreclosed properties                      $       311           $        50           $       475
    Unrealized gain (loss) on securities available for sale                 $   (11,047)          $       964           $     2,163
    Issuance of common stock in exchange for net assets in acquisition      $     1,000           $         -           $         -
    Issuance of common stock for services rendered                          $        20           $         -           $         -

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
 . SUSAN NEPRUD . GERRY P. NEWTON . RENEE NEWTON . JENNY NORRIS . DONNA A. NORTON . JEANNA M. OTT . JOYCE S. OTTO . MICHELLE C. PAGE . DARLENE M. PALMER . C.
THOMAS PARCELL, III . MARY J. PARKER
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting policies and practices of Union Bankshares Corporation and subsidiaries (the "Company") conform to generally accepted accounting principles and to general practice within the banking industry. Major policies and practices are described below:

       (A)    PRINCIPLES OF CONSOLIDATION

              The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company, Northern Neck State Bank, Rappahannock National Bank, Bank of Williamsburg and its non-banking subsidiaries, Union Investment Services and Mortgage Capital Investors ("MCI"). During 1999 King George State Bank was merged into Union Bank and Trust Company with King George State Bank ceasing to exist. All significant intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 1999 presentation.

              On February 11, 1999 the Company completed the purchase of Mortgage Capital Investors, a mortgage origination business headquartered in Springfield, Virginia with locations in the states of Virginia, Maryland, North Carolina, South Carolina, New Jersey and Connecticut. This business was purchased to enhance the Company's existing mortgage operations (which was merged into MCI) and increase noninterest income. This acquisition was accounted for under the purchase method of accounting. The final purchase price was $3,560,000. At closing the Company paid $1,000,000 in cash and $1,000,000 in common stock totaling 61,490 shares. In addition, a total of $1,560,000 in cash and common stock is to be distributed over the next three anniversary dates. As a result of this transaction, goodwill in the amount of $1,211,000 was recorded and is being amortized using the straight line method over 10 years.

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

              Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of the Company's asset/liability strategy, and that may be sold in response to changes in interest rates, liquidity needs or other similar factors. Securities available for sale are recorded at estimated fair value. The net unrealized gains or losses on securities available for sale, net of deferred taxes, are included in accumulated other comprehensive income (loss) in stockholders' equity. Gains and losses on the sale of securities are determined using the specific identification method.

              Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

       (C)    LOANS HELD FOR SALE

              Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

       (D)    LOANS

              Interest on loans is calculated using principally the simple interest method on daily balances of principal amounts outstanding. The accrual of interest is discontinued when the collection of principal and/or interest is legally barred or considered by management to be highly unlikely. After a loan is classified as nonaccrual, interest income is generally recognized only when collected.

--------------------------------------------------------------------------------
 . DEBORAH A. PAULEY . LORI PAYNE . ARTHUR E. PEARSON . MARJORIE S. PERKINS . JOYCE S. PITTS . KAREN POATES . TAMARA D. PRITCHARD . KIMBERLY PUGH . JOHN M. RANDOLPH . DOUGLAS M. RANSONE .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

              Loan origination fees and direct loan origination costs for completed loans are netted and then deferred and amortized into interest income as an adjustment of yield.

       (E)    ALLOWANCE FOR LOAN LOSSES

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

              A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The Company includes, as a component of its allowance for loan losses, amounts it deems adequate to cover estimated losses related to impaired loans. Interest income on impaired loans is recognized on a cash basis.

       (F)    BANK PREMISES AND EQUIPMENT

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

       (G)    INTANGIBLE ASSETS

              Core deposit intangibles are included in other assets and are being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Core deposits, net of amortization amounted to $5,465,000 and $5,846,000 at December 31, 1999 and 1998, respectively. Other assets also includes goodwill, which is being amortized on a straight line basis over the period of expected benefit, approximately ten years. Goodwill, net of amortization, totaled $1,111,000 at December 31, 1999.

       (H)    INCOME TAXES

              Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

       (I)    OTHER REAL ESTATE OWNED

              Foreclosed assets are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost at the time of foreclosure. Such determination is made on an individual asset basis. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases and is more than its carrying amount, the valuation allowance is

--------------------------------------------------------------------------------
RAYMOND C. RATCLIFFE . CAROLYN K. RAWLINGS . HEATHER E. RICHARD . NANCY L. ROCHE
 . BARBARA JEANNE ROLL . ROSALIND ROLLINS . DONNA J. SABOURIN . EMILY E. SALE . GARY A. SALINSKY . KATHRYN
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

              reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income. Recovery of the carrying value of such real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Company's control.

       (J)    CONSOLIDATED STATEMENTS OF CASH FLOWS

              For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interest-bearing deposits in other banks and Federal funds sold.

       (K)    PENSION PLAN

              The Company computes the net periodic pension cost of its pension plan in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Costs of the plan are determined by independent actuaries. Termination of this plan is in process and is anticipated to be completed in 2000.

       (L)    EARNINGS PER SHARE

              Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is computed using the weighted average number of common shares outstanding during the year, including the dilutive effect of stock options.

       (M)    COMPREHENSIVE INCOME (LOSS)

              Comprehensive income (loss) represents all changes in equity of an enterprise that result from recognized transactions and other economic events of the period. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income, such as unrealized gains and losses on certain investments in debt and equity securities.

       (N)    USE OF ESTIMATES

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions of certain amounts in the financial statements. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term include the allowance for loan losses and the valuation of foreclosed real estate and deferred tax assets.

2      INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

       The amortized cost, gross unrealized gains and losses of investment securities and estimated fair value at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                                      1999
                                                        ----------------------------------------------------------------
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS           (LOSSES)           VALUE
                                                        ------------      -----------      ------------      -----------
       U.S. government and agency securities            $      1,300      $         1      $         (6)     $     1,295
       Obligations of states and
           political subdivisions                              7,260               33               (85)           7,208
       Corporate and other bonds                               1,018                -                (3)           1,015
                                                        -----------       -----------      ------------      -----------
                                                        $      9,578      $        34      $        (94)     $     9,518
                                                        ===========       ===========      ============      ===========

                                                                                      1998
                                                        ----------------------------------------------------------------
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS           (LOSSES)           VALUE
                                                        ------------      -----------      ------------      -----------
       U.S. government and agency securities            $      5,747      $        40      $          -      $     5,787
       Obligations of states and
           political subdivisions                              8,765              241                 -            9,006
       Corporate and other bonds                               1,630               29                 -            1,659
                                                        ------------      -----------      ------------      -----------
                                                        $     16,142      $       310      $          -      $    16,452
                                                        ============      ===========      ============      ===========

--------------------------------------------------------------------------------
N. SEAY . GAIL A. SHANIKA . BONNIE C. SHOCKEY . HEATHER SHUFF . JUDITH C. SHUPE
 . JOYCE O. SMART . KATHLEEN L. SMILEY . TERRIA SPENCER . JUDITH E. STADDAN . GAY
N. STANLEY . SHELLEY A. STENGER .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

       The amortized cost, estimated fair value and gross unrealized gains and losses of securities available for sale at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                                          1999
                                                        ----------------------------------------------------------------
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS           (LOSSES)           VALUE
                                                        ------------      -----------      ------------      -----------
       U.S. government and agency securities            $     21,994      $         -      $     (1,405)     $    20,589
       Obligations of states and
           political subdivisions                             95,611              720            (3,530)          92,801
       Corporate and other bonds                              16,257               34              (805)          15,486
       Mortgage-backed securities                             70,047               34            (2,568)          67,513
       Federal Reserve Bank stock                                706                -                 -              706
       Federal Home Loan Bank stock                            3,923                -                 -            3,923
       Other securities                                          680               43               (20)             703
                                                        ------------      -----------      ------------      -----------
                                                        $    209,218      $       831      $     (8,328)     $   201,721
                                                        ============      ===========      ============      ===========

                                                                                          1998
                                                        ----------------------------------------------------------------
                                                                              GROSS             GROSS          ESTIMATED
                                                           AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                             COST             GAINS           (LOSSES)           VALUE
                                                        ------------      -----------      ------------      -----------
       U.S. government and agency securities            $      7,647      $        64      $          -      $     7,711
       Obligations of states and
           political subdivisions                             73,523            2,979               (39)          76,463
       Corporate and other bonds                               4,175               98                 -            4,273
       Mortgage-backed securities                             69,015              489              (108)          69,396
       Federal Reserve Bank stock                                484                -                 -              484
       Federal Home Loan Bank stock                            2,517                -                 -            2,517
       Other securities                                          317               67                 -              384
                                                        ------------      -----------      ------------      -----------
                                                        $    157,678      $     3,697      $       (147)     $   161,228
                                                        ============      ===========      ============      ===========

       The amortized cost and estimated fair value (in thousands) of investment securities and securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            INVESTMENT SECURITIES          SECURITIES AVAILABLE FOR SALE
                                                        -----------------------------      -----------------------------
                                                          AMORTIZED         ESTIMATED        AMORTIZED         ESTIMATED
                                                            COST           FAIR VALUE          COST           FAIR VALUE
                                                        ------------      -----------      ------------      -----------
       Due in one year or less                          $      4,207      $     4,215      $     33,820      $    32,958
       Due after one year through five years                   5,371            5,303           125,439          120,900
       Due after five years through ten years                      -                -            35,365           33,832
       Due after ten years                                         -                -             9,285            8,699
                                                        ------------      -----------      ------------      -----------
                                                               9,578            9,518           203,909          196,389
       Federal Reserve Bank stock                                  -                -               706              706
       Federal Home Loan Bank stock                                -                -             3,923            3,923
       Other securities                                            -                -               680              703
                                                        ------------      -----------      ------------      -----------
                                                        $      9,578      $     9,518      $    209,218      $   201,721
                                                        ============      ===========      ============      ===========

       Securities with an amortized cost of approximately $67,691,000 and $43,297,000 at December 31, 1999 and 1998 were pledged to secure public deposits, repurchase agreements and for other purposes.

--------------------------------------------------------------------------------
JANE M. STIEGLER . LORI S. STINSON . NELSON DOUGLAS STREET . CHARLOTTE K. SULLIVAN . TRACY SULLIVAN . TANYA Y. SUMBRY . CHRISTINA TAYLOR . SHIRL A. TAYLOR
 . ANN M. TERRY . HALEY THOMAS .
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

       Sales of securities available for sale produced the following results for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                            1999              1998             1997
                                                        ------------      -----------      ------------
           Proceeds                                     $     14,259      $    56,472      $      2,857
                                                        ============      ===========      ============
           Gross realized gains                         $         20      $       195      $         58
           Gross realized (losses)                                (4)            (124)              (87)
                                                        ------------      -----------      ------------
           Net realized gains (losses)                  $         16      $        71      $        (29)
                                                        ============      ===========      ============

 3     LOANS

       Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 1999 and 1998 (in thousands):

                                                                    1999                1998
                                                                -----------         -----------
           Real estate loans
                Residential 1 - 4 family                        $   167,801         $   144,778
                Commercial                                          120,490             108,063
                Construction                                         33,218              38,128
                Second Mortgages                                     11,445              11,065
                Equity lines of credit                               20,987              18,737
                Multifamily                                           4,592               5,521
                Agriculture                                           2,373                 994
                                                                -----------         -----------
                     Total real estate loans                        360,906             327,286
                                                                -----------         -----------
           Commercial loans                                          67,649              61,678
                                                                -----------         -----------
           Consumer installment loans
                Personal                                            102,713              79,492
                Credit cards                                          4,346               3,232
                                                                -----------         -----------
                     Total consumer installment loans               107,059              82,724
                                                                -----------         -----------
           All other loans and agriculture loans                      8,870               9,154
                                                                -----------         -----------
                     Gross loans                                    544,484             480,842
           Less unearned income on loans                              1,117               1,020
                                                                -----------         -----------
           Loans, net of unearned income                        $   543,367         $   479,822
                                                                ===========         ===========

       At December 31, 1999 and 1998, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), totaled $1,487,000 and $2,813,000, respectively. The valuation allowance related to impaired loans on December 31, 1999 is $513,000 and $1,436,000, respectively. At December 31, 1999, 1998 and 1997, the average investment on impaired loans was $2,418,000, $3,054,000 and $1,357,000, respectively. The amount of interest income recorded by the Company during 1999, 1998 and 1997 on impaired loans was approximately $9,000, $61,000 and $102,000, respectively.

 4     ALLOWANCE FOR LOAN LOSSES

       Changes in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 are summarized below (in thousands):

                                                            1999              1998             1997
                                                        -----------       -----------      ------------
       Balance, beginning of year                       $     6,407       $     4,798      $      4,612
       Provision charged to operations                        2,216             3,044             1,182
       Recoveries credited to allowance                         346               274               213
                                                        -----------       -----------      ------------
           Total                                              8,969             8,116             6,007
       Loans charged off                                      2,352             1,709             1,209
                                                        -----------       -----------      ------------
       Balance, end of year                             $     6,617       $     6,407      $      4,798
                                                        ===========       ===========      ============

--------------------------------------------------------------------------------
TAMMY C. THOMAS . KAREN C. THOMPSON . SHARON TOLIVER . MICHAEL L. TOROSIAN . SUZANNE-MARIE C. TULLOSS . KIMBERLY TYREE . JEAN G. UPSHAW . MORTON UPSHAW . WENDY G. VERNE . BETTY J. WALLER .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

 5     BANK PREMISES AND EQUIPMENT

       Bank premises and equipment as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                    1999                1998
                                                                -----------         -----------
       Land                                                     $     5,187         $     5,386
       Land improvements and buildings                               13,896              13,328
       Leasehold improvements                                           503                 383
       Furniture and equipment                                       12,607              11,031
       Construction in progress                                         613                 762
                                                                -----------         -----------
                                                                     32,806              30,890
       Less accumulated depreciation and amortization                11,348               9,833
                                                                -----------         -----------
       Bank premises and equipment, net                         $    21,458         $    21,057
                                                                ===========         ===========

       Depreciation expense for 1999, 1998 and 1997 was $1,683,000, $1,472,000 and $1,359,000 respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1999 are approximately $851,000 for 2000, $692,000 for 2001, $453,000 for 2002, $425,000 for
       2003, $360,000 for 2004, and $2,417,000 thereafter. Rental expense for years ended December 31, 1999, 1998 and 1997 totaled $980,000, $218,000 and $193,000 respectively.

 6     DEPOSITS

       The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 1999 and 1998 was $107,654,000 and $80,926,000,
       respectively. At December 31, 1999, the scheduled maturities of time deposits are as follows (in thousands):


           2000                                                 $   262,815
           2001                                                      33,551
           2002                                                      16,820
           2003                                                      29,693
           2004                                                       7,359
           Thereafter                                                   240
                                                                -----------
                                                                $   350,478
                                                                ===========

 7     Other Borrowings

       Short-term borrowings consist of the following at December 31, 1999 and 1998 (dollars in thousands):

                                                                1999              1998
                                                             -----------      -----------
       Federal funds purchased                               $       750      $     4,500
       Securities sold under agreements to repurchase             16,789           14,856
       Other short-term borrowings                                21,620              120
                                                             -----------      -----------
           Total                                             $    39,159      $    19,476
                                                             ===========      ===========
           Weighted interest rate                                  5.37%            3.92%
       Average for the year ended December 31:
           Outstanding                                       $    36,545      $    15,150
           Interest rate                                           5.18%            5.26%
       Maximum month-end outstanding                         $    53,363      $    41,621

       The subsidiary banks maintain Federal funds lines with several regional banks totaling approximately $52 million at December 31, 1999. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $100 million at December 31, 1999.

       Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings also include federal funds purchased, which are unsecured overnight borrowings from other financial institutions, and advances from the Federal Home Loan Bank of Atlanta, which are secured by mortgage-related assets.

       At December 31, 1999, the Company's fixed-rate long-term debt totals $49,175,000 and matures through December 6, 2009. The interest rate on the fixed-rate note payable ranges from 5.12% to 6.61%. At December 31, 1998, the Company had long-term debt totaling $28,325,000, maturing through 2008. The

--------------------------------------------------------------------------------
KIMBERLY L. WALTERS . R. TYLER WARE . JAMES M. WATKINS . BARBARA J. WILLIAMS . DAWN WILSON . DREAMA B. WINGARD . JOAN WOODSIDE . REBECCA WUNCE . MICHAEL S. YUHASZ . UNION BANKSHARES
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

       interest rate on the notes payable ranged from 5.51% to 6.61% at December 31, 1998.

       At December 31, 1999, the Company's floating-rate long-term debt totals $5,245,000 and matures through July 1, 2004. The floating rates are based on the 90 day LIBOR plus 95 basis points and the 90 day LIBOR plus 100 basis points. The interest rate on floating-rate long-term debt ranged from 5.95% to 6.25% during 1999.

       The contractual maturities of long-term debt are as follows (dollars in thousands):

                                                                1999
                                           -----------------------------------------------
                                            FIXED RATE      FLOATING RATE         TOTAL
           Due in 2000                      $      150       $       300      $       450
           Due in 2001                          10,150               320           10,470
           Due in 2002                           6,150             3,605            9,755
           Due in 2003                             150               120              270
           Due in 2004                          17,575               900           18,475
           Thereafter                           15,000                 -           15,000
                                           -----------------------------------------------
           Total long-term debt             $   49,175       $     5,245      $    54,420
                                           ===============================================

 8     INCOME TAXES

       Net deferred tax assets consist of the following components as of December 31, 1999 and 1998 (in thousands):

                                                                                1999              1998
                                                                             -----------      -----------
       Deferred tax assets:
           Allowance for loan losses                                         $     2,071      $     1,799
           Benefit plans                                                             730              484
           Other                                                                     221              135
           Securities available for sale                                           2,567                -
                                                                             -----------      -----------
                Total deferred tax assets                                          5,589            2,418
                                                                             -----------      -----------
       Deferred tax liabilities:
           Depreciation                                                              503              326
           Other                                                                     127               96
           Securities available for sale                                               -            1,207
                                                                             -----------      -----------
                Total deferred tax liabilities                                       630            1,629
                                                                             -----------      -----------
                     Net deferred tax asset (included in other assets)       $     4,959      $       789
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

       The provision for income taxes charged to operations for the years ended December 31, 1999, 1998 and 1997 consists of the following (in thousands):

                                                                1999              1998             1997
                                                             -----------      -----------       -----------
       Current tax expense                                   $     1,033      $     2,245       $     2,456
       Deferred tax (benefit)                                       (397)            (567)             (173)
                                                             -----------      -----------       -----------
       Income tax expense                                    $       636      $     1,678       $     2,283
                                                             ===========      ===========       ===========

       The income tax provisions differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997, due to the following (in thousands):

                                                                1999              1998             1997
                                                             -----------      -----------       -----------
       Computed "expected" tax expense                       $     2,350      $     2,890       $     3,553
       (Decrease) in taxes resulting from:
           Tax-exempt interest income                             (1,485)          (1,203)           (1,181)
           Other, net                                               (229)              (9)              (89)
                                                             -----------      -----------       -----------
       Income tax expense                                    $       636      $     1,678       $     2,283
                                                             ===========      ===========       ===========

--------------------------------------------------------------------------------
CORPORATION . CARMELA L. ALBO . RUTH M. ARNOLD . TRACY BABER . MARILYN D. BAILEY
 . MARY ALICE BALL . DENISE BARLOW . G. WILLIAM BEALE . ELIZABETH M. BENTLEY . THOMAS J. BOYD, III . JEREMY
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

       Low income housing credits totaled $72,425, $72,425 and $60,557 for the years ended December 31, 1999, 1998 and 1997, respectively.

 9     EMPLOYEE BENEFITS

       The Company had a noncontributory, defined benefit pension plan covering all full-time employees. Termination of this plan is in process and should be completed in 2000. Significant assumptions used in determining net periodic pension cost and projected benefit obligation for 1999, 1998 and 1997 were:

                                                                1999              1998             1997
                                                             -----------      -----------       -----------
           Expected long-term rate of return on assets          9.0%              9.0%              9.0%
           Discount rate                                        5.0%              7.5%              7.5%
           Salary increase rate                                 5.0%              5.0%              5.0%
           Average remaining service                          20 years          21 years          22 years

       The following table sets forth the plan's funded status as calculated at September 30, 1999, 1998 and 1997 and amounts recognized in the Company's consolidated balance sheets at December 31, 1999, 1998 and 1997 (in thousands):

                                                                            1999              1998             1997
                                                                         -----------      -----------       -----------
       Change in benefit obligation
           Benefit obligation at beginning of year                       $     4,120      $     3,756       $     3,179
           Service cost                                                          544              384               323
           Interest cost                                                         325              281               237
           Actuarial (gain) loss                                                (568)            (275)               43
           Benefits paid                                                        (468)             (26)              (26)
                                                                         -----------      -----------       -----------
           Benefit obligation at end of year                                   3,953            4,120             3,756
                                                                         -----------      -----------       -----------
       Change in plan assets
           Fair value of plan assets at beginning of year                      3,109            3,271             2,723
           Actual return on plan assets                                          524             (136)              394
           Employer contribution                                                 788                -               180
           Benefits paid                                                        (468)             (26)              (26)
                                                                         -----------      -----------       -----------
           Fair value of plan assets at end of year                            3,953            3,109             3,271
                                                                         -----------      -----------       -----------
           Funded status                                                           -           (1,011)             (485)
           Unrecognized net obligation at transition                               6                6                 8
           Unrecognized actuarial (gain)                                      (1,447)            (692)             (872)
           Unrecognized prior service cost                                       257              279               300
                                                                         -----------      -----------       -----------
           Accrued pension liability (included in other liabilities)     $    (1,184)     $    (1,418)      $    (1,049)
                                                                         ===========      ===========       ===========

       Net periodic pension cost for 1999, 1998 and 1997 included the following components (in thousands):

                                                                            1999              1998             1997
                                                                         -----------      -----------       -----------
       Service cost                                                      $       544      $       384       $       323
       Interest cost                                                             326              281               238
       Expected return on assets                                                (329)            (293)             (281)
       Net amortization and deferral                                              13               (3)               33
                                                                         -----------      -----------       -----------
       Net periodic pension cost                                         $       554      $       369       $       313
                                                                         ===========      ===========       ===========

       The Company also contributes to an employees' profit-sharing plan which covers all full-time employees with vesting at various intervals over seven years. Contributions are made annually at the discretion of the subsidiary banks' Board of Directors. The payments to the plan for the years 1999, 1998 and 1997 were approximately $553,000, $567,000 and
       $621,000, respectively.

       The Company has an obligation to certain members of the subsidiary banks' Boards of Directors under deferred compensation plans in the amount of $1,005,000 and $1,033,000 at December 31, 1999 and 1998, respectively. A portion of the benefits will be funded by life insurance.

--------------------------------------------------------------------------------
BREAKFIELD . JOSEPH E. BROWN, JR. . ELEANOR A. BUFFINGTON . JEANNETTE B. BURKE . CYNTHIA BYRD . REBECCA A. CARTER . CARMEN CATO . GEORGE B. CECIL, JR. . MARY Y. CHILDS . DANA F. CRUTE . STACY
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

       The Company has a stock option plan (the "Plan") adopted in 1993 that authorizes the reservation of up to 400,000 shares of common stock and provides for the granting of incentive options to certain employees. Under the Plan, the option price cannot be less than the fair market value of the stock on the date granted. An option's maximum term is ten years from the date of grant. Options granted under the Plan may be subject to a graded vesting schedule. A summary of changes for the Plan for the years 1999, 1998 and 1997 follows:

                                                          WEIGHTED                    WEIGHTED                    WEIGHTED
                                                           AVERAGE                     AVERAGE                     AVERAGE
                                                          EXERCISE                    EXERCISE                    EXERCISE
                                               SHARES       PRICE         SHARES        PRICE          SHARES       PRICE
                                             ----------   ---------     ----------   -----------     ----------   ---------
       Year ended December 31,                        1999                       1998                         1997
                                             ----------------------     ------------------------     ----------------------
       Options outstanding, January 1           146,132    $ 17.25          73,240     $  8.66          63,240    $  8.06
       Granted                                    7,500      16.00          98,940       20.13          10,000      12.50
       Exercised                                   (400)     12.50         (26,048)       8.03               -          -
                                             ----------                 ----------                  ----------
       Options outstanding, December 31         153,232    $ 17.20         146,132     $ 17.25          73,240    $  8.66
                                             ==========                 ==========                  ==========
       Weighted average fair value per option
           of options granted during year                  $  5.71                     $  4.25                    $  3.59
                                                          =========                   ==========                 ==========


       A summary of options outstanding at December 31, 1999 follows:

                                            OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                               -------------------------------------------    --------------------------------------------
                                               WEIGHTED          WEIGHTED                      WEIGHTED         WEIGHTED
                                                AVERAGE           AVERAGE                       AVERAGE          AVERAGE
      RANGE OF                   NUMBER        REMAINING         EXERCISE       NUMBER         REMAINING        EXERCISE
      EXERCISE PRICE           OUTSTANDING  CONTRACTUAL LIFE      PRICE       EXERCISABLE   CONTRACTUAL LIFE      PRICE
      -----------------        -----------  ----------------   -----------    -----------   ----------------   -----------
       $   7.46 -  6.53            5,040              .27 yrs.   $    6.53          5,040            .27 yrs.    $    6.53
           7.46 - 11.00           20,000             5.05            11.00         16,000           4.05             11.00
          22.00 - 12.50           21,752             6.49            12.50         12,491           6.46             12.50
          22.00 - 16.00            7,500             9.06            16.00              -             -                 -
          22.00 - 20.13           98,940             8.06            20.13         19,788           8.06             20.13
                               ------------                                    ------------
       $   6.53 - 20.13          153,232             7.24        $   17.24         53,319           6.05         $   14.31
                               ============                                    ============

       The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the Company's stock options. Proforma adjustment of compensation cost for the stock-based compensation plans are determined based on the grant date fair values of awards (the method described in SFAS No. 123, "Accounting for Stock-Based Compensation"). For the purpose of computing the proforma amount, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yields of 2.24%, 2.40% and 2.40%; expected volatility of 25.45%, 23.00% and 23.00%; a risk free interest rate of 6.50%, 4.99% and 4.99%;
       and an expected option life of 9.06 years. For 1999, proforma net income was $6,183,000; proforma and diluted earnings per share were $0.83 and $0.82, respectively. For 1998 and 1997 the Company's net income and earnings per share as reported would not have been impacted by a material amount based on the above assumptions..

 10    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

--------------------------------------------------------------------------------
DABNEY . CHRISTINE DAVIS . KAREN S. DEWITT . LAURIE DILLARD . PEGGY A. DIMAIO . DAWNA D. EACHO . MARLENE ELLISON . CAROLYN D. FARMER . JAMES G. FINCH . NORMA J. FINCH . JILL L. FOSTER . MYLES W.
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1999 and 1998, the Company had outstanding loan commitments approximating $114,915,000 and $80,404,000, respectively.

       Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $8,495,000 and $5,962,000 at December 31, 1999 and 1998, respectively.

       A geographic concentration exists within the Company's loan portfolio as most of the Bank's business activity is with customers located in areas from Rappahannock to Hanover County, Virginia and in the Northern Neck area of Virginia.

 11    RELATED PARTY TRANSACTIONS

       The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $9,591,000 and $8,847,000 as of December 31, 1999 and 1998, respectively. During 1999 new advances to such related parties amounted to $11,220,000 and repayments amounted to $10,476,000.

 12    EARNINGS PER SHARE

       The following is a reconciliation of the denominators of the basic and diluted EPS computations for December 31, 1999, 1998 and 1997:

                                                                            WEIGHTED AVERAGE
                                                                INCOME           SHARES          PER-SHARE
                                                             (NUMERATOR)     (DENOMINATOR)         AMOUNT
                                                             -----------     -------------      -----------
                                                              (dollars and shares information in thousands)
       For the Year Ended December 31, 1999
           Basic EPS                                         $     6,274             7,474      $       .84
           Effect of dilutive stock options                            -                24                -
                                                             -----------     -------------      -----------
           Diluted EPS                                       $     6,274             7,498      $       .84
                                                             -----------     -------------      -----------
       For the Year Ended December 31, 1998
           Basic EPS                                         $     6,822             7,490      $       .91
           Effect of dilutive stock options                            -                26                -
                                                             -----------     -------------      -----------
           Diluted EPS                                       $     6,822             7,516      $       .91
                                                             -----------     -------------      -----------
       For the Year Ended December 31, 1997
           Basic EPS                                         $     8,166             7,455      $      1.10
           Effect of dilutive stock option                             -                27                -
                                                             -----------     -------------      -----------
           Diluted EPS                                       $     8,166             7,482      $      1.09
                                                             -----------     -------------      -----------

       In 1999, stock options representing 98,940 shares were not included in the calculation of earnings per share as their effect would have been antidilutive.

 13    LEGAL CONTINGENCIES

       Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

 14    REGULATORY MATTERS

       The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have

H. GAYTHWAITE . DANTE GRAY . DIANA L. HAINES . MICHAEL S. HARRIS . SHARON HARRISON . MICHAEL HAYES . DOUGLAS J. HILL . JAMES D. HOFSTEE . JAY HUDGINS . THERESA JETT . TERI G. KETOLA . JOHN A.

UNION BANKSHARES CORPORATION

       a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and Banks meet all capital adequacy requirements to which they are subject.

       The most recent notification from the Federal Reserve Bank as of December 31, 1999, categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (PCA). To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

       The Company's and principal banking subsidiaries' actual capital amounts and ratios are also presented in the table.

                                                                                        MINIMUM       MINIMUM TO BE WELL CAPITALIZED
                                                                                        CAPITAL       UNDER PROMPT CORRECTIVE ACTION
                                                           ACTUAL                     REQUIREMENT               PROVISIONS
                                                  ------------------------    ----------------------- ------------------------------
                                                     AMOUNT        RATIO        AMOUNT        RATIO         AMOUNT         RATIO
                                                  -----------   ----------    -----------   --------- ---------------  -------------
       As of December 31, 1999
           Total capital to risk weighted assets
                Consolidated                        $  73,790      12.21%       $  48,362      8.00%       $     NA          NA
         Union Bank & Trust                            46,417      10.38%          35,780      8.00%           44,726      10.00%
                Northern Neck State Bank               18,376      13.04%          11,273      8.00%           14,091      10.00%
           Tier 1 capital to risk weighted assets
                Consolidated                           67,173      11.11%          24,181      4.00%             NA          NA
                Union Bank & Trust                     41,513       9.28%          17,890      4.00%           26,835       6.00%
                Northern Neck State Bank               16,813      11.93%           5,636      4.00%            8,455       6.00%
           Tier 1 capital to average adjusted assets
                Consolidated                           67,172       8.35%          32,191      4.00%             NA          NA
                Union Bank & Trust                     41,513       7.16%          23,192      4.00%           28,990       5.00%
                Northern Neck State Bank               16,813       7.97%           8,434      4.00%           10,542       5.00%


       As of December 31, 1998
           Total capital to risk weighted assets
                Consolidated                        $  71,577      13.70%       $  41,797      8.00%       $     NA          NA
                Union Bank & Trust                     44,576      11.64%          30,636      8.00%           38,296      10.00%
                Northern Neck State Bank               17,247      13.30%          10,374      8.00%           12,967      10.00%
           Tier 1 capital to risk weighted assets
                Consolidated                           65,170      12.47%          20,905      4.00%             NA          NA
                Union Bank & Trust                     39,819      10.40%          15,315      4.00%           22,973       6.00%
                Northern Neck State Bank               15,739      12.14%           5,187      4.00%            7,780       6.00%
     Tier 1 capital to average adjusted assets
                Consolidated                           65,170       9.06%          28,773      4.00%             NA          NA
                Union Bank & Trust                     39,819       7.64%          20,848      4.00%           26,060       5.00%
                Northern Neck State Bank               15,739       8.31%           7,578      4.00%            9,473       5.00%

 15    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

       The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. SFAS 107 excludes certain financial

--------------------------------------------------------------------------------
LANE . STUART LEINENBACH . STACY LEWIS . RICHARD L. LOVE . JENNIFER MACKNIGHT . MARY F. MALLOY . SHARON L. MCENHIMER . MATTHEW MCWHIRT . KAREN H. MILLER . MICHELLE A. MINES . LORI B.
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

       instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

       LOANS HELD FOR SALE

              Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

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

       ACCRUED INTEREST

              The carrying amounts of accrued interest approximate fair value.

       COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

              The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1999 and 1998, the carrying amount and fair value of loan commitments and standby letters of credit were immaterial.

              The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows:

                                                                     1999                               1998
                                                        -----------------------------      -----------------------------
                                                          Carrying           Fair            Carrying           Fair
                                                           Amount            Value            Amount            Value
                                                        -----------       -----------      ------------      -----------
       Financial assets:
           Cash and cash equivalents                    $     19,919      $    19,919      $     41,020      $    41,020
           Investment securities                               9,578            9,518            16,142           16,452
           Securities available for sale                     201,721          201,721           161,228          161,228
           Net loans                                         536,750          529,377           473,415          476,606
           Loans held for sale                                 6,680            6,680                 -                -
           Accrued interest receivable                         5,527            5,527             4,715            4,715
       Financial liabilities:
           Deposits                                          646,866          648,928           607,629          611,834
           Borrowings                                         93,579           93,840            47,801           48,145
           Accrued interest payable                            1,891            1,891             1,451            1,451

--------------------------------------------------------------------------------
NEWSOME . SCOTT Q. NININGER . MELISSA D. OESTERHELD . MICHELLE OSBORNE . JANICE
D. PAVIE . D. ANTHONY PEAY . THOMAS G. PEREGOY . ALMEDA H. PITTS . SARAH PITTS . CYNTHIA A. RINALDI . JOYCE W.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

 16    PARENT COMPANY FINANCIAL INFORMATION

       The primary source of funds for the dividends paid by Union Bankshares Corporation (the "Parent Company") is dividends received from its subsidiary banks. The payment of such dividends by the subsidiary banks and the ability of the banks to loan or advance funds to the Parent Company are subject to certain statutory limitations which contemplate that the current year earnings and earnings retained for the two preceding years may be paid to the Parent Company without regulatory approval. As of December 31, 1999 the aggregate amount of unrestricted funds which could be transferred from the Company's subsidiaries to the Parent Company, without prior regulatory approval, totaled $7,965,000 or 13.6% of the consolidated net assets. Financial information for the Parent Company follows:

       UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
       BALANCE SHEETS
       DECEMBER 31, 1999 AND 1998
       (dollars in thousands)

                                                                                  1999              1998
                                                                              -----------       -----------
       Assets:
           Cash                                                               $       221       $     1,927
           Certificates of deposit                                                      -                29
           Securities available for sale                                              306               273
           Premises and equipment, net                                              3,652             3,809
           Other assets                                                             3,162             2,239
           Due from subsidiaries                                                        -               115
           Investment in subsidiaries                                              66,818            66,765
                                                                              -----------       -----------
                Total assets                                                  $    74,159       $    75,157
                                                                              ===========       ===========
       Liabilities and Stockholders' equity:
           Long-term debt                                                     $     5,365       $     1,620
           Other liabilities                                                            -               178
                                                                              -----------       -----------
                Total liabilities                                                   5,365             1,798
                                                                              -----------       -----------
           Common stock                                                            14,976            15,015
           Surplus                                                                    163               311
           Retained earnings                                                       58,603            55,690
           Accumulated other comprehensive income (loss)                           (4,948)            2,343
                                                                              -----------       -----------
                Total stockholders' equity                                         68,794            73,359
                                                                              -----------       -----------
                Total liabilities and stockholders' equity                    $    74,159       $    75,157
                                                                              ===========       ===========

       CONDENSED STATEMENTS OF INCOME
       YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                      1999                 1998                1997
                                                                  -----------          -----------          -----------
       Income:
            Interest income                                       $         9          $        11          $        11
            Dividends received from subsidiaries                        5,488                7,250                3,434
            Equity in undistributed net income of subsidiaries          2,402                  511                5,052
            Other income                                                  626                    -                   62
                                                                  -----------          -----------          -----------
                Total income                                            8,525                7,772                8,559
                                                                  -----------          -----------          -----------
       Expense:
            Interest expense                                              305                  115                   64
            Operating expenses                                          1,946                  835                  329
                                                                  -----------          -----------          -----------
                Total expense                                           2,251                  950                  393
                                                                  -----------          -----------          -----------
       Net income                                                 $     6,274          $     6,822          $     8,166
                                                                  ===========          ===========          ===========

--------------------------------------------------------------------------------
ROLLINS . JAMES SANFORD . RUSSELL M. SCHOOLS, JR. . LORRELL T. SHABAZZ . STACY
G. SIMS . ALICE D. SKINNER . GAIL S. SMITH . VIOLA SMITH . KAREN E. SORRELL . SHARON L. SULLIVAN . PANDORA SWIFT .
--------------------------------------------------------------------------------
                                                              1999 ANNUAL REPORT

       CONDENSED STATEMENTS OF CASH FLOWS
       YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                      1999                 1998                1997
                                                                  -----------          -----------          -----------
       Operating activities:
            Net income                                            $     6,274          $     6,822          $     8,166
            Adjustments to reconcile net income to net cash
                provided by operating activities:
                Equity in undistributed net income of subsidiaries     (2,402)                (511)              (4,902)
                Decrease (increase) in other assets                       913               (1,312)                (144)
                Other, net                                             (1,038)                 299                 (162)
                                                                  -----------          -----------          -----------
                    Net cash provided by operating activities           3,747                5,298                2,958
                                                                  -----------          -----------          -----------
       Investing activities:
            Purchase of securities                                        (89)                   -                    -
            Proceeds from maturity of securities                           38                    -                   55
            Purchase of equipment                                        (691)                (894)              (2,585)
            Increase in investment in subsidiary                       (4,000)                   -                    -
            Decrease in investment in subsidiary                           83                    -                    -
                                                                  -----------          -----------          -----------
                    Net cash used by investing activities              (4,659)                (894)              (2,530)
                                                                  -----------          -----------          -----------
       Financing activities:
            Net increase (decrease) in borrowings                       4,000                 (120)               1,740
            Repayment of long-term borrowings                            (255)                   -                    -
            Cash dividends paid                                        (2,994)              (2,860)              (2,791)
            Issuance of common stock under plans                          341                  334                  304
            Repurchase of common stock under plans                     (1,915)                   -                  (39)
                                                                  -----------          -----------          -----------
                    Net cash used in financing activities                (823)              (2,646)                (786)
                                                                  -----------          -----------          -----------
       Increase (decrease) in cash and cash equivalents                (1,735)               1,758                 (358)
       Cash and cash equivalents at beginning of year                   1,956                  198                  556
                                                                  -----------          -----------          -----------
       Cash and cash equivalents at end of year                   $       221          $     1,956          $       198
                                                                  ===========          ===========          ===========

 17    SEGMENT REPORTING

       Union Bankshares Corporation has two reportable segments: traditional full service community banks and a mortgage loan origination business. The community bank business includes four banks which provide loan, deposit, investment, and trust services to retail and commercial customers throughout their locations in Virginia. The mortgage company provides a variety of mortgage loan products in a multi-state market. These loans are originated and sold principally in the secondary market through purchase commitments from investors which subject the company to only de minimis market risk.

       Profit and loss is measured by net income after taxes including realized gains and losses on the Company's investment portfolio. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process.

       Both of the Company's reportable segments are service based. While the banks offer a distribution and referral network for the mortgage services, the mortgage company does not offer a similar network for the banks due largely to the lack of overlapping geographic markets. Another major distinction is the source of income. The mortgage business is a fee based business while the banks are driven principally by net interest income.

--------------------------------------------------------------------------------
LISA L. TALLENT . FRANKLYN TAYLOR . THOMAS W. THOMPSON, III . DEBORAH USRY . GEORGE WASHINGTON, JR. . DARRELL A. WATSON . SONYA WEINS . AIMEE WHITTAKER . CAROLYN A. WILEY . DAVID S. WILSON .
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

       Information about reportable segments and reconciliation of such information to the consolidated financial statements as of and for the year ended December 31, 1999 follows. Segment information for periods prior to 1999 are not presented, as the Company's mortgage banking operation was acquired during the current year:


                                                                                   INTERSEGMENT               CONSOLIDATED
                                                              BANKS      MORTGAGE   ELIMINATION     OTHER        TOTALS
                                                           ----------   ----------  -----------   ----------  ------------
       Net interest income                                 $   28,855   $        -  $         -   $     (286) $     28,569
       Provision for loan losses                                2,216            -            -            -         2,216
       Net interest income after provision for loan losses     26,639            -            -         (286)       26,353
       Noninterest income                                       4,931        7,581          (51)         785        13,246
       Noninterest expense                                     20,892        8,909            -        2,888        32,689
       Income before income taxes                              10,678       (1,328)         (51)      (2,389)        6,910
       Income taxes (benefits)                                  1,996         (450)           -         (910)          636
                                                           ----------   ----------   ----------   ----------  ------------
       Net income (loss)                                   $    8,682   $     (878)  $      (51)  $   (1,479) $      6,274
                                                           ==========   ==========   ==========   ==========  ============
       Assets                                              $  817,270   $    8,598   $  (77,309)  $   73,268  $    821,827
                                                           ==========   ==========   ==========   ==========  ============
       Capital expenditures                                $    1,015   $       26   $        -   $      691  $      1,732
                                                           ==========   ==========   ==========   ==========  ============

--------------------------------------------------------------------------------
JOHN E. WORRELL . DARE W. WRIGHT . PATRICIA A. ZIMMERMAN . UNION INVESTMENT SERVICES . DARRYL BARNES . JULIET T. COLEMAN . BERNARD W. MAHON, JR. . ARIANE SHAGENA . RANDALL W. VAUGHAN, JR.
--------------------------------------------------------------------------------
UNION BANKSHARES CORPORATION

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS

Union Bankshares Corporation
P.O. Box 446
212 North Main Street
Bowling Green, Virginia 22427-0446
(804) 633-5031


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 6:30 p.m. on Tuesday, April
                                                   ---------------------------
18, 2000, at the Richmond County Elementary School, Warsaw, Virginia. All
---------
shareholders are cordially invited to attend.


COMMON STOCK

Union Bankshares' Common Stock is quoted on the NASDAQ National Market where our symbol is UBSH. (CUSIP # 905399101)

Union Bankshares is also listed in some newspapers under the NASDAQ National Market heading "UnBkCp" or "UnionBS".


COMMON STOCK PRICES AND DIVIDENDS

Union Bankshares Corporation began trading its stock via NASDAQ in October 1993. Dividends are typically paid semi-annually on June 1st and December 1st of each year.

There were 7,487,829 shares of stock outstanding on December 31, 1999, held by 2,258 shareholders of record. The most recent trades at February 25, 2000 were $13.25 per share which compares to a year earlier trading price of $19.00.


The following schedule summarizes the high and low sales prices and dividends declared for the two years ended December 31, 1999.


                                             Dividends
                      Market Values           Declared
               ---------------------------- -------------
                    1999          1998
               -------------- -------------
                High     Low   High   Low    1999   1998
               ------ ------- ------ ------ ------ ------
First Quarter  $19.00 $ 14.37 $22.38 $19.88 $   -  $   -
Second Quarter  20.00   15.75  22.75  20.75  0.20  .0.19
Third Quarter   19.00   14.63  23.00  17.50     -      -
Fourth Quarter  16.00   13.25  20.25  14.50  0.20   0.19
                                            -----  -----
                                            $0.40  $0.38
                                            =====  =====

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


INVESTOR RELATIONS

Union Bankshares' Annual Report, Form 10-K, and other corporate publications are available to shareholders on request, without charge, by writing:

       D. Anthony Peay
       Vice President and Chief Financial Officer
       Union Bankshares Corporation
       P.O. Box 446
       Bowling Green, Virginia  22427-0446
       (804) 632-2112      e-mail: tpeay@ubsh.com


INDEPENDENT AUDITORS

Yount, Hyde & Barbour, P.C.
50 South Cameron Street
Winchester, VA 22601


TRANSFER AGENT

Shareholders requiring information on stock transfer requirements, lost certificates, dividends and other shareholder matters should contact our transfer agent:

       Registrar and Transfer Company
       10 Commerce Drive
       Cranford, NJ 07016-3572
       (800) 368-5948