Form 10-K405, Exhibit 13
period 2000-12-31
UNION BANKSHARES CORP
filed 2001-03-30
CIK 883948

         . American Cancer Society
         . American Heart Association
         . American Red Cross
         . Big Brother Big Sisters
         . Chambers of Commerce
         . Coggin Cancer Tournament
         . Community Arts Organizations
         . 4-H and Other Youth Clubs
         . Fredericksburg Area Public Schools
         . Friends of the Library
         . Garden Clubs
         . Germarna Community College                       [LOGO]
           Educational Foundations                      UNION BANKSHARES
         . Habitat for Humanity                           CORPORATION
         . Hanover County S.P.C.A                 A UNION OF COMMUNITY BANKS
         . Hanover Education Association
         . H.E.L.P Bowling Green
         . Heritage Shriners Club
         . Historical Sociaties and Foundations
         . James Farmer Awards
         . Junior League Organizations
         . King Williams Schools
         . Kiwanis Clubs
         . Lancaster County Schools
         . Lions Clubs
         . Little League
         . March of Dimes
         . Mary Washington College
         . Mary Washington Hospital Foundation
         . Muscular Dystrophy Association
         . Area Museums
         . National Child Safety Council
         . Northern Neck Soil &
           Water Conservation
         . Northumberland County Schools
         . County Parks and Recreation Offices
         . Partnership for Academic Excellence
         . Rappahannock County Schools                      THE IMPORTANCE
         . Rappahannock General Hospital                     OF COMMUNITY
         . County Rescue Squads
         . Rotary Clubs
         . Ruritan Clubs
         . Scouting Organizations
         . United Way
         . Virginia Special Olympics
         . Volunteer Fire Departments
         . YMCA



          2000 ANNUAL REPORT

UNION BANKSHARES CORPORATION

UNION BANK & TRUST COMPANY

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

MONTROSS
Rt. 3, Kings Hwy.
Montross, VA 22520
(804) 493-9301

REEDVILLE
876 Main Street
Reedville, VA 22539
(804) 453-4151

TAPPAHANNOCK
U.S. Rt. 17 & Earl Street
Tappahannock, VA 22560
(804) 443-4361

WAL*MART IN TAPPAHANNOCK
1660 Tappahannock Blvd.
Tappahannock, VA 22560
(804) 443-9433

WARSAW- MAIN OFFICE
5839 Richmond Road
Warsaw, VA 22572
(804) 333-4066

WARSAW- TIME SQUARE
4256 Richmond Road
Warsaw, VA 22572
(804) 333-3019

WHITE STONE
485 Chesapeake Drive
White Stone, VA 22578
(804) 435-1626

UNION INVESTMENT SERVICES

ATLEE
(804) 550-7209

BOWLING GREEN
(800) 633-4489

FALL HILL
(540) 371-1000

MORTGAGE CAPITAL INVESTORS

Camp Springs, MD
Frederick, MD
Fredericksburg, VA
Greenbelt, MD
Myrtle Beach, SC
Virginia Beach, VA
Springfield, VA

BANK OF WILLIAMSBURG

5125 John Tyler Parkway
Williamsburg, Virginia 23187
(804) 229-5448

RAPPAHANNOCK NATIONAL BANK

257 Gay Street
Washington, Virginia 22747
(540) 675-3519

================================================================================
The listing of organizations featured on the cover of the 2000 UBSH annual report represent a sample of those groups to which our member organizations and their associates contributed time, talent, energy or financial resources over the past year. Also featured in this annual report are a few of our many employees in their roles as community volunteers. These are but a small demonstration of the commitment the UBSH family feels for the communities we serve.
================================================================================

                                                     THE IMPORTANCE OF COMMUNITY

BUSINESS PROFILE

Union Bankshares Corporation is a multi-bank holding company committed to the delivery of financial services through affiliated independent community banks and companies providing such services. The Company serves the Central and Northern Neck regions of Virginia through its banking subsidiaries, Union Bank & Trust Company, Northern Neck State Bank, Rappahannock National Bank, and Bank of Williamsburg and its non-bank affiliates, Union Investment Services and Mortgage Capital Investors. The banking subsidiaries are Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering commercial and consumer deposit accounts and loans, credit cards, automated teller machines and many other services to its customers. Each is also independently operated by local management and boards of directors enabling them to be responsive to the needs of their communities.

Through its 18 locations, Union Bank and Trust Company serves customers in a primary service area which extends from its headquarters in Bowling Green along the I-95 corridor from greater Fredericksburg to central Hanover County and east to King William County. Northern Neck State Bank serves the Northern Neck and Middle Peninsula regions through nine locations in this region. Rappahannock National serves the community surrounding Washington, Virginia. The Bank of Williamsburg, in its location at 5125 John Tyler Parkway, serves the greater Williamsburg region.

Union Investment Services is a full-service brokerage firm providing a wide variety of investment choices to customers throughout the Company's service area. Mortgage Capital Investors offers a full array of mortgage products to residents of our community bank markets and other attractive residential markets through its origination offices. In addition, it offers insurance products through a joint venture, Union Insurance Group, L.L.C.

At December 31, 2000, Union Bankshares Corporation and subsidiaries had 403 employees, 2,318 shareholders of record, and assets totaling $882 million.

                               MISSION STATEMENT

"The primary mission of Union Bankshares Corporation and its subsidiaries is to enhance shareholder value by remaining a strong, independent financial services organization, providing exemplary customer service, a rewarding work environment for its employees and a growing return for its shareholders."

                                                     2000 ANNUAL REPORT . PAGE 1

UNION BANKSHARES CORPORATION

SELECTED FINANCIAL DATA

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

                                                              2000         1999           1998          1997          1996
                                                              ----         ----           ----          ----          ----
                                                                    (dollars in thousands, except per share amounts)
RESULTS OF OPERATIONS
   Interest income                                       $    64,867    $   55,636    $   51,062    $   44,821    $   42,068
   Interest expense                                           33,530        27,067        24,463        21,057        19,650
                                                         -------------------------------------------------------------------
   Net interest income                                        31,337        28,569        26,599        23,764        22,418
   Provision for loan losses                                   2,101         2,216         3,044         1,182           895
                                                         -------------------------------------------------------------------
   Net interest income after provision for loan losses        29,236        26,353        23,555        22,582        21,523
   Noninterest income                                         12,011        13,246         5,567         4,495         3,572
   Noninterest expenses                                       32,424        32,689        20,622        16,628        14,982
                                                         -------------------------------------------------------------------
   Income before income taxes                                  8,823         6,910         8,500        10,449        10,113
   Income tax expense                                          1,223           636         1,678         2,283         2,374
                                                         -------------------------------------------------------------------
         Net income                                      $     7,600    $    6,274    $    6,822    $    8,166    $    7,739
                                                         ===================================================================
KEY PERFORMANCE RATIOS
   Return on average assets (ROA)                               0.88%         0.79%         1.00%         1.41%         1.38%
   Return on average equity (ROE)                              10.69%         8.74%         9.58%        12.80%        12.62%
   Efficiency ratio                                            71.18%        74.50%        61.24%        56.20%        54.06%

PER SHARE DATA
   Net income per share - basic                          $      1.01    $     0.84    $     0.91    $     1.10    $     1.04
   Net income per share - diluted                               1.01          0.83          0.91          1.09          1.04
   Cash dividends declared                                      0.40          0.40          0.38          0.37          0.32
   Book value at period-end                                    10.42          9.19          9.77          9.16          8.23

FINANCIAL CONDITION
   Total assets                                          $   881,961    $  821,827    $  733,947    $  615,716    $  559,782
   Total deposits                                            692,472       646,866       607,629       489,256       455,718
   Total loans, net of unearned income                       580,790       543,367       479,822       399,351       356,038
   Stockholders' equity                                       78,352        68,794        73,359        68,427        61,344

ASSET QUALITY
   Allowance for loan losses                             $     7,389    $    6,617    $    6,407    $    4,798    $    4,612
   Allowance as % of total loans                                1.27%         1.22%         1.33%         1.20%         1.29%

OTHER DATA
   Market value per share at period-end                  $     10.25    $    14.75    $    17.50    $    21.94    $    12.50
   Price to earnings ratio                                      10.1          17.6          19.2          19.9          12.0
   Price to book value ratio                                      98%          161%          179%          240%          152%
   Dividend payout ratio                                       39.60%        42.62%        41.76%        32.73%        30.76%
   Weighted average shares outstanding, basic              7,508,238     7,473,869     7,489,873     7,455,369     7,447,637
   Weighted average shares outstanding, diluted            7,513,000     7,498,000     7,516,000     7,482,000     7,472,000

PAGE 2 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

PRESIDENT'S LETTER                                        [PICTURE APPEARS HERE]

Dear Fellow Shareholders:

     The fellow 2000 was a good year for the Union Bankshares Corporation, with asset growth of 7.32%, and a net income increase of 21%. Management made the decision in mid 2000 to begin tightening the underwriting and pricing of loan products. We foresaw the slowing of the economy and felt that many of our competitors had adopted an irrational approach to loan pricing. This decision held loans flat over the last half of the year, but also allowed internal deposit growth to catch up and to exceed loan growth for the first time since 1993.

     The community-banking sector of your organization was the star of the year 2000. Earnings in the banks increased by almost 28% over the 1999 levels. Their performance is the direct result of the decisions made in 1998 to upgrade technology and our commitment to the consolidation of all back office services. While creating a short-term drag on earnings, we have now begun to fully see the benefit of that investment. Continued attention in this area should create additional cost savings and increased profits for the Corporation.

     On the fee income side, Union Investment Services had an excellent year despite the volatility in the stock market. Union Investments has been successful in expanding its customer base and assets under management. This company continues to provide a valuable service to the customers and potential customers of our community banks.

     Our mortgage company, Mortgage Capital Investors, was the one disappointment of our Corporation in 2000. Mortgage Capital Investors was acquired in 1999 to provide an additional source of fee income to offset the

[PICTURE APPEARS HERE]

Melvin Watkins. Among Melvin's volunteer activities, he serves as a volunteer Fire Fighter and Treasurer for the Ashland Volunteer Fire Company, where he has served since 1997. In his professional life, Melvin is a member of the Hanover Commercial Group for Union Bank & Trust, working out of their Atlee office.

                                                     2000 ANNUAL REPORT . PAGE 3

UNION BANKSHARES CORPORATION

anticipated decline in the net interest margin. Additionally, we wanted a source of secondary mortgage lending for our many customers, and potential customers, under terms and rates that were not otherwise available at our banks. We also saw Mortgage Capital Investor's customers as potential users of banking services, such as credit cards, home equity loans, and insurance. We believe those reasons for owning a mortgage company remain valid and sound.

     The Board of Directors and management worked diligently and aggressively last year to restructure the mortgage company to meet the current needs of the mortgage business. And while the operations of MCI showed continued improvement, it did not achieve our most important goal, which is for MCI to build considerable fee income and add substantially to the bottom line of the Corporation. I am pleased to report a significant increase in the number of mortgage applications and loan closings so far this year. As a result of this trend, and the further lowering of interest rates and the rise in demand for refinancing, our outlook is for Mortgage Capital Investors to have a positive impact on the Corporation's bottom line in 2001.

     In the coming year we expect there to be four primary issues that will impact the banking sector of the Corporation. The issues are growth, margin management, more efficiency, and credit quality. In light of the slowing economy, we are projecting less than average asset growth for the year 2001. However, this

                                    [GRAPH]

                        1996      1997      1998      1999      2000
                        ----      ----      ----      ----      ----
                                        (in thousands)
     ASSETS            559,782   615,716   733,947   821,827   881,961
     DEPOSITS          455,718   489,256   607,629   646,866   692,472
     LOANS             356,038   399,351   479,822   543,367   580,790

[PICTURE APPEARS HERE]

Wayne Penick, a Vice President at Northern Neck State Bank, has been a member of the Smith Point Sea Rescue for two years. The mission of the Smith Point Sea Rescue (which is believed to be the last volunteer, non-profit sea rescue organization on the East Coast) is to provide on-the-water assistance to boaters in distress, which could involve providing assistance in an emergency or non-emergency situation.

PAGE 4 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

could be impacted by the suddenly active merger and acquisition market in the state of Virginia. Since year-end, three banks operating in Virginia, including two in our primary market areas, have been acquired by larger competitors. The last time this occurred our banks, particularly Union Bank & Trust Company, saw a significant influx of new business.

     Margin management, the difference between what we earn on loans and investments and what we pay on deposits and borrowed funds, will again be a key part of the banking sector's profitability. The corporation's margin has been narrowing over the last few years and rapid increases and decreases in interest rates severely impact our ability to manage our margin, as does the aggressive competition for loans and deposits. However, we are again projecting improved profitability for our banking sector companies. This is a result of efficiencies, margin control and close management of expenses. Credit quality will be another important factor in the coming year. During the year 2000, we actively managed our non-accrual loans to reduce them by over 50%. We closely watched our credit quality and began tightening our underwriting criteria and more aggressively worked any past due loans. We are very comfortable with the credit quality of the organization and believe that we are well reserved for any future losses.

     In reviewing this Annual Report, you will notice that we have chosen to feature a few of our many employees who are not only building relationships with our customers during business hours, but also are engaged in strengthening our communities through their volunteer service after hours. We should all take pride in the fact that last year our

                                    [GRAPH]

                                        1996      1997     1998   1999    2000
                                        ----      ----     ----   ----    ----
COST OF INTEREST BEARING
  LIABILITIES                           4.61%     4.66%    4.62%   4.37%  4.80%
YIELD ON EARNING ASSETS                 8.68%     8.64%    8.49%   8.09%  8.50%

[PICTURE APPEARS HERE]

Mike Leake, Executive Vice President of Rappahannock National Bank is shown coaching the boys basketball team at Rappahannock County Middle School. The season began with a 41 point loss to a strong middle school from Fauquier County and ended with a 21 point victory over a middle school in Strasburg, a true reflection on how the team progressed. With Mike's help they were able to not only enhance their basketball skills but learned the true meaning of what it takes to become a winner and the important role teamwork plays.

                                                     2000 ANNUAL REPORT . PAGE 5

UNION BANKSHARES CORPORATION

employees donated more than 10,000 hours of volunteer service to help maintain and strengthen the quality of life within the communities we serve. Union Bankshares also assists by offering financial support for many worthwhile community activities and endeavors in which our employees are involved.

     The volunteer service shows our commitment to our communities and helps carry our message of "community banking with a personal touch" to all members of our community. This translates to additional business for our companies and to the success of our organization. To our companies and our employees, the customer is not a number, a transaction, or a commodity. Our customers will always be individuals, or businesses, with whom we want to build a relationship that allows them to receive superior banking, investment, mortgage, and other services through one friendly and professional source. Strong customer relationships are what make us successful today and why we will be successful in the future.

     I would also like to welcome Frank B. Bradley and William M. Wright to the Union Bankshares Board of Directors. Each brings with them a deep and successful history in the business world. Their experience and wisdom will add much to the organization.

     In closing, I would like to thank the Board of Directors, but most of all, the associates of each of our subsidiaries who have worked hard, persevered, made a positive contribution to their community, and made Union Bankshares Corporation a better place to work and invest. I would also like to thank our many customer shareholders (or shareholder customers). You have continued to tell us that you like our style of banking. We appreciate your banking business and your support as shareholders.

[PICTURE APPEARS HERE]

Dawn Wilson, a Customer Service Representative in the Union Bank & Trust Fall Hill office is a Radiology Technician and Emergency Medical Technician with the Virginia Air National Guard working with the 192nd Medical Squadron out of Sandston, Virginia. Dawn is responsible for the Radiology Department at Sandston which includes the mammogram program as well as administering immunizations for deployments.

Sincerely,


/s/ William Beale

G. William Beale

PAGE 6 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

DIRECTORS OF UNION BANKSHARES CORPORATION

[PICTURE APPEARS HERE]

                                                         Ronald L. Hicks
                                                              Chairman

                                                         Charles H. Ryland
                                                           Vice Chairman

                                                         G. William Beale

                                                         Frank B. Bradley, III

                                                         Walton Mahon

                                                         W. Tayloe Murphy, Jr.

                                                         M. Raymond Piland, III

                                                         A.D. Whittaker

                                                         William M. Wright

Seated on the left: M. Raymond Piland, III, and Walton Mahon. Standing from left to right: W. Tayloe Murphy, Jr., G. William Beale, William M. Wright, and Ronald
L. Hicks. Seated at the table left to right are: A.D. Whittaker, Charles H. Ryland, and Frank B. Bradley, III

QUARTERLY EARNINGS SUMMARY

                                                       2000                                          1999

                                FOURTH    THIRD     SECOND    FIRST     TOTAL    FOURTH     THIRD    SECOND     FIRST     TOTAL
                                ------    -----     ------    -----     -----    ------     -----    ------     -----     -----
                                                      (in thousands, except per share amounts)
Interest income               $ 16,680  $ 16,593  $ 16,228  $ 15,366  $ 64,867  $ 14,760  $ 14,327  $ 13,409  $ 13,140  $ 55,636
Interest expense                 8,765     8,703     8,382     7,680    33,530     7,048     7,153     6,583     6,283    27,067
                              ------------------------------------------------  ------------------------------------------------
Net interest income              7,915     7,890     7,846     7,686    31,337     7,712     7,174     6,826     6,857    28,569
Provision for loan losses          434       522       581       564     2,101       190       513       751       762     2,216
                              ------------------------------------------------  ------------------------------------------------
Net interest income after
  provision for loan losses      7,481     7,368     7,265     7,122    29,236     7,522     6,661     6,075     6,095    26,353
Noninterest income               3,168     3,163     3,219     2,461    12,011     2,488     3,298     3,922     3,538    13,246
Noninterest expenses             7,888     8,342     8,163     8,031    32,424     8,399     8,458     8,470     7,362    32,689
                              ------------------------------------------------  ------------------------------------------------
Income before income taxes       2,761     2,189     2,321     1,552     8,823     1,611     1,501     1,527     2,271     6,910
Income tax expense                 373       292       427       131     1,223      (189)      119       195       511       636
                              ------------------------------------------------  ------------------------------------------------
Net income                    $  2,388  $  1,897  $  1,894  $  1,421  $  7,600  $  1,800  $  1,382  $  1,332  $  1,760  $  6,274
                              ================================================  ================================================
Net income per share
     Basic                    $   0.32  $   0.25  $   0.25  $   0.19  $   1.01  $   0.24  $   0.18  $   0.18  $   0.24  $   0.84
                              ========  ========  ========  ========  ========  ========  ========  ========  ========  ========
     Diluted                  $   0.32  $   0.25  $   0.25  $   0.19  $   1.01  $   0.23  $   0.18  $   0.18  $   0.24  $   0.83
                              ========  ========  ========  ========  ========  ========  ========  ========  ========  ========

                                                     2000 ANNUAL REPORT . PAGE 7

UNION BANCSHARES CORPORATION

RETAIL LOCATIONS


                              [MAP APPEARS HERE]

PAGE 8 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY


DIRECTORY OF UNION BANKSHARES CORPORATION

UNION BANKSHARES CORPORATION
----------------------------

Officers

G. William Beale, President & Chief Executive Officer
D. Anthony Peay, Senior Vice President, Chief
  Financial Officer & Corporate Secretary
David S. Wilson, Senior Vice President
Elizabeth M. Bentley, Vice President
Joseph E. Brown, Jr., Vice President
Jeannette B. Burke, Vice President
Dawna D. Eacho, Vice President
Myles W. H. Gaythwaite, Vice President
John A. Lane, Vice President
Richard Love, Controller
Scott Q. Nininger, Vice President
George Washington, Jr., Vice President

Directors

Ronald L. Hicks, Chairman
Charles H. Ryland, Vice Chairman
G. William Beale
Frank B. Bradley, III
Walton Mahon
W. Tayloe Murphy, Jr.
M. Raymond Piland, III
A. D. Whittaker
William M. Wright

BANK OF WILLIAMSBURG
--------------------

Officers

J. Michael Johnson, President

Directors

Henry Aceto, Jr.
G. William Beale
A. G. W. Christopher
Randall K. Cooper
L. Mark Griggs
J. Michael Johnson
Christopher A. Mayer
Alison Morrison
D. Anthony Peay
Joseph R. Potter, Jr.

MORTGAGE CAPITAL INVESTORS
--------------------------

Officers

Kevin P. Keegan, President & Chief Executive Officer
Patricia Schurtz, Vice President

Directors

G. William Beale, Chairman
John S. Cheadle
Daniel I. Hansen
Ronald L. Hicks
Kevin P. Keegan
John C. Neal
D. Anthony Peay


NORTHERN NECK STATE BANK
------------------------

Officers

N. Byrd Newton, President & Chief Executive Officer
Russell G. Brown, Vice President
William E. Harrison, Vice President & Cashier
Geneva B. Lowery, Vice President & Assistant Secretary
C. Wayne Penick, Vice President
Marion B. Rowe, Vice President
Charles M. Sanford, Jr., Vice President
Gloria B. Smith, Vice President & Secretary

Directors

William E. Bowen
S. Bryan Chandler
Richard A. Farmar, Jr.
W. D. Gray
Edward L. Hammond
William H. Hughes
W. Tayloe Murphy, Jr.
N. Byrd Newton
Dexter C. Rumsey, III
Charles H. Ryland
Charles H. Williams, III
William M. Wright

Honorary Directors

Robert B. Delano
James V. Garland, Jr.
Thomas S. Herbert
Louis G. Packett

Lancaster/Northumberland Advisory Board

Robert E. Crowther, III
William B. Graham
Lloyd B. Hubbard
David Jones
Burton D. Reed, Jr.
H. Chilton Treakle, Sr.
Herbert E. Vaughan
Nancy T. Young

RAPPAHANNOCK NATIONAL BANK
--------------------------

Officers

Michael T. Leake, Executive Vice
  President & Chief Executive Officer

Directors

Elisabeth J. Jones, Chairman
G. William Beale
Alphaeus F. Cannon
Thomas B. Massie
Mary L. Payne
Thomas G. Taylor
George E. Williams

UNION BANK & TRUST COMPANY
--------------------------

Officers

G. William Beale, President & Chief Executive Officer
John C. Neal, Executive Vice President & Chief Operating Officer
William H. Hutton, Senior Vice President
John M. Randolph, Senior Vice President
Michael L. Torosian, Senior Vice President
R. Tyler Ware, Senior Vice President
David K. Bohmke, Vice President
Sylvia Buffkin, Vice President
Charles T. Bullock, Vice President
David F. Clare, Vice President
Maria S. Franklin, Vice President
Charles H. Gravatt, Vice President
Sherry C. Gravatt, Vice President
C. Thomas Parcell, III, Vice President
Douglas M. Ransone, Vice President
Raymond C. Ratcliffe, Jr., Vice President
Gary Salinsky, Vice President

Directors

Ronald L. Hicks, Chairman
Walton Mahon, Vice Chairman
G. William Beale
John S. Cheadle
William B. Gallahan
Daniel I. Hansen
Michael N. Manns
John C. Neal
M. Raymond Piland, III
J. E. Small, III
A. D. Whittaker

Honorary Directors

Estelle H. Kay
Guy C. Lewis, Jr.
H. Ashton Taylor
R. F. Upshaw, Jr.

King George Advisory Board

Michael C. Mayo
E. R. Morris, Jr.
William Storke
A. B. Walker, Jr.
E. P. Woodworth

UNION INVESTMENT SERVICES
-------------------------

Officers

Bernard W. Mahon, Jr., President
Darryl Barnes, Vice President
Randall W. Vaughan, Jr., Vice President

Directors

G. William Beale, Chairman
Russell G. Brown
Myles W. H. Gaythwaite
Bernard W. Mahon, Jr.
Michael N. Manns
J. E. Small, III

                                                     2000 ANNUAL REPORT . PAGE 9

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

OVERVIEW
--------

Union Bankshares Corporation's net income for 2000 totaled $7.6 million or $1.01 per share on a basic and diluted basis, up 21.1% from $6.3 million or $0.84 per share on a basic and diluted basis for 1999. Profitability as measured by return on average assets (ROA) for 2000 was 0.88% as compared to .79% a year earlier, while return on average equity (ROE) for 2000 was 10.69% as compared to 8.74% in 1999. Core profitability continued to improve as net interest income increased by 9.7% and service fees on deposit accounts by 17.7%.

Union Bankshares Corporation's financial performance in 2000 was impacted by the changing interest rate environment and its effect on the net interest margin and mortgage origination business. Increased volumes helped interest income rise over the previous year in the core banking business. Rising mortgage rates led to lower mortgage loan production and adversely affected profitability of the mortgage origination business. Initiatives implemented in the community bank sector, including the significant consolidation efforts and investments in technology in 1998 and 1999, contributed to the improvement in the Company's 2000 performance. The Company's performance was also impacted by the Company's expansion over the last three years, including five acquired branches, three de novo branches and the opening of the Bank of Williamsburg. These expansion efforts were enhanced by the backoffice consolidation, making it possible to expand without adding additional layers of overhead. As an example, the Bank of Williamsburg is staffed with the same number of employees as a branch would be since all of its non-retail tasks are performed by the holding company.

The Company's performance was also impacted in 2000 by continued compression of the net interest margin. Competitive pricing for loan products and alternative deposit options for consumers impacted all financial services companies in 2000 and will likely continue to have a negative impact in 2001. Our net interest margin, on a taxable equivalent basis, declined from 4.33% in 1999 to 4.29% during 2000.

The financial services industry has increasingly focused on noninterest income as interest margins have compressed. The Company's focus on providing competitive products and customer service has provided additional sources of, and increases in, fee income in its community bank segment. In addition, the Company's mortgage segment provides mortgage products to customers within our community bank markets and beyond and represents an additional source of noninterest income.

Assets grew to $882.0 million at December 31, 2000, up 7.3% from $821.8 million a year ago. Loans grew to $580.8 million, up 6.9% over year end 1999 totals. Deposits increased from $646.9 million at December 31, 1999 to $692.5 million at December 31, 2000, a 7.0% increase. The Company's capital position grew by 13.9%, from $68.8 million at December 31, 1999 to $78.4 million a year later and remains strong at 8.9% of total assets.

NET INTEREST INCOME
-------------------

Net interest income represents the principal source of earnings for the Company. Net interest income equals the amount by which interest income exceeds interest expense. The net interest margin is net interest income expressed as a percentage of interest-earning assets. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income and the net interest margin.

During 2000, net interest income, on a taxable equivalent basis, totaled $34.2 million, an increase of 10.0% from $31.1 million in 1999. The Company's net interest margin declined to 4.29% in 2000, as compared to 4.33% in 1999 and 4.59% in 1998. The yield on earning assets increased to 8.50% from 8.09% in 1999 while the cost of interest-bearing liabilities increased from 4.37% in 1999 to 4.80% in 2000. Average interest-bearing liabilities increased by $79.3 million, or 12.8% while average earning assets grew by $77.5 million, or 10.8%. The Company's ability to grow loans and deposits in new and existing markets has offset much of the impact of the declining interest margin on net income. As a result of these increased volumes, the Company was able to realize an increase of $3.0 million in net interest income on a taxable equivalent basis compared to 1999 (see Volume and Rate Analysis table). Despite the Company's ability to offset rates with volumes in recent years, the declines in the net interest margin also negatively impacted the Company's return on average assets (ROA).

During the third quarter of 2000 the Company sold approximately $27.0 million of its lower-yielding securities available for sale at a loss of $1.1 million reinvesting the net proceeds of $25.9 million in higher-yielding instruments. Management anticipates this transaction will contribute to improving the net interest margin and net income in future periods.

The following table depicts interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

PAGE 10 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT
BASIS)

                                                                                         YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------
                                                                           2000                        1999
                                                             -----------------------------------------------------------
                                                                          INTEREST                     INTEREST
                                                               AVERAGE    INCOME/    YIELD/ AVERAGE    INCOME/  YIELD/
                                                               BALANCE    EXPENSE    RATE   BALANCE    EXPENSE  RATE
                                                             -----------------------------------------------------------
                                                                                               (Dollars in thousands)
ASSETS:
Securities:
  Taxable...........................................         $ 121,826    $  8,979   7.37% $ 117,938  $  7,567   6.42%
  Tax-exempt (1)....................................            97,080       7,424   7.65%    89,211     6,945   7.78%
                                                             ---------------------         -------------------
    Total securities................................           218,906      16,403   7.49%   207,149    14,512   7.01%
Loans, net..........................................           573,989      51,127   8.91%   507,658    43,424   8.55%
Federal funds sold..................................             2,607         118   4.53%     3,004       209   6.96%
Interest-bearing deposits
  in other banks....................................               936          59   6.30%     1,165        56   4.81%
                                                             ---------------------         -------------------
    Total earning assets............................           796,438      67,707   8.50%   718,976    58,201   8.09%
Allowance for loan losses...........................            (7,488)                       (7,270)
Total non-earning assets............................            72,313                        79,829
                                                             ---------                     ---------
Total assets........................................         $ 861,263                     $ 791,535
                                                             =========                     =========
LIABILITIES & STOCKHOLDERS' EQUITY:
Interest-bearing deposits:
  Checking..........................................         $  99,377       2,116   2.13% $  88,806     1,845   2.08%
  Regular savings...................................            56,992       1,367   2.40%    59,897     1,576   2.63%
  Money market saving...............................            62,197       2,022   3.25%    63,452     2,070   3.26%
Certificates of deposit:
  $100,000 and over.................................           108,740       6,251   5.75%    92,123     4,669   5.07%
  Under $100,000....................................           258,162      14,756   5.72%   237,734    12,609   5.30%
                                                             ---------------------         -------------------
    Total interest-bearing deposits.................           585,468      26,512   4.53%   542,012    22,769   4.20%
Other borrowings....................................           113,339       7,018   6.19%    77,497     4,298   5.55%
                                                             ---------------------         -------------------
    Total interest-bearing liabilities..............           698,807      33,530   4.80%   619,509    27,067   4.37%
                                                                          --------                    --------
Noninterest bearing liabilities:
  Demand deposits...................................            86,416                        85,017
  Other liabilities.................................             4,951                        15,242
                                                             ---------                     ---------
    Total liabilities...............................           790,174                       719,768
Stockholders' equity.................................            71,089                        71,767
                                                             ---------                     ---------
Total liabilities and stockholders' equity...........         $ 861,263                     $ 791,535
                                                             =========                     =========
Net interest income.................................                      $ 34,177                    $ 31,134
                                                                          ========                    ========
Interest rate spread................................                                 3.70%                       3.72%
Interest expense as a percent of average
   earning assets...................................                                 4.21%                       3.76%
Net interest margin.................................                                 4.29%                       4.33%


                                                             ---------------------------------
                                                                             1998
                                                             ---------------------------------
                                                                            INTEREST
                                                                 AVERAGE    INCOME/    YIELD/
                                                                 BALANCE    EXPENSE    RATE
                                                             ---------------------------------
ASSETS:
Securities:
  Taxable...........................................         $   94,814    $  6,107    6.44%
  Tax-exempt (1)....................................             74,068       5,921    7.99%
                                                             ----------------------
    Total securities................................            168,882      12,028    7.12%
Loans, net..........................................            444,463      40,538    9.12%
Federal funds sold..................................             12,549         581    4.63%
Interest-bearing deposits
  in other banks....................................              1,058          71    6.71%
                                                             ----------------------
    Total earning assets............................            626,952      53,218    8.49%
Allowance for loan losses...........................             (5,339)
Total non-earning assets............................             59,942
                                                             ----------
Total assets........................................         $  681,555
                                                             ==========
LIABILITIES & STOCKHOLDERS EQUITY:
Interest-bearing deposits:
  Checking..........................................         $   73,263       1,745    2.38%
  Regular savings...................................             58,490       1,749    2.99%
  Money market saving...............................             60,674       2,065    3.40%
Certificates of deposit:
  $100,000 and over.................................             68,703       3,789    5.52%
  Under $100,000....................................            223,362      12,559    5.62%
                                                             ----------------------
    Total interest-bearing deposits.................            484,492      21,907    4.52%
Other borrowings....................................             45,236       2,556    5.65%
                                                             ----------------------
    Total interest-bearing liabilities..............            529,728      24,463    4.62%
                                                                            -------
Noninterest bearing liabilities:
  Demand deposits...................................             75,278
  Other liabilities.................................              4,937
    Total liabilities...............................            609,943
Stockholders equity.................................             71,612
Total liabilities and stockholders equity...........         $  681,555
Net interest income.................................                       $ 28,755
                                                                           ========
Interest rate spread................................                                   3.87%
Interest expense as a percent of average
earning assets......................................                                   3.90%
Net interest margin.................................                                   4.59%

(1) Income and yields are reported on a taxable equivalent basis.

                                                    2000 ANNUAL REPORT . PAGE 11

UNION BANKSHARES CORPORATION

The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding.

VOLUME AND RATE ANALYSIS* (TAXABLE EQUIVALENT BASIS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                     ---------------------------------------------------------------
                                                                             2000 VS. 1999                   1999 VS. 1998
                                                                          INCREASE (DECREASE)              INCREASE (DECREASE)
                                                                           DUE TO CHANGES IN:               DUE TO CHANGES IN:
                                                                     ---------------------------------------------------------------
EARNING ASSETS:                                                       VOLUME      RATE      TOTAL      VOLUME       RATE     TOTAL
                                                                      ------      ----      -----      ------       ----     -----
  Securities:
    Taxable.......................................................   $   257    $ 1,155    $ 1,412    $ 1,483    $   (23)   $ 1,460
    Tax-exempt....................................................       603       (124)       479      1,182       (158)     1,024
Loans, net........................................................     5,852      1,851      7,703      5,514     (2,628)     2,886
Federal funds sold................................................       (25)       (66)       (91)      (575)       203       (372)
Interest-bearing deposits in other banks..........................       (12)        15          3          6        (21)       (15)
                                                                     -----------------------------    -----------------------------
      Total earning assets........................................     6,675      2,831      9,506      7,610     (2,627)     4,983
                                                                     -----------------------------    -----------------------------
INTEREST-BEARING LIABILITIES:
  Interest checking...............................................       225         46        271        340       (240)       100
  Regular savings.................................................       (75)      (134)      (209)        41       (214)      (173)
  Money market savings............................................       (41)        (7)       (48)        92        (87)         5
  CDs $100,000 and over...........................................       908        674      1,582      1,207       (327)       880
  CDs (less than) $100,000........................................     1,128      1,019      2,147        783       (733)        50
                                                                     -----------------------------    -----------------------------
      Total interest-bearing deposits.............................     2,145      1,598      3,743      2,463     (1,601)       862
Other borrowings..................................................     2,173        547      2,720      1,790        (48)     1,742
                                                                     -----------------------------    -----------------------------
      Total interest-bearing liabilities..........................     4,318      2,145      6,463      4,253     (1,649)     2,604
                                                                     -----------------------------    -----------------------------
Change in net interest income.....................................   $ 2,357    $   686    $ 3,043    $ 3,357    $  (978)   $ 2,379
                                                                     =============================    =============================

*The change in interest, due to both rate and volume, has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

INTEREST SENSITIVITY
--------------------

An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which can be effected, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge interest rate risk and to minimize the impact on net interest income in periods of rising or falling interest rates.

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


PAGE 12 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

At December 31, 2000, the Company had $246.0 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive companys net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive company generally will be impacted favorably by increasing interest rates.

Although the gap report shows the Company to be liability sensitive, computer simulation shows the Company's net interest income tends to increase when interest rates rise and fall when interest rates decline. The explanation for this is interest rate changes affect bank products differently. For example, if the prime rate changes by 1.0% (100 basis points or bps), the change on certificates of deposit may only be around 0.75% (75 bps), while other interest bearing deposit accounts may only change 0.1% (10 bps). Also, despite their fixed terms, loan products are often refinanced as rates decline. Recently, increased deposit competition and the inverted yield curve have resulted in more rapid deposit rate movement than for loans.

EARNINGS SIMULATION ANALYSIS
----------------------------

Management uses simulation analysis to measure the sensitivity of net interest income to changes in interest rates. The model calculates an earnings estimate based on current and projected balances and rates. This method is subject to the accuracy of the assumptions that underlie the process, but it provides a better analysis of the sensitivity of earnings to changes in interest rates than other analysis such as the static gap analysis.

Assumptions used in the model rates are derived from historical trends and management's outlook and include loan and deposit growth rates and projected yields and rates. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loans and mortgage backed securities prepayment assumptions are based on industry estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Different interest rate scenarios and yield curves are used to measure the sensitivity of earnings to changing interest rates. Interest rates on different asset and liability accounts move differently when the prime rate changes and are reflected in the different rate scenarios.

The following table represents the interest rate sensitivity on net interest income for the Company using different rate scenarios:

     CHANGE IN PRIME RATE    % CHANGE IN NET INTEREST INCOME
     --------------------    -------------------------------
     +200 basis points                  .57%
           Flat                           0
     -200 basis points                 -.49%

MARKET VALUE SIMULATION
-----------------------

Market value simulation is used to calculate the estimated fair value of assets and liabilities over different interest rate environments. Market values are calculated based on discounted cash flow analysis. The net market value is the market value of all assets minus the market value of all liabilities. The change in net market value over different rate environments is an indication of the larger term repricing risk in the balance sheet. The same assumptions are used in the market value simulation as in the earnings simulation.

The following chart reflects the change in net market value over different rate environments:

                                  CHANGE IN NET MARKET VALUE
     CHANGE IN PRIME RATE            (DOLLARS IN THOUSANDS)
     --------------------            ----------------------
       +200 basis points                  $  -25,314
       +100 basis points                     -10,224
              Flat                            -4,101
       -100 basis points                      10,264
       -200 basis points                      25,549

                                                    2000 ANNUAL REPORT . PAGE 13

UNION BANKSHARES CORPORATION

NONINTEREST INCOME
------------------

Noninterest income decreased by 9.3% from $13.2 million in 1999 to $12.0 in 2000. This decrease is primarily due to a $2.1 million decrease in gains on sales of loans, which declined from $7.6 million in 1999 to $5.5 million in 2000 as mortgage originations declined. A $545,000 increase in service charges on deposits and a $447,000 increase in other service charges (including a $227,000 increase in brokerage fees from Union Investment Services) offset much of this decline.

In the third quarter of 2000, the Company restructured its available for sale investment portfolio, selling lower-yielding securities to invest in higher-yielding instruments and resulting in a loss of $1.1 million (see Net Interest Income). In the same quarter, the Company completed the previously announced termination of its defined benefit plan resulting in a $1.1 million gain. In connection with the termination of the defined benefit plan, the Company redirected a portion of the expense of the prior plan to enhance the existing compensation of employees to be more competitive with the market. The net impact of these two nonrecurring transactions on the noninterest income was minimal, but each should result in improved future earnings for the Company.

In 1999, noninterest income increased by 137.9% from $5.6 million in 1998 to $13.2 million in 1999. This increase was largely attributable to the addition of $7.6 million in gains on sale of loans created by the addition of Mortgage Capital Investor to the company. Excluding these gains, noninterest income was up slightly to $5.7 million. The gain was the result of service charges on deposits increasing $184,000 over 1998 and other service charges rising $412,000. Included in the latter gain was $124,000 increase in brokerage fees from Union Investment Services.

NONINTEREST EXPENSES
--------------------

Noninterest expenses totaled $32.4 million in 2000, down $265,000 or .8% versus $32.7 million in 1999. Salaries and benefits were $18.7 million in 2000, down $100,000 compared to $18.8 million in 1999. The decline in mortgage loan production and gains on loan sales within the mortgage segment resulted in a reduction of $1.5 million in commission compensation. Occupancy expenses were $2.3 million, up $151,000 over $2.1 million in 1999. Equipment expense was $3.0 million, up $545,000 over $2.4 million in 1999. Other operating expense was $8.4 million down $846,000 compared to $9.3 million in 1999. Much of this decline was related to declines in 2000 mortgage production, and nonrecurring conversion and expansion costs in 1999. Most of the increase in 2000 expenses was the result of a full year of expenses from MCI and the impact of a full year of depreciation and amortization for new equipment and systems.

Noninterest expenses totaled $32.7 million in 1999, up 58.5% over $20.6 million in 1998. Most of this increase was a result of the addition of Mortgage Capital Investors, which was accounted for under the purchase method; the opening of the Bank of Williamsburg; and technology enhancements in 1999. Because mortgage banking activities principally affect noninterest income and noninterest expense, these two categories have been significantly impacted in 1999 and 2000 by the Company's acquisition of Mortgage Capital Investors.

LOAN PORTFOLIO
--------------

Loans, net of unearned income, totaled $580.8 million at December 31, 2000, an increase of 6.9% over $543.4 million at December 31, 1999. Union Bankshares has achieved a rate of growth consistent with the economies of the markets within which it operates. Loans secured by real estate comprised 65.0% of the total loan portfolio at December 31, 2000. Of this total, single-family residential loans, not including home equity lines, comprised 30.5% of the total loan portfolio at December 31, 2000, down slightly from 32.9% in 1999. Loans secured by commercial real estate comprised 24.0% of the total loan portfolio at December 31, 2000, as compared to 22.1% in 1999, and consist principally of commercial and industrial loans where real estate constitutes a secondary source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for 5.8% of total loans outstanding at December 31, 2000. The Company's charge-off rate for all loans secured by real estate has historically been low.

PAGE 14 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

LOAN PORTFOLIO

                                                                                          DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                       2000       1999       1998        1997      1996
                                                                       ----       ----       ----        ----      ----
                                                                                            (in thousands)
Commercial........................................................   $ 74,261   $ 67,649   $ 61,678   $ 45,541   $ 37,375
Loans to finance agriculture production
     and other loans to farmers...................................      2,793      3,015      2,595      1,590      3,080
Real estate:
     Real estate construction.....................................     33,560     33,218     38,128     28,206     13,961
     Real estate mortgage:
        Residential (1-4 family)..................................    177,282    179,246    155,843    125,205    114,945
        Home equity lines.........................................     20,049     20,987     18,737     21,061     21,964
        Multi-family..............................................      4,666      4,592      3,979      1,905      1,501
        Commercial (1)............................................    139,737    120,490    108,063     93,568     80,830
        Agriculture...............................................      2,859      2,373      2,536      2,292      2,262
                                                                     ----------------------------------------------------
        Total real estate.........................................    378,153    360,906    327,286    272,237    235,463
Loans to individuals:
     Consumer.....................................................    107,876    102,713     79,492     77,505     76,826
     Credit card..................................................      4,958      4,346      3,232      2,682      2,567
                                                                     ----------------------------------------------------
        Total loans to individuals................................    112,834    107,059     82,724     80,187     79,393
All other loans...................................................     13,507      5,855      6,559        879      2,125
                                                                     ----------------------------------------------------
        Total loans...............................................    581,548    544,484    480,842    400,434    357,436
Less unearned income..............................................        758      1,117      1,020      1,083      1,398
                                                                     ----------------------------------------------------
     Total net loans..............................................   $580,790   $543,367   $479,822   $399,351   $356,038
                                                                     ====================================================

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral.

The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 18.5% of total loans at December 31, 2000, down slightly from 18.9% in 1999. Commercial loans, secured by non-real estate business assets comprised 12.8% of total loans at the end of 2000, a slight increase from 12.4% at the end of 1999. Loans to the agricultural industry totaled less than 1.0% of the loan portfolio in each of the last five years.

MATURITY SCHEDULE OF LOANS

                    1 YEAR OR LESS    1 - 5 YEARS    AFTER 5 YEARS     TOTAL
                    --------------    -----------    -------------     -----
                                            (in thousands)
December 31, 2000     $ 142,210       $  272,101       $ 167,237     $ 581,548
December 31, 1999       148,951          241,795         153,738       544,484
December 31, 1998       155,160          179,068         146,614       480,842

Loans, net of unearned income, totaled $543.4 million at December 31, 1999, an increase of 13.2% over $479.8 million at December 31, 1998, fueled largely by residential mortgage growth.

The Company is focused on providing community-based financial services and discourages the origination of portfolio loans outside of its principal trade area. The Company maintains a policy not to originate or purchase loans to foreign entities or loans classified by regulators as highly leveraged transactions. To manage the growth of the real estate loans in the loan portfolio, facilitate asset/liability management and generate additional fee income, the Company sells a portion of conforming first mortgage residential real estate loans to the secondary market as they are originated. Mortgage Capital Investors serves as a mortgage brokerage operation, selling the majority of its loan production in the secondary market or selling loans to the affiliated banks which meet the banks' current asset/liability management needs. This venture has provided the banks' customers with enhanced mortgage products and the Company with improved efficiencies through the consolidation of this function.

                                                    2000 ANNUAL REPORT . PAGE 15

UNION BANKSHARES CORPORATION

ASSET QUALITY - ALLOWANCE/PROVISION FOR LOAN LOSSES
---------------------------------------------------

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

Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 2000, the allowance for loan losses was $7.4 million, or 1.27% of total loans as compared to $6.6 million, or 1.22% in 1999. The provision for loan losses decreased slightly from $2.2 million in 1999 to $2.1 million in 2000.

The allowance for loan losses as of December 31, 1999 was $6.6 million, or 1.22% of total loans as compared to $6.4 million, or 1.33% in 1998. The provision for loan losses in 1999 totaled $2.2 million as compared to $3.0 million in 1998.

ALLOWANCE FOR LOAN LOSSES

                                                                                   DECEMBER 31,
                                                                 -------------------------------------------------
                                                                   2000     1999      1998       1997      1996
                                                                   ----     ----      ----       ----      ----
                                                                             (dollars in thousands)
Balance, beginning of year....................................    $6,617    $6,407    $4,798    $4,612    $4,274
Loans charged-off:
  Commercial..................................................       777     1,544       597       247       114
  Real estate.................................................        48        62        34         4        59
  Consumer....................................................       825       746     1,078       958       795
                                                                  ----------------------------------------------
    Total loans charged-off...................................     1,650     2,352     1,709     1,209       968
                                                                  ----------------------------------------------
Recoveries:
  Commercial..................................................        16        12       126         8       275
  Real estate.................................................        10         8        18        49        10
  Consumer....................................................       295       326       130       156       126
                                                                  ----------------------------------------------
    Total recoveries..........................................       321       346       274       213       411
                                                                 ----------------------------------------------
Net loans charged-off.........................................     1,329     2,006     1,435       996       557
Provision for loan losses.....................................     2,101     2,216     3,044     1,182       895
                                                                  ----------------------------------------------
Balance, end of year..........................................    $7,389    $6,617    $6,407    $4,798    $4,612
                                                                  ==============================================
Ratio of allowance for loan losses to total
 loans outstanding at end of year.............................      1.27%     1.22%     1.33%     1.20%     1.29%

Ratio of net charge-offs to average
 loans outstanding during year................................      0.23%     0.40%     0.32%     0.27%     0.16%

PAGE 16 . ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

NONPERFORMING ASSETS
--------------------

Nonperforming assets were $2.5 million at December 31, 2000, down from $3.5 million at December 31, 1999. Non-accrual loans decreased from $1.5 million in 1999 to $830,000 in 2000. Contributing to the decline in these figures was the charge-off of the remaining portion of a problem loan reported during the third quarter of 1998. The Company recorded provisions for loan losses related to this loan of $975,000 in 1998 and $350,000 in 1999 and charged off $1.1 million in 1999. The Company charged off the remainder of this credit, $696,000 in 2000, but will continue to aggressively pursue collection on this loan.

NONPERFORMING ASSETS

                                                                                      DECEMBER 31,
                                                             ----------------------------------------------------
                                                                 2000        1999       1998      1997      1996
                                                             ---------------------------------------------------
                                                                             (dollars in thousands)
Nonaccrual loans.....................................        $    830      $1,487     $2,813    $2,244    $  523
Foreclosed properties................................             844       1,113      1,101     1,746     4,056
Real estate investment...............................             867         903        730     1,050     2,970
                                                             ---------------------------------------------------
  Total nonperforming assets.........................        $  2,541      $3,503     $4,644    $5,040    $7,549
                                                             ===================================================
Loans past due 90 days and accruing interest.........        $  1,531      $  980     $2,979    $2,675    $3,165
                                                              ==================================================
Nonperforming assets to year-end
    loans, foreclosed properties and
    real estate investment...........................            0.44%       0.64%      0.97%     1.26%     2.10%
Allowance for loan losses to nonaccrual loans........          890.24%     444.99%    227.73%   213.81%   881.84%

As of December 31, 2000, nonperforming assets include approximately $867,000 representing an investment in income-producing property and included in other assets. This property consists of 11 single family homes which are either rented or listed for sale and are located near Fredericksburg, Virginia. The Company had previously acquired a limited interest in this property through settlement of a loan and, in 1996, acquired the remaining ownership and control from the general partner. The carrying value of this investment in real estate is supported by residential appraisals of the homes and management expects no loss on this investment.

Most of the nonperforming assets are secured by real estate within the Company's trade area. Based on the estimated fair values of the related real estate, management considers these amounts to be recoverable, with any individual deficiency considered in the allowance for loan losses.

At December 31, 1999, nonperforming assets totaled $3.5 million, down from $4.6 million at December 31, 1998. Nonaccrual loans decreased by $1.3 million in 1999 while other real estate owned remained constant.

SECURITIES
----------

At December 31, 2000, $210.3 million, or over 97%, of the Company's securities were classified as available for sale, as compared to $201.7 million at December 31, 1999. Investment securities totaled $5.4 million at December 31, 2000 and consist of securities which management intends to hold to maturity.

At December 31, 1999, $201.7 million, or over 95%, of the Company's securities were classified as available for sale, as compared to $161.2 million at December 31, 1998. Investment securities totaled $9.6 million at December 31, 1999 and consist of securities which management intends to hold to maturity.

The Company seeks to diversify its portfolio to minimize risk and to maintain a large amount of securities issued by states and political subdivisions due to the tax benefits such securities provide. It also purchases mortgage backed securities because of the reinvestment opportunities from the cashflows and the higher yield offered from these securities. During the year the Company restructured a portion of its portfolio (see Net Interest Income). The investment portfolio has a high percentage of municipals and mortgage backed securities which is the main reason for the high taxable equivalent yield the portfolio attains compared to its peers.

                                                    2000 ANNUAL REPORT . PAGE 17

UNION BANKSHARES CORPORATION

MATURITIES OF INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE


                                                                                    DECEMBER 31, 2000
                                                          -----------------------------------------------------------------------
                                                                                                       OVER 10
                                                                                                       YEARS &
                                                             1 YEAR        1-5           5-10          EQUITY
                                                            OR LESS       YEARS         YEARS        SECURITIES       TOTAL
                                                          -----------------------------------------------------------------------
                                                                                 (dollars in thousands)
U.S. government and agency securities:
    Amortized cost...............................          $ 1,150      $  1,747       $   --        $ 17,998       $ 20,895
    Fair value...................................            1,148         1,744           --          17,527         20,419
Weighted average yield(1)........................             5.64%         6.03%          --            6.97%          6.79%
    Mortgage backed securities:
    Amortized cost...............................          $     7      $  4,132       $  6,964      $ 50,841       $ 61,944
    Fair value...................................                7         4,169          7,017        50,715         61,908
    Weighted average yield(1)....................             6.51%         6.75%          7.03%         6.75%          6.47%
Municipal bonds:
    Amortized cost...............................          $ 2,155      $ 20,741       $ 27,182      $ 48,588       $ 98,666
    Fair value...................................            2,171        21,111         28,053        48,729        100,064
    Weighted average yield(1)....................             7.79%         7.36%          7.52%         6.99%          7.48%
Other securities:
    Amortized cost...............................          $   999      $  2,634       $   --        $ 31,071       $ 34,704
    Fair value...................................              995         2,637           --          29,817         33,449
    Weighted average yield(1)....................             5.52%         6.99%          --            8.26%          8.08%
Total securities:
    Amortized cost...............................          $ 4,311      $ 29,254       $ 34,146      $148,498       $216,209
    Fair value...................................            4,321        29,661         35,070       146,788        215,840
    Weighted average yield(1)....................             6.69%         7.16%          7.42%         7.17%          7.20%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

DEPOSITS
--------

Total deposits grew $46 million or 7.1% in 2000 with deposits in existing branches accounting for most of that growth. Deposits at The Bank of Williamsburg grew $ 6.2 million in 2000, with $6.0 million of the growth occurring after it relocated to its permanent location at the end of the first quarter of 2000. The Company also acquired about $3.0 million in deposits from another institution through a divestiture transaction in the fourth quarter of 2000. Increased competition for customer deposits continues to be a challenge for the Company and the Company continues to focus on customer relationships and delivery of products and services to those customers. Based on the most recent market data (June 30, 2000) the Company's growth (%) in the majority of the markets it serves exceeded the over all deposit growth of those markets, increasing our market share.

Total deposits increased from $646.9 million at December 31, 1999 to $692.5 million at December 31, 2000. Over this same period, average interest-bearing deposits were $585.5 million, or 8.0% over the 1999 average of $542.0 million. A $37 million increase in certificates of deposit and a $10.6 million increase in interest checking represent the majority of the increase in average deposits. In 2000, the Company's lowest cost source of funds, noninterest-bearing demand deposits increased by a total of $13 million. The Company has no brokered deposits.

AVERAGE DEPOSITS AND RATES PAID

                                                                                  YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------------
                                                                      2000                  1999                1998
                                                             -----------------------------------------------------------------
                                                               AMOUNT      RATE      AMOUNT     RATE      AMOUNT     RATE
                                                             -----------------------------------------------------------------
                                                                                 (dollars in thousands)
Noninterest-bearing demand deposits...................       $ 86,416        -    $  85,017       -    $  75,278       -
Interest-bearing deposits:
    Savings accounts..................................         56,992     2.40%      59,897    2.63%      58,490    2.99%
    NOW accounts......................................         99,377     2.13%      88,806    2.08%      73,263    2.38%
    Money market accounts.............................         62,197     3.25%      63,452    3.26%      60,674    3.40%
    Time deposits of $100,000 and over................        108,740     5.75%      92,123    5.07%      68,703    5.52%
    Other time deposits...............................        258,162     5.72%     237,734    5.30%     223,362    5.62%
                                                          -----------            ----------           ----------
Total interest-bearing................................        585,468     4.53%     542,012    4.20%     484,492    4.51%
                                                          -----------            ----------           ----------
    Total average deposits............................       $671,884             $ 627,029            $ 559,770
                                                          ===========            ==========           ==========

PAGE 18 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

                                                                                                               PERCENT
                                                  WITHIN        3 - 6      6 - 12      OVER 12                 OF TOTAL
                                                 3 MONTHS       MONTHS     MONTHS      MONTHS         TOTAL    DEPOSITS
                                             ---------------------------------------------------------------------------
                                                                      (dollars in thousands)
At December 31, 2000 ......................     $  20,409    $  21,673   $  58,380   $  21,086    $  121,548    17.55%

Total deposits grew from $607.6 million at December 31, 1998 to $646.9 million at December 31, 1999. Over this same period, average interest-bearing deposits were $542.0 million, or 11.9% over the 1998 average of $484.5 million.

CAPITAL RESOURCES
-----------------

Capital resources represents funds, earned or obtained, over which financial institutions can exercise greater or longer control in comparison with deposits and borrowed funds. Management on an ongoing basis with reference to size, composition, and quality of the Company's resources and consistency with regulatory requirements and industry standards reviews the adequacy of the Company's capital. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses, yet allow management to effectively leverage its capital to maximize return to shareholders.

The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighed categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of total capital to risk-weighted assets of 11.82% and 12.21% on December 31, 2000 and 1999, respectively. The Company's ratio of Tier 1 capital to risk-weighted assets was 10.72% and 11.11% at December 31, 2000 and 1999, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 2000 and 1999.

The Company's strategic plan includes targeted capital levels (equity to assets) between 8% and 9%.

ANALYSIS OF CAPITAL

                                                                                                      DECEMBER 31,
                                                                                         ----------------------------------------
                                                                                              2000        1999          1998
                                                                                         ----------------------------------------
Tier 1 capital:                                                                                   (dollars in thousands)
     Common stock.....................................................................     $ 15,033     $ 14,976     $ 15,015
     Surplus..........................................................................          403          163          311
     Retained earnings................................................................       63,201       58,603       55,690
                                                                                         ----------------------------------------
          Total equity................................................................       78,637       73,742       71,016
     Less: core deposit intangibles/goodwill..........................................       (6,295)      (6,569)      (5,846)
                                                                                         ----------------------------------------
     Total Tier 1 capital.............................................................       72,342       67,173       65,170
                                                                                         ----------------------------------------
Tier 2 capital:
     Allowance for loan losses........................................................        7,389        6,617        6,407
                                                                                         ----------------------------------------
     Total Tier 2 capital.............................................................        7,389        6,617        6,407
                                                                                         ----------------------------------------

     Total risk-based capital.........................................................     $ 79,731     $ 73,790     $ 71,577
                                                                                         ========================================
Risk-weighted assets..................................................................     $674,687     $604,525     $522,533
                                                                                         ========================================
Capital ratios:
     Tier 1 risk-based capital ratio..................................................        10.72%       11.11%       12.47%
     Total risk-based capital ratio...................................................        11.82%       12.21%       13.70%
     Tier 1 capital to average adjusted total assets..................................         8.46%        8.35%        9.06%
     Equity to total assets...........................................................         8.88%        8.37%       10.00%

                                                    2000 ANNUAL REPORT . PAGE 19

UNION BANKSHARES CORPORATION

LIQUIDITY
---------

Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest bearing deposits with banks, federal funds sold, investments and loans maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet it customer's credit needs.

At December 31, 2000, cash and cash equivalents and securities classified as available for sale were 26.4% of total assets, compared to 27.0% at December 31, 1999. Asset liquidity is also provided by managing loan and securities maturities and cash flows.

Additional sources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain federal funds lines with several regional banks totaling approximately $60.5 million at December 31, 2000. At year end 2000, the Banks had outstanding $25.1 million of borrowings pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $137 million at December 31, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted no later than January 1, 2001. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of this Statement had no significant effect on the Company's results of operations or financial position.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures and new products and delivery systems.

PAGE 20 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

INDEPENDENT AUDITOR'S REPORT

[LOGO OF YHB]

Yount, Hyde & Barbour, P.C.
 Certified Public Accountants
       and Consultants

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
Union Bankshares Corporation
Bowling Green, Virginia

We have audited the accompanying consolidated balance sheets of Union Bankshares Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Mortgage Capital Investors, a consolidated subsidiary, which statements reflect total assets and revenue constituting 2% and 8%, respectively, in 2000 and 1% and 11%, respectively, in 1999, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mortgage Capital Investors, is based solely on the report of the other auditors. The financial statements of Union Bankshares Corporation for the year ended December 31, 1998 were audited by other auditors whose report, dated February 9, 1999, except as to Note 14, which is as of February 11, 1999, expressed an unqualified opinion on those statements.

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

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 29, 2001

                                                    2000 ANNUAL REPORT . PAGE 21

UNION BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

DECEMBER 31, 2000 AND 1999
(dollars in thousands)

ASSETS                                                                                2000                1999
------                                                                                ----                ----
Cash and cash equivalents:
     Cash and due from banks                                                      $  22,174           $  18,804
     Interest-bearing deposits in other banks                                           315                 867
     Federal funds sold                                                                 380                 248
                                                                                ------------         -----------
        Total cash and cash equivalents                                              22,869              19,919
                                                                                ------------         -----------
Securities available for sale, at fair value                                        210,312             201,721
Investment securities, at amortized cost
     Fair value of $5,528 and $9,518, respectively                                    5,465               9,578
                                                                                ------------         -----------
        Total securities                                                            215,777             211,299
                                                                                ------------         -----------
Loans held for sale                                                                  16,472               6,680
                                                                                ------------         -----------
Loans, net of unearned income                                                       580,790             543,367
     Less allowance for loan losses                                                   7,389               6,617
                                                                                ------------         -----------
        Net loans                                                                   573,401             536,750
                                                                                ------------         -----------
Bank premises and equipment, net                                                     20,077              21,458
Other real estate owned                                                               1,701               2,016
Other assets                                                                         31,664              23,705
                                                                                ------------         -----------
        Total assets                                                              $ 881,961           $ 821,827
                                                                                ============         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Noninterest-bearing demand deposits                                               $  92,067           $  79,048
Interest-bearing deposits:
     Savings accounts                                                                56,540              58,209
     NOW accounts                                                                    96,751              95,882
     Money market accounts                                                           62,438              63,249
     Time deposits of $100,000 and over                                             121,548             107,654
     Other time deposits                                                            263,128             242,824
                                                                                ------------         -----------
        Total interest-bearing deposits                                             600,405             567,818
                                                                                ------------         -----------
        Total deposits                                                              692,472             646,866
                                                                                ------------         -----------
Securities sold under agreements to repurchase                                       25,114              17,539
Other short-term borrowings                                                           6,000              21,620
Long-term borrowings                                                                 74,023              54,420
Other liabilities                                                                     6,000              12,588
                                                                                ------------         -----------
        Total liabilities                                                           803,609             753,033
                                                                                ------------         -----------
Commitments and contingencies
Stockholders equity:
     Common stock, $ 2 par value. Authorized 24,000,000 shares; issued and
          outstanding, 7,516,534 shares in 2000  and 7,487,829 shares in 1999        15,033              14,976
     Surplus                                                                            403                 163
     Retained earnings                                                               63,201              58,603
     Accumulated other comprehensive (loss)                                            (285)             (4,948)
                                                                                ------------         -----------
        Total stockholders equity                                                    78,352              68,794
                                                                                ------------         -----------
        Total liabilities and stockholders equity                                 $ 881,961           $ 821,827
                                                                                ============         ===========

See accompanying notes to consolidated financial statements.

PAGE 22 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

CONSOLIDATED STATEMENTS OF INCOME

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(dollars in thousands, except per share amounts)

                                                            2000        1999       1998
                                                          --------    --------   --------
Interest and dividend income:
   Interest and fees on loans                             $ 50,811    $ 43,220   $ 40,395
   Interest and dividends on securities:
      Taxable                                                8,979       7,567      6,107
      Nontaxable                                             4,900       4,584      3,908
   Interest on Federal funds sold                              118         209        581
   Interest on interest-bearing deposits in other banks         59          56         71
                                                          --------    --------   --------
      Total interest and dividend income                    64,867      55,636     51,062
                                                          --------    --------   --------

Interest expense:
   Interest on deposits                                     26,512      22,769     21,907
   Interest on short-term borrowings                         2,451       1,010        744
   Interest on long-term borrowings                          4,567       3,288      1,812
                                                          --------    --------   --------
      Total interest expense                                33,530      27,067     24,463
                                                          --------    --------   --------
      Net interest income                                   31,337      28,569     26,599
Provision for loan losses                                    2,101       2,216      3,044
                                                          --------    --------   --------
      Net interest income after provision
        for loan losses                                     29,236      26,353     23,555
                                                          --------    --------   --------
Noninterest income:
   Service charges on deposit accounts                       3,623       3,078      2,894
   Other service charges and fees                            2,163       1,716      1,304
   Gains (losses) on securities transaction                   (957)         16         71
   Gains on sales of loans                                   5,516       7,581         --
   Gains on sales of other real estate owned
     and bank premises, net                                     81         312        297
   Gain on termination of pension plan                       1,087          --         --
   Other operating income                                      498         543      1,001
                                                          --------    --------   --------
      Total noninterest income                              12,011      13,246      5,567
                                                          --------    --------   --------

Noninterest expenses:
   Salaries and benefits                                    18,729      18,844     10,902
   Occupancy expenses                                        2,300       2,149      1,280
   Furniture and equipment expenses                          2,956       2,411      1,617
   Other operating expenses                                  8,439       9,285      6,823
                                                          --------    --------   --------
      Total noninterest expenses                            32,424      32,689     20,622
                                                          --------    --------   --------
Income before income taxes                                   8,823       6,910      8,500
Income tax expense                                           1,223         636      1,678
                                                          --------    --------   --------

      Net income                                          $  7,600    $  6,274   $  6,822
                                                          ========    ========   ========
Earnings per share, basic and diluted                     $   1.01    $   0.84   $   0.91

See accompanying notes to consolidated financial statements.

                                                    2000 ANNUAL REPORT . PAGE 23

UNION BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(dollars in thousands)

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                             COMMON               RETAINED   COMPREHENSIVE  COMPREHENSIVE
                                                             STOCK     SURPLUS    EARNINGS   INCOME (LOSS)  INCOME (LOSS)   TOTAL
                                                            ---------  -------    --------   ------------   -------------  --------
Balance - December 31, 1997                                 $  14,937  $     55   $  51,728      $  1,707                  $ 68,427

Comprehensive income:
   Net income - 1998                                                                  6,822                   $  6,822        6,822
   Unrealized holding gains arising during the period
     (net of tax $52)                                                                                              683
   Reclassification adjustment for gains included in net
     income (net of tax, $24)                                                                                      (47)
                                                                                                              --------
   Other comprehensive income (net of tax, $328)                                                      636          636          636
                                                                                                              --------
Total comprehensive income                                                                                    $  7,458
                                                                                                              ========
Cash dividends - 1998 ($.38 per share)                                               (2,860)                                 (2,860)
Issuance of common stock under Dividend Reinvestment Plan
 (17,326 shares)                                                   35       289                                                 324
Issuance of common stock under Incentive Stock Option
 Plan (21,776 shares)                                              43       (33)                                                 10
                                                            ---------------------------------------------                  --------
Balance - December 31, 1998                                 $  15,015  $    311   $  55,690      $  2,343                  $ 73,359

Comprehensive income:
   Net income - 1999                                                                  6,274                   $  6,274        6,274
   Unrealized holding losses arising during the period
     (net of tax, $3,761)                                                                                       (7,280)
   Reclassification adjustment for gains included in
     net income (net of tax, $5)                                                                                   (11)
                                                                                                              --------
   Other comprehensive income (net of tax, $3,756)                                                 (7,291)      (7,291)      (7,291)
                                                                                                              --------
Total comprehensive (loss)                                                                                    $ (1,017)
                                                                                                              ========
Cash dividends - 1999 ($.40 per share)                                               (2,994)                                 (2,994)
Issuance of common stock under Dividend Reinvestment
 Plan (22,257 shares)                                              45       291                                                 336
Stock repurchased under Stock Repurchase Plan
 (104,912 shares)                                                (210)   (1,705)                                             (1,915)
Discretionary transfer of retained earnings to surplus                      367        (367)
Issuance of common stock under Incentive Stock Option Plan
  (400 shares)                                                      1         4                                                   5
Issuance of common stock for services rendered
 (1,200 shares)                                                     2        18                                                  20
Issuance of common stock in exchange for net
 assets in acquisition (61,490 shares)                            123       877                                               1,000
                                                            ---------------------------------------------                  --------
Balance - December 31, 1999                                 $  14,976  $    163   $  58,603      $ (4,948)                 $ 68,794

Comprehensive income:
   Net income - 2000                                                                  7,600                   $  7,600        7,600
   Unrealized holding gains arising during the period
     (net of tax, $2,077)                                                                                        4,031
   Reclassification adjustment for losses included in net
     income (net of tax, $325)                                                                                     632
                                                                                                              --------
   Other comprehensive income (net of tax, $2,402)                                                               4,663        4,663
                                                                                                              --------
Total comprehensive income                                                                          4,663     $ 12,263
                                                                                                              ========
Cash dividends - 2000 ($.40 per share)                                               (3,002)                                 (3,002)
Issuance of common stock under Dividend Reinvestment Plan
  (35,092 shares)                                                  70       276                                                 346
Stock repurchased under Stock Repurchase Plan (30,300
  shares)                                                         (61)     (269)                                               (330)
Issuance of common stock under Incentive Stock Option Plan
  (5,040 shares)                                                   10        23                                                  33
Issuance of common stock for services rendered (1,200
  shares)                                                           2        10                                                  12
Issuance of common stock in exchange for net assets in
  acquisition (17,673 shares)                                      36       200                                                 236
                                                            ---------------------------------------------                  --------
Balance - December 31, 2000                                 $  15,033  $    403   $  63,201      $   (285)                 $ 78,352
                                                            =============================================                  ========

See accompanying notes to consolidated financial statements.

PAGE 24 . 2000 ANNUAL REPORT

                                            THE IMPORTANCE OF COMMUNITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDING DECEMBER 31, 2000, 1999 AND 1998
(dollars in thousands)


                                                                                            2000           1999            1998
                                                                                            ----           ----            ----
Operating activities:
   Net income                                                                             $   7,600      $   6,274       $   6,822
   Adjustments to reconcile net income to net cash and
     cash equivalents provided by (used in) operating activities:
          Depreciation of bank premises and equipment                                         1,898          1,683           1,472
          Amortization                                                                        1,117          1,082              10
          Provision for loan losses                                                           2,101          2,216           3,044
          (Gains) losses on securities transactions, net                                        957            (16)            (71)
          Origination of loans held for sale                                               (155,523)       (65,076)              -
          Proceeds from sale of loans held for sale                                         145,731         58,396               -
          (Gains) on sales of other real estate owned and fixed assets, net                     (81)          (312)           (297)
          Deferred income tax (benefit)                                                        (226)          (397)           (567)
          Other, net                                                                        (17,044)         8,236          (8,788)
                                                                                          ---------      ---------       ---------
               Net cash and cash equivalents provided by (used in) operating activities     (13,470)        12,086           1,625
                                                                                          ---------      ---------       ---------
Investing activities:
   Purchases of investment securities                                                             -           (199)         (1,646)
   Proceeds from maturities of investment securities                                          4,109          3,697           3,269
   Purchases of securities available for sale                                               (39,657)       (77,484)        (82,381)
   Proceeds from sales of securities available for sale                                      26,147         14,259          56,472
   Proceeds from maturities of securities available for sale                                 11,000         13,387           8,838
   Net increase in loans                                                                    (38,822)       (65,862)        (82,056)
   Purchases of bank premises and equipment                                                  (1,443)        (1,732)         (5,642)
   Proceeds from sales of bank premises and equipment                                           491              -              80
   Proceeds from sales of other real estate owned                                               384            300           1,092
                                                                                          ---------      ---------       ---------
               Net cash and cash equivalents used in investing activities                   (37,791)      (113,634)       (101,974)
                                                                                          ---------      ---------       ---------

Financing activities:
   Net increase (decrease) in noninterest-bearing deposits                                   13,019         (2,281)         15,623
   Net increase in interest-bearing deposits                                                 32,587         41,518         102,750
   Net increase (decrease) in short-term borrowings                                          (8,045)        19,683          (7,769)
   Proceeds from long-term borrowings                                                        26,000         26,500           4,745
   Repayment of long-term borrowings                                                         (6,397)          (405)           (135)
   Cash dividends paid                                                                       (3,002)        (2,994)         (2,860)
   Issuance of common stock                                                                     379            341             334
   Purchase of common stock                                                                    (330)        (1,915)              -
                                                                                          ---------      ---------       ---------
               Net cash and cash equivalents provided by financing activities                54,211         80,447         112,688
                                                                                          ---------      ---------       ---------
Increase (decrease) in cash and cash equivalents                                              2,950        (21,101)         12,339
Cash and cash equivalents at beginning of year                                               19,919         41,020          28,681
                                                                                          ---------      ---------       ---------
Cash and cash equivalents at end of year                                                  $  22,869      $  19,919       $  41,020
                                                                                          =========      =========       =========

Supplemental Disclosure of Cash Flow Information
   Cash payments for:
     Interest                                                                             $  33,184      $  27,566       $  24,267
     Income taxes                                                                         $   1,376      $   1,840       $   2,747
Supplemental schedule of noncash investing and financing activities:

   Loan balances transferred to foreclosed properties                                     $      70      $     311       $      50
   Unrealized gain (loss) on securities available for sale $                                  7,065      $ (11,047)      $     964
   Issuance of common stock in exchange for net assets in acquisition                     $     236      $   1,000       $       -
   Issuance of common stock for services rendered                                         $      12      $      20       $       -

See accompanying notes to consolidated financial statements.

                                                    2000 ANNUAL REPORT . PAGE 25

UNION BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2000,1999 AND 1998

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ---------------------------------------------------------------------------

     The accounting policies and practices of Union Bankshares Corporation and subsidiaries ("the Company") conform to generally accepted accounting principles and to general practice within the banking industry. Major policies and practices are described below:

     (A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company, Northern Neck State Bank, Rappahannock National Bank, Bank of Williamsburg and Union Investment Services. Mortgage Capital Investors ("MCI") is a wholly owned subsidiary of Union Bank and Trust Company. All significant intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 2000 presentation.

     (B) INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

     When securities are purchased, they are classified as investment securities when management has the intent and the Company has the ability to hold them to maturity. Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities classified as available for sale are those debt and equity securities that management intends to hold for an indefinite period of time, including securities used as part of the company's asset/liability strategy, and that may be sold in response to changes in interest rates, liquidity needs or other similar factors. Securities available for sale are recorded at estimated fair value. The net unrealized gains or losses on securities available for sale, net of deferred taxes, are included in accumulated other comprehensive income (loss) in stockholders' equity.

     Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     (C) LOANS HELD FOR SALE

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     (D) LOANS

     The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout its market area. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

PAGE 26 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

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

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrowers prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the company does not separately identify individual consumer and residential loans for impairment disclosures.

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

     (G) INTANGIBLE ASSETS

     Core deposit intangibles are included in other assets and are being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Core deposits, net of amortization amounted to $5,306,000 and $5,465,000 at December 31, 2000 and 1999, respectively.
     Other assets also includes goodwill, which is being amortized on a straight line basis over the period of expected benefit, approximately ten years. Goodwill, net of amortization, totaled $989,000 and $1,111,000 at December 31, 2000 and 1999,respectively.

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

     (I) OTHER REAL ESTATE OWNED

     Assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

     (J) CONSOLIDATED STATEMENTS OF CASH FLOWS

     For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interest-bearing deposits in other banks and Federal funds sold.

                                                    2000 ANNUAL REPORT . PAGE 27

UNION BANKSHARES CORPORATION

     (K) PENSION PLAN

     The Company computed the net periodic pension costs of its pension plan in accordance with Statement of Financial Accounting Standards No.
     87, "Employers' Accounting for Pensions". Costs of the plan were determined by independent actuaries. This plan was terminated in 2000 and plan assets were dispersed to participants.

     (L) EARNINGS PER SHARE

     Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

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

     (O) EMERGING ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities", which, as amended, requires adoption in years beginning after June 15, 2000. The Statement requires the Corporation to recognize all derivatives on the balance sheet at fair value. This statement was adopted as of January 1, 2001 and had no effect on the Corporation's earnings or financial position.

2    INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE
     ---------------------------------------------------------------------------

     The amortized cost, gross unrealized gains and losses of investment securities and estimated fair value at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                  2000
                                             -----------------------------------------------
                                                           GROSS         GROSS     ESTIMATED
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS       (LOSSES)      VALUE
                                             ---------   ----------   ----------   ---------
     U.S. government and agency securities   $     900   $       --   $       --   $     900
           Obligations of states and
             political subdivisions              4,342           64           (1)      4,405
           Corporate and other bonds               223           --           --         223
                                             ---------   ----------   ----------   ---------
                                             $   5,465   $       64   $       (1)  $   5,528
                                             =========   ==========   ==========   =========

                                                                  1999
                                             -----------------------------------------------
                                                           GROSS         GROSS     ESTIMATED
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS       (LOSSES)      VALUE
                                             ---------   ----------   ----------   ---------
     U.S. government and agency securities   $   1,300   $        1   $       (6)  $   1,295
           Obligations of states and
             political subdivisions              7,260           33          (85)      7,208
           Corporate and other bonds             1,018           --           (3)      1,015
                                             ---------   ----------   ----------   ---------
                                             $   9,578   $       34   $      (94)  $   9,518
                                             =========   ==========   ==========   =========

PAGE 28 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

     The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale at December 31, 2000 and 1999 are summarized as follows (in thousands):


                                                                              2000
                                               -------------------------------------------------------------------
                                                                    GROSS            GROSS              ESTIMATED
                                               AMORTIZED          UNREALIZED       UNREALIZED             FAIR
                                                  COST              GAINS           (LOSSES)              VALUE
                                               ---------          ----------       ----------           ----------
     U.S. government and agency securities     $  19,995          $       --       $     (476)          $   19,519
     Obligations of states and
       political subdivisions                     94,324               1,955             (620)              95,659
     Corporate and other bonds                    29,643                  62           (1,318)              28,387
     Mortgage-backed securities                   61,944                 315             (351)              61,908
     Federal Reserve Bank stock                      706                  --               --                  706
     Federal Home Loan Bank stock                  3,783                  --               --                3,783
     Other securities                                349                  14              (13)                 350
                                               ---------          ----------       ----------           ----------
                                               $ 210,744          $    2,346       $   (2,778)          $  210,312
                                               =========          ==========       ==========           ==========

                                                                              1999
                                               -------------------------------------------------------------------
                                                                    GROSS            GROSS              ESTIMATED
                                               AMORTIZED          UNREALIZED       UNREALIZED             FAIR
                                                  COST              GAINS           (LOSSES)              VALUE
                                               ---------          ----------       ----------           ----------
     U.S. government and agency securities     $  21,994          $       --       $   (1,405)          $   20,589
     Obligations of states and
       political subdivisions                     95,611                 720           (3,530)              92,801
     Corporate and other bonds                    16,257                  34             (805)              15,486
     Mortgage-backed securities                   70,047                  34           (2,568)              67,513
     Federal Reserve Bank stock                      706                  --               --                  706
     Federal Home Loan Bank stock                  3,923                  --               --                3,923
     Other securities                                680                  43              (20)                 703
                                               ---------          ----------       ----------           ----------
                                               $ 209,218          $      831       $   (8,328)          $  201,721
                                               =========          ==========       ==========           ==========

The amortized cost and estimated fair value (in thousands) of investment securities and securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   INVESTMENT SECURITIES            SECURITIES AVAILABLE FOR SALE
                                               -----------------------------       -------------------------------
                                               AMORTIZED          ESTIMATED        AMORTIZED            ESTIMATED
                                                 COST             FAIR VALUE         COST               FAIR VALUE
                                               ---------          ----------       ---------            ----------
     Due in one year or less                   $   1,285          $    1,291       $   3,026            $    3,030
     Due after one year through five years         2,513               2,529          26,741                27,132
     Due after five years through ten years          379                 388          33,767                34,682
     Due after ten years                           1,288               1,320         142,372               140,629
                                               ---------          ----------       ---------            ----------
                                                   5,465               5,528         205,906               205,473
     Federal Reserve Bank stock                       --                  --             706                   706
     Federal Home Loan Bank stock                     --                  --           3,783                 3,783
     Other securities                                 --                  --             349                   350
                                               ---------          ----------       ---------            ----------
                                               $   5,465          $    5,528       $ 210,744            $  210,312
                                               =========          ==========       =========            ==========

     Securities with an amortized cost of approximately $74,706,000 and $67,691,000 at December 31, 2000 and 1999 were pledged to secure public deposits, repurchase agreements and for other purposes.

                                                    2000 ANNUAL REPORT . PAGE 29

UNION BANKSHARES CORPORATION

     Sales of securities available for sale produced the following results for the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                      2000           1999           1998
                                                   ----------     ----------     ----------
     Proceeds                                      $   26,147     $   14,259     $   56,472
                                                   ==========     ==========     ==========
     Gross realized gains                          $      147     $       20     $      195
     Gross realized (losses)                           (1,104)            (4)          (124)
                                                   ----------     ----------     ----------
     Net realized gains (losses)                   $     (957)    $       16     $       71
                                                   ==========     ==========     ==========
     Tax provision (benefit) applicable to the
     net realized gains and losses                 $     (325)    $        5     $       24
                                                   ==========     ==========     ==========

3    LOANS
     ---------------------------------------------------------------------------

     Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 2000 and 1999 (in thousands):

                                                      2000           1999
                                                      ----           ----
    Mortgage loans on real estate:
        Residential 1-4 family                     $  162,184     $  167,801
        Commercial                                    139,737        120,490
        Construction                                   33,560         33,218
        Second mortgages                               15,098         11,445
        Equity lines of credit                         20,049         20,987
        Multifamily                                     4,666          4,592
        Agriculture                                     2,859          2,373
                                                   ----------     ----------
          Total real estate loans                     378,153        360,906
                                                   ----------     ----------
     Commercial loans                                  74,261         67,649
                                                   ----------     ----------
     Consumer installment loans
        Personal                                      107,876        102,713
        Credit cards                                    4,958          4,346
                                                   ----------     ----------
          Total consumer installment loans            112,834        107,059
                                                   ----------     ----------
     All other loans and agriculture loans             16,300          8,870
                                                   ----------     ----------
          Gross loans                                 581,548        544,484
     Less unearned income on loans                        758          1,117
                                                   ----------     ----------
     Loans, net of unearned income                 $  580,790     $  543,367
                                                   ==========     ==========

     At December 31, 2000 and 1999, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), totaled $482,000 and $974,000, respectively. The valuation allowance related to impaired loans on December 31, 2000 and 1999 is $252,000 and $513,000, respectively. At December 31,
     2000, 1999 and 1998, the average investment on impaired loans was $755,000, $1,579,000 and $3,054,000, respectively. The amount of interest income recorded by the Company during 2000, 1999 and 1998 on impaired loans was approximately $6,000, $9,000 and $61,000, respectively.

     Nonaccrual loans excluded from impaired loan disclosure amounted to $348,000 and $588,000 at December 31, 2000 and 1999, respectively. If interest on these loans had been accrued, such income would have approximated $27,000 and $45,000 for 2000 and 1999, respectively.

4    ALLOWANCE FOR LOAN LOSSES
     ---------------------------------------------------------------------------

     Changes in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 are summarized below (in thousands):

                                                      2000           1999           1998
                                                   ----------     ----------     ----------
     Balance, beginning of year                    $    6,617     $    6,407     $    4,798
     Provision charged to operations                    2,101          2,216          3,044
     Recoveries credited to allowance                     321            346            274
                                                   ----------     ----------     ----------
         Total                                          9,039          8,969          8,116
     Loans charged off                                  1,650          2,352          1,709
                                                   ----------     ----------     ----------
     Balance, end of year                          $    7,389     $    6,617     $    6,407
                                                   ==========     ==========     ==========

PAGE 30 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

5    BANK PREMISES AND EQUIPMENT
     ---------------------------------------------------------------------------

     Bank premises and equipment as of December 31, 2000 and 1999 are as follows (in thousands):

                                                            2000        1999
                                                          --------    --------

     Land                                                 $  4,860    $  5,187
     Land improvements and buildings                        14,694      13,896
     Leasehold improvements                                    517         503
     Furniture and equipment                                13,071      12,607
     Construction in progress                                  114         613
                                                          --------    --------
                                                            33,256      32,806
     Less accumulated depreciation and amortization         13,179      11,348
                                                          --------    --------

     Bank premises and equipment, net                     $ 20,077    $ 21,458
                                                          ========    ========

     Depreciation expense for 2000, 1999 and 1998 was $1,898,000, $1,683,000, and $1,472,000 respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 2000 are approximately $754,000 for 2001, $517,000 for 2002, $476,000 for 2003, $467,000 for 2004, $296,000 for
     2005, and $2,326,000 thereafter. Rental expense for years ended December 31, 2000, 1999 and 1998 totaled $1,158,000, $980,000, and $218,000 respectively.

6    DEPOSITS
     ---------------------------------------------------------------------------

     The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $121,548,000 and $107,654,000,
     respectively. At December 31, 2000, the scheduled maturities of time deposits are as follows (in thousands):

                2001        $   292,137
                2002             41,183
                2003             37,127
                2004              5,928
                2005              8,017
          Thereafter                284
                            -----------
                            $   384,676
                            ===========

7    OTHER BORROWINGS
     ---------------------------------------------------------------------------

     Short-term borrowings consist of the following at December 31, 2000 and 1999 (dollars in thousands):

                                                            2000        1999
                                                          --------    --------
     Federal funds purchased                              $     --    $    750
     Securities sold under agreements to repurchase         25,114      16,789
     Other short-term borrowings                             6,000      21,620
                                                          --------    --------

                   Total                                  $ 31,114    $ 39,159
                                                          ========    ========

                   Weighted interest rate                     5.61%       5.37%

     Average for the year ended December 31:
                   Outstanding                            $ 27,519    $ 36,545
                   Interest rate                              5.76%       5.18%

     Maximum month-end outstanding                        $ 47,033    $ 53,363

                                                    2000 ANNUAL REPORT . PAGE 31

UNION BANKSHARES CORPORATION

     The subsidiary banks maintain Federal funds lines with several regional banks totaling approximately $60.5 million at December 31, 2000. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $137 million at December 31, 2000.

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

     At December 31, 2000, the Company's fixed-rate long-term debt totals $63,025,000 and matures through February 8, 2010. The interest rate on the fixed-rate note payable ranges from 5.13% to 6.61%. At December 31, 1999, the Company had fixed-rate long-term debt totaling $49,175,000, maturing through 2009. The interest rate on the notes payable ranged from 5.12% to 6.61% at December 31, 1999.

     At December 31, 2000, the Company's floating-rate long-term debt totals $10,998,000 and matures through September 30, 2005. The floating rates are based on the 90 day LIBOR plus 100 basis points and the 30 day LIBOR plus 95 basis points. The interest rate on floating-rate long-term debt ranged from 6.95% to 7.80% during 2000. At December 31, 1999, the Company had floating-rate long-term debt totaling $5,245,000.

     The contractual maturities of long-term debt are as follows (dollars in thousands):

                                               2000
                              FIXED RATE   FLOATING RATE    TOTAL
                              ----------   -------------  ---------
     Due in 2001              $   10,150   $         882  $  11,032
     Due in 2002                     150           6,882      7,032
     Due in 2003                     150             882      1,032
     Due in 2004                  17,575           1,782     19,357
     Due in 2005                       -             570        570
     Thereafter                   35,000               -     35,000
                              ----------   -------------  ---------
     Total long term debt     $   63,025   $      10,998  $  74,023
                              ==========   =============  =========


8    INCOME TAXES
     ---------------------------------------------------------------------------

     Net deferred tax assets consist of the following components as of December 31, 2000 and 1999 (in thousands):

                                                                  2000         1999
                                                                 ------       ------
     Deferred tax assets:
       Allowance for loan losses                                 $2,512       $2,071
       Benefit plans                                                354          730
       Other                                                        617          221
       Securities available for sale                                147        2,567
                                                                 ------       ------
          Total deferred tax assets                               3,630        5,589
                                                                 ------       ------

     Deferred tax liabilities:
       Depreciation                                                 659          503
       Other                                                        205          127
                                                                 ------       ------
          Total deferred tax liabilities                            864          630
                                                                 ------       ------
            Net deferred tax asset (included in other assets)    $2,766       $4,959
                                                                 ======       ======

     In assessing the realizability of deferred tax assets, management considers the scheduled reversal of temporary differences, projected future taxable income, and tax planning strategies. Management believes it is more likely than not the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been established.

     The provision for income taxes charged to operations for the years ended December 31, 2000, 1999 and 1998 consists of the following (in thousands):

                                                                  2000         1999         1998
                                                                 ------       ------       ------
     Current tax expense                                         $1,449       $1,033       $2,245
     Deferred tax (benefit)                                        (226)        (397)        (567)
                                                                 ------       ------       ------
     Income tax expense                                          $1,223       $  636       $1,678
                                                                 ======       ======       ======

PAGE 32 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

     The income tax provisions differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2000, 1999 and 1998, due to the following (in thousands):

                                                                    2000           1999           1998
                                                                 ----------     ----------     ----------
     Computed "expected" tax expense                             $    3,000     $    2,350     $    2,890
     Decrease) in taxes resulting from:
       Tax-exempt interest income                                    (1,395)        (1,485)        (1,203)
       Other, net                                                      (382)          (229)            (9)
                                                                 ----------     ----------     ----------
     Income tax expense                                          $    1,223     $      636     $    1,678
                                                                 ==========     ==========     ==========

     Low income housing credits totaled $72,425, $72,425 and $72,425 for the years ended December 31, 2000, 1999 and 1998, respectively.

9    EMPLOYEE BENEFITS
     ---------------------------------------------------------------------------

     The Company had a noncontributory, defined benefit pension plan covering all full-time employees. Termination of this plan was completed in 2000. Significant assumptions used in determining net periodic pension cost and projected benefit obligation were:

                                                                    2000           1999           1998
                                                                 ----------     ----------     ----------
     Expected long-term rate of return on assets                     9.0%           9.0%           9.0%
     Discount rate                                                   5.0%           5.0%           7.5%
     Salary increase rate                                             --            5.0%           5.0%
     Average remaining service                                        --          20 years       21 years

     The following table sets forth the plan's funded status as calculated at September 30, 2000, 1999 and 1998 and amounts recognized in the Company's consolidated balance sheets at December 31, 2000, 1999 and 1998 (in thousands):

                                                                    2000           1999           1998
                                                                 ----------     ----------     ----------
     Change in benefit obligation
       Benefit obligation at beginning of year                   $    3,953     $    4,120     $    3,756
       Service cost                                                      --            544            384
       Interest cost                                                    198            325            281
       Actuarial (gain) loss                                            195           (568)          (275)
       Benefits paid                                                     --           (468)           (26)
       Terminate plan                                                (4,346)            --             --
                                                                 ----------     ----------     ----------

       Benefit obligation at end of year                                 --          3,953          4,120
                                                                 ----------     ----------     ----------

     Change in plan assets
       Fair value of plan assets at beginning of year                 3,953          3,109          3,271
       Actual return on plan assets                                     393            524           (136)
       Employer contribution                                             --            788             --
       Benefits paid                                                     --           (468)           (26)
       Terminate plan - distribution                                 (4,346)            --             --
                                                                 ----------     ----------     ----------

       Fair value of plan assets at end of year                          --          3,953          3,109
                                                                 ----------     ----------     ----------

       Funded status                                                     --             --         (1,011)
       Unrecognized net obligation at transition                         --              6              6
       Unrecognized actuarial (gain)                                     --         (1,447)          (692)
       Unrecognized prior service cost                                                 257            279
                                                                 ----------     ----------     ----------
       Accrued pension liability (included in other liabilities) $       --     $   (1,184)    $   (1,418)
                                                                 ==========     ==========     ==========

                                                    2000 ANNUAL REPORT . PAGE 33

UNION BANKSHARES CORPORATION

     Net periodic pension cost for 2000, 1999 and 1998 included the following components (in thousands):

                                                   2000       1999       1998
                                                 --------   --------   --------
     Service cost                                $     --   $    544   $    384
     Interest cost                                    198        326        281
     Expected return on assets                       (356)      (329)      (293)
     Net amortization and deferral                   (929)        13         (3)
                                                 --------   --------   --------
     Net periodic pension cost                   $ (1,087)  $    554   $    369
                                                 ========   ========   ========

     The Company also contributes to an employees' profit-sharing plan which covers all full-time employees with vesting at various intervals over seven years. Contributions are made annually at the discretion of the subsidiary banks' Board of Directors. The payments to the plan for the years 2000, 1999 and 1998 were approximately $619,000, $553,000 and $567,000, respectively.

     The Company has an obligation to certain members of the subsidiary banks' Boards of Directors under deferred compensation plans in the amount of $974,000 and $1,005,000 at December 31, 2000 and 1999, respectively. A portion of the benefits will be funded by life insurance.

     The Company has a stock option plan (the "Plan") adopted in 1993 that authorizes the reservation of up to 400,000 shares of common stock and provides for the granting of incentive options to certain employees. Under the Plan, the option price cannot be less than the fair market value of the stock on the date granted. An option's maximum term is ten years from the date of grant. Options granted under the Plan may be subject to a graded vesting schedule. A summary of changes for the Plan for the years 2000, 1999 and 1998 follows:

                                                           WEIGHTED                   WEIGHTED                   WEIGHTED
                                                            AVERAGE                    AVERAGE                    AVERAGE
                                                           EXERCISE                   EXERCISE                   EXERCISE
                                             SHARES          PRICE      SHARES          PRICE       SHARES         PRICE
                                            --------       ---------   --------       ---------    --------      ---------
     Year end December 31,                            2000                      1999                        1998
                                            ------------------------   ------------------------    -----------------------
     Options outstanding, January 1          153,232       $   17.20    146,132       $   17.25      73,240      $    8.66
     Granted                                  26,040           13.07      7,500              16      98,940          20.13
     Forfeited                               (25,852)          18.41         --               0          --              0
     Exercised                                (5,040)           6.53       (400)           12.5     (26,048)          8.03
                                            --------                   --------                    --------
     Options outstanding, December 31        148,380       $   16.63    153,232       $    17.2     146,132      $   17.25
                                            ========                   ========                    ========

     Weighted average fair value per option
          of options granted during year                    $   4.98                  $    5.71                  $    4.25
                                                            ========                  =========                  =========

     A summary of options outstanding at December 31, 2000 follows:

                                          OPTIONS OUTSTANDING                                  OPTIONS EXCERCISABLE
                         ----------------------------------------------------   --------------------------------------------------
        RANGE OF                         WEIGHTED AVERAGE                                     WEIGHTED AVERAGE
        EXERCISE            NUMBER          REMAINING        WEIGHTED AVERAGE     NUMBER         REMAINING        WEIGHTED AVERAGE
         PRICE           OUTSTANDING     CONTRACTUAL LIFE     EXERCISE PRICE    OUTSTANDING   CONTRACTUAL LIFE     EXERCISE PRICE
     --------------      -----------     ----------------    ----------------   -----------   ----------------    ----------------
     $        11.00         20,000             4.1 yrs.          $ 11.00           20,000           4.1 yrs.         $   11.00
              12.50         16,200             5.5                 12.50           11,520           5.5                  12.50
        12.88-13.38         26,040             9.1                 13.07               --           9.1                     --
              16.00          7,000             8.1                 16.00            1,400           8.1                  16.00
              20.13         79,140             7.1                 20.13           31,656           7.1                  20.13
                         ---------                                              ---------

        11.00-20.13        148,380             6.9               $ 16.63           64,576           5.9              $   16.16
                         =========                                              =========

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the Company's stock options. Proforma adjustment of compensation cost for the stock-based compensation plans are determined based on the grant date fair values of awards (the method described in SFAS No. 123, "Accounting for Stock-Based Compensation"). For the purpose of computing the proforma amount, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yields of 2.25%,2.24% and 2.40%; expected volatility of 26.44%, 25.45% and 23.00%; a risk free interest rate of 6.73%, 6.50%and 4.99%; and an expected option life of 10 years. For 2000 and 1999, proforma net income was $7,500,000 and $6,183,000, respectively; proforma basic and diluted earnings per share were $1.00 and $1.00; and $0.83 and $0.82, respectively. For 1998 the Company's net income and earnings per share as reported would not have been impacted by a material amount based on the above assumptions.

PAGE 34 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

10   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
     ---------------------------------------------------------------------------

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2000 and 1999, the Company had outstanding loan commitments approximating $91,325,000 and $114,915,000, respectively.

     Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $8,851,000 and $8,495,000 at December 31, 2000 and 1999,
     respectively.

11   RELATED PARTY TRANSACTIONS
     ---------------------------------------------------------------------------

     The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $9,168,000 and $9,591,000 as of December 31, 2000 and 1999, respectively. During 2000 new advances to such related parties amounted to $18,780,000 and repayments amounted to $19,203,000.

12   EARNINGS PER SHARE
     ---------------------------------------------------------------------------

     The following is a reconciliation of the denominators of the basic and diluted EPS computations for December 31, 2000, 1999 and 1998:

                                                               WEIGHTED AVERAGE         PER
                                                   INCOME           SHARES             SHARE
                                                 (NUMERATOR)     (DENOMINATOR)         AMOUNT
                                                 -----------     -------------       ----------
                                                  (dollars and shares information in thousands)
     For the Year Ended December 31, 2000
          Basic EPS                              $     7,600             7,508       $     1.01
          Effect of dilutive stock options                --                 5               --
                                                 -----------     -------------       ----------
          Diluted EPS                            $     7,600             7,513       $     1.01
                                                 -----------     -------------       ----------

     For the Year Ended December 31, 1999
          Basic EPS                              $     6,274             7,474       $     0.84
          Effect of dilutive stock options                --                24               --
                                                 -----------     -------------       ----------
          Diluted EPS                            $     6,274             7,498       $     0.84
                                                 -----------     -------------       ----------

     For the Year Ended December 31, 1998
          Basic EPS                              $     6,822             7,490       $     0.91
          Effect of dilutive stock options                --                26               --
                                                 -----------     -------------       ----------
          Diluted EPS                            $     6,822             7,516       $     0.91
                                                 -----------     -------------       ----------

     In 2000 and 1999, stock options representing 204,764 and 98,940 average shares, respectively were not included in the calculation of earnings per share as their effect would have been antidilutive.

                                                    2000 ANNUAL REPORT . PAGE 35

UNION BANKSHARES CORPORATION

13   LEGAL CONTINGENCIES
     ---------------------------------------------------------------------------

     Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

14   REGULATORY MATTERS
     ---------------------------------------------------------------------------

     The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and Banks meet all capital adequacy requirements to which they are subject.

     The most recent notification from the Federal Reserve Bank as of December 31, 2000, categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (PCA). To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks category.

     The Company's and principal banking subsidiaries actual capital amounts and ratios are also presented in the table.

                                                                                  MINIMUM             MINIMUM TO BE WELL
                                                                                  CAPITAL           CAPITALIZED UNDER PROMPT
                                                          ACTUAL                REQUIREMENT      CORRECTIVE ACTION PROVISIONS
                                                  ---------------------------------------------------------------------------
                                                      AMOUNT    RATIO        AMOUNT      RATIO      AMOUNT          RATIO
                                                      ------    -----        ------      -----      ------          -----
                                                                          (dollars in thousands)
     As of December 31, 2000
      Total capital to risk weighted assets
       Consolidated                                   $79,730   11.82%       $53,975      8.00%           NA            NA
       Union Bank & Trust                              54,382   11.39%        38,184      8.00%      $47,730         10.00%
       Northern Neck State Bank                        19,588   11.66%        13,440      8.00%       16,800         10.00%
      Tier 1 capital to risk weighted assets
       Consolidated                                    72,341   10.72%        26,987      4.00%           NA            NA
       Union Bank & Trust                              48,728   10.21%        19,092      4.00%       28,638          6.00%
       Northern Neck State Bank                        18,070   10.76%         6,720      4.00%       10,080          6.00%
      Tier 1 capital to average adjusted assets
       Consolidated                                    72,341    8.46%        34,200      4.00%           NA            NA
       Union Bank & Trust                              48,728    8.24%        23,654      4.00%       29,568          5.00%
       Northern Neck State Bank                        18,070    7.89%         9,161      4.00%       11,451          5.00%

     As of December 31, 1999
      Total capital to risk weighted assets
       Consolidated                                   $73,790   12.21%       $48,362      8.00%           NA            NA
       Union Bank & Trust                              46,417   10.38%        35,780      8.00%      $44,726         10.00%
       Northern Neck State Bank                        18,376   13.04%        11,273      8.00%       14,091         10.00%
      Tier 1 capital to risk weighted assets
       Consolidated                                    67,173   11.11%        24,181      4.00%           NA            NA
       Union Bank & Trust                              41,513    9.28%        17,890      4.00%       26,835          6.00%
       Northern Neck State Bank                        16,813   11.93%         5,636      4.00%        8,455          6.00%
      Tier 1 capital to average adjusted assets
       Consolidated                                    67,172    8.35%        32,191      4.00%           NA            NA
       Union Bank & Trust                              41,513    7.16%        23,192      4.00%       28,990          5.00%
       Northern Neck State Bank                        16,813    7.97%         8,434      4.00%       10,542          5.00%

PAGE 36 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

15   FAIR VALUE OF FINANCIAL INSTRUMENTS AND
     INTEREST RATE RISK
     ---------------------------------------------------------------------------

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

     BORROWINGS

     The carrying value of short-term borrowings is a reasonable estimate of fair value. The fair value of long-term borrowings is estimated based on interest rates currently available for debt with similar terms and remaining maturities.

     ACCRUED INTEREST

     The carrying amounts of accrued interest approximate fair value.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2000 and 1999, the carrying amount approximated fair value of loan commitments and standby letters of credit.

     The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

                                                    2000 ANNUAL REPORT . PAGE 37

UNION BANKSHARES CORPORATION

     The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999 are as follows (in thousands):

                                                2000                 1999
                                         ------------------  ------------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                          AMOUNT     VALUE    AMOUNT     VALUE
                                          ------     -----    ------     -----
     Financial assets:
       Cash and cash equivalents         $ 22,869  $ 22,869  $ 19,919  $ 19,919
       Investment securities                5,465     5,528     9,578     9,518
       Securities available for sale      210,312   210,312   201,721   201,721
       Loans held for sale                 16,472    16,472     6,680     6,680
       Net loans                          573,401   572,265   536,750   529,377
       Accrued interest receivable          6,314     6,314     5,527     5,527

     Financial liabilities:
       Deposits                           692,472   695,009   646,866   648,928
       Borrowings                         105,137   105,515    93,579    93,840
       Accrued interest payable             2,237     2,237     1,891     1,891


16   PARENT COMPANY FINANCIAL INFORMATION
     ---------------------------------------------------------------------------

     The primary source of funds for the dividends paid by Union Bankshares Corporation (the "Parent Company") is dividends received from its subsidiary banks. The payment of such dividends by the subsidiary banks and the ability of the banks to loan or advance funds to the Parent Company are subject to certain statutory limitations which contemplate that the current year earnings and earnings retained for the two preceding years may be paid to the Parent Company without regulatory approval. As of December 31, 2000, the aggregate amount of unrestricted funds which could be transferred from the Company's subsidiaries to the Parent Company, without prior regulatory approval, totaled $8,473,000 or 10.8% of the consolidated net assets.

     Financial information for the Parent Company follows:

     UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
     BALANCE SHEETS
     DECEMBER 31, 2000 AND 1999
     (dollars in thousands)

                                                         2000        1999
                                                       --------    --------
     Assets:
       Cash                                            $  1,050    $    221
       Securities available for sale                        235         306
       Premises and equipment, net                        3,342       3,652
       Other assets                                       1,729       3,162
       Investment in subsidiaries                        77,287      66,818
                                                       --------    --------
          Total assets                                 $ 83,643    $ 74,159
                                                       ========    ========

     Liabilities and Stockholders' equity:
       Long-term debt                                  $  4,998    $  5,365
       Other liabilities                                    293          --
                                                       --------    --------
          Total liabilities                               5,291       5,365
                                                       --------    --------

       Common stock                                      15,033      14,976
       Surplus                                              403         163
       Retained earnings                                 63,201      58,603
       Accumulated other comprehensive income (loss)       (285)     (4,948)
                                                       --------    --------
          Total stockholders' equity                     78,352      68,794
                                                       --------    --------

       Total liabilities and stockholders' equity      $ 83,643    $ 74,159
                                                       ========    ========

PAGE 38 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY


CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2000, 1999 and 1998
                                                                        2000        1999        1998
                                                                      --------    --------    --------
     Income:
          Interest income                                             $      7    $      9    $     11
          Dividends received from subsidiaries                           2,827       5,488       7,250
          Management fee received from subsidiaries                      6,067          --          --
          Equity in undistributed net income of subsidiaries             5,560       2,402         511
          Other income                                                      31         626          --
                                                                      --------    --------    --------
               Total income                                             14,492       8,525       7,772
                                                                      --------    --------    --------

     Expense:
          Interest expense                                                 412         305         115
          Operating expenses                                             6,480       1,946         835
                                                                      --------    --------    --------
               Total expense                                             6,892       2,251         950
                                                                      --------    --------    --------

     Net income                                                       $  7,600    $  6,274    $  6,822
                                                                      ========    ========    ========

     CONDENSED STATEMENTS OF CASH FLOWS
     YEARS ENDED DECEMBER 31, 2000, 1999 and 1998

                                                                        2000        1999        1998
                                                                      --------    --------    --------
     Operating activities:
          Net income                                                  $  7,600    $  6,274    $  6,822
          Adjustments to reconcile net income to net cash
               provided by operating activities:
               Equity in undistributed net income of subsidiaries       (5,560)     (2,402)       (511)
               Decrease (increase) in other assets                       1,433         913      (1,312)
               Other, net                                                  765      (1,038)        299
                                                                      --------    --------    --------
                   Net cash provided by operating activities             4,238       3,747       5,298
                                                                      --------    --------    --------

     Investing activities:
          Purchase of securities                                           (61)        (89)         --
          Proceeds from maturity of securities                             138          38          --
          Purchase of equipment                                           (166)       (691)       (894)
          Increase in investment in subsidiary                              --      (4,000)         --
          Decrease in investment in subsidiary                              --          83          --
                                                                      --------    --------    --------
                   Net cash used by investing activities                   (89)     (4,659)       (894)
                                                                      --------    --------    --------

     Financing activities:
          Net increase in borrowings                                     3,498       4,000          --
          Repayment of long-term borrowings                             (3,865)       (255)       (120)
          Cash dividends paid                                           (3,002)     (2,994)     (2,860)
          Issuance of common stock under plans                             379         341         334
          Repurchase of common stock under plans                          (330)     (1,915)         --
                                                                      --------    --------    --------
                   Net cash used in financing activities                (3,320)       (823)     (2,646)
                                                                      --------    --------    --------
     Increase (decrease) in cash and cash equivalents                      829      (1,735)      1,758
     Cash and cash equivalents at beginning of year                        221       1,956         198
                                                                      --------    --------    --------
     Cash and cash equivalents at end of year                         $  1,050    $    221    $  1,956
                                                                      ========    ========    ========

17   SEGMENT REPORTING
     ---------------------------------------------------------------------------

     Union Bankshares Corporation has two reportable segments: traditional full service community banks and a mortgage loan origination business. The community bank business includes four banks which provide loan, deposit, investment and trust services to retail and commercial customers throughout their locations in Virginia. The mortgage company provides a variety of mortgage loan products in a multi-state market. These loans are originated and sold principally in the secondary market through purchase commitments from investors which subject the company to only de minimis risk.

                                                    2000 ANNUAL REPORT . PAGE 39

UNION BANKSHARES CORPORATION

     Profit and loss is measured by net income after taxes including realized gains and losses on the Company's investment portfolio. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process.

     Both of the Company's reportable segments are service based. The mortgage business is largely a fee based business while the banks are driven principally by net interest income.

     2000
     ----
                                                               COMMUNITY                                  CONSOLIDATED
                                                                 BANKS        MORTGAGE     ELIMINATION       TOTALS
                                                              -----------    ----------    -----------    ------------
     Net interest income                                      $    31,196    $      141    $        --    $     31,337
     Provision for loan losses                                      2,101            --             --           2,101
                                                              -----------    ----------    -----------    ------------
     Net interest income after provision for loan losses           29,095           141             --          29,236
     Noninterest income                                             6,656         5,516           (161)         12,011
     Noninterest expenses                                          24,460         8,125           (161)         32,424
                                                              -----------    ----------    -----------    ------------
     Income before income taxes                                    11,291        (2,468)            --           8,823
     Income tax expense (benefit)                                   2,072          (849)            --           1,223
                                                              -----------    ----------    -----------    ------------

     Net income (loss)                                        $     9,219    $   (1,619)   $        --    $      7,600
                                                              ===========    ==========    ===========    ============

     Assets                                                   $   885,009    $   17,584    $   (20,632)   $    881,961
                                                              ===========    ==========    ===========    ============

     1999
     ----
                                                               COMMUNITY                                  CONSOLIDATED
                                                                 BANKS        MORTGAGE     ELIMINATION       TOTALS
                                                              -----------    ----------    -----------    ------------
     Net interest income                                      $    28,749    $     (180)   $        --    $     28,569
     Provision for loan losses                                      2,216            --             --           2,216
                                                              -----------    ----------    -----------    ------------
     Net interest income after provision for loan losses           26,533          (180)                        26,353
     Noninterest income                                             5,535         7,761            (50)         13,246
     Noninterest expenses                                          23,779         8,910             --          32,689
                                                              -----------    ----------    -----------    ------------
     Income before income taxes                                     8,289        (1,329)           (50)          6,910
     Income tax expense (benefit)                                   1,086          (450)            --             636
                                                              -----------    ----------    -----------    ------------

     Net income (loss)                                        $     7,203    $     (879)   $       (50)   $      6,274
                                                              ===========    ==========    ===========    ============

     Assets                                                   $   817,099    $    8,598    $    (3,870)   $    821,827
                                                              ===========    ==========    ===========    ============

PAGE 40 . 2000 ANNUAL REPORT

                                                     THE IMPORTANCE OF COMMUNITY

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS

Union Bankshares Corporation
P.O. Box 446
212 North Main Street
Bowling Green, Virginia 22427-0446
Phone: (804) 633-5031
Fax: (804) 633-1800
Website: www.ubsh.com

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 6:00 p.m. on Tuesday, April 17, 2001, at the Caroline County High School, Bowling Green, Virginia. All shareholders are cordially invited to attend.

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

There were 7,516,534, shares of stock outstanding on December 31, 2000, held by 2,318 shareholders of record. The most recent trades at February 28, 2001 were $12.3125 per share which compares to a year earlier trading price of $13.25.

The following schedule summarizes the high and low sales prices and dividends declared for the two years ended December 31, 2000.

                                                                    DIVIDENDS
                                       MARKET VALUES                 DECLARED
                              ---------------------------------   -------------
                                    2000              1999
                              ---------------    --------------
                               HIGH      LOW      HIGH     LOW    2000    1999
                              ------   ------    ------   -----   -----   -----
First Quarter                 $14.75   $ 8.75    $19.00   14.37   $   -   $   -

Second Quarter                 12.37    10.25     20.00   15.75    0.20    0.20

Third Quarter                  11.62     8.62     19.00   14.63       -       -

Fourth Quarter                 10.75     9.00     16.00   13.25    0.20    0.20
                                                                  -----   -----

                                                                  $0.40   $0.40
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

INVESTOR RELATIONS

Union Bankshares' Annual Report, Form 10-K, and other corporate publications are available to shareholders on request, without charge, by writing:

          D. Anthony Peay
          Senior Vice President and Chief Financial Officer
          Union Bankshares Corporation
          P.O. Box 446
          Bowling Green, Virginia 22427-0446
          (804) 632-2112
          e-mail: tpeay@ubsh.com

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