Form 10-K405, Exhibit 13
period 2001-12-31
UNION BANKSHARES CORP
filed 2002-04-01
CIK 883948

                                                                     "ENHANCING

                                                                     SHAREHOLDER

                                                                        VALUE

                                                                       THROUGH

                                                                      EXEMPLARY

                                                                      CUSTOMER

                                                                      SERVICE."




                                [GRAPHIC OMITTED]




                                                              2001 ANNUAL REPORT









                                                               [GRAPHIC OMITTED]

                                                                UNION BANKSHARES
                                                                  CORPORATION

                                                      A UNION OF COMMUNITY BANKS

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


BUSINESS PROFILE

Union Bankshares Corporation is a multi-bank holding company committed to the delivery of financial services through affiliated independent community banks and financial services companies. The Company serves the Central and Northern Neck regions of Virginia through its banking subsidiaries, Union Bank & Trust Company, Northern Neck State Bank, Rappahannock National Bank, and Bank of Williamsburg and its non-bank companies, Union Investment Services and Mortgage Capital Investors.

The banking subsidiaries are Federal Reserve member banks whose deposits are insured by the Federal Deposit Insurance Corporation. Each is a full-service commercial bank offering commercial and consumer deposit accounts and loans, credit cards, automated teller machines, Internet Banking and many other services to its customers. Each is also independently operated by local management and boards of directors enabling them to be responsive to the needs of their communities. Through the consolidation of support functions including data processing, item processing, customer accounting, financial accounting, human resources, internal audit, credit administration and sales and marketing, the banks are able to provide their customers high quality products and services in a more efficient manner.

Through its 18 locations, Union Bank and Trust Company serves customers in a primary service area which extends from its headquarters in Bowling Green along the I-95 corridor from greater Fredericksburg to central Hanover County and east to King William County. Northern Neck State Bank serves the Northern Neck and Middle Peninsula regions through nine locations in this region. Rappahannock National Bank serves the community surrounding Washington, Virginia. The Bank of Williamsburg in its location at 5125 John Tyler Parkway serves the greater Williamsburg region and recently opened a loan production office in Newport News. Except for the Bank of Williamsburg, which opened in 1999, each of these banks have met the financial needs of their communities for over 95 years.

Union Investment Services is a full-service brokerage firm providing a wide variety of investment choices to customers throughout the Company's service area. Mortgage Capital Investors offers a full array of mortgage products to residents of our markets and outside markets through its origination offices. In addition, it offers insurance products through a joint venture, Union Insurance Group, L.L.C.

At December 31, 2001, Union Bankshares Corporation and subsidiaries had 427 employees, 2,264 shareholders of record, and assets totaling $983 million.

MISSION STATEMENT

"The primary mission of Union Bankshares Corporation and its subsidiaries is to enhance shareholder value by remaining a strong, independent financial services organization, providing exemplary customer service, a rewarding work environment for its employees and a growing return for its shareholders."


       On the cover from left to right: Northern Neck State Bank customer
 Marty Mothershead with Vice President Rusty Brown; Union Bank & Trust customer
  Jackie Payne with Vice President David Bohmke; Alice Dix, Personal Banker at
     Northern Neck State Bank with customer Eugene Lewis; Union Bank & Trust customer Scott McDougle with Vice President Doug Ransone.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


PRESIDENT'S LETTER


Dear Shareholders:

Profits... Customer Service... Growth... People. These are the strengths of Union Bankshares Corporation. Like pieces of twine woven together to make a strong rope, the combination of people, customer service, profits, and growth are intertwined within Union Bankshares Corporation. They make for a strong organization built to create value for our shareholders.

[PHOTO OF G. WILLIAM BEALE, PRESIDENT]
[GRAPHIC OMITTED]
G. William Beale, President

Each of these four are so critical that without any one of them, our organization would suffer. Over the last eight years, we have worked to build a strong team within the holding company and each of our subsidiaries. Our team is focused on customer service, profits, and growth, the three characteristics that make up the remainder of our strength.

Customer service is at the forefront of what Union Bankshares Corporation's subsidiaries are about. This is how we differentiate ourselves in a business with products and services that people have come to view as commodities. We are in business to deliver high quality financial services in a high touch manner to our customers.

Union Bankshares companies are located in both high growth and low growth markets, yet we consistently outgrow our competitors due to the outstanding customer service we provide. Without growth, it is difficult to continue to deliver increased profits. Over the past few years many of the products and services that we offer, whether they be deposits, loans, mortgages, or investments, have become priced as commodities. This has caused our net interest margins and those of banks across the country to narrow. While it may seem very basic, increased profits can be achieved on narrowing margins, but only if there is growth in earning assets.

[GRAPHIC OMITTED]
Exemplary customer service is what differentiates Union Bankshares Corporation from its competitors. Pictured are Susan Hartsook (left) from Union Bank & Trust's Kenmore branch and one of her customers, real estate agent Janet O'Malley.

Some years ago, Union Bankshares made investments in technology in conjunction with a corporate commitment to consolidate back office support services. We believed this was a way in which we could lower our costs of doing business and become more efficient by leveraging people and technology. We began seeing results of this investment in the year 2000. The financial performance of our organization continues to reflect our effective use of technology and the benefits of leveraging human resources through our back office consolidation. We have accomplished much, yet we still see opportunity for improvements in the coming years.

The community banking sector of Union Bankshares Corporation had an excellent year. Net profits for that sector of our business increased by 14%. Our banks saw deposit growth exceed loan growth for the first time in a number of years, reflecting the turmoil and uncertainty in the equity markets. Deposits grew by $91.6 million or 13%. On the asset side of the balance sheet, the Corporation's residential construction lending and com-

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


mercial real estate lending continued to be strong. Other sectors reflected the downturn in the economy. Declines in mortgage rates saw customers refinance to products with longer maturities than those typically offered by our banks. Aggressive pricing, such as 0% interest, by automobile captive finance companies resulted in reduced consumer lending. We saw overall declines in our residential mortgage, commercial, and consumer automobile portfolios.

--------------------------------------------------------------------------------
                                     OUR NEW
                                INTERNET BANKING
                                 IS AS FRIENDLY
                                    TO USE AS
                                 THE BANK ITSELF

                                [GRAPHIC OMITTED]
--------------------------------------------------------------------------------
This newspaper ad, which was taken from one of our television commercials and part of a comprehensive campaign for our banks, is one way we conveyed the message that Internet Banking would improve customer service by making it more convenient to bank with us. Marge Perkins from Union Bank & Trust's Atlee branch is pictured.

During 2001, each of our banks introduced full service Internet Banking, with bill paying capabilities, to our retail deposit customers. Early in 2002, we will begin introducing Internet Banking and cash management services to our commercial deposit customers. Internet Banking continues our efforts to provide the best in modern banking delivered in a community bank wrapper. We want to be both big enough and small enough to meet our customers' financial needs.

The year 2002 will be a special year for Union Bank & Trust Company and Rappahannock National Bank. Both banks will be celebrating their 100th year of serving their community. Strong leadership and a community focus are characteristics that allowed these banks to survive the Great Depression, as well as more local economic downturns.

[GRAPHIC OMITTED]
The community banking staff at Bank of Williamsburg's new loan production office in Newport News is dedicated to serving their customers. From left: Executive Vice President Bob Bailey, Vice President Mary Kenerley, Portfolio Administrator Stephanie Walter, and Vice President Margaret Cooper.

In connection with the recent acquisition of a community banking organization by a North Carolina super regional bank, Bank of Williamsburg (BOW) had the opportunity to hire three lenders and a portfolio administrator who wanted to continue their careers as full service community bankers. On January 2, 2002, BOW opened a loan production office in the Oyster Point area of Newport News, Virginia. While the opening of this office will represent a short-term drag on earnings, the loan volume generated by this new office is expected to enhance future earnings to BOW.

In late summer, Union Bank & Trust Company will open a branch in Thornburg, Virginia. The Thornburg location will deep-

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


en our presence in fast growing Spotsylvania County and fill a hole in our footprint along the rapidly developing US1/I-95 corridor.

REVENUE GROWTH
[GRAPHIC CHART OMITTED]


Despite being closed for ten days following the September 11 terrorist attacks, Union Investment Services showed increased revenues and net profit for the year. Union Investments Services currently has three full-time investment advisors. During 2002, we expect to respond to customer demand and market growth by adding additional brokers to our network.

In last year's annual report, we spoke to the many initiatives we had undertaken at Mortgage Capital Investors to close offices, reduce overhead, and improve efficiencies. Mortgage Capital Investors earned $1.2 million for your company this year on $320 million in loan originations. We have compared these numbers with other bank owned mortgage companies and found that our performance was equal to or better than most. During 2001, as a result of the above initiatives and increased volumes, we saw the fixed costs of generating a loan drop to less than half the cost that was experienced in the year 2000 and the number of commissioned loan officers working for Mortgage Capital Investors more than doubled. While interest rates certainly worked in our favor, we are gratified that refinance volume represented only a third of our total business. Our mortgage business continues to focus on referrals from our bank employees and our long-standing relationships with builders and realtors. Mortgage Capital Investors, like our banks, is a strong advocate of customer service in meeting the needs of its client base. Again, in a pricesensitive business, value is added through knowledgeable people and a commitment to superior service.

The heyday of tech stocks seems a distant memory, except to those who heavily invested in that sector. Community bank stocks represent the antithesis of the high-flying tech stocks--value, stability, profits and dividends. As the technology stock bubble inflated, community bank stocks lost value for their shareholders and Union Bankshares lost more value than its peers. When the technology bubble burst, many investors returned to value stocks, like community banks.

In the year 2001, Union Bankshares was a come-back story. Our profits were much improved and exceeded those of many of our peers. The results were reflected in a 50% increase in our stock price, which exceeded that of the NASDAQ community bank sector, and many of our Virginia peers. Even into the first part of the year 2002, our stock price has continued to rise. I am sure this increase is particularly gratifying to each of you who purchased Union Bankshares stock when it was trading in the $10 and $11 range. I congratulate you on the astuteness of your investment.

Since the formation of Union Bankshares Corporation we have not wavered from our mission and although every endeavor has not worked out exactly as planned, we are poised for the future. Our expectation is that through internal growth,

[GRAPHIC CHART OMITTED]

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


Union Bankshares Corporation can reach $1.5 billion in assets within four years. We believe that we have the platform of people, markets, and infrastructure to achieve that growth. We also believe that the time is right for Union Bankshares Corporation to grow through acquisition. We will focus on entering growth markets and/or seeking affiliations with banks that offer a unique service or niche that compliments our organization.

On behalf of our employees and the Board, I would like to thank you for being interested and engaged shareholders. If you are not currently using one of our companies for your financial needs, I encourage you to do so. You will enjoy working with highly motivated people dedicated to providing exemplary customer service and enhancing the value of your ownership. Please remember that the best place to get accurate information about Union Bankshares is from your management. Our doors, telephones, and e-mails are always open.

[GRAPHIC CHART OMITTED]

Sincerely,

/s/ WILLIAM BEALE
G. William Beale
President




QUARTERLY EARNINGS SUMMARY

                                                   2001                                              2000

                              FOURTH     THIRD    SECOND     FIRST     TOTAL    FOURTH     THIRD    SECOND     FIRST     TOTAL
                              ------     -----    ------     -----     -----    ------     -----    ------     -----     -----
                                                          (in thousands, except per share amounts)
Interest income               $16,007   $16,477   $16,489   $16,603   $65,576   $16,680   $16,593   $16,228   $15,366   $64,867
Interest expense                7,203     8,083     8,531     8,666    32,483     8,765     8,703     8,382     7,680    33,530
                              -----------------------------------------------   -----------------------------------------------
Net interest income             8,804     8,394     7,958     7,937    33,093     7,915     7,890     7,846     7,686    31,337
Provision for loan losses         846       455       393       432     2,126       434       522       581       564     2,101
                              -----------------------------------------------   -----------------------------------------------
Net interest income after
  provision for loan losses     7,958     7,939     7,565     7,505    30,967     7,481     7,368     7,265     7,122    29,236
Noninterest income              4,323     4,067     4,089     3,613    16,092     3,168     3,163     3,219     2,461    12,011
Noninterest expenses            8,626     8,092     7,971     7,758    32,447     7,888     8,342     8,163     8,031    32,424
                              -----------------------------------------------   -----------------------------------------------
Income before income taxes      3,655     3,914     3,683     3,360    14,612     2,761     2,189     2,321     1,552     8,823
Income tax expense                569       877       797       690     2,933       373       292       427       131     1,223
                              -----------------------------------------------   -----------------------------------------------
Net income                    $ 3,086   $ 3,037   $ 2,886   $ 2,670   $11,679   $ 2,388   $ 1,897   $ 1,894   $ 1,421   $ 7,600
                              ===============================================   ===============================================

Net income per share
     Basic                    $  0.41   $  0.40   $  0.38   $  0.36   $  1.55   $  0.32   $  0.25   $  0.25   $  0.19   $  1.01
                              =======   =======   =======   =======   =======   =======   =======   =======   =======   =======

     Diluted                  $  0.41   $  0.40   $  0.38   $  0.35   $  1.55   $  0.32   $  0.25   $  0.25   $  0.19   $  1.01
                              =======   =======   =======   =======   =======   =======   =======   =======   =======   =======

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


SELECTED FINANCIAL DATA


UNION BANKSHARES CORPORATION AND SUBSIDIARIES

                                                           2001          2000          1999          1998          1997
                                                           ----          ----          ----          ----          ----
RESULTS OF OPERATIONS                                            (dollars in thousands, except per share amounts)
  Interest income                                       $   65,576    $   64,867    $   55,636    $   51,062    $   44,821
  Interest expense                                          32,483        33,530        27,067        24,463        21,057
                                                        ------------------------------------------------------------------
  Net interest income                                       33,093        31,337        28,569        26,599        23,764
  Provision for loan losses                                  2,126         2,101         2,216         3,044         1,182
                                                        ------------------------------------------------------------------
  Net interest income after provision for loan losses       30,967        29,236        26,353        23,555        22,582
  Noninterest income                                        16,092        12,011        13,246         5,567         4,495
  Noninterest expenses                                      32,447        32,424        32,689        20,622        16,628
                                                        ------------------------------------------------------------------
  Income before income taxes                                14,612         8,823         6,910         8,500        10,449
  Income tax expense                                         2,933         1,223           636         1,678         2,283
                                                        ------------------------------------------------------------------
  Net income                                            $   11,679    $    7,600    $    6,274    $    6,822    $    8,166
                                                        ==================================================================

KEY PERFORMANCE RATIOS
  Return on average assets (ROA)                              1.27%         0.88%         0.79%         1.00%         1.41%
  Return on average equity (ROE)                             13.55%        10.69%         8.74%         9.58%        12.80%
  Efficiency ratio                                           62.13%        71.18%        74.50%        61.24%        56.20%

PER SHARE DATA
  Net income per share - basic                          $     1.55    $     1.01    $     0.84    $     0.91    $     1.10
  Net income per share - diluted                              1.55          1.01          0.84          0.91          1.09
  Cash dividends declared                                     0.46          0.40          0.40          0.38          0.37
  Book value at period-end                                   11.82         10.42          9.19          9.77          9.16

FINANCIAL CONDITION
  Total assets                                          $  983,097    $  881,961    $  821,827    $  733,947    $  615,716
  Total deposits                                           784,084       692,472       646,866       607,629       489,256
  Total loans, net of unearned income                      600,164       580,790       543,367       479,822       399,351
  Stockholders' equity                                      88,979        78,352        68,794        73,359        68,427

ASSET QUALITY
  Allowance for loan losses                             $    7,336    $    7,389    $    6,617    $    6,407    $    4,798
  Allowance as % of total loans                               1.22%         1.27%         1.22%         1.33%         1.20%

OTHER DATA
  Market value per share at period-end                  $    16.24    $    10.25    $    14.75    $    17.50    $    21.94
  Price to earnings ratio                                     10.5          10.1          17.6          19.2          19.9
  Price to book value ratio                                    137%           98%          161%          179%          240%
  Dividend payout ratio                                      29.68%        39.60%        42.62%        41.76%        32.73%
  Weighted average shares outstanding, basic             7,523,566     7,508,238     7,473,869     7,489,873     7,455,369
  Weighted average shares outstanding, diluted           7,541,572     7,513,000     7,498,000     7,516,000     7,482,000

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


RETAIL LOCATIONS

[GRAPHIC MAP OMITTED]

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


[GRAPHIC OMITTED]  UNION BANK &
                   TRUST COMPANY

   www.unionbankandtrust.com

ASHLAND
U.S. Route 1 & Ashcake Road
302 Ashcake Road
Ashland, Virginia 23005
(804) 798-4488

ATLEE
10469 Atlee Station Road
Ashland, Virginia 23005
(804) 550-2300

BOWLING GREEN
211 North Main Street
Bowling Green, Virginia 22427
(804) 633-5031

BROCK ROAD
Brock Road and Route 3
11625 Brock Road
Spotsylvania, Virginia 22553
(540) 972-2958

CHANCELLOR
4210 Plank Road
Fredericksburg, Virginia 22407
(540) 786-2265

COLONIAL BEACH
840 McKinney Blvd.
Colonial Beach,VA 22443
(804) 224-0101

FALL HILL
2811 Fall Hill Avenue
Fredericksburg, Virginia 22401
(540) 372-7760

FALMOUTH
Cambridge & Layhill Road
622 Cambridge Street
Fredericksburg, Virginia 22405
(540) 374-1300

FOUR MILE FORK
4540 Lafayette Boulevard
Fredericksburg, Virginia 22408
(540) 898-5100

HANOVER COMMONS
9534 Chamberlayne Road
Mechanicsville, Virginia 23111
(804) 730-1700

KENMORE AVENUE
700 Kenmore Avenue
Fredericksburg, Virginia 22401
(540) 371-0108

KING GEORGE
10045 Kings Highway
King George, VA 22485
(540) 775-9300

LADYSMITH
U.S. Route 1
18048 Jefferson Davis Highway
Ruther Glen, Virginia 22546
(804) 448-3100

LEAVELLS
10415 Courthouse Road
Spotsylvania, Virginia 22553
(540) 898-2700

PORT ROYAL
U.S. Route 301
Port Royal, Virginia 22535
(804) 742-5546

MANQUIN
U.S. Route 360
3708 Richmond Tappahannock Highway
Manquin, Virginia 23106
(804) 769-3031

MASSAPONAX
Massaponax Church Road &
  U.S. Route 1
8520 Jefferson Davis Highway
Fredericksburg, Virginia 22407
(540) 891-0300

MECHANICSVILLE
610 Mechanicsville Turnpike
Mechanicsville, Virginia 23116
(804) 730-7055


[GRAPHIC OMITTED]  BANK OF
                   WILLIAMSBURG

   www.bankofwilliamsburg.com

5125 John Tyler Parkway
Williamsburg, Virginia 23187
(804) 229-5448

LOAN PRODUCTION OFFICE
610 Thimble Shoals Blvd,
Suite 102
Newport News, Virginia 23606
(757) 599-0895


NORTHERN [GRAPHIC OMITTED] NECK
                           STATE BANK

   www.nnsbva.com

BURGESS
15043 Northumberland Highway
Burgess, VA 22432
(804) 453-4181

KILMARNOCK
284 North Main Street
Kilmarnock, VA 22842
(804) 435-2681

MONTROSS
17191 Kings Hwy.
Montross, VA 22520
(804) 493-9301

REEDVILLE
876 Main Street
Reedville, VA 22539
(804) 453-4151

TAPPAHANNOCK
1649 Tappahannock Blvd.
Tappahannock, VA 22560
(804) 443-4361

WAL-MART IN
TAPPAHANNOCK
1660 Tappahannock Blvd.
Tappahannock, VA 22560
(804) 443-9433

WARSAW - MAIN OFFICE
5839 Richmond Road
Warsaw, VA 22572
(804) 333-4066

WARSAW - TIME SQUARE
4256 Richmond Road
Warsaw, VA 22572
(804) 333-3019

WHITE STONE
485 Chesapeake Drive
White Stone, VA 22578
(804) 435-1626


RNB [LOGO]  Rappahannock
            National Bank

   www.rappahannockbank.com

257 Gay Street
Washington, Virginia 22747
(540) 675-3519


[GRAPHIC OMITTED]  MORTGAGE CAPITAL
                   ----------------
                    INVESTORS, INC.

   www.mtgcap.com

CAMP SPRINGS
5835 Allentown Way
Camp Springs, MD 20748
(301) 449-7200

FREDERICK
3 Hillcrest Drive, #A100
Frederick, MD 21703
(301) 620-9100

FREDERICKSBURG
5440 Jefferson Davis Highway,
#103
Fredericksburg, VA 22407
(540) 710-7830

GREENBELT
7501 Greenway Center Drive,
#140
Greenbelt, MD 20770
(301) 982-0800

MYRTLE BEACH
7901 N. Ocean Boulevard
Myrtle Beach, SC 29572
(843) 449-8004

SPRINGFIELD
6571 Edsall Road
Springfield, VA 22151
(703) 941-0711

VIRGINIA BEACH
6330 Newtown Road, #211
Norfolk, VA 23502
(757) 481-0400


   UNION
      INVESTMENTS

   www.unioninvestments.com

ATLEE
(804) 550-7209

BOWLING GREEN
(804) 633-4489

FALL HILL
(540) 371-1000

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


DIRECTORS OF UNION BANKSHARES CORPORATION

Ronald L. Hicks
  Chairman

W. Tayloe Murphy, Jr.
  Vice Chairman

G. William Beale

Frank B. Bradley, III

Walton Mahon

M. Raymond Piland, III

Charles H. Ryland

A. D. Whittaker

William M. Wright

[PHOTO OF DIRECTORS OMITTED]
Seated on the left: M. Raymond Piland, III, and Walton Mahon. Standing from left to right: W. Tayloe Murphy, Jr., G. William Beale, William M. Wright, and Ronald
L. Hicks. Seated at the table left to right are: A.D. Whittaker, Charles H. Ryland, and Frank B. Bradley, III


================================================================================

To describe Charles H. Ryland in a few words is difficult... attorney, historian, investor, loving husband, father, banker, and advisor are just some of the words that come to mind. Charles, a founding director of Union Bankshares Corporation, has decided not to stand for re-election to the Board at the 2002 Annual Meeting. Charles has been a valuable contributor and visionary while serving on your Board for the last eight years. He will continue to serve on the Board of Northern Neck State Bank, as he has for the 62 years since April 5, 1940.

[PHOTO OF CHARLES H. RYLAND OMITTED]

================================================================================

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


DIRECTORY OF UNION BANKSHARES CORPORATION

UNION BANKSHARES CORPORATION

Officers
G. William Beale, President & Chief Executive Officer
D. Anthony Peay, Senior Vice President,
  Chief Financial Officer & Corporate Secretary
David S. Wilson, Senior Vice President
R. Tyler Ware, Senior Vice President
Elizabeth M. Bentley, Vice President
Joseph E. Brown, Jr., Vice President
Jeannette B. Burke, Vice President
Dawna D. Eacho, Vice President
Myles W. H. Gaythwaite, Vice President
John A. Lane, Vice President
Richard L. Love, Controller
Scott Q. Nininger, Vice President
George Washington, Jr., Vice President

Directors
Ronald L. Hicks, Chairman
W. Tayloe Murphy, Jr., Vice Chairman
G. William Beale
Frank B. Bradley, III
Walton Mahon
M. Raymond Piland, III
Charles H. Ryland
A. D. Whittaker
William M. Wright


UNION BANK & TRUST COMPANY

Officers
G. William Beale, President & Chief Executive Officer
John C. Neal, Executive Vice President &
  Chief Operating Officer
William H. Hutton, Senior Vice President
John M. Randolph, Senior Vice President
Michael L. Torosian, Senior Vice President
David K. Bohmke, Vice President
Sylvia C.Buffkin, Vice President
Charles T. Bullock, Vice President
David F. Clare, Vice President
Maria S. Franklin, Vice President
Charles H. Gravatt, Vice President
Sherry C. Gravatt, Vice President
C. Thomas Parcell, III, Vice President
Douglas M. Ransone, Vice President
Raymond C. Ratcliffe, Jr., Vice President
Gary A. Salinsky, Vice President

Directors
Ronald L. Hicks, Chairman
Walton Mahon, Vice Chairman
G. William Beale
John S. Cheadle
William B. Gallahan
Daniel I. Hansen
Michael N. Manns
John C. Neal
J. E. Small, III
A. D. Whittaker

Honorary Directors
Estelle H. Kay
Guy C. Lewis, Jr.
M. Raymond Piland, III
H. Ashton Taylor
R. F. Upshaw, Jr.

King George Advisory Board
Michael C. Mayo
E. R. Morris, Jr.
William Storke
A. B. Walker, Jr.
Patrick H. Ward, Jr.


NORTHERN NECK STATE BANK

Officers
N. Byrd Newton, President & Chief Executive Officer
Russell G. Brown, Vice President
William E. Harrison, Vice President & Cashier
Geneva B. Lowery, Vice President &
  Assistant Secretary
C. Wayne Penick, Vice President
Charles M. Sanford, Jr., Vice President
Gloria B. Smith, Vice President & Secretary

Directors
Shirley E. Bevans
Richard A. Farmar, Jr.
W. D. Gray
Edward L. Hammond
William H. Hughes
W. Tayloe Murphy, Jr.
N. Byrd Newton
Dexter C. Rumsey, III
Charles H. Ryland
Charles H. Williams, III
William M. Wright

Honorary Directors
William E. Bowen
Robert B. Delano
James V. Garland, Jr.
Thomas S. Herbert
Louis G. Packett

Lancaster/Northumberland
Advisory Board
Robert E. Crowther, III
William B. Graham
Lloyd B. Hubbard
David Jones
Burton D. Reed, Jr.
H. Chilton Treakle, Sr.
Herbert E. Vaughan
Nancy T. Young

Essex Advisory Board
N. Page Ball
Charles P. Gilchrist III
Trent C. Taliaferro


RAPPAHANNOCK NATIONAL BANK

Officers
Michael T. Leake, Executive Vice President &
  Chief Executive Officer

Directors
Elisabeth J. Jones, Chairman
G. William Beale
Alphaeus F. Cannon
Michael T. Leake
Sharon G. Luke
Thomas B. Massie
Mary L. Payne
Thomas G. Taylor
George E. Williams


BANK OF WILLIAMSBURG

Officers
J. Michael Johnson, President
Robert L. Bailey, Executive Vice President
Margaret B. Cooper, Vice President
Kenneth M. Johnston, Vice President
Mary E. Kenerley, Vice President

Directors
Henry Aceto, Jr.
Robert L. Bailey
A. G. W. Christopher
Randall K. Cooper
L. Mark Griggs
J. Michael Johnson
Svein J. Lassen
Christopher A. Mayer
Alison Morrison
D. Anthony Peay
Thomas R. Tucker
Scott A. Wise


UNION INVESTMENT SERVICES

Officers
Bernard W. Mahon, Jr., President
Darryl Barnes, Vice President
Randall W. Vaughan, Jr., Vice President

Directors
G. William Beale, Chairman
Russell G. Brown
Myles W. H. Gaythwaite
Bernard W. Mahon, Jr.
Michael N. Manns
J. E. Small, III


MORTGAGE CAPITAL INVESTORS

Officers
Kevin P. Keegan, President & Chief Executive Officer
Patricia Schurtz, Vice President
Dennick M. Skeels, Controller

Directors
G. William Beale, Chairman
John S. Cheadle
Daniel I. Hansen
Ronald L. Hicks
Kevin P. Keegan
John C. Neal
D. Anthony Peay

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


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


OVERVIEW

Union Bankshares Corporation's net income for 2001 totaled $11.7 million or $1.55 per share on a basic and diluted basis, up 53.7% from $7.6 million or $1.01 per share on a basic and diluted basis for 2000. Profitability as measured by return on average assets (ROA) for 2001 was 1.27% as compared to .88% a year earlier, while return on average equity (ROE) for 2001 was 13.55% as compared to 10.69% in 2000. Core profitability continued to improve as net interest income increased by 5.6% and noninterest income was up 34%.

Union Bankshares Corporation's financial performance in 2001 was significantly influenced by the effect of rapidly falling interest rates and general economic conditions. Net income for the community bank segment was $10.5 million, an increase of $1.3 million, or 13.8% over 2000. In the community bank segment, reductions in interest rates were offset by increases in volume and the repricing of deposits and reduction of other borrowings combined to increase net interest income. Net interest income increased $1.2 million or 3.9%, despite continued margin compression. Consolidation and centralization initiatives implemented in recent years continued to contribute to this increase, as technology and human resource efficiencies were realized. Noninterest expense in this sector increased only 1.7% while assets grew by over 11.2%. This ability to grow on a stable cost platform has allowed the Company to realize efficiencies from both internal growth and recent expansion activities. The Company continues to seek opportunities to expand its presence in strong growth markets.

The decline in interest rates in 2001 also stimulated mortgage loan originations and enhanced the financial performance of the Company's mortgage banking segment. Mortgage loan originations in 2001 totaled $320 million and the gains on the sales of those loans totaled $8.9 million, a 60.6% increase over 2000. Net income for the mortgage banking segment was $1.2 million, an improvement of $2.8 million over the $1.6 million loss in 2000. Contributing to this improvement were reductions in noninterest expense of $390,000 which reflect the impact of the closing of offices and consolidation of functions. The hiring of additional commission-based loan officers provided increased capacity to generate loans without increasing fixed operating expenses. Although declining rates led to increased production, refinanced mortgages represented only 30% of the mortgage segment's loan production in 2001. The Company continues to focus on developing and maintaining relationships with builders and realtors to generate loan referrals, not relying heavily on refinance business.

As net interest margins continue to tighten, the Company has continued to seek sources of noninterest income. Gains on sales of mortgage loans, fees for customer services and brokerage commissions from our investment subsidiary resulted in a 34.0% increase in noninterest income in 2001.

Assets grew to $983.1 million at December 31, 2001, up 11.5% from $882.0 million a year ago. Loans grew to $600.2 million, up 3.3% over year end 2000 totals reflecting uncertainty in the economy and slower loan demand. Deposits increased from $692.5 million at December 31, 2000 to $784.1 million at December 31, 2001, a 13.2% increase. The Company's capital position grew by 13.6%, from $78.4 million at December 31, 2000 to $89.0 million a year later and remains strong at 9.1% of total assets.


NET INTEREST INCOME

Net interest income which represents the principal source of earnings for the Company is the amount by which interest income exceeds interest expense. The net interest margin is net interest income expressed as a percentage of interest-earning assets. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income and the net interest margin.

During 2001, net interest income, on a taxable equivalent basis (which reflects the tax benefits of nontaxable investments), totaled $35.9 million, an increase of 4.9% from $34.2 million in 2000. The Company's net interest margin declined to 4.17% in 2001, as compared to 4.23% in 2000. The yield on earning assets decreased to 7.94% from 8.39% in 2000 while the cost of interest-bearing liabilities decreased from 4.80% in 2000 to 4.42% in 2001. Average interest-bearing liabilities increased by $35.3 million, or 5.0% while average earning assets grew by $53.1 million, or 6.6%. In 2001, deposits increased through both internal growth and a branch acquisition which brought $14.9 million in deposits. In addition, we believe many investors left the stock market and chose to maintain their liquidity in bank deposits. As loan demand slowed due to economic uncertainty, the banks' excess funds were invested in lower yielding assets (including securities and Federal funds sold), compressing the net interest margin. Despite this compression, the volume of earning assets more than offset the decline in rates, increasing net interest income by $1.7 million on a taxable equivalent basis.

During 2000, net interest income, on a taxable equivalent basis, totaled $34.2 million, an increase of 9.8% from $31.1 million in 1999. The Company's net interest margin declined to 4.23% in 2000, as compared to 4.27% in 1999. The yield on earning assets increased to 8.39% from 7.97% in 1999 while the cost of interest-bearing liabilities increased from 4.37% in 1999 to 4.80% in 2000. Average interest-bearing liabilities increased by $79.3 million, or 12.8% while average earning assets grew by $77.5 million, or 10.6%.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


The following table shows interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Some items were restated to conform to current year presentation.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

                                                                        YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------------------
                                                  2001                            2000                             1999
                                     -----------------------------   ------------------------------   -----------------------------
                                                  INTEREST                        INTEREST                         INTEREST
                                      AVERAGE     INCOME/    YIELD/   AVERAGE     INCOME/     YIELD/   AVERAGE     INCOME/    YIELD/
                                      BALANCE     EXPENSE    RATE     BALANCE     EXPENSE     RATE     BALANCE     EXPENSE    RATE
                                     -----------------------------   ------------------------------   -----------------------------
ASSETS                                                                   (dollars in thousands)
Securities:
   Taxable .......................   $ 138,175   $   9,125   6.60%   $ 121,826   $   8,979    7.37%   $ 117,938   $   7,567   6.42%
   Tax-exempt(1) .................      91,538       7,039   7.69%      97,080       7,424    7.65%      89,211       6,945   7.78%
      Total securities ...........     229,713      16,164   7.04%     218,906      16,403    7.49%     207,149      14,512   7.01%
Loans, net .......................     589,347      50,148   8.51%     573,989      50,300    8.76%     508,217      42,804   8.42%
Loans held for sale ..............      25,862       1,559   6.03%      10,864         827    7.61%      10,306         620   6.02%
Federal funds sold ...............      13,233         412   3.11%       2,607         118    4.53%       3,004         209   6.96%
Money market investments .........       1,116          23   2.06%          --          --      --           --          --     --
Interest-bearing deposits
   in other banks ................       1,154          37   3.21%         936          59    6.30%       1,165          56   4.81%
                                     ---------------------           ---------------------            ---------------------
      Total earning assets .......     860,425      68,343   7.94%     807,302      67,707    8.39%     729,841      58,201   7.97%
Allowance for loan losses ........      (7,725)                         (7,488)                          (7,270)
Total non-earning assets .........      69,421                          61,449                           68,964
                                     ---------                       ---------                        ---------
Total assets .....................   $ 922,121                       $ 861,263                        $ 791,535
                                     =========                       =========                        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Checking ......................   $ 100,112       1,646   1.64%   $  99,377       2,116    2.13%   $  88,806       1,845   2.08%
   Money market savings ..........      67,680       1,838   2.72%      62,197       2,022    3.25%      63,452       2,070   3.26%
   Regular savings ...............      63,311       1,443   2.28%      56,992       1,367    2.40%      59,897       1,576   2.63%
Certificates of deposit:
   $100,000 and over .............     128,117       7,243   5.65%     108,740       6,251    5.75%      92,123       4,669   5.07%
   Under $100,000 ................     269,578      14,970   5.55%     258,162      14,756    5.72%     237,734      12,609   5.30%
                                     ---------------------           ---------------------            ---------------------
      Total interest-bearing
         deposits ................     628,798      27,140   4.32%     585,468      26,512    4.53%     542,012      22,769   4.20%
Other borrowings .................     105,284       5,343   5.07%     113,339       7,018    6.19%      77,497       4,298   5.55%
                                     ---------------------           ---------------------            ---------------------
      Total interest-bearing
         liabilities .............     734,082      32,483   4.42%     698,807      33,530    4.80%     619,509      27,067   4.37%
                                                 ---------                       ---------                        ---------

Noninterest bearing liabilities:
   Demand deposits ...............      96,127                          86,416                           85,017
   Other liabilities .............       5,719                           4,951                           15,242
                                     ---------                       ---------                        ---------
      Total liabilities ..........     835,928                         790,174                          719,768
Stockholders' equity .............      86,193                          71,089                           71,767
                                     ---------                       ---------                        ---------
Total liabilities and
   stockholders' equity ..........   $ 922,121                       $ 861,263                        $ 791,535
                                     =========                       =========                        =========

Net interest income ..............               $  35,860                       $  34,177                        $  31,134
                                                 =========                       =========                        =========

Interest rate spread .............                           3.52%                            3.59%                           3.60%
Interest expense as a percent
   of average earning assets .....                           3.78%                            4.15%                           3.71%
Net interest margin ..............                           4.17%                            4.23%                           4.27%

(1)  Income and yields are reported on a taxable equivalent basis.

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


The following table summarizes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding.

VOLUME AND RATE ANALYSIS* (TAXABLE EQUIVALENT BASIS)
(Dollars in thousands)

                                                                   YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------
                                                       2001 vs. 2000                    2000 vs. 1999
                                                    INCREASE (DECREASE)              INCREASE (DECREASE)
                                                     DUE TO CHANGES IN:               DUE TO CHANGES IN:
                                               ------------------------------   ------------------------------
                                                VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                                ------      ----       -----     ------      ----       -----
EARNING ASSETS:
    Securities:
      Taxable ..............................   $ 1,134    $  (988)   $   146    $   257    $ 1,155    $ 1,412
      Tax-exempt ...........................      (425)        40       (385)       603       (124)       479
    Loans, net .............................     1,327     (1,479)      (152)     5,711      1,785      7,496
    Loans held for sale ....................       936       (204)       732         35        172        207
    Federal funds sold .....................       341        (47)       294        (25)       (66)       (91)
    Money market investments ...............        11         12         23         --         --         --
    Interest-bearing deposits
      in other banks .......................        11        (33)       (22)       (12)        15          3
                                               -----------------------------    -----------------------------
        Total earning assets ...............     3,335     (2,699)       636      6,569      2,937      9,506
                                               -----------------------------    -----------------------------

INTEREST-BEARING LIABILITIES:
    Checking ...............................        15       (485)      (470)       225         46        271
    Money market savings ...................       168       (352)      (184)       (41)        (7)       (48)
    Regular savings ........................       146        (70)        76        (75)      (134)      (209)
    CDs $100,000 and over ..................     1,097       (105)       992        908        674      1,582
    CDs ** $100,000 ........................       641       (427)       214      1,128      1,019      2,147
                                               -----------------------------    -----------------------------
        Total interest-bearing
          deposits .........................     2,067     (1,439)       628      2,145      1,598      3,743
    Other borrowings .......................      (474)    (1,201)    (1,675)     2,173        547      2,720
                                               -----------------------------    -----------------------------
        Total interest-bearing
          liabilities ......................     1,593     (2,640)    (1,047)     4,318      2,145      6,463
                                               -----------------------------    -----------------------------
    Change in net interest
      income ...............................   $ 1,742    $   (59)   $ 1,683    $ 2,251    $   792    $ 3,043
                                               =============================    =============================

* The change in interest, due to both rate and volume, has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.


INTEREST SENSITIVITY

An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which are variable rate instruments, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge interest rate risk and to minimize the impact of rising or falling interest rates on net interest income.

The Company determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management's expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors. The Company uses computer simulations to measure the effect of various interest rate scenarios on net interest income. This modeling reflects interest rate changes and the related impact on net interest income and net income over specified time horizons.

At December 31, 2001, the Company had $148.3 million more liabilities than assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive company's net interest margin and net interest income generally will be impacted favorably by declining interest rates, while that of an asset-sensitive company generally will be impacted favorably by increasing interest rates. At December 31, 2000, the Company had $246.0 million more liabilities than assets subject to repricing within one year.

Although the gap report shows the Company to be liability-sensitive, computer simulation shows the Company's net interest income tends to increase when interest rates rise and fall when interest rates decline. The explanation for this is that interest rate changes affect bank products differently. For example: if the prime rate changes by 1.0% (100 basis points or bps), the change on certificates of deposit may

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


only be around 0.75% (75 bps), while other interest bearing deposit accounts may only change 0.1% (10 bps). Also, despite their fixed terms, loan products are often refinanced as rates decline but rarely refinanced as rates rise. In 2001, with rapidly declining rates, the market moved from an inverted yield curve to a more normal curve by year end. Assets repriced early in the year while liabilities repriced later in the year resulting in a modest increase in net interest income.


EARNINGS SIMULATION ANALYSIS

Management uses simulation analysis to measure the sensitivity of net interest income to changes in interest rates. The model calculates an earnings estimate based on current and projected balances and rates. This method is subject to the accuracy of the assumptions that underlie the process, but it provides a better analysis of the sensitivity of earnings to changes in interest rates than other analysis such as the static gap analysis discussed above.

Assumptions used in the model are derived from historical trends and management's outlook and include loan and deposit growth rates and projected yields and rates. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loans and mortgage backed securities prepayment assumptions are based on industry estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Different interest rate scenarios and yield curves are used to measure the sensitivity of earnings to changing interest rates. Interest rates on different asset and liability accounts move differently when the prime rate changes and are reflected in the different rate scenarios.

The following table represents the interest rate sensitivity on net interest income for the Company using different rate scenarios:

         CHANGE IN PRIME RATE %           CHANGE IN NET INTEREST INCOME
         ----------------------           -----------------------------
           +200 basis points                          7.6%
                 Flat                                   0
           -200 basis points                         -8.4%


MARKET VALUE SIMULATION

Market value simulation is used to calculate the estimated fair value of assets and liabilities over different interest rate environments. Market values are calculated based on discounted cash flow analysis. The net market value is the market value of all assets minus the market value of all liabilities. The change in net market value over different rate environments is an indication of the longer term repricing risk in the balance sheet. The same assumptions are used in the market value simulation as in the earnings simulation.

The following chart reflects the change in net market value over different rate environments:

                                             CHANGE IN NET MARKET VALUE
         CHANGE IN PRIME RATE                  (DOLLARS IN THOUSANDS)
         --------------------                  ----------------------
           +200 basis points                            $-287
           +100 basis points                             -158
                 Flat                                       0
           -100 basis points                              -40
           -200 basis points                              -42


NONINTEREST INCOME

Declining net interest margins and interest rate pressures have prompted banks to continually seek supplemental sources of revenue. The Company has focused on providing quality customer service and collecting fees commensurate with that service. In addition, Union Investment Services and Mortgage Capital Investors provide significant noninterest income to the Company. Noninterest income increased by 34.0% from $12.0 million in 2000 to $16.1 million in 2001. This increase is primarily due to a $3.3 million increase in gains on sales of loans, which rose from $5.5 million in 2000 to $8.9 million in 2001. The growth in mortgage originations stimulated by declining interest rates led to this increase. In addition, other operating income was up from $498,000 in 2000 to $906,000 in 2001. This rise was principally the result of increases in the cash surrender value of bank owned life insurance. Other service charges, commissions and fees income was up $325,000 from $2.2 million in 2000 as brokerage fees and ATM fees continued to grow. Service charges on deposits rose slightly from $3.6 million to $3.7 million.

In 2000, noninterest income decreased by 9.3% from $13.2 million in 1999 to $12.0 million in 2000. This decrease was largely attributable to a $2.1 million decrease in gains on sales of loans, which declined from $7.6 million in 1999 to $5.5 million in 2000 as mortgage originations declined. A $545,000 increase in service charges on deposits and a $447,000 increase in other service charges, commissions and fees (including a $227,000 increase in brokerage fees from Union Investment Services) offset much of this decline.

In the third quarter of 2000, the Company restructured its securities portfolio, selling lower-yielding securities to invest in higher-yielding instruments and resulting in a loss of $1.1 million. In the same quarter, the Company completed the termination of its defined benefit plan resulting in a $1.1 million gain. In connection with the termination of the defined benefit plan, the Company redirected a portion of the expense of the prior plan to enhance the existing compensation of employees to be more competitive with the market. The net impact of these two nonrecurring transactions on noninterest income was minimal.

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


NONINTEREST EXPENSES

Noninterest expenses totaled $32.4 million in 2001, flat versus $32.4 million in 2000. Salaries and benefits were $19.1 million in 2001, up $373,000 or 2.0% compared to $18.7 million in 2000. The increase in mortgage loan production and gains on loan sales within the mortgage segment resulted in an increase of $1.2 million in commission compensation but this was largely offset by a decrease in salaries of $700,000. This reflects reductions in staffing related to the closing of mortgages offices and severance payments in 2000. The community bank segment's salaries and benefits expenses were flat year to year. Occupancy expenses were $2.2 million, down $121,000 over $2.3 million in 2000. Equipment expense was down slightly at $2.9 million versus $3.0 million in 2000. Other operating expense was $8.3 million down slightly compared to $8.4 million in 2000. This was the result of professional fees being down while marketing, other taxes and other expenses rose. Much of these cost efficiencies are attributable to the consolidation of virtually all back office functions and the Company's investment in technology.

Noninterest expenses totaled $32.4 million in 2000, down .8% versus $32.7 million in 1999. Much of this decline was related to declines in 2000 mortgage production, and nonrecurring conversion and expansion costs in 1999. Most of the increase in 2000 expenses over 1999 was the result of a full year of expenses from MCI and the impact of a full year of depreciation and amortization for new equipment and systems.


LOAN PORTFOLIO

Loans, net of unearned income, totaled $600.2 million at December 31, 2001, an increase of 3.3% over $580.8 million at December 31, 2000. Loans secured by real estate represent the Company's largest category, comprising 68.8% of the total loan portfolio at December 31, 2001. Of this total, single-family, residential loans, not including home equity lines, comprised 28.2% of the total loan portfolio at December 31, 2001, down slightly from 30.5% in 2000. Loans secured by commercial real estate comprised 25.8% of the total loan portfolio at December 31, 2001, as compared to 24.1% in 2000, and consist principally of commercial and industrial loans where real estate constitutes a secondary source of collateral. The Company attempts to reduce its exposure to the risk of the local real estate markets by limiting the aggregate size of its commercial real estate portfolio, and by making such loans primarily on owner-occupied properties. Real estate construction loans accounted for 9.7% of total loans outstanding at December 31, 2001. The Company's charge-off rate for all loans secured by real estate has historically been low.

LOAN PORTFOLIO
                                                                             DECEMBER 31,
                                                         ----------------------------------------------------
                                                           2001       2000       1999       1998       1997
                                                           ----       ----       ----       ----       ----
                                                                            (in thousands)
Commercial ...........................................   $ 70,739   $ 74,261   $ 67,649   $ 61,678   $ 45,541
Loans to finance agriculture production
     and other loans to farmers ......................      4,075      2,793      3,015      2,595      1,590
Real estate:
     Real estate construction ........................     57,940     33,560     33,218     38,128     28,206
     Real estate mortgage:
          Residential (1-4 family) ...................    169,426    177,282    179,246    155,843    125,205
          Home equity lines ..........................     24,474     20,049     20,987     18,737     21,061
          Multi-family ...............................      3,418      4,666      4,592      3,979      1,905
          Commercial (1) .............................    155,093    139,737    120,490    108,063     93,568
          Agriculture ................................      2,497      2,859      2,373      2,536      2,292
                                                         ----------------------------------------------------
          Total real estate ..........................    412,848    378,153    360,906    327,286    272,237
Loans to individuals:
     Consumer ........................................     94,620    107,876    102,713     79,492     77,505
     Credit card .....................................      4,140      4,958      4,346      3,232      2,682
                                                         ----------------------------------------------------
          Total loans to individuals .................     98,760    112,834    107,059     82,724     80,187
All other loans ......................................     14,048     13,507      5,855      6,559        879
                                                         ----------------------------------------------------
          Total loans ................................    600,470    581,548    544,484    480,842    400,434
Less unearned income .................................        306        758      1,117      1,020      1,083
                                                         ----------------------------------------------------
     Total net loans .................................   $600,164   $580,790   $543,367   $479,822   $399,351
                                                         ====================================================

(1) This category generally consists of commercial and industrial loans where real estate constitutes a secondary source of collateral.

The Company's consumer loan portfolio, its second largest category, consists principally of installment loans. Total loans to individuals for household, family and other personal expenditures totaled 15.8% of total loans at December 31, 2001, down from 18.6% in 2000. The increased competition for automobile loans including zero percent financing by automobile companies impacted this portfolio significantly in 2001. Commercial loans secured by non-real estate business assets comprised 11.8% of total loans at the end of 2001, a slight decrease from 12.8% at the end of 2000. Loans to the agricultural industry totaled less than 1.0% of the loan portfolio in each of the last five years.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


REMAINING MATURITIES OF SELECTED LOANS

At December 31, 2001                               VARIABLE RATE                   FIXED RATE
(in thousands)              ---------------------------------------------------------------------------------------------
                            Within 1 year    1 to 5    After 5    Total    1 to 5    After 5    Total    Total maturities
                                             years      years              years      years
Commercial                    $  38,249        435       --        435     27,858     4,197    32,055       $  70,739
Real Estate Construction      $  53,475        476       --        476      2,987     1,002     3,989       $  57,940

Loans, net of unearned income, totaled $580.8 million at December 31, 2000, an increase of 6.9% over $543.4 million at December 31, 1999, fueled largely by commercial real estate and commercial loan growth.

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

Management maintains a list of loans which have a potential weakness that may need special attention. This list is used to monitor such loans and is used in the determination of the sufficiency of the Company's allowance for loan losses. As of December 31, 2001, the allowance for loan losses was $7.3 million, or 1.22% of total loans as compared to $7.4 million, or 1.27% in 2000. The provision for loan losses was $2.1 million in both 2001 and 2000.

The allowance for loan losses as of December 31, 2000 was $7.4 million, or 1.27% of total loans as compared to $6.6 million, or 1.22% in 1999. The provision for loan losses in 2000 totaled $2.1 million as compared to $2.2 million in 1999.

ALLOWANCE FOR LOAN LOSSES                                               DECEMBER 31,
                                                       ----------------------------------------------
                                                        2001      2000      1999      1998      1997
                                                        ----      ----      ----      ----      ----
                                                                   (dollars in thousands)
Balance, beginning of year .........................   $7,389    $6,617    $6,407    $4,798    $4,612
Loans charged-off:
   Commercial ......................................    1,716       777     1,544       597       247
   Real estate .....................................        3        48        62        34         4
   Consumer ........................................      880       825       746     1,078       958
                                                       ----------------------------------------------
      Total loans charged-off ......................    2,599     1,650     2,352     1,709     1,209
                                                       ----------------------------------------------

Recoveries:
   Commercial ......................................      154        16        12       126         8
   Real estate .....................................       15        10         8        18        49
   Consumer ........................................      251       295       326       130       156
                                                       ----------------------------------------------
      Total recoveries .............................      420       321       346       274       213
                                                       ----------------------------------------------

Net loans charged-off ..............................    2,179     1,329     2,006     1,435       996
Provision for loan losses ..........................    2,126     2,101     2,216     3,044     1,182
                                                       ----------------------------------------------
Balance, end of year ...............................   $7,336    $7,389    $6,617    $6,407    $4,798
                                                       ==============================================

Ratio of allowance for loan losses to total
   loans outstanding at end of year ................     1.22%     1.27%     1.22%     1.33%     1.20%
Ratio of net charge-offs to average
   loans outstanding during year ...................     0.37%     0.23%     0.40%     0.32%     0.27%

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


Union Bankshares maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. The table below shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors and the ratio of the related outstanding loan balances to total loans.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

December 31:                       2001                2000                1999                1998                1997
                            --------------------------------------------------------------------------------------------------
                            ALLOWANCE  PERCENT  ALLOWANCE  PERCENT  ALLOWANCE  PERCENT  ALLOWANCE  PERCENT  ALLOWANCE  PERCENT
                            --------------------------------------------------------------------------------------------------
                                                                 (dollars in thousands)
Commercial, financial
   and agriculture           $2,846     12.5%    $3,369     13.3%    $3,215     13.0%    $3,382     13.4%    $2,433     11.8%
Real Estate Construction      2,205      9.7%     1,467      5.8%     1,511      6.1%     2,007      7.9%     1,299      7.1%
Real estate mortgage            383     59.1%       406     59.3%       264     59.7%       189     60.3%       166     61.1%
Consumer & other              1,902     18.7%     2,147     21.6%     1,627     21.2%       829     18.4%       900     20.0%
                            --------------------------------------------------------------------------------------------------
                             $7,336    100.0%    $7,389    100.0%    $6,617    100.0%    $6,407    100.0%    $4,798    100.0%
                             ======              ======              ======              ======              ======

(Percent is loans in category divided by total loans.)


NONPERFORMING ASSETS

Nonperforming assets were $1.7 million at December 31, 2001, down from $2.5 million at December 31, 2000. Non-accrual loans increased from $830,000 in 2000 to $915,000 in 2001 and foreclosed properties were down from $844,000 in 2000 to $639,000 in 2001.

NONPERFORMING ASSETS                                                         DECEMBER 31,
                                                            ----------------------------------------------
                                                             2001      2000      1999      1998      1997
                                                            ----------------------------------------------
                                                                        (dollars in thousands)
Nonaccrual loans ........................................   $  915    $  830    $1,487    $2,813    $2,244
Foreclosed properties ...................................      639       844     1,113     1,101     1,746
Real estate investment ..................................      129       867       903       730     1,050
                                                            ----------------------------------------------
     Total nonperforming assets .........................   $1,683    $2,541    $3,503    $4,644    $5,040
                                                            ==============================================

Loans past due 90 days and accruing interest ............   $2,757    $1,531    $  980    $2,979    $2,675
                                                            ==============================================

Nonperforming assets to year-end
        loans, foreclosed properties and
        real estate investment ..........................     0.28%     0.44%     0.64%     0.97%     1.26%
Allowance for loan losses to nonaccrual loans ...........   801.75%   890.24%   444.99%   227.73%   213.81%


As of December 31, 2001, nonperforming assets include approximately $129,000 representing an investment in income-producing property and included in other assets. This property consists of 2 single family homes which are either rented or listed for sale and are located near Fredericksburg, Virginia. The Company had previously acquired a limited interest in this property through settlement of a loan and, in 1996, acquired the remaining ownership and control from the general partner. The carrying value of this investment in real estate is supported by residential appraisals of the homes which are being sold in an orderly manner, and management expects no loss on this investment. Because the initial downpayment on many of these houses was insufficient to qualify for full accrual sale treatment, they are being carried as nonaccrual loans until such time as the borrowers' investment in the property exceeds the required threshold. In 2000, this asset consisted of 11 homes. In 2001, 9 of the homes were sold at a modest gain and this investment is down to 2 homes.

Most of the nonperforming assets are secured by real estate within the Company's trade area. Based on the estimated fair values of the related real estate, management considers these amounts to be recoverable, with any individual deficiency considered in the allowance for loan losses.

At December 31, 2000, nonperforming assets totaled $2.5 million, down from $3.5 million at December 31, 1999. Nonaccrual loans decreased by $657,000 in 2000 while other real estate owned declined by $269,000.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


SECURITIES

At December 31, 2001, all $257.1 million of the Company's securities were classified as available for sale, as compared to $210.3 million at December 31, 2000. Investment securities which totaled $5.5 million at December 31, 2000 were transferred to the available for sale classification as permitted in the implementation of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in 2001.

At December 31, 2000, $210.3 million, or over 97%, of the Company's securities were classified as available for sale, as compared to $201.7 million at December 31, 1999.

The Company seeks to diversify its portfolio to minimize risk and to maintain a large amount of securities issued by states and political subdivisions due to the tax benefits such securities provide. It also purchases mortgage backed securities because of the reinvestment opportunities from the cashflows and the higher yield offered from these securities. The investment portfolio has a high percentage of municipals and mortgage backed securities which is the main reason for the high taxable equivalent yield the portfolio attains compared to its peers. The Company does not have any derivative or hedging activities.

MATURITIES OF INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

                                                                               DECEMBER 31, 2001
                                                           ---------------------------------------------------------
                                                                                                OVER 10
                                                                                                YEARS &
                                                            1 YEAR        1-5        5-10       EQUITY
                                                            OR LESS      YEARS       YEARS    SECURITIES     TOTAL
                                                           ---------------------------------------------------------
U.S. Government and agency securities:                                       (dollars in thousands)
          Amortized cost ...............................   $    750    $  7,110    $    867    $     --    $  8,727
          Fair value ...................................        754       7,036         877          --       8,667
          Weighted average yield(1) ....................       5.59%       3.61%       3.97%                   3.82%
Mortgage backed securities:
          Amortized cost ...............................   $     --    $  3,313    $ 18,400    $ 56,176    $ 77,889
          Fair value ...................................         --       3,440      18,508      57,012      78,960
          Weighted average yield(1) ....................                   7.04%       5.79%       6.46%       6.33%
Municipal bonds:
          Amortized cost ...............................   $  2,380    $ 21,502    $ 22,491    $ 52,972    $ 99,345
          Fair value ...................................      2,408      22,209      23,262      53,128     101,007
          Weighted average yield(1) ....................       7.07%       7.19%       7.40%       6.98%       7.12%
Other securities:
          Amortized cost ...............................   $     --    $ 36,771    $     --    $ 31,206    $ 67,977
          Fair value ...................................         --      36,962          --      31,466      68,428
          Weighted average yield(1) ....................                   4.87%         --        8.08%       6.34%
Total securities:
          Amortized cost ...............................   $  3,130    $ 68,696    $ 41,758    $140,354    $253,938
          Fair value ...................................      3,162      69,647      42,647     141,606     257,062
          Weighted average yield(1) ....................       6.72%       5.57%       6.62%       7.02%       6.56%

(1)  Yields on tax-exempt securities have been computed on a tax-equivalent basis.

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


DEPOSITS

Total deposits grew $91.6 million or 13.2% in 2001 with deposits in existing branches accounting for most of that growth. The Company also acquired about $14.9 million in deposits from another institution through the purchase of a branch in the 4th quarter of 2001. Increased competition for customer deposits continues to be a challenge for the Company and the Company continues to focus on customer relationships and delivery of financial products and services to those customers.

Total deposits increased from $692.5 million at December 31, 2000 to $784.1 million at December 31, 2001. Over this same period, average interest-bearing deposits were $628.8 million, or 7.4% over the 2000 average of $585.5 million. A $30.8 million increase in certificates of deposit, a $6.3 million increase in savings and a $5.4 million increase in money market accounts represent the majority of the increase in average deposits. In 2001, the Company's lowest cost source of funds, noninterest-bearing demand deposits increased by a total of $18.8 million helping to reduce the overall cost of funds. On an average balance basis, demand deposits were up $9.7 million compared to 2000. The Company has no brokered deposits.

AVERAGE DEPOSITS AND RATES PAID
                                                                            YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------------------
                                                                 2001                2000                1999
                                                           ---------------------------------------------------------
                                                            AMOUNT     RATE     AMOUNT     RATE     AMOUNT     RATE
                                                           ---------------------------------------------------------
                                                                            (dollars in thousands)
Noninterest-bearing demand deposits ...................    $ 96,127      --    $ 86,416      --    $ 85,017      --
Interest-bearing deposits:
      NOW accounts ....................................     100,112    1.64%     99,377    2.13%     88,806    2.08%
      Money market accounts ...........................      67,680    2.72%     62,197    3.25%     63,452    3.26%
      Savings accounts ................................      63,311    2.28%     56,992    2.40%     59,897    2.63%
      Time deposits of $100,000 and over ..............     128,117    5.65%    108,740    5.75%     92,123    5.07%
      Other time deposits .............................     269,578    5.55%    258,162    5.72%    237,734    5.30%
                                                           --------            --------            --------

Total interest-bearing ................................     628,798    4.32%    585,468    4.53%    542,012    4.20%
                                                           --------            --------            --------
      Total average deposits ..........................    $724,925            $671,884            $627,029
                                                           ========            ========            ========


MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER
                                                                                                     PERCENT
                                      WITHIN       3 - 6        6 - 12      OVER 12                  OF TOTAL
                                     3 MONTHS      MONTHS       MONTHS       MONTHS       TOTAL      DEPOSITS
                                    -------------------------------------------------------------------------
                                                             (dollars in thousands)
At December 31, 2001 ...........    $  30,098    $  27,050    $  22,343    $  54,138    $ 133,629     17.04%


Total deposits grew from $646.9 million at December 31, 1999 to $692.5 million at December 31, 2000. Over this same period, average interest-bearing deposits were $585.5 million, or 8.0% over the 1999 average of $542.0 million.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


CAPITAL RESOURCES

Capital resources represent funds, earned or obtained, over which financial institutions can exercise greater or longer control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to size, composition, and quality of the Company's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses, yet allow management to effectively leverage its capital to maximize return to shareholders.

The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighed categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of total capital to risk-weighted assets of 12.16% and 11.82% on December 31, 2001 and 2000, respectively. The Company's ratio of Tier 1 capital to risk-weighted assets was 11.14% and 10.72% at December 31, 2001 and 2000, respectively. Both of these ratios exceeded the fully phased-in capital requirements in 2001 and 2000.

The Company's strategic plan includes a targeted equity to asset ratio between 8% and 9%.

ANALYSIS OF CAPITAL
                                                                                     DECEMBER 31,
                                                                        -------------------------------------
                                                                          2001          2000          1999
                                                                        -------------------------------------
                                                                               (dollars in thousands)
Tier 1 capital:
         Common stock ...............................................   $  15,052     $  15,033     $  14,976
         Surplus ....................................................         446           403           163
         Retained earnings ..........................................      71,419        63,201        58,603
                                                                        -------------------------------------
              Total equity ..........................................      86,917        78,637        73,742
         Less: core deposit intangibles/goodwill ....................      (6,924)       (6,295)       (6,569)
                                                                        -------------------------------------
         Total Tier 1 capital .......................................      79,993        72,342        67,173
                                                                        -------------------------------------

Tier 2 capital:
         Allowance for loan losses ..................................       7,336         7,389         6,617
                                                                        -------------------------------------
         Total Tier 2 capital .......................................       7,336         7,389         6,617
                                                                        -------------------------------------

         Total risk-based capital ...................................   $  87,329     $  79,731     $  73,790
                                                                        =====================================

Risk-weighted assets ................................................   $ 718,225     $ 674,687     $ 604,525
                                                                        =====================================

Capital ratios:
         Tier 1 risk-based capital ratio ............................       11.14%        10.72%        11.11%
         Total risk-based capital ratio .............................       12.16%        11.82%        12.21%
         Tier 1 capital to average adjusted total assets ............        8.35%         8.46%         8.35%
         Equity to total assets .....................................        9.05%         8.88%         8.37%

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


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

At December 31, 2001, cash and cash equivalents and securities classified as available for sale were 30.1% of total assets, compared to 26.4% at December 31, 2000. Asset liquidity is also provided by managing loan and securities maturities and cash flows.

Additional sources of liquidity available to the Company include its capacity to borrow additional funds when necessary. The subsidiary banks maintain Federal funds lines with several regional banks totaling approximately $60.5 million at December 31, 2001. At year end 2001, the banks had outstanding $41.1 million of borrowings pursuant to securities sold under agreements to repurchase transactions with a maturity of one day. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $140 million at December 31, 2001.


RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board issued two statements - Statement 141, Business Combinations, and Statement 142, Goodwill and Other Intangible Assets, which will impact the accounting for goodwill and other intangible assets. Statement 141 eliminates the pooling method of accounting for business combinations and requires all such combinations be accounted for by the purchase method of accounting. This statement also requires that intangible assets that meet certain criteria be reported separately from goodwill and that negative goodwill arising from a business combination be recorded as an extraordinary gain. Statement 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life. The Statement requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

Upon adoption of these Statements, an organization is required to re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangibles assets do not meet the criteria for recognition, they should be classified as goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill. An organization also must reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly. Any negative goodwill must be written-off.

The standards generally are required to be implemented by the Company in its 2002 financial statements. The Company had core deposit premiums, net of amortization of $6,093,000 and goodwill, net of amortization of $864,000 at December 31, 2000. Under the new accounting requirement, the core deposit amount will continue to be amortized, while the goodwill will be subject to impairment analysis and potential write-down on an annual basis. Core deposit amortization in 2001 totaled $487,000. Goodwill amortization in 2001 was $117,000.

In June 2001, the Financial Accounting Standards Board issued Statement 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Statement is not expected to have a material effect on the Company's financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2001. The Statement is not expected to have a material effect on the Company's financial statements.


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

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


INDEPENDENT AUDITOR'S REPORT


YHB
Yount, Hyde & Barbour, P.C.
Certified Public Accountants
      and Consultants


                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Directors
Union Bankshares Corporation
Bowling Green, Virginia

We have audited the accompanying consolidated balance sheets of Union Bankshares Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Mortgage Capital Investors, a consolidated subsidiary, which statements reflect total assets and revenue constituting 5% and 13%, respectively, in 2001, 2% and 8%, respectively, in 2000 and 11% of revenues in 1999, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mortgage Capital Investors, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bankshares Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.



/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 16, 2002

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


CONSOLIDATED BALANCE SHEETS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
DECEMBER 31, 2001 AND 2000
(dollars in thousands )

ASSETS                                                                         2001        2000
------                                                                         ----        ----
Cash and cash equivalents:
     Cash and due from banks                                                $  28,769   $  22,174
     Interest-bearing deposits in other banks                                     462         315
     Money market investments                                                   2,023          --
     Federal funds sold                                                         7,661         380
                                                                            ---------   ---------
            Total cash and cash equivalents                                    38,915      22,869
                                                                            ---------   ---------
Securities available for sale, at fair value                                  257,062     210,312
Investment securities, at amortized cost
     Fair value of $5,528 in 2000                                                  --       5,465
                                                                            ---------   ---------
            Total securities                                                  257,062     215,777
                                                                            ---------   ---------
Loans held for sale                                                            43,485      16,472
                                                                            ---------   ---------
Loans, net of unearned income                                                 600,164     580,790
     Less allowance for loan losses                                             7,336       7,389
                                                                            ---------   ---------
            Net loans                                                         592,828     573,401
                                                                            ---------   ---------
Bank premises and equipment, net                                               19,191      20,077
Other real estate owned                                                           768       1,701
Other assets                                                                   30,848      31,664
                                                                            ---------   ---------
            Total assets                                                    $ 983,097   $ 881,961
                                                                            =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Noninterest-bearing demand deposits                                         $ 110,913   $  92,067
Interest-bearing deposits:
     NOW accounts                                                             112,940      96,751
     Money market accounts                                                     79,176      62,438
     Savings accounts                                                          72,897      56,540
     Time deposits of $100,000 and over                                       133,629     121,548
     Other time deposits                                                      274,529     263,128
                                                                            ---------   ---------
            Total interest-bearing deposits                                   673,171     600,405
                                                                            ---------   ---------
            Total deposits                                                    784,084     692,472
                                                                            ---------   ---------
Securities sold under agreement to repurchase                                  41,083      25,114
Other short-term borrowings                                                        --       6,000
Long-term borrowings                                                           62,731      74,023
Other liabilities                                                               6,220       6,000
                                                                            ---------   ---------
            Total liabilities                                                 894,118     803,609
                                                                            ---------   ---------
Commitments and contingencies
Stockholders' equity:
     Common stock, $2 par value. Authorized 24,000,000 shares; issued and
     outstanding, 7,525,912 shares in 2001 and 7,516,534 shares in 2000        15,052      15,033
     Surplus                                                                      446         403
     Retained earnings                                                         71,419      63,201
     Accumulated other comprehensive income (loss)                              2,062        (285)
                                                                            ---------   ---------
            Total stockholders' equity                                         88,979      78,352
                                                                            ---------   ---------
            Total liabilities and stockholders' equity                      $ 983,097   $ 881,961
                                                                            =========   =========

See accompanying notes to consolidated financial statements.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


CONSOLIDATED STATEMENTS OF INCOME

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(dollars in thousands, except per share amounts)


                                                             2001       2000        1999
                                                             ----       ----        ----
Interest and dividend income:
    Interest and fees on loans                             $ 51,333   $ 50,811    $ 43,220
    Interest on Federal funds sold                              412        118         209
    Interest on interest-bearing deposits in other banks         37         59          56
    Interest on money market investment                          23         --          --
    Interest and dividends on securities:
       Taxable                                                9,125      8,979       7,567
       Nontaxable                                             4,646      4,900       4,584
                                                           --------   --------    --------
           Total interest and dividend income                65,576     64,867      55,636
                                                           --------   --------    --------

Interest expense:
    Interest on deposits                                     27,140     26,512      22,769
    Interest on short-term borrowings                         1,200      2,451       1,010
    Interest on long-term borrowings                          4,143      4,567       3,288
                                                           --------   --------    --------
           Total interest expense                            32,483     33,530      27,067
                                                           --------   --------    --------
           Net interest income                               33,093     31,337      28,569

Provision for loan losses                                     2,126      2,101       2,216
                                                           --------   --------    --------
           Net interest income after provision
             for loan losses                                 30,967     29,236      26,353
                                                           --------   --------    --------

Noninterest income:
    Service charges on deposit accounts                       3,665      3,623       3,078
    Other service charges, commissions and fees               2,488      2,163       1,716
    Gains (losses) on securities transactions, net              125       (957)         16
    Gains on sales of loans                                   8,857      5,516       7,581
    Gains on sales of other real estate owned
       and bank premises, net                                    51         81         312
    Gains on termination of pension plan                         --      1,087          --
    Other operating income                                      906        498         543
                                                           --------   --------    --------

           Total noninterest income                          16,092     12,011      13,246
                                                           --------   --------    --------

Noninterest expenses:
    Salaries and benefits                                    19,102     18,729      18,844
    Occupancy expenses                                        2,179      2,300       2,149
    Furniture and equipment expenses                          2,859      2,956       2,411
    Other operating expenses                                  8,307      8,439       9,285
                                                           --------   --------    --------

           Total noninterest expenses                        32,447     32,424      32,689
                                                           --------   --------    --------

Income before income taxes                                   14,612      8,823       6,910
Income tax expense                                            2,933      1,223         636
                                                           --------   --------    --------

           Net income                                      $ 11,679   $  7,600    $  6,274
                                                           ========   ========    ========

Earnings per share, basic and diluted                      $   1.55   $   1.01    $   0.84
                                                           ========   ========    ========

See accompanying notes to consolidated financial statements.

                UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(dollars in thousands, except per share amounts)

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                 COMMON               RETAINED  COMPREHENSIVE COMPREHENSIVE
                                                                 STOCK     SURPLUS    EARNINGS  INCOME (LOSS) INCOME (LOSS)  TOTAL
                                                                --------   --------   --------  ------------- ------------ --------
Balance - December 31, 1998                                     $ 15,015   $    311   $ 55,690    $  2,343                 $ 73,359

Comprehensive (loss):
   Net income - 1999                                                                     6,274                $  6,274        6,274
   Unrealized holding losses arising during the period
     (net of tax, $3,761)                                                                                       (7,280)
   Reclassification adjustment for gains included in net
     income (net of tax, $5)                                                                                       (11)
                                                                                                              --------
   Other comprehensive income (net of tax, $3,756)                                                  (7,291)     (7,291)      (7,291)
                                                                                                              --------
Total comprehensive (loss)                                                                                    $ (1,017)
                                                                                                              ========
Cash dividends - 1999 ($.40 per share)                                                  (2,994)                              (2,994)
Issuance of common stock under Dividend Reinvestment Plan
   (22,257 shares)                                                    45        291                                             336
Stock repurchased under Stock Repurchase Plan (104,912 shares)      (210)    (1,705)                                         (1,915)
Discretionary transfer of retained earnings to surplus                          367       (367)                                  --
Issuance of common stock under Incentive Stock Option Plan
   (400 shares)                                                        1          4                                               5
Issuance of common stock for services rendered (1,200 shares)          2         18                                              20
Issuance of common stock in exchange for net assets in
   acquisition (61,490 shares)                                       123        877                                           1,000
                                                                ------------------------------------------                 --------
Balance - December 31, 1999                                     $ 14,976   $    163   $ 58,603    $ (4,948)                $ 68,794

Comprehensive income:
   Net income - 2000                                                                     7,600                $  7,600        7,600
   Unrealized holding gains arising during the period
      (net of tax, $2,077)                                                                                       4,031
   Reclassification adjustment for losses included in net
      income (net of tax, $325)                                                                                    632
                                                                                                              --------
   Other comprehensive income (net of tax, $2,402)                                                   4,663       4,663        4,663
                                                                                                              --------
Total comprehensive income                                                                                    $ 12,263
                                                                                                              ========
Cash dividends - 2000 ($.40 per share)                                                  (3,002)                              (3,002)
Issuance of common stock under Dividend Reinvestment Plan
     (35,092 shares)                                                  70        276                                             346
Stock repurchased under Stock Repurchase Plan (30,300 shares)        (61)      (269)                                           (330)
Issuance of common stock under Incentive Stock Option Plan
     (5,040 shares)                                                   10         23                                              33
Issuance of common stock for services rendered (1,200 shares)          2         10                                              12
Issuance of common stock in exchange for net assets in
     acquisition (17,673 shares)                                      36        200                                             236
                                                                ------------------------------------------                 --------
Balance - December 31, 2000                                     $ 15,033   $    403   $ 63,201    $   (285)                $ 78,352

Comprehensive income:
   Net income - 2001                                                                    11,679                $ 11,679       11,679
   Unrealized holding gains arising during the period
      (net of tax, $1,251)                                                                                       2,430
   Reclassification adjustment for gains included in
      net income (net of tax, $42)                                                                                 (83)
                                                                                                              --------
   Other comprehensive income (net of tax, $1,209)                                                   2,347       2,347        2,347
                                                                                                              --------
Total comprehensive income                                                                                    $ 14,026
                                                                                                              ========
Cash dividends - 2001 ($.46 per share)                                                  (3,461)                              (3,461)
Issuance of common stock under Dividend Reinvestment Plan
   (26,330 shares)                                                    53        350                                             403
Stock repurchased under Stock Repurchase Plan (38,158 shares)        (76)      (521)                                           (597)
Issuance of common stock for services rendered (1,600 shares)          3         22                                              25
Issuance of common stock in exchange for net assets in
   acquisition (19,606 shares)                                        39        192                                             231
                                                                ------------------------------------------                 --------
Balance - December 31, 2001                                     $ 15,052   $    446   $ 71,419    $  2,062                 $ 88,979
                                                                ==========================================                 ========

See accompanying notes to consolidated financial statements.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


CONSOLIDATED STATEMENTS OF CASH FLOWS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDING DECEMBER 31, 2001, 2000 AND 1999
(dollars in thousands)

                                                                                       2001         2000         1999
                                                                                    ---------    ---------    ---------
Operating activities:
   Net income                                                                       $  11,679    $   7,600    $   6,274
   Adjustments to reconcile net income to net cash and
      cash equivalents provided by (used in) operating activities:
         Depreciation of bank premises and equipment                                    1,961        1,898        1,683
         Amortization                                                                   1,460        1,117        1,082
         Provision for loan losses                                                      2,126        2,101        2,216
         (Gains) losses on securities transactions, net                                  (125)         957          (16)
         Origination of loans held for sale                                          (319,893)    (155,523)     (65,076)
         Proceeds from sale of loans held for sale                                    292,880      145,731       58,396
         Gains on sales of other real estate owned and fixed assets, net                  (51)         (81)        (312)
         Deferred income tax expense (benefit)                                            209         (226)        (397)
         Other, net                                                                       654      (17,044)       8,236
                                                                                    ---------    ---------    ---------
         Net cash and cash equivalents provided by (used in) operating activities      (9,100)     (13,470)      12,086
                                                                                    ---------    ---------    ---------

Investing activities:
   Purchases of investment securities                                                      --           --         (199)
   Proceeds from maturities of investment securities                                       --        4,109        3,697
   Purchases of securities available for sale                                         (86,605)     (39,657)     (77,484)
   Proceeds from sales of securities available for sale                                 1,886       26,147       14,259
   Proceeds from maturities of securities available for sale                           46,756       11,000       13,387
   Net increase in loans                                                              (18,888)     (38,822)     (65,862)
   Purchases of bank premises and equipment                                            (1,085)      (1,443)      (1,732)
   Proceeds from sales of bank premises and equipment                                      30          491           --
   Proceeds from sales of other real estate owned                                         906          384          300
   Acquisition of branch, net of cash acquired                                         10,552           --           --
                                                                                    ---------    ---------    ---------
         Net cash and cash equivalents used in investing activities                   (46,448)     (37,791)    (113,634)
                                                                                    ---------    ---------    ---------

Financing activities:
   Net increase (decrease) in noninterest-bearing deposits                             16,719       13,019       (2,281)
   Net increase in interest-bearing deposits                                           59,853       32,587       41,518
   Net increase (decrease) in short-term borrowings                                     9,969       (8,045)      19,683
   Proceeds from long-term borrowings                                                      --       26,000       26,500
   Repayment of long-term borrowings                                                  (11,292)      (6,397)        (405)
   Cash dividends paid                                                                 (3,461)      (3,002)      (2,994)
   Issuance of common stock                                                               403          379          341
   Purchase of common stock                                                              (597)        (330)      (1,915)
                                                                                    ---------    ---------    ---------
         Net cash and cash equivalents provided by financing activities                71,594       54,211       80,447
                                                                                    ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                                       16,046        2,950      (21,101)
Cash and cash equivalents at beginning of year                                         22,869       19,919       41,020
                                                                                    ---------    ---------    ---------
Cash and cash equivalents at end of year                                            $  38,915    $  22,869    $  19,919
                                                                                    =========    =========    =========

Supplemental Disclosure of Cash Flow Information
   Cash payments for:
      Interest                                                                      $  32,926    $  33,184    $  27,566
      Income taxes                                                                      2,460        1,376        1,840

Supplemental schedule of noncash investing and financing activities:
   Loan balances transferred to foreclosed properties                                      --           70          311
   Unrealized gain (loss) on securities available for sale                              3,556        7,065      (11,047)
   Issuance of common stock in exchange for net assets in acquisition                     231          236        1,000
   Issuance of common stock for services rendered                                          25           12           20
   Transfer of investment securities to securities available for sale               $   5,465    $      --    $      --

See accompanying notes to consolidated financial statements.

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies and practices of Union Bankshares Corporation and subsidiaries (the "Company") conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. Major policies and practices are described below:

         (A)      PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Union Bankshares Corporation and its wholly-owned subsidiaries. Union Bankshares Corporation is a bank holding company that owns all of the outstanding common stock of its banking subsidiaries, Union Bank and Trust Company, Northern Neck State Bank, Rappahannock National Bank, and Bank of Williamsburg and of Union Investment Services. Mortgage Capital Investors ("MCI") is a wholly owned subsidiary of Union Bank and Trust Company. All significant intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements for prior periods reflect certain reclassifications in order to conform with the 2001 presentation.

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

         (C)      LOANS HELD FOR SALE

         Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value, determined in the aggregate based on sales commitments to permanent investors or on current market rates for loans of similar quality and type. In addition, the Company requires a firm purchase commitment from a permanent investor before a loan can be closed, thus limiting interest rate risk. As a result, loans held for sale are stated at fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

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

         The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection or principal and interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income if it is from current period or charged against allowance if it is from a prior period. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


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

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company generally does not separately identify individual consumer and residential loans for impairment disclosures.

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

         (G)      INTANGIBLE ASSETS

         Core deposit intangibles are included in other assets and are being amortized on a straight-line basis over the period of expected benefit, which ranges from 10 to 15 years. Core deposits, net of amortization, amounted to $6,093,000 and $5,306,000 at December 31, 2001 and 2000,
         respectively. Other assets also includes goodwill, which is being amortized on a straight-line basis over the period of expected benefit, approximately ten years. Goodwill, net of amortization, totaled $864,000 and $989,000 at December 31, 2001 and 2000, respectively.

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

         (I)      OTHER REAL ESTATE OWNED

         Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

         (J)      CONSOLIDATED STATEMENTS OF CASH FLOWS

         For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash, due from banks, interestbearing deposits in other banks, money market investments and Federal funds sold.

         (K)      EARNINGS PER SHARE

         Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


         (L)      COMPREHENSIVE INCOME (LOSS)

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

         (M)      USE OF ESTIMATES

         The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate and deferred tax assets.

         (N)      ADVERTISING COSTS

         The Company follows the policy of charging the cost of advertising to expense as incurred. Total advertising costs included in other operating expenses for 2001, 2000 and 1999 was $1,046,000, $805,000 and
         $786,000, respectively.


2        INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale at December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                      2001
                                                 -----------------------------------------------
                                                               GROSS       GROSS       ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS      (LOSSES)       VALUE
                                                 ---------   ---------    ---------    ---------
         U.S. government and agency securities   $   8,727   $      43    $    (103)   $   8,667
         Obligations of states and
            political subdivisions                  99,345       2,215         (553)     101,007
         Corporate and other bonds                  63,022         834         (369)      63,487
         Mortgage-backed securities                 77,889       1,267         (196)      78,960
         Federal Reserve Bank stock                    648          --           --          648
         Federal Home Loan Bank stock                3,783          --           --        3,783
         Other securities                              524           4          (18)         510
                                                 ---------   ---------    ---------    ---------
                                                 $ 253,938   $   4,363    $  (1,239)   $ 257,062
                                                 =========   =========    =========    =========


                                                                      2000
                                                 -----------------------------------------------
                                                               GROSS       GROSS       ESTIMATED
                                                 AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                   COST        GAINS      (LOSSES)       VALUE
                                                 ---------   ---------    ---------    ---------
         U.S. government and agency securities   $  19,995   $      --    $    (476)   $  19,519
         Obligations of states and
            political subdivisions                  94,324       1,955         (620)      95,659
         Corporate and other bonds                  29,643          62       (1,318)      28,387
         Mortgage-backed securities                 61,944         315         (351)      61,908
         Federal Reserve Bank stock                    706          --           --          706
         Federal Home Loan Bank stock                3,783          --           --        3,783
         Other securities                              349          14          (13)         350
                                                 ---------   ---------    ---------    ---------
                                                 $ 210,744   $   2,346    $  (2,778)   $ 210,312
                                                 =========   =========    =========    =========

        ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


         The amortized cost, gross unrealized gains and losses and estimated fair value of investment securities at December 31, 2000 are summarized as follows (in thousands):

                                                               2000
                                         ------------------------------------------------
                                                        GROSS       GROSS       ESTIMATED
                                         AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                           COST         GAINS      (LOSSES)       VALUE
                                         ---------    ---------    ---------    ---------
         U.S. government and
            agency securities            $     900    $      --    $      --    $     900
         Obligations of states and
            political subdivisions           4,342           64           (1)       4,405
         Corporate and other bonds             223           --           --          223
                                         ---------    ---------    ---------    ---------
                                         $   5,465    $      64    $      (1)   $   5,528
                                         =========    =========    =========    =========

         The amortized cost and estimated fair value (in thousands) of securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                       SECURITIES AVAILABLE
                                                             FOR SALE
                                                     -----------------------

                                                     AMORTIZED     ESTIMATED
                                                       COST        FAIR VALUE
                                                     ---------     ---------
         Due in one year or less                     $   3,154     $   3,185
         Due after one year through five years          68,672        69,623
         Due after five years through ten years         41,758        42,647
         Due after ten years                           135,399       136,666
                                                     ---------     ---------
                                                       248,983       252,121
         Federal Reserve Bank stock                        648           648
         Federal Home Loan Bank stock                    3,783         3,783
         Other securities                                  524           510
                                                     ---------     ---------
                                                     $ 253,938     $ 257,062
                                                     =========     =========

         Securities with an amortized cost of approximately $66,212,000 and $74,706,000 at December 31, 2001 and 2000 were pledged to secure public deposits, repurchase agreements and for other purposes.

         Sales of securities available for sale produced the following results for the years ended December 31, 2001, 2000 and 1999 (in thousands):

                                                 2001        2000        1999
                                               --------    --------    --------
         Proceeds                              $  1,886    $ 26,147    $ 14,259
                                               ========    ========    ========
         Gross realized gains                  $    129    $    147    $     20
         Gross realized (losses)                     (4)     (1,104)         (4)
                                               --------    --------    --------
         Net realized gains (losses)           $    125    $   (957)   $     16
                                               ========    ========    ========

         Tax provision (benefit) applicable
         to the net realized gains and losses  $     43    $   (325)   $      5
                                               ========    ========    ========

         As permitted under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the Company transferred investment securities with a book value of $5,465,000 and a market value of $5,528,000 to securities available for sale as of January 1, 2001.

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


3        LOANS

         Loans are stated at their face amount, net of unearned income, and consist of the following at December 31, 2001 and 2000 (in thousands):

                                                      2001       2000
                                                    --------   --------
         Mortgage loans on real estate:
            Residential 1-4 family                  $154,099   $162,184
            Commercial                               155,093    139,737
            Construction                              57,940     33,560
            Second mortgages                          15,327     15,098
            Equity lines of credit                    24,474     20,049
            Multifamily                                3,418      4,666
            Agriculture                                2,497      2,859
                                                    --------   --------
               Total real estate loans               412,848    378,153
                                                    --------   --------

         Commercial Loans                             70,739     74,261
                                                    --------   --------

         Consumer installment loans
            Personal                                  94,620    107,876
            Credit cards                               4,140      4,958
                                                    --------   --------
               Total consumer installment loans       98,760    112,834
                                                    --------   --------

         All other loans and agriculture loans        18,123     16,300
                                                    --------   --------
               Gross loans                           600,470    581,548

         Less unearned income on loans                   306        758
                                                    --------   --------
         Loans, net of unearned income              $600,164   $580,790
                                                    ========   ========

         At December 31, 2001 and 2000, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), totaled $1,011,000 and $1,002,000, respectively. The valuation allowance related to impaired loans on December 31, 2001 and 2000 is $215,000 and $252,000, respectively. At December 31, 2001, 2000 and 1999, the average investment on impaired loans was $1,202,000, $755,000 and $1,579,000, respectively. The amount of interest income recorded by the Company during 2001, 2000 and 1999 on impaired loans was approximately $49,000, $31,000 and $12,000, respectively.

         There were no nonaccrual loans excluded from impaired loan disclosure at December 31, 2001. Nonaccrual loans excluded from impaired loan disclosure amounted to $348,000 at December 31, 2000. If interest on these loans had been accrued, such income would have approximated $27,000 for 2000.


4        ALLOWANCE FOR LOAN LOSS

         Activity in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999 is summarized below (in thousands):


                                              2001        2000        1999
                                            --------    --------    --------
         Balance, beginning of year         $  7,389    $  6,617    $  6,407
         Provision charged to operations       2,126       2,101       2,216
         Recoveries credited to allowance        420         321         346
                                            --------    --------    --------
               Total                           9,935       9,039       8,969
         Loans charged off                     2,599       1,650       2,352
                                            --------    --------    --------
         Balance, end of year               $  7,336    $  7,389    $  6,617
                                            ========    ========    ========

       "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


5        BANK PREMISES AND EQUIPMENT

         Bank premises and equipment as of December 31, 2001 and 2000 are as follows (in thousands):

                                                             2001        2000
                                                          ---------    --------
         Land                                             $   4,753    $  4,860
         Land improvements and buildings                     15,441      14,694
         Leasehold improvements                                 507         517
         Furniture and equipment                             13,325      13,071
         Construction in progress                               100         114
                                                          ---------    --------
                                                             34,126      33,256
         Less accumulated depreciation and amortization      14,935      13,179
                                                          ---------    --------
         Bank premises and equipment, net                 $  19,191    $ 20,077
                                                          =========    ========

         Depreciation expense for 2001, 2000 and 1999 was $1,961,000, $1,898,000, and $1,683,000 respectively. Future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 2001 are approximately $439,500 for 2002, $450,100 for 2003, $397,300 for 2004,
         $323,400 for 2005, $292,900 for 2006, and $1,990,000 thereafter. Rental expense for years ended December 31, 2001, 2000 and 1999 totaled $1,110,000, $1,158,000, and $980,000 respectively.


6        DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $133,629,000 and $121,548,000,
         respectively. At December 31, 2001, the scheduled maturities of time deposits are as follows (in thousands):

                              2002          $  245,296
                              2003              54,889
                              2004              60,751
                              2005              25,631
                              2006              20,862
                        Thereafter                 729
                                            ----------
                                            $  408,158
                                            ==========


7        BORROWINGS

         Short-term borrowings consist of the following at December 31, 2001 and 2000 (dollars in thousands):

                                                             2001        2000
                                                          ---------   ---------
         Securities sold under agreements to repurchase   $  41,083   $  25,114
         Other short-term borrowings                             --       6,000
                                                          ---------   ---------
               Total                                      $  41,083   $  31,114
                                                          =========   =========
               Weighted interest rate                          1.37%       5.61%
         Average for the year ended December 31:
               Outstanding                                $  41,746   $  27,519
               Interest rate                                   3.26%       5.76%
         Maximum month-end outstanding                    $  41,083   $  47,033

         Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings also include Federal funds purchased, which are unsecured overnight borrowings from other financial institutions, and advances from the Federal Home Loan Bank of Atlanta, which are secured by mortgage-related assets. The carrying value of the loans pledged as collateral for FHLB advances total $136 million at December 31, 2001.

         At December 31, 2001, the Company's fixed-rate long-term debt totals $59,875,000 and matures through April 25, 2011. The interest rate on the fixed-rate note payable ranges from 5.22% to 6.61%. At December 31, 2000, the Company had fixed-rate long-term debt totaling $63,025,000, maturing through 2010. The interest rate on the notes payable ranged from 5.13% to 6.61% at December 31, 2000.

         At December 31, 2001, the Company's floating-rate long-term debt totals $2,856,000 and matures through September 30, 2005. The floating rates are based on the 30 day LIBOR plus 95 basis points. The interest rate on floating-rate long-term debt ranged from 3.06% to 7.73% during 2001. At December 31, 2000, the Company had floating-rate long-term debt totaling $10,998,000.

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


         The contractual maturities of long-term debt are as follows (in thousands):

                                                      2001
                                         FIXED      FLOATING
                                         RATE         RATE         TOTAL
                                       ---------    ---------    ---------
         Due in 2002                   $     150    $     762    $     912
         Due in 2003                         150          762          912
         Due in 2004                      12,575          762       13,337
         Due in 2005                          --          570          570
         Due in 2006                          --           --           --
         Thereafter                       47,000           --       47,000
                                       ---------    ---------    ---------
         Total long term debt          $  59,875    $   2,856    $  62,731
                                       =========    =========    =========

         The subsidiary banks maintain Federal funds lines with several regional banks totaling approximately $60.5 million at December 31, 2001. The Company also had a line of credit with the Federal Home Loan Bank of Atlanta for $140 million at December 31, 2001.


8        INCOME TAXES

         Net deferred tax assets consist of the following components as of December 31, 2001 and 2000 (in thousands):

                                                                        2001       2000
                                                                      --------   --------
         Deferred tax assets:
            Allowance for loan losses                                 $  2,494   $  2,512
            Benefit plans                                                  355        354
            Other                                                          458        617
            Securities available for sale                                   --        147
                                                                      --------   --------
               Total deferred tax assets                                 3,307      3,630
                                                                      --------   --------

         Deferred tax liabilities:
            Depreciation                                                   657        659
            Other                                                          240        205
            Securities available for sale                                1,062         --
                                                                      --------   --------
               Total deferred tax liabilities                            1,959        864
                                                                      --------   --------
                  Net deferred tax asset (included in other assets)   $  1,348   $  2,766
                                                                      ========   ========

         In assessing the realizability of deferred tax assets, management considers the scheduled reversal of temporary differences, projected future taxable income, and tax planning strategies. Management believes it is more likely than not the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been established.

         The provision for income taxes charged to operations for the years ended December 31, 2001, 2000 and 1999 consists of the following (in thousands):

                                             2001         2000         1999
                                          ---------    ---------    ---------
         Current tax expense              $   2,724    $   1,449    $   1,033
         Deferred tax expense (benefit)         209         (226)        (397)
                                          ---------    ---------    ---------
         Income tax expense               $   2,933    $   1,223    $     636
                                          =========    =========    =========

         The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the years ended December 31, 2001, 2000 and 1999, due to the following (in thousands):

                                                  2001         2000         1999
                                               ---------    ---------    ---------
         Computed "expected" tax expense       $   4,968    $   3,000    $   2,350
         (Decrease) in taxes resulting from:
            Tax-exempt interest income            (1,555)      (1,395)      (1,485)
            Other, net                              (480)        (382)        (229)
                                               ---------    ---------    ---------
         Income tax expense                    $   2,933    $   1,223    $     636
                                               =========    =========    =========

         Low income housing credits totaled $79,735, $72,425 and $72,425 for the years ended December 31, 2001, 2000 and 1999, respectively.

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


9        EMPLOYEE BENEFITS

         The Company had a noncontributory, defined benefit pension plan covering all full-time employees. Termination of this plan was completed in 2000. Significant assumptions used in determining net periodic pension cost and projected benefit obligation were:

                                                           2000         1999
                                                         --------     --------
         Expected long-term rate of return on assets          9.0%         9.0%
         Discount rate                                        5.0%         5.0%
         Salary increase rate                                  --          5.0%
         Average remaining service                             --     20 years


         The following table sets forth the plan's funded status as calculated at September 30, 2000, and 1999 and amounts recognized in the Company's consolidated balance sheets at December 31, 2000 and 1999 (in thousands):

                                                                          2000        1999
                                                                        --------    --------
         Change in benefit obligation
            Benefit obligation at beginning of year                     $  3,953    $  4,120
            Service cost                                                      --         544
            Interest cost                                                    198         325
            Actuarial (gain) loss                                            195        (568)
            Benefits paid                                                     --        (468)
            Terminate plan                                                (4,346)         --
                                                                        --------    --------

            Benefit obligation at end of year                                 --       3,953
                                                                        --------    --------

         Change in plan assets
            Fair value of plan assets at beginning of year                 3,953       3,109
            Actual return on plan assets                                     393         524
            Employer contribution                                             --         788
            Benefits paid                                                     --        (468)
            Terminate plan - distribution                                 (4,346)         --
                                                                        --------    --------
            Fair value of plan assets at end of year                          --       3,953
                                                                        --------    --------

            Funded status                                                     --          --
            Unrecognized net obligation at transition                         --           6
            Unrecognized actuarial (gain)                                     --      (1,447)
            Unrecognized prior service cost                                   --         257
                                                                        --------    --------

            Accrued pension liability (included in other liabilities)   $     --    $ (1,184)
                                                                        ========    ========

         Net periodic pension cost (benefit) for 2000 and 1999 included the following components (in thousands):

                                                            2000        1999
                                                          --------    --------
         Service cost                                     $     --    $    544
         Interest cost                                         198         326
         Expected return on assets                            (356)       (329)
         Net amortization and deferral                        (929)         13
                                                          --------    --------
         Net periodic pension cost (benefit)              $ (1,087)   $    554
                                                          ========    ========

         The Company has a 401(k) Plan that allows employees to save for retirement on a pre-tax basis. The 401(k) Plan provides for matching contributions by the Company up to 3% of each employee's contributions. The Company also has an Employee Stock Ownership Plan ("ESOP"). The Company makes discretionary profit sharing contributions into the 401(k) Plan, ESOP and in cash. Company discretionary contributions to both the 401(k) Plan and the ESOP are allocated to participant accounts in proportion to each participant's compensation and vest over a seven year time interval. Employee contributions to the ESOP are not allowed and the 401(k) does not provide for investment in the Company's stock. Company discretionary profit sharing payments made in 2001, 2000, and 1999 are as follows:

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


                          2001         2000         1999
                       ----------   ----------   ----------
         401(k) Plan   $  299,934   $  619,145   $  324,561
         ESOP             677,465      378,410      227,941
         Cash             224,279      242,635      288,793
                       ----------   ----------   ----------
                       $1,201,678   $1,240,190   $  841,294
                       ==========   ==========   ==========

         The Company has an obligation to certain members of the subsidiary banks' Boards of Directors under deferred compensation plans in the amount of $969,000, and $974,000 at December 31, 2001 and 2000,
         respectively. A portion of the benefits will be funded by life insurance.

         The Company has a stock option plan (the "Plan") adopted in 1993 that authorizes the reservation of up to 400,000 shares of common stock and provides for the granting of incentive options to certain employees. Under the Plan, the option price cannot be less than the fair market value of the stock on the date granted. An option's maximum term is ten years from the date of grant. Options granted under the Plan may be subject to a graded vesting schedule. A summary of changes for the Plan for the years 2001, 2000 and 1999 follows:

                                                              WEIGHTED                WEIGHTED                WEIGHTED
                                                              AVERAGE                 AVERAGE                 AVERAGE
                                                              EXERCISE                EXERCISE                EXERCISE
                                                   SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
                                                  --------    --------    --------    --------    --------    --------
         Year end December 31,                            2001                    2000                    1999
                                                  --------------------    --------------------    --------------------
         Options outstanding, January 1            148,380    $  16.63     153,232    $  17.20     146,132    $  17.25
         Granted                                    13,350       12.81      26,040       13.07       7,500       16.00
         Forfeited                                  (5,215)      19.83     (25,852)      18.41          --          --
         Exercised                                      --          --      (5,040)       6.53        (400)      12.50
                                                  --------                --------                --------
         Options outstanding, December 31          156,515    $  16.20     148,380    $  16.63     153,232    $  17.20
                                                  ========                ========                ========
         Weighted average fair value per option
            of options granted during year                    $   4.55                $   4.98                $   5.71
                                                              ========                ========                ========

         A summary of options outstanding at December 31, 2001 follows:


                                      OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                          ----------------------------------------    -----------------------------------------
                                           WEIGHTED       WEIGHTED                      WEIGHTED       WEIGHTED
                                           AVERAGE        AVERAGE                       AVERAGE        AVERAGE
           RANGE OF         NUMBER        REMAINING       EXERCISE      NUMBER         REMAINING       EXERCISE
         EXERCISE PRICE   OUTSTANDING  CONTRACTUAL LIFE    PRICE      EXERCISABLE   CONTRACTUAL LIFE    PRICE
         --------------   -----------  ----------------   --------    -----------   ----------------   --------
         $        11.00      20,000         3.1 yrs       $  11.00       20,000          3.1 yrs       $  11.00
                  12.50      16,200         4.5              12.50       14,760          4.5              12.50
                  12.81      13,350         9.1              12.81           --          9.1              12.81
          12.88 - 13.38      25,825         8.1              13.07        5,165          8.1              13.07
                  16.00       7,000         7.1              16.00        2,800          7.1              16.00
                  20.13      74,140         6.1              20.13       44,484          6.1              20.13
                          -----------                                 -----------
         $11.00 - 20.13     156,515         6.2           $  16.20       87,209          5.3           $  16.19
                          ===========                                 ===========

         The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the Company's stock options. Proforma adjustment of compensation cost for the stock-based compensation plans are determined based on the grant date fair values of awards (the method described in SFAS No. 123, "Accounting for Stock-Based Compensation"). For the purpose of computing the proforma amount, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yields of 2.47%, 2.25% and 2.24%; expected volatility of 30.81%, 26.44% and 25.45%; a risk free interest rate of 5.07%, 6.73% and 6.50%; and an expected option life of 10 years. For 2001, 2000 and 1999, proforma net income was $11,560,000, $7,500,000 and $6,183,000 respectively; proforma basic and diluted earnings per share were $1.54 and $1.53; $1.00 and $1.00 and $0.83 and $0.82, respectively.


10       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instru-

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


         ments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2001 and 2000, the Company had outstanding loan commitments approximating $163,800,000 and $91,325,000, respectively.

         Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The amount of standby letters of credit whose contract amounts represent credit risk totaled approximately $12,984,000 and $8,851,000 at December 31, 2001 and 2000, respectively.


11       RELATED PARTY TRANSACTIONS

         The Company has entered into transactions with its directors, principal officers and affiliated companies in which they are principal stockholders. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties totaled $19,996,000 and $9,168,000 as of December 31, 2001 and 2000, respectively. During 2001 new advances to such related parties amounted to $22,808,000 and repayments amounted to $11,980,000.


12       EARNINGS PER SHARE

         The following is a reconciliation of the denominators of the basic and diluted EPS computations for December 31, 2001, 2000 and 1999:

                                                                   WEIGHTED
                                                                   AVERAGE
                                                     INCOME         SHARES        PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                    ---------      ---------      ---------
                                                  (dollars and shares information in thousands)
         For the Year Ended December 31, 2001
               Basic EPS                            $  11,679          7,524      $    1.55
               Effect of dilutive stock options            --             18             --
                                                    ---------      ---------      ---------
               Diluted EPS                          $  11,679          7,542      $    1.55
                                                    ---------      ---------      ---------

         For the Year Ended December 31, 2000
               Basic EPS                            $   7,600          7,508      $    1.01
               Effect of dilutive stock options            --              5             --
                                                    ---------      ---------      ---------
               Diluted EPS                          $   7,600          7,513      $    1.01
                                                    ---------      ---------      ---------

         For the Year Ended December 31, 1999
               Basic EPS                            $   6,274          7,474      $    0.84
               Effect of dilutive stock options            --             24             --
                                                    ---------      ---------      ---------
               Diluted EPS                          $   6,274          7,498      $    0.84
                                                    ---------      ---------      ---------

         In 2001, 2000 and 1999, stock options representing 74,140, 204,764 and 98,940 average shares, respectively were not included in the calculation of earnings per share as their effect would have been antidilutive.


13       COMMITMENTS AND LIABILITIES

         Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


         The Company must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2001 and 2000, the aggregate amount of daily average required reserves was approximately $1,095,000 and $1,067,000.

         The Company has approximately $660,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2001.


14       REGULATORY MATTERS

         The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios of total and Tier I capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Company and Banks meet all capital adequacy requirements to which they are subject.

         The most recent notification from the Federal Reserve Bank as of December 31, 2001, categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (PCA). To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

         The Company's and principal banking subsidiaries' actual capital amounts and ratios are also presented in the table.

                                                                                    REQUIRED FOR          REQUIRED IN ORDER TO
                                                                                  CAPITAL ADEQUACY        BE WELL CAPITALIZED
                                                             ACTUAL                   PURPOSES                 UNDER PCA
                                                     ----------------------    ----------------------    ----------------------
                                                       Amount       Ratio        Amount       Ratio        Amount       Ratio
                                                     ---------    ---------    ---------    ---------    ---------    ---------
         As of December 31, 2001                                                (dollars in thousands)
            Total capital to risk weighted assets
               Consolidated                          $  87,329        12.16%   $  57,453         8.00%          NA           NA
               Union Bank & Trust                       56,817        11.14%      40,802         8.00%   $  51,003        10.00%
               Northern Neck State Bank                 20,027        11.63%      13,776         8.00%      17,220        10.00%
            Tier 1 capital to risk weighted assets
               Consolidated                             79,993        11.14%      28,723         4.00%          NA           NA
               Union Bank & Trust                       51,384        10.08%      20,390         4.00%      30,586         6.00%
               Northern Neck State Bank                 18,394        10.69%       6,883         4.00%      10,324         6.00%
            Tier 1 capital to average assets
               Consolidated                             79,993         8.35%      38,320         4.00%          NA           NA
               Union Bank & Trust                       51,384         7.81%      26,317         4.00%      32,896         5.00%
               Northern Neck State Bank                 18,394         7.41%       9,929         4.00%      12,412         5.00%

         As of December 31, 2000
            Total capital to risk weighted assets
               Consolidated                          $  79,730        11.82%   $  53,975         8.00%          NA           NA
               Union Bank & Trust                       54,382        11.39%      38,184         8.00%   $  47,730        10.00%
               Northern Neck State Bank                 19,588        11.66%      13,440         8.00%      16,800        10.00%
            Tier 1 capital to risk weighted assets
               Consolidated                             72,341        10.72%      26,987         4.00%          NA           NA
               Union Bank & Trust                       48,728        10.21%      19,092         4.00%      28,638         6.00%
               Northern Neck State Bank                 18,070        10.76%       6,720         4.00%      10,080         6.00%
            Tier 1 capital to average assets
               Consolidated                             72,341         8.46%      34,200         4.00%          NA           NA
               Union Bank & Trust                       48,728         8.24%      23,654         4.00%      29,568         5.00%
               Northern Neck State Bank                 18,070         7.89%       9,161         4.00%      11,451         5.00%

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


15       FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

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

         BORROWINGS

         The carrying value of short-term borrowings is a reasonable estimates of fair value. The fair value of long-term borrowings is estimated based on interest rates currently available for debt with similar terms and remaining maturities.

         ACCRUED INTEREST

         The carrying amounts of accrued interest approximate fair value.

         COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2001 and 2000, the carrying amount approximated fair value of loan commitments and standby letters of credit.

         The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 are as follows (in thousands):

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


                                                    2001                  2000
                                            -------------------   -------------------
                                            CARRYING    FAIR      CARRYING     FAIR
                                             AMOUNT     VALUE      AMOUNT      VALUE
                                            --------   --------   --------   --------
         Financial assets:
            Cash and cash equivalents       $ 38,915   $ 38,915   $ 22,869   $ 22,869
            Investment securities                 --         --      5,465      5,528
            Securities available for sale    257,062    257,062    210,312    210,312
            Loans held for sale               43,485     43,485     16,472     16,472
            Net loans                        592,828    617,144    573,401    572,265
            Accrued interest receivable        6,979      6,979      6,314      6,314

         Financial liabilities:
            Deposits                         784,084    753,499    692,472    695,009
            Borrowings                       103,814    106,801    105,137    105,515
            Accrued interest payable           1,794      1,794      2,237      2,237

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


16       PARENT COMPANY FINANCIAL INFORMATION

         The primary source of funds for the dividends paid by Union Bankshares Corporation (the "Parent Company") is dividends received from its subsidiary banks. The payment of such dividends by the subsidiary banks and the ability of the banks to loan or advance funds to the Parent Company are subject to certain statutory limitations which contemplate that the current year earnings and earnings retained for the two preceding years may be paid to the Parent Company without regulatory approval. As of December 31, 2001, the aggregate amount of unrestricted funds which could be transferred from the Company's subsidiaries to the Parent Company, without prior regulatory approval, totaled $14,116,000 or 15.9% of the consolidated net assets.

         Financial information for the Parent Company follows:


         UNION BANKSHARES CORPORATION ("PARENT COMPANY ONLY")
         BALANCE SHEETS
         DECEMBER 31, 2001 AND 2000
         (dollars in thousands)

                                                              2001       2000
                                                            --------   --------
         Assets:
            Cash                                            $  1,938   $  1,050
            Securities available for sale                        320        235
            Premises and equipment, net                        2,988      3,342
            Other assets                                       1,126      1,729
            Investment in subsidiaries                        86,025     77,287
                                                            --------   --------
               Total assets                                 $ 92,397   $ 83,643
                                                            ========   ========

         Liabilities and Stockholders' Equity:
            Long-term debt                                  $  2,856   $  4,998
            Other liabilities                                    562        293
                                                            --------   --------
               Total liabilities                               3,418      5,291
                                                            --------   --------
            Common stock                                      15,052     15,033
            Surplus                                              446        403
            Retained earnings                                 71,419     63,201
            Accumulated other comprehensive income (loss)      2,062       (285)
                                                            --------   --------
               Total stockholders' equity                     88,979     78,352
                                                            --------   --------
            Total liabilities and stockholders' equity      $ 92,397   $ 83,643
                                                            ========   ========

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


         CONDENSED STATEMENTS OF INCOME
         YEARS ENDED DECEMBER 31, 2001, 2000 and 1999
         (dollars in thousands)                                        2001         2000         1999
                                                                    ---------    ---------    ---------
         Income:
            Interest income                                         $       7    $       7    $       9
            Dividends received from subsidiaries                        5,739        2,827        5,488
            Management fee received from subsidiaries                   6,619        6,067           --
            Equity in undistributed net income of subsidiaries          6,154        5,560        2,402
            Other income                                                  105           31          626
                                                                    ---------    ---------    ---------
               Total income                                            18,624       14,492        8,525
                                                                    ---------    ---------    ---------

         Expense:
            Interest expense                                              247          412          305
            Operating expenses                                          6,698        6,480        1,946
                                                                    ---------    ---------    ---------
               Total expense                                            6,945        6,892        2,251
                                                                    ---------    ---------    ---------
         Net income                                                 $  11,679    $   7,600    $   6,274
                                                                    =========    =========    =========


         CONDENSED STATEMENTS OF CASH FLOWS
         YEARS ENDED DECEMBER 31, 2001, 2000 and 1999
         (dollars in thousands)                                        2001         2000         1999
                                                                    ---------    ---------    ---------
         Operating activities:
            Net income                                              $  11,679    $   7,600    $   6,274
            Adjustments to reconcile net income to net cash
               provided by operating activities:
               Equity in undistributed net income of subsidiaries      (6,154)      (5,560)      (2,402)
               Decrease in other assets                                   603        1,433          913
               Other, net                                                 970          765       (1,038)
                                                                    ---------    ---------    ---------
                  Net cash provided by operating activities             7,098        4,238        3,747
                                                                    ---------    ---------    ---------
         Investing activities:
            Purchase of securities                                       (162)         (61)         (89)
            Proceeds from sales of securities                              87          138           38
            Purchase of equipment                                        (338)        (166)        (691)
            Increase in investment in subsidiary                           --           --       (4,000)
            Decrease in investment in subsidiary                           --           --           83
                                                                    ---------    ---------    ---------
                  Net cash used in investing activities                  (413)         (89)      (4,659)
                                                                    ---------    ---------    ---------
         Financing activities:
            Net increase in borrowings                                     --        3,498        4,000
            Repayment of long-term borrowings                          (2,142)      (3,865)        (255)
            Cash dividends paid                                        (3,461)      (3,002)      (2,994)
            Issuance of common stock under plans                          403          379          341
            Repurchase of common stock under plans                       (597)        (330)      (1,915)
                                                                    ---------    ---------    ---------
                  Net cash used in financing activities                (5,797)      (3,320)        (823)
                                                                    ---------    ---------    ---------
         Increase (decrease) in cash and cash equivalents                 888          829       (1,735)
         Cash and cash equivalents at beginning of year                 1,050          221        1,956
                                                                    ---------    ---------    ---------
         Cash and cash equivalents at end of year                   $   1,938    $   1,050    $     221
                                                                    =========    =========    =========

               UNION BANKSHARES CORPORATION o ANNUAL REPORT 2001


17       SEGMENT REPORTING

         Union Bankshares Corporation has two reportable segments: traditional full service community banks and a mortgage loan origination business. The community bank business includes four banks which provide loan, deposit, investment and trust services to retail and commercial customers throughout their locations in Virginia. The mortgage segment provides a variety of mortgage loan products principally in Virginia and Maryland. These loans are originated and sold primarily in the secondary market through purchase commitments from investors which subject the company to only de minimis risk.

         Profit and loss is measured by net income after taxes including realized gains and losses on the Company's investment portfolio. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment transactions are recorded at cost and eliminated as part of the consolidation process.

         Both of the Company's reportable segments are service based. The mortgage business is a fee based business while the banks are driven principally by net interest income. The banks provide a distribution and referral network through their customers for the mortgage loan origination business. The mortgage segment offers a more specialized and limited network for the banks, due largely to the minimal degree of overlapping geographic markets.

         The community bank segment provides the mortgage segment with the short term funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest at the 3 month libor rate. These transactions are eliminated in the consolidation process. A management fee for back office support services is charged to all subsidiaries and eliminated in the consolidation totals.

         Information about reportable segments and reconciliation of such information to the consolidated financial statements for the years ended December 31, 2001 and 2000 follows:


2001
----
                                               COMMUNITY                                CONSOLIDATED
(dollars in thousands)                           BANKS        MORTGAGE     ELIMINATION     TOTALS
                                               ----------    ----------    ----------    ----------
         Net interest income                   $   32,416    $      677    $       --    $   33,093
         Provision for loan losses                  2,126            --            --         2,126
                                               ----------    ----------    ----------    ----------
         Net interest income after provision
            for loan losses                        30,290           677            --        30,967
         Noninterest income                         7,403         8,859          (170)       16,092
         Noninterest expenses                      24,882         7,735          (170)       32,447
                                               ----------    ----------    ----------    ----------
         Income before income taxes                12,811         1,801            --        14,612
         Income tax expense                         2,321           612            --         2,933
                                               ----------    ----------    ----------    ----------

         Net income                            $   10,490    $    1,189    $       --    $   11,679
                                               ==========    ==========    ==========    ==========

         Total assets                          $  984,247    $   45,656    $  (46,806)   $  983,097
                                               ==========    ==========    ==========    ==========

         Capitalized expenditures              $    1,561    $       73            --    $    1,634
                                               ==========    ==========    ==========    ==========


2000
----
                                               COMMUNITY                                CONSOLIDATED
(dollars in thousands)                           BANKS        MORTGAGE     ELIMINATION     TOTALS
                                               ----------    ----------    ----------    ----------
         Net interest income                   $   31,196    $      141    $       --    $   31,337
         Provision for loan losses                  2,101            --            --         2,101
                                               ----------    ----------    ----------    ----------
         Net interest income after provision
            for loan losses                        29,095           141                      29,236
         Noninterest income                         6,656         5,516          (161)       12,011
         Noninterest expenses                      24,460         8,125          (161)       32,424
                                               ----------    ----------    ----------    ----------
         Income (loss) before income taxes         11,291        (2,468)           --         8,823
         Income tax expense (benefit)               2,072          (849)           --         1,223
                                               ----------    ----------    ----------    ----------

         Net income (loss)                     $    9,219    $   (1,619)   $       --    $    7,600
                                               ==========    ==========    ==========    ==========

         Total assets                          $  885,009    $   17,584    $  (20,632)   $  881,961
                                               ==========    ==========    ==========    ==========

         Capitalized expenditures              $    1,342    $      101            --    $    1,443
                                               ==========    ==========    ==========    ==========

        "ENHANCING SHAREHOLDER VALUE THROUGH EXEMPLARY CUSTOMER SERVICE."


STOCKHOLDER INFORMATION


CORPORATE HEADQUARTERS

Union Bankshares Corporation
P.O. Box 446
212 North Main Street
Bowling Green, Virginia 22427-0446
Phone:(804) 633-5031
Fax: (804) 633-1800
Website: www.ubsh.com


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 6:00 p.m. on Tuesday, April 16, 2002, at the Richmond County Elementary School, Warsaw, Virginia. All shareholders are cordially invited to attend.


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

There were 7,525,912, shares of stock outstanding on December 31, 2001, held by 2,264 shareholders of record. The most recent trades at February 14, 2002 were $20.62 per share which compares to a year earlier trading price of $12.25.

The following schedule summarizes the high and low sales prices and dividends declared for the two years ended December 31, 2001.

                                                                   DIVIDENDS
                                MARKET VALUES                      DECLARED
                  ----------------------------------------    ------------------
                         2001                  2000             2001       2000
                  ------------------    ------------------    -------    -------
                   HIGH        LOW       HIGH        LOW
                  -------    -------    -------    -------
First Quarter     $ 19.50    $ 10.19    $ 14.75    $  8.75    $    --    $    --

Second Quarter      16.88      11.50      12.37      10.25       0.22       0.20

Third Quarter       17.40      14.19      11.62       8.62         --         --

Fourth Quarter      17.20      15.05      10.75       9.00       0.24       0.20
                                                              -------    -------

                                                              $  0.46    $  0.40
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


INDEPENDENT AUDITORS

Yount, Hyde & Barbour, P.C.
50 South Cameron Street
Winchester, VA 22601


TRANSFER AGENT

Shareholders requiring information on stock transfer requirements, lost certificates, dividends and other shareholder matters should contact our transfer agent:

        Registrar and Transfer Company
        10 Commerce Drive
        Cranford, NJ 07016-3572
        (800) 368-5948
        e-mail: info@rtco.com
        web site: www.rtco.com

                                UNION BANKSHARES
                                   CORPORATION

                                  P.O. Box 446

                             212 North Main Street

                            Bowling Green, Virginia
                                   22427-0446

                             Phone: (804) 633-5031

                                  www.ubsh.com